As filed with the Securities and Exchange Commission on August 7, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Owens Corning (Reorganized) Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3290	43-2109021
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway

Toledo, OH 43659

(419) 248-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen K. Krull

Senior Vice President, General Counsel and Secretary

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

(419) 248-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)

With a copy to:

Larry A. Barden

Lisa J. Reategui

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

(312) 853-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share			$3,843,000,000	$411,201

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

(NOT PART OF THE PROSPECTUS)

This registration statement relates to the proposed resale of common stock of Owens Corning (Reorganized) Inc., a Delaware corporation, by the selling stockholders to be set forth herein. On October 5, 2000, Owens Corning, a Delaware corporation, which we refer to as OCD, and certain of its subsidiaries, who we refer to, along with OCD, as the Debtors, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, which we refer to as the USBC. On May 10, 2006, OCD and its major creditor constituencies entered into a settlement term sheet outlining the principal terms of a proposed plan of reorganization. Consistent with the terms of this settlement term sheet, on July 10, 2006, the Debtors filed a proposed Sixth Amended Joint Plan of Reorganization (as Modified) with the USBC incorporating the terms of the settlement agreement. We refer to the Sixth Amended Joint Plan of Reorganization (as Modified), as subsequently amended or modified, as the Plan. Under the proposed Plan and the transactions contemplated therein, certain creditors of OCD will be issued Owens Corning (Reorganized) Inc. common stock and/or rights entitling the holders thereof to purchase Owens Corning (Reorganized) Inc. common stock. Owens Corning (Reorganized) Inc. has agreed to register for resale, effective as of the effective date of the Plan, certain shares for the selling stockholders to be set forth herein.

The Plan contemplates that Owens Corning (Reorganized) Inc. will ultimately serve as the parent holding company for OCD after its emergence. Owens Corning (Reorganized) Inc. was initially formed as a wholly-owned subsidiary of OCD. Owens Corning (Reorganized) Inc. has not conducted operations to date. As part of the Debtors’ emergence from bankruptcy, the existing outstanding capital stock of OCD will be cancelled and shares of Owens Corning (Reorganized) Inc. will be issued to the parties entitled thereto under the Plan. As part of a concurrent transaction, Owens Corning (Reorganized) Inc. will become the ultimate parent company of OCD and OCD’s current subsidiaries. The timing of this restructuring is dependent upon the date the Plan becomes effective. Since Owens Corning (Reorganized) Inc. will seek to have this registration statement become effective concurrently with the effectiveness of the Plan, this registration statement is drafted in many respects as though the restructuring has already taken place. Therefore, except as otherwise noted or suggested by the context, all information contained in this registration statement relates to Owens Corning (Reorganized) Inc. and its subsidiaries following the effectiveness of, and after giving effect to the other transactions contemplated by, the Plan, including the restructuring transactions that will cause Owens Corning (Reorganized) Inc. to be the ultimate parent of OCD.

In addition, the financial information set forth in this registration statement reflects the historical consolidated results of operations and financial condition of OCD for the periods presented. That financial information does not reflect, among other things, any effects of the transactions contemplated by the Plan or any fresh-start accounting, which Owens Corning (Reorganized) Inc. contemplates adopting upon OCD’s emergence from bankruptcy. Thus, such financial information may not be representative of Owens Corning (Reorganized) Inc.’s performance or financial condition after the effective date of the Plan.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2006

Prospectus

Owens Corning (Reorganized) Inc.

[•] Shares of Common Stock

This prospectus relates to up to [•] shares of Owens Corning (Reorganized) Inc. common stock, par value $0.01 per share, which we sometimes refer to as our common stock or Reorganized Owens Corning common stock, which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders” beginning on page [•], whom we refer to as the selling stockholders. The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts a selling stockholder may offer these shares of common stock for sale. The selling stockholders may sell all, some or none of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders.

Prior to the date of this prospectus, there has been no public market for our common stock. We have applied to list our common stock for trading on the New York Stock Exchange under the symbol “OC.”

Investing in our common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The selling stockholders may offer and sell, from time to time, an aggregate of up to [•] shares of common stock under this prospectus. In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling our common stock. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision.

The selling stockholders named herein acquired their shares in accordance with the Sixth Amended Joint Plan of Reorganization (as Modified) filed by OCD, as referred to below, and certain of its subsidiaries, as the Debtors, pursuant to Chapter 11 of the United States Bankruptcy Code. Such Sixth Amended Joint Plan of Reorganization (as Modified), which we refer to as the Plan, is more fully described herein. We agreed to register for resale, effective as of the effective date of the Plan, the shares of our common stock owned or expected to be owned as of the date of this prospectus by the selling stockholders set forth herein.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement.

In connection with the Plan, the Debtors were required to prepare projected financial information to demonstrate to the United States Bankruptcy Court, which we refer to as the USBC, the feasibility of the Plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. These projections are not part of this prospectus and should not be relied upon in connection with any offering of our common stock. The projections were not prepared for the purpose of any offering of our common stock and have not been, and may not be, updated on an ongoing basis. The projections reflected numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed under “Risk Factors” in this prospectus. Our actual results will vary from those contemplated by the projections and the variations may be material. As a result, you should not rely upon the projections in deciding whether to invest in our common stock.

The selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus.

In this prospectus, unless otherwise expressly set forth or as the context otherwise indicates:

•	The term OCD refers to Owens Corning, a Delaware corporation, prior to its emergence from bankruptcy.

•	The terms Owens Corning, Reorganized Owens Corning, the Company, “we”, “our”, “ours” and “us” refer to Owens Corning (Reorganized) Inc., a Delaware corporation and its subsidiaries, after OCD’s emergence from bankruptcy.

As part of OCD’s emergence from bankruptcy, it is contemplated that Owens Corning (Reorganized) Inc. will change its name to “Owens Corning” and that OCD, which will become a wholly-owned subsidiary of Owens Corning (Reorganized) Inc., will convert into a Delaware limited liability company and change its name to “Owens Corning Sales, LLC.”

i

Owens Corning (Reorganized) Inc. has been formed to serve as the parent holding company for OCD and its subsidiaries after emergence from bankruptcy. As of the date of this prospectus, Owens Corning (Reorganized) Inc. has not conducted any business operations. Accordingly, unless otherwise noted or suggested by context, all historical financial information and accompanying financial statements and corresponding notes, as contained in this prospectus, reflect the actual historical consolidated results of operations and financial condition of OCD for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of “fresh-start” accounting. Thus, such financial information may not be representative of our performance or financial condition after the effective date of the plan. Because OCD will become a wholly-owned subsidiary of Owens Corning (Reorganized) Inc. upon the effectiveness of the Plan and Owens Corning (Reorganized) Inc. will continue to own and operate, directly and indirectly, the same business as OCD owned and operated prior to emergence from bankruptcy, references herein to “our” historical consolidated financial information (or data derived therefrom) should be read to refer to the historical financial information of OCD.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information, including the financial statements and related notes, appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

Our Company

Overview

Founded in 1938 and headquartered in Toledo, Ohio, Owens Corning is a market leading global producer of residential and commercial building materials and glass fiber materials for composite systems. We operate within two general product categories: building materials, which includes our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services reportable segments, and composites, which includes our Composite Solutions reportable segment. Through these lines of business, we manufacture and sell products primarily in the United States, Canada, Europe, Asia Pacific and Latin America, and we maintain leading market positions in all of our major product categories.

On October 5, 2000, OCD and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code to resolve asbestos claims against OCD and certain of its subsidiaries in a fair and equitable manner and protect the long-term value of OCD’s business. We expect to satisfy the conditions of our plan of reorganization and anticipate emerging from bankruptcy in the fourth quarter of 2006, with our asbestos related liabilities fully addressed through such plan of reorganization.

Owens Corning’s net sales, after intercompany eliminations, have grown from $4.87 billion in 2002 to $6.32 billion in 2005. For the six months ended June 30, 2006, Owens Corning’s net sales were $3.32 billion, after intercompany eliminations.

Insulating Systems

Owens Corning is North America’s largest producer of residential, commercial and industrial insulation, and the second-largest producer of extruded polystyrene foam insulation. The Company’s residential insulating systems help our customers conserve energy, provide improved acoustical performance and offer convenience of installation and use, making them a preferred product for new home construction and remodeling. Owens Corning also sells energy efficient flexible duct media for residential applications, fiberglass hot and cold pipe insulation, and metal building insulation for commercial and industrial uses. Our foam insulation products are used in above and below grade construction applications. We sell our insulation products primarily to insulation installers, home centers, lumberyards, retailers and distributors. We sell our insulation products under well recognized brand names and trademarks such as Owens Corning PINK FIBERGLAS® Insulation.

We make extensive use of the PINK trademark and the Pink Panther character in the marketing of our products. We believe our PINK trademark and the Pink Panther character, which we have exclusive rights to use in our markets, are some of the most widely recognized marks in the building products industry.

Demand for Owens Corning’s products is driven by new residential construction, remodeling and repair activity, commercial and industrial construction activity, product substitution, increasingly stringent building codes and energy efficiency concerns. We focus our research and development efforts on improving performance characteristics. Our marketing efforts are designed to create demand for our products by promoting awareness of the Energy Policy Act, supporting enhanced building codes, and encouraging noise-control improvements, product conversions and substitutions.

Our Insulating Systems segment net sales before intercompany eliminations in 2005 were $1.98 billion, which represented 30.3% of our 2005 net sales before intercompany eliminations. In 2005, the Insulating Systems segment reported income from operations of $424 million.

Roofing and Asphalt

Owens Corning’s Roofing and Asphalt business is the largest producer in the United States of asphalt roofing shingles and industrial, specialty and roofing asphalts. Our products include both laminate and strip shingles as well as oxidized asphalt, which is used in our own manufacturing and sold to third-party customers for use in asphalt shingle manufacturing, commercial roofing, water proofing and industrial and specialty applications. The Owens Corning brand is among the best recognized brands in the market. Owens Corning’s flexible production capacity for producing asphalt roofing shingles has allowed the Company to take advantage of an industry shift towards laminate shingles in recent years. The Company has been able to meet growing demand for longer lasting, aesthetically attractive laminate products with modest capital investment.

We operate a network of 15 roofing plants located in close proximity to major roofing markets and its customers, which allows the Company to minimize shipping and distribution costs and maintain our profitability. The Company sells laminate and strip shingles and roofing accessories through home centers, lumberyards, retailers, distributors and contractors. We utilize asphalt products internally to manufacture residential roofing products and also sell asphalt in bulk to other roofing manufacturers. Owens Corning sells packaged asphalt under the Trumbull brand to roofing contractors and distributors for Built-Up Roofing Asphalt systems and to manufacturers in a variety of other industries, including automotive, chemical, rubber and construction.

Our Roofing and Asphalt segment net sales before intercompany eliminations in 2005 were $1.81 billion, which represented 27.7% of our 2005 net sales before intercompany eliminations. In 2005, the Roofing and Asphalt segment reported income from operations of $139 million.

Other Building Materials and Services

Our Other Building Materials and Services segment is comprised of vinyl siding, manufactured stone veneer products, construction services and franchising, and distribution of other building products not manufactured by Owens Corning.

Owens Corning is North America’s second-largest manufacturer of vinyl siding, which we sell primarily under the Owens Corning, Norandex®/Reynolds and Vytec® brands. Our vinyl siding products are sold through our Norandex®/Reynolds distribution centers as well as through home centers, lumberyards, retailers, distributors and contractors. The Company also distributes other exterior building products such as windows, doors, shutters, aluminum trim coil, gutters/downspouts, and other siding materials through our national network of 165 distribution centers. The vinyl siding market is split almost evenly between new residential construction and repair and remodeling activity.

Owens Corning is North America’s largest manufacturer of manufactured stone veneer products, which we primarily sell under the Cultured Stone® brand name. Cultured Stone replicates the texture and colors of natural stone while offering improved features such as reduced weight, ease of installation and cost efficiency. Demand for Cultured Stone is driven by its increasing use in new residential construction and repair and remodeling activity as a result of changing consumer preferences. Our stone veneer products are sold through contractors, retailers, home centers and distributors.

Owens Corning’s Construction Services division provides builders, “Big Box” retailers and homeowners with innovative service and products in the remodeling and new construction industries. Construction Services consists of two businesses: Owens Corning HOMExperts and Owens Corning Franchising.

Owens Corning HOMExperts provides builders in 26 U.S. markets with a complete suite of pre- and post-home sale closing services that are designed to enhance the home buying experience for purchasers of homes. These services include prep and detail services prior to move in and warranty and installation services following move in. Owens Corning HOMExperts programs help builders and retailers increase customer satisfaction, create higher customer loyalty and improve profitability.

The Owens Corning Franchising business offers remodeling solutions for the home, such as basement finishing systems and sunrooms. The franchise model has been employed to enable the business to grow quickly, with a low capital investment, and to enable the business to partner with some of the most notable remodelers in the building materials industry. Over the past six years, the franchise business has grown from offering one product, basement finishing systems, in two territories to 27 franchisees selling four distinct products in nearly one hundred territories in the U.S.

Our Other Building Materials and Services segment net sales before intercompany eliminations in 2005 were $1.23 billion, which represented 19.0% of our 2005 net sales before intercompany eliminations. In 2005, the Other Building Materials and Services segment reported income from operations of $17 million.

Composite Solutions

Our Composite Solutions segment is the world’s largest producer of glass fiber materials used in composites. Our products are sold to customers in the United States, Canada, Europe, Latin America and Asia Pacific. In addition to providing basic glass reinforcement materials, Composite Solutions also fabricates specialized composite systems that are designed for a particular end-use application, each of which entail a material, a proprietary process or a fully assembled part or system. Our Composite Solutions business provides integral solutions to selected strategic markets and end-users, such as the automotive, transportation, industrial, infrastructure, building products and consumer markets.

Within the building and construction market, our Composite Solutions segment sells glass fiber and/or mat directly to a small number of major shingle manufacturers, including Owens Corning’s own roofing business. Our glass fiber is also used in tubs, showers and other related internal building components. Composite Solutions products are also used in automotive applications, including body panels, door modules, integrated front-end systems, instrument panels, chassis and underbody components and systems, pick-up truck beds, and heat and noise shields. Non-automotive transportation applications include heavy truck components, rail cars, shipping containers, refrigerated containers, trailers and commercial ships. We also provide materials for use in thousands of applications within the consumer, industrial and infrastructure markets, which include sporting goods and marine applications.

Our Composite Solutions segment net sales before intercompany eliminations in 2005 were $1.50 billion, which represented 23.0% of our 2005 net sales before intercompany eliminations. In 2005, the Composite Solutions segment reported income from operations of $139 million.

Industry Overview

Building Materials

Demand for our products is primarily affected by the level of new residential and commercial construction and the level of residential improvement and repair activity.

The level of residential housing starts has experienced a period of unprecedented growth over the past ten years. Based on data from the U.S. Census Bureau, new housing starts grew at a compound annual growth rate of 4.7% from 1995 through 2005, and grew at a compound annual growth rate of 6.5% from 2001 through 2005. New housing starts were reported to have declined approximately 4% during the first six months of 2006 as compared to the first six months of 2005.

Growth in residential improvements and non-residential construction is expected to continue to drive demand for construction materials. The aging housing stock is helping to drive growth in residential improvements and repair activity, which is typically less cyclical than new residential construction activity. According to the U.S. Census Bureau:

•	total residential improvement and repair expenditures in 2005 were estimated to be $215 billion; and

•	residential improvements grew at a compound annual growth rate of 8.0% from 2001 through 2005.

Insulating Systems

Demand for insulation products is mainly driven by new residential and commercial construction and residential repair and remodeling markets, product substitution and increasingly stringent building codes. Fiberglass and foam products comprise the majority of the insulation market, and Owens Corning sells both types of insulation. We believe that the consumer’s desire to conserve energy in the face of rising energy costs and more stringent building codes will positively impact demand in the new residential and commercial construction and residential repair and remodeling markets.

Roofing and Asphalt

Demand for Roofing and Asphalt products is generally driven by residential repair and remodeling activity, rather than by the new construction market. As a result, the residential roofing industry tends to be less cyclical than other building product categories. Each region of the United States has a different average roof life, due to seasonal weather patterns, but on average a roof needs to be replaced approximately every 19 years. Areas with a large amount of sun exposure typically have the shortest roof life, but exposure to rain, wind, snow and ice all take their toll on the life expectancy of a roof as well. Roof damage related to adverse weather, such as hurricanes and hail, can cause significant temporary spikes in demand. The roofing industry tends to be less sensitive to the building cycles than other building product categories.

Other Building Materials and Services

Demand for products and services offered by our Other Building Materials and Services segment is primarily driven by new residential and residential repair and remodeling markets. Manufactured stone veneer products have experienced strong demand driven by customer preferences, which demand is expected to continue as cultured stone increases its penetration into cladding applications. Vinyl siding has experienced relatively flat demand due to competition from vinyl siding alternatives. The construction services and franchising markets have and are expected to produce opportunities for growth in this segment.

Composite Solutions

Demand for composites is driven by general global economic activity and, more specifically, by the replacement of traditional materials like aluminum, wood and steel with composites that offer lighter weight and improved strength. Owens Corning’s composites are used in thousands of applications within the automotive, transportation, industrial, infrastructure, building products and consumer markets. The Company believes glass-reinforced composite materials demand is growing at a rate greater than 5% per year.

Owens Corning Competitive Strengths

Owens Corning is focused on leveraging its following competitive strengths to enhance its position as a global company with market-leading businesses.

•	Market leadership in major businesses. We believe that we maintain leading market share positions within all of our major product categories, including the number one market position in North America in residential insulation, commercial and industrial insulation, residential shingles, roofing asphalts and manufactured stone veneer and the number one position worldwide in glass fibers.

•	Strong and recognizable brands. We believe our products are differentiated in the marketplace by some of the most widely recognized tradenames and trademarks in the building products industry, and we emphasize our brands extensively in the marketing of our products. Primary among them are our Owens Corning logo, the color PINK and the Pink Panther character. Through continuous and extensive use of the color PINK since 1956, Owens Corning became the first owner of a single color trademark registration in the United States. Consumers also recognize our products through our extensive and prominent use of the Pink Panther character. For over 25 years, Owens Corning has licensed from MGM (the owner of the Pink Panther character) the exclusive right to use the Pink Panther in all of our major market segments, including building materials. Other of our well recognized brand names and trademarks, which we believe have developed strong brand equity with our customers include Owens Corning and Cultured Stone®.

•	Customer service and relationships. Owens Corning has developed extensive and long-standing customer relationships by focusing on providing significant customer service, delivering the right products, through the right channels at the right price. We believe this enhances our competitive position, has enabled us to develop mutually beneficial relationships and has positioned us well to service the homecenter and direct builder channels, which are some of the fastest growing channels in the industry. We are often our customers’ largest supplier within our product categories.

•	Varied end markets and customers. Our business mix and diversity of customers mitigate our exposure to any one end market cycle and changes in our customer base. The three reportable segments comprising our building materials product category sell products primarily throughout the U.S. and Canada, with a growing presence in Asia Pacific and Mexico, while our Composite Solutions business sells product primarily throughout the U.S., Canada, Europe, Latin America and Asia Pacific. Within the building materials product category, our direct sales into the U.S. new residential construction, U.S. residential repair and remodeling and U.S. commercial construction segments represented 33%, 33% and 18% of 2005 sales, respectively. We also have indirect sales into these markets through our Composite Solutions business. Our largest customer comprised approximately 5% of our net sales and our top 10 customers accounted for approximately 22% of net sales in 2005.

•	Strong financial position and cash flow generation. OCD’s bankruptcy proceedings have enabled us to permanently resolve all exposure to asbestos liability and to emerge from bankruptcy with a strong balance sheet and expected investment grade credit ratings from both Moody’s and S&P. As a result of the substantial net operating losses created through our emergence process, we expect to pay little, if any, U.S. Federal income taxes for an estimated 5 to 7 years.

•	Cost-competitive asset base. We believe that our manufacturing and distribution assets are competitive on a delivered cost basis. We continued to make maintenance and discretionary capital investments in the asset base since filing for bankruptcy and have invested $728 million in this asset base from 2003 through 2005. Our manufacturing assets are generally located close to our end customers and are complemented by an extensive distribution network, providing us the ability to service our customers on a cost competitive basis.

•	Proven management team with deep industry expertise and proven track record. We have attracted and retained a strong senior executive team supported by a team of experienced and accomplished functional managers. Our senior management team averages more than 16 years of experience at Owens Corning. Under this management team, we enhanced our income from operations, excluding the significant items (provision for asbestos litigation claims, Chapter 11 related reorganization items, restructuring and other charges or credits) impacting year over year comparability of reported income from operations, from $381 million in 2003 to $551 million in 2005, while improving our safety record, as measured by the reduction of the recordable incident rate, as defined by OSHA, which decreased from 5.61 in 2002 to 2.01 in 2005.

Owens Corning Business Strategy

The leadership of Owens Corning develops strategic and operating plans based on our stated purpose of delivering solutions, transforming markets and enhancing lives. The following fundamental business strategies frame the Company’s operating philosophy and are expected to contribute to Owens Corning’s future success:

•	Emphasize an unconditional commitment to safety. It is the view of Owens Corning that all accidents are preventable and that safety is everyone’s responsibility. Working safely is a condition of employment at Owens Corning. Our goal: zero injuries. We believe that this focus on safety improves our manufacturing processes, reduces our costs and enhances our reputation in the market.

•	Develop and maintain market-leading businesses. We believe that developing and maintaining a leadership position in the businesses in which Owens Corning chooses to operate serves as the catalyst for growth and best-in-class performance. Market leadership is a by-product of providing customer-satisfying products, consistent service, geographic reach and innovation. We will continue to pursue organic growth opportunities by focusing on underpenetrated categories, markets and geographies, and by leveraging our brand reputation, manufacturing and distribution assets and customer relationships.

•	Continue to focus on customer needs. Owens Corning understands that it will grow and prosper only when its customers grow and prosper. That is why Owens Corning is committed to delivering the right products, through the right channels at the right price — every time.

•	Improve productivity. Owens Corning seeks to eliminate waste, which we define as any effort that does not deliver value to our customers. We have trained our employees to identify waste and empower our employees to eliminate waste. Establishing and maintaining world-class levels of performance requires the continuous and systematic elimination of waste throughout the Company. Waste elimination drives productivity, which increases our margins.

•	Focus on providing solutions and innovation. New product innovation that is focused on our customers’ evolving needs has been and will continue to be important to the growth and success of Owens Corning. Within our building materials product category, we strive to improve the performance characteristics, including products that improve energy efficiency, that will help create stronger demand and develop new product categories to grow into adjacent product categories. Within our Composite Solutions segment, we work with our customers to fabricate more specialized and sometimes proprietary solutions to meet and exceed their evolving needs.

•	Capitalize on the energy efficiency opportunity. Energy efficiency has never been a more critical global need nor a more significant opportunity for Owens Corning. For more than 65 years, Owens Corning PINK FIBERGLAS® Insulation has been synonymous with energy efficiency. We believe that demand for products that lead to energy efficiency and lower energy costs will continue to grow around the world, in both developed and emerging markets. Owens Corning is focused on continuing to deliver energy-saving solutions.

•	Grow through acquisitions. We intend to explore acquisitions of companies in complementary lines of businesses, markets and geographies to enhance our competitive position, offer additional solutions to our customers and create revenue and cost synergies.

•	Promote environmental and product stewardship. Owens Corning believes that a company’s role in protecting the global environment and producing safe and effective products is important to shaping a company’s reputation in the industry and among consumers. We are committed to reducing our impact on the environment and to complying with all environmental laws and regulations applicable to our operations. We also maintain a strong product stewardship function designed to ensure that the products we sell are safe and perform as intended.

Chapter 11 Reorganization

Disposition of Obligations

On July 10, 2006, OCD and certain of its subsidiaries, which we refer to as the Debtors, filed a proposed Sixth Amended Joint Plan of Reorganization (as Modified) with the USBC. As part of the Plan, a trust, which we refer to as the Asbestos Trust, will be created and funded by OCD, and all qualifying holders of present and future asbestos personal injury claims will be paid from that trust. The Plan also contains an injunction channeling asbestos personal injury claims to the Asbestos Trust and precluding any individual or entity from bringing asbestos personal injury claims against the parties protected by the terms of the Plan. On the effective date of the Plan, which we refer to as the Effective Date, among other things:

•	the Asbestos Trust will be funded with an approximate aggregate amount of $2.741 billion, with $1.25 billion from cash, $1.318 billion paid from funds held in the Fibreboard Settlement Trust, and approximately $173 million paid from funds held in certain administrative and insurance escrows and other restricted cash

•	we will pay $2.423 billion of cash to holders of claims relating to OCD’s pre-petition bank facility, which will pay such claims in full, including post-petition interest

•	holders of OCD’s pre-petition bonds will receive 27.0 million shares of our common stock

•	non-bondholder senior and junior creditors of the various Debtors will receive an aggregate of approximately $284 million in cash

•	holders of OCD common stock will receive warrants to obtain 5% of the fully diluted amount of our common stock at a strike price of $45.25 per share, and

•	holders of certain subordinated claims will receive warrants to obtain 11.167% of the fully diluted amount of our common stock at a strike price of $43.00 per share.

As described in “The Reorganization - Contingent Note and Contingent Shares”, the Plan also provides for the Asbestos Trust to receive cash and shares depending upon the outcome of legislation, known as the Fairness in Asbestos Injury Resolution Act of 2006, or FAIR Act, that is currently pending before the U.S. Congress. If the FAIR Act has not been enacted into law on or before the tenth day after the conclusion of the current 109th Congress, which date we refer to as the Trigger Date, or the FAIR Act is enacted into law on or before the Trigger Date and is subject to constitutional challenge on or prior to March 31, 2007 and such challenge is successful, then the Asbestos Trust shall receive:

•	payment from us of $1.390 billion in cash, plus 7% simple interest from the Effective Date to the payment date, which contingent payment right is evidenced by a promissory note which we refer to as the Contingent Note, plus

•	the issuance and delivery of 28.2 million shares of our common stock that will be reserved for such purpose on the Effective Date, which shares we refer to as the Contingent Shares.

If the Contingent Shares are issued to the Asbestos Trust, each investment firm, which we collectively refer to as the Investment Firms, that entered into individual agreements, which we collectively refer to as the Collar Agreements, shall be obligated under certain put rights and have certain call rights under the Collar Agreements with respect to each of the Contingent Shares issued to the Asbestos Trust. See “The Reorganization - Contingent Note and Contingent Shares” and “Certain Transactions – Put/Call Arrangements.” If the FAIR Act is enacted into law on or prior to the Trigger Date, and is not subject to a constitutional challenge to its validity on or before March 31, 2007, or is challenged on or before March 31, 2007 but such challenge is unsuccessful, the $1.390 billion payment will not vest with the Asbestos Trust and the 28.2 million Contingent Shares will not be issued to the Asbestos Trust. Additionally, if the 28.2 million Contingent Shares are not issued and delivered to the Asbestos Trust, the holders of OCD common stock will be entitled to exchange (without any further consideration) the warrants received pursuant to the Plan for shares of our common stock representing 14.75% of the fully diluted amount of our common stock and holders of certain subordinated claims will be entitled to exchange (without any further consideration) the warrants received pursuant to the Plan for shares of our common stock representing 6.142% of the fully diluted amount of our common stock. If the FAIR Act is enacted on or before the Trigger Date, but is subject to constitutional challenge to its validity on or before March 31, 2007, the contingent payments will be suspended until the legislation is resolved by a final judgment.

As part of incentive arrangements approved as part of the Plan, certain directors and employees of the Company will receive an aggregate of 3.3 million shares of our common stock.

Sources of Financing

Pursuant to the Plan and an order of the USBC, OCD will initiate a rights offering, which we refer to as the Rights Offering, whereby holders of certain claims against OCD will be offered the right to purchase up to their pro rata share of 72.9 million shares of Reorganized Owens Corning common stock at a purchase price of $30.00 per share. Please see “The Reorganization - Rights Offering” for more information on the Rights Offering. In connection with the Rights Offering, OCD entered into an Equity Commitment Agreement with J.P. Morgan Securities Inc., which we refer to as the Equity Commitment Agreement, to purchase from us, at $30.00 per share, any of the 72.9 million shares of our common stock offered pursuant to the Rights Offering that are not subscribed for and issued pursuant to the Rights Offering. In connection with the Equity Commitment Agreement, J.P. Morgan Securities Inc. entered into a syndication agreement with various other financial institutions, which we refer to, along with J.P. Morgan Securities Inc., as the Backstop Purchasers, whereby each Backstop Purchaser agreed to purchase its pro rata share of any shares purchased under the Equity Commitment Agreement by J.P. Morgan Securities Inc. Please see “The Reorganization - Equity Commitment Agreement” for a more detailed description of the Equity Commitment Agreement.

As provided in the Plan, OCD will, on or prior to the Effective Date, enter into a credit agreement with various lending institutions, providing for the creation of certain senior credit facilities consisting of:

•	a $1.0 billion revolving credit facility, which we refer to as the Revolver; and

•	a $1.4 billion delayed draw term loan, which we refer to as the Term Loan.

Pursuant to the Plan, OCD has also reserved the right to conduct offerings for senior debt prior to or after the Effective Date. It is expected that proceeds of any senior debt offering will be used to reduce amounts borrowed under these credit facilities such that the total amount outstanding under any senior notes and these credit facilities will not exceed approximately $1.8 billion.

Proceeds from the Rights Offering will be used to fund distributions pursuant to the Plan, while funds raised through certain portions of the credit facilities and the senior notes described above, if any, will be available to the Company to refinance certain existing debtor-in-possession financings, pay certain unsecured claims, administrative expenses and claims in connection with our emergence from bankruptcy, for general working capital needs, and/or for general corporate purposes. The Term Loan will be used to fund, in part, certain distributions under the Plan, potentially including cash payments to the Asbestos Trust pursuant to the terms of the $1.390 billion contingent note. Please see “Description of Indebtedness” for a detailed description of the credit facilities and the senior notes.

Formation of Owens Corning (Reorganized) Inc.

In connection with its emergence from bankruptcy, OCD will undertake an internal corporate restructuring of its corporate legal entity structure to realign its overall corporate structure along business unit lines. As part of that internal restructuring, on July 21, 2006, Reorganized Owens Corning was formed as a Delaware corporation and a direct subsidiary of OCD. Pursuant to the terms of the Plan, on the Effective Date all of OCD’s previously issued stock, options and warrants will be cancelled, and OCD will issue a single share of its common stock to Reorganized Owens Corning. As a result, following the consummation of the transactions contemplated by the Plan, Reorganized Owens Corning will become the direct parent of OCD, will be the parent holding company for OCD and OCD’s subsidiaries, will be the issuer of the common stock offered hereby, will be the borrower under the Company’s new senior credit facilities and will be the issuer of the Company’s senior notes. Please see “Description of Indebtedness” for more information. We anticipate that, upon completion of the internal restructuring and following the Debtors’ emergence from Chapter 11, OCD will be converted into Owens Corning Sales, LLC, a Delaware limited liability company, and Owens Corning (Reorganized) Inc. will be renamed “Owens Corning.”

Recent Development

On July 27, 2006, OCD and Saint-Gobain jointly announced that we are in discussions to merge OCD’s reinforcements business and Saint-Gobain’s reinforcement and composites businesses (a part of the entity known as Vetrotex) into a new company, to be called Owens Corning-Vetrotex Reinforcements. The combination of these two businesses would establish a global company in reinforcements and composite fabrics products, with worldwide revenues of approximately $1.8 billion (€1.5 billion) and 10,000 employees. The new company would have operations across Europe, North and South America, and Asia, including the following key emerging markets: China, India, Russia, Mexico and Brazil.

The parties anticipate the transaction would be structured as a joint venture, with Owens Corning owning a 60% equity interest and Saint-Gobain owning the remaining 40%. We anticipate that we would consolidate the newly formed joint venture into our financial statements. No definitive transaction agreements have been entered into by the parties and therefore there can be no assurance that any transaction will be consummated or what the definitive terms of any such transaction might ultimately be.

Corporate Information

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659, and our telephone number at that address is (419) 248-8000. Our principal website is located at www.owenscorning.com.

THE OFFERING

The selling stockholders may offer all, some or none of their shares of our common stock. Please see “Plan of Distribution.” The outstanding share information shown below is based on shares that will be outstanding immediately after the initial distributions are made pursuant to the Plan, and this information excludes:

•	28,200,000 shares that will be reserved and held in treasury for future issuance and potential distribution to the Asbestos Trust, pending the outcome of the FAIR Act. If the FAIR Act is enacted into law on or before the Trigger Date and is not subject to constitutional challenge before March 31, 2007, or if the FAIR Act is subject to constitutional challenge before March 31, 2007 and such constitutional challenge ultimately fails, these 28,200,000 contingent shares will be cancelled and no shares shall be issued or delivered to the Asbestos Trust. See “The Reorganization - Contingent Note and Contingent Shares” for more information regarding the contingent distribution of shares of our common stock to the Asbestos Trust.

•	[•] shares of common stock, representing 11.167% of the fully diluted amount of our common stock, issuable upon the exercise of warrants, at an exercise price of $43.00 per share, to be distributed pursuant to the Plan to holders of claims relating to the 6 1/2 % Convertible Monthly Income Preferred Securities previously issued by Owens-Corning Capital L.L.C. and certain other similarly situated creditors. If the 28,200,000 contingent shares are not issued to the Asbestos Trust as described above, these warrants may be exchanged by the holders of the warrants (without the payment of any consideration) for [•] shares of our common stock, representing 6.142% of the fully diluted amount of our common stock.

•	[•] shares of common stock, representing 5% of the fully diluted amount of our common stock, issuable upon the exercise of warrants, at an exercise price of $45.25 per share, to be distributed pursuant to the Plan to holders of OCD’s previously issued common stock. If the 28,200,000 contingent shares are not issued to the Asbestos Trust as described above, these warrants may be exchanged by the holders of the warrants (without the payment of any consideration) for [•] shares of our common stock, representing 14.75% of the fully diluted amount of our common stock.

Outstanding common stock offered by the selling stockholders	Up to [•] shares

Contingent common stock that may be offered by the selling stockholders	Up to 28,200,000 shares

Common stock outstanding after the offering (excluding the Contingent Shares)	103,200,000 shares

Common stock outstanding after the offering (including the Contingent Shares)	131,400,000

Use of Proceeds	We will not receive any of the proceeds from this offering.

Proposed NYSE Symbol	“OC”

Determination of Offering Price	The selling stockholders may sell all or any part of the shares of our common stock offered hereby from time to time at those prices as they may determine at the time of sale.

Risk Factors	Before investing in our common stock you should carefully read the “Risk Factors” beginning on page 15.

SUMMARY FINANCIAL DATA

The following summary financial data are derived from OCD’s audited annual and unaudited interim and condensed consolidated financial statements. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements included elsewhere in this prospectus. Results for the six months ended June 30, 2006 are not necessarily indicative of results to be expected for the year ending December 31, 2006. In addition, the historical financial statements of OCD will not be comparable to the financial statements of Reorganized Owens Corning following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for fresh-start accounting.

	For the years ended December 31,					For the six months ended June 30,
	2001(a)	2002(b)	2003(c)	2004(d)	2005(e)	2005	2006
	(In millions of dollars, except per share data and where noted)
Net sales	$4,762	$4,872	$4,996	$5,675	$6,323	$2,992	$3,323
Cost of sales	3,938	4,130	4,170	4,649	5,165	2,445	2,758
Marketing, administrative and other expenses	565	505	438	522	565	265	271
Science and technology expenses	37	42	43	47	58	28	31
Restructure costs	26	61	(2)	—	—	—	—
Provision (credit) for asbestos litigation claims	(7)	2,351	(5)	(24)	4,267	4,342	(3)
Chapter 11 related reorganization items	87	96	85	54	45	32	27
Income (loss) from operations	116	(2,313)	267	427	(3,743)	(4,112)	283
Interest expense (income), net	16	16	8	(12)	739	1	151
Other	(2)	—	—	—	—	—	—
Income (loss) before income tax expense (benefit)	102	(2,329)	259	439	(4,482)	(4,113)	132
Income tax expense (benefit)	57	31	145	227	(387)	51	(179)
Cumulative effect of change in accounting principle, net of tax	—	(441)	—	—	—	—	—
Net income (loss)	39	(2,809)	115	204	(4,099)	(4,170)	314
Net income (loss) before cumulative effect of change in accounting principle per share
Basic	0.72	(43.01)	2.08	3.68	(74.08)	(75.38)	5.67
Diluted	0.66	(43.01)	1.92	3.40	(74.08)	(75.38)	5.24
Net income (loss) per share
Basic	0.72	(51.02)	2.08	3.68	(74.08)	(75.38)	5.67
Diluted	0.66	(51.02)	1.92	3.40	(74.08)	(75.38)	5.24
Weighted-average number of shares outstanding (in thousands)
Basic	55,056	55,054	55,196	55,307	55,324	55,322	55,337
Diluted	59,945	55,054	59,874	59,933	55,324	55,322	59,931
Net cash flow from operations	478	357	295	449	746	54	79
Additions to plant and equipment	270	248	208	232	288	114	189
Total assets	7,162	7,016	7,358	7,639	8,735	7,766	9,219
Long-term debt	5	71	73	38	36	36	42
Liabilities subject to compromise (f)	6,804	9,236	9,258	9,171	13,520	13,506	13,515

No dividends were declared or paid for any of the periods presented above.

(a)	During 2001, OCD recorded pretax charges of $140 million ($89 million after-tax) for restructuring and other charges and $87 million ($54 million after-tax) for Chapter 11 related reorganization expenses, and pretax income of $7 million ($4 million after-tax) for asbestos-related insurance recoveries.

(b)	During 2002, OCD recorded pretax charges of $166 million ($103 million after-tax) for restructuring and other charges, $96 million ($48 million after-tax) for Chapter 11 related reorganization expenses, $2.351 billion ($2.351 billion after-tax) for asbestos litigation claims, and $491 million ($441 million after-tax) for the cumulative effect of change in accounting principle related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002.
(c)	During 2003, OCD recorded pretax charges of $34 million ($18 million after-tax) for restructuring and other charges and $85 million ($37 million after-tax) for Chapter 11 related reorganization expenses, and pretax income of $5 million ($3 million after-tax) for asbestos-related insurance recoveries.
(d)	During 2004, OCD recorded pretax income of $5 million ($3 million after-tax) for restructuring and other charges, pretax charges of $54 million ($27 million after-tax) for Chapter 11 related reorganization expenses, and pretax income of $24 million ($14 million after-tax) for asbestos-related insurance recoveries.
(e)	During 2005, OCD recorded pretax charges of $4.267 billion ($3.958 billion after tax) for additional provision for asbestos liability claims net of asbestos-related insurance recoveries, pretax charges of $735 million ($445 million after-tax) for accrued post petition interest for the period from October 5, 2000, which we refer to as the Petition Date, through December 31, 2005 on OCD’s primary pre-petition bank credit facility, pretax charges of $45 million ($27 million after-tax) for Chapter 11 related reorganization expenses, pre-tax income of $13 million ($8 million after-tax) due to changes in the Ohio tax law during 2005, and pre-tax income of $5 million ($3 million after tax) in gains on the early extinguishment of Asian debt.
(f)	On October 5, 2000, OCD and 17 of its United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. In accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, beginning in October 2000, OCD classified substantially all pre-petition liabilities of the Debtors (see Note 1 to the Consolidated Financial Statements) as “Liabilities Subject to Compromise” on the Consolidated Balance Sheet. Included in this item at December 31, 2005 and 2004 were:

	2005	2004
	(In millions of dollars)
Accounts payable and accrued liabilities	$227	$209
Accrued interest payable	40	40
Debt	2,952	2,958
Income taxes payable	85	90
Reserve for asbestos litigation claims - OCD	7,000	3,565
Reserve for asbestos-related claims – Fibreboard	3,216	2,309

Total consolidated	$13,520	$9,171

RISK FACTORS

You should consider carefully the following information about the risks described below, together with the other information contained in this prospectus before you decide to buy the common stock offered by this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business and Our Industry

Downturns in residential and commercial construction activity or general business conditions could negatively impact our results of operations.

A significant portion of our products are used in the residential and commercial construction, repair and improvement markets. Construction activity has historically been cyclical and is influenced by prevailing economic conditions, including, in particular, the movement of interest rates. Higher interest rates could have an adverse effect on our business and results of operations. Other factors that may affect our business include employment levels, availability of financing, inflation, consumer confidence, demographic shifts, consumer income, and changes in federal, state and local government spending. In addition, weather conditions and natural disasters can have a significant effect on residential and commercial construction activity. We cannot predict and plan for the effects of changes in these conditions with certainty. Adverse changes in these conditions can lower the demand for and pricing of our products and cause our net sales and net income to decrease.

We may be exposed to increases in costs and reductions in availability of energy, materials and transportation which could reduce our margins and harm our results of operations.

Our business relies heavily on certain commodities and raw materials used in our manufacturing and distribution processes, such as energy related commodities (including natural gas), asphalt, PVC, polystyrene and diesel fuel. Price increases for these inputs, including transportation costs related to the shipping of products, could raise costs and reduce our margins if we are not able to offset them by increasing the prices of our products. We cannot be certain that we will be able to increase the selling prices of products that we manufacture in order to fully or partially recover energy and material cost inflation. Furthermore, availability of certain of the raw materials we use has, from time to time, been limited. We source some of these raw materials from a limited number of suppliers, which increases the risk of unavailability.

Our hedging activities to address raw material price fluctuations may not be successful in offsetting future increases in those costs or may reduce or eliminate the benefits of any decreases in those costs.

In order to mitigate short-term variation in our operating results due to commodity price fluctuation, we partially hedge a variable portion of our near term exposure to the cost of energy and some energy related commodities. The results of our hedging practice could be positive, neutral or negative in any period depending on price changes in the hedged exposures. Although commodity prices have generally risen in previous years, should commodity prices stabilize, the benefits experienced from our hedging activities during 2005 will decrease over time, and should commodity prices decline, our hedging activities could adversely impact our cost of sales and gross margins, thereby adversely impacting our results of operations and financial condition. In addition, our hedging activities are not designed to mitigate against long-term commodity price fluctuations and, therefore, will not protect us from long-term commodity price increases.

We face significant competition in the markets we serve and we may not be able to compete successfully.

All of the markets we serve are highly competitive. We compete with manufacturers, both within and outside the United States, in the sale of glass fibers and glass fiber products, including insulation products. We also compete with other manufacturers in the sale of roofing materials, industrial asphalts, vinyl siding, windows and patio doors and other products. Principal methods of competition include quality of products, service, location, pricing, compatibility of systems, range of products and product design features. We also face competition from the introduction by other manufacturers of new products or technologies that may address our customers’ needs in a better manner, whether based on considerations of cost, useability or effectiveness. To achieve and/or maintain leadership positions in key product categories, we must continue to develop brand recognition and loyalty, enhance product quality and performance and customer service and develop our manufacturing and distribution capabilities. Market competition, new entrants or overcapacity may limit our ability to raise prices for our products when necessary, may force us to reduce prices and may also result in reduced levels of demand for our products. Our inability to compete in any of these categories and the loss of customers and pricing pressures caused by such competition or overcapacity could reduce the sales of our products and our revenues, thereby adversely affecting our results of operations and financial condition.

Failure to achieve planned productivity gains could reduce margins and adversely impact results of operations.

We target annual productivity gains to assist in offsetting the effects of inflation and in achieving planned results. Achieving such gains is dependent upon a number of factors, many of which are beyond our control. If we cannot achieve targeted productivity gains, our margins, results of operations, and financial condition could be adversely affected.

The seasonal nature of our building materials business may lead to variations in our quarterly earnings and cash flow, which could have a negative impact on the price of our stock.

Sales of building materials tend to follow seasonal home improvement, remodeling and renovation, and new construction industry patterns. The peak season for home construction and remodeling in our geographic markets generally corresponds with the second and third quarters. Sales levels for our building materials, therefore, are typically higher during these quarters and lower in the first and fourth quarters, which correspond to the winter months in the United States. These variations in quarterly results could lead to variations in our quarterly earnings and cash flow, which in turn could have a negative impact on the price of our common stock.

Our sales may fall rapidly in response to declines in demand because we do not operate under long-term volume agreements to supply our customers.

Our customer volume commitments are short-term, and we do not have a significant manufacturing backlog. As a result, we do not have the hedge provided by long-term volume contracts against downturns in customer demand and sales. Further, our costs are not susceptible to immediate adjustment in response to changes in sales.

We could face potential product liability claims relating to products we manufacture, we may not accurately estimate costs related to such claims, and we may not have sufficient insurance coverage available to cover product liability claims.

Our building materials and composites products are used in a wide variety of residential and commercial applications. We face an inherent business risk of exposure to product liability or other claims in the event our products are alleged to be defective or that the use of our products is alleged to have resulted in harm to others or to property. Aside from asbestos-related claims which will be resolved through our bankruptcy proceedings, we may in the future incur liability if other product liability lawsuits against us are successful. Moreover, any such lawsuits, whether or not successful, could result in adverse publicity to us, which could cause our sales to decline.

In addition, consistent with industry practice, we provide warranties on many of our products and we may experience costs of warranty or breach of contract claims if our products have defects in manufacture or design or they do not meet contractual specifications. We estimate our future warranty costs based on historical trends and product sales, but we may fail to accurately estimate those costs and thereby fail to establish adequate warranty reserves for them. We maintain insurance coverage to protect us against product liability claims, but that coverage may not be adequate to cover all claims that may arise or we may not be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or that exceeds our established reserves could materially and adversely affect our results of operations and financial condition.

We may be subject to liability under and may make substantial future expenditures to comply with environmental laws and regulations.

Our manufacturing facilities are subject to numerous foreign, federal, state and local laws and regulations relating to the presence of hazardous materials, pollution and the protection of the environment, including those governing emissions to air, discharges to water, use, storage and transport of hazardous materials, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. We have had environmental liabilities in the past and certain of these liabilities may not be discharged through the Debtors’ bankruptcy proceedings. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. As a result of these uncertainties, we may incur unexpected interruptions to operations, fines, penalties or other reductions in income which would negatively impact our financial condition and results of operations. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to our operations, and changes in their interpretation, may require substantial capital expenditures or may require or cause us to modify or curtail our operations, which may have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks associated with our international operations.

We sell products and operate plants throughout the world. Approximately 16% of our net sales in 2005 were outside of the United States. Our international sales and operations are subject to risks and uncertainties, including:

•	possible government legislation;

•	difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•	unexpected changes in regulatory environments;

•	economic and political conditions;

•	tax rates that may exceed those in the United States;

•	tax inefficiencies and currency exchange controls that may adversely affect our ability to repatriate cash from non-United States subsidiaries;

•	the imposition of tariffs or other import or export restrictions;

•	costs and availability of shipping and transportation;

•	nationalization of properties by foreign governments; and

•	currency exchange rate fluctuations between the United States dollar and foreign currencies.

As we continue to expand our business globally, we may have difficulty anticipating and effectively managing these and other risks that our international operations may face, which may adversely affect our business outside the United States and our financial condition and results of operations.

Owens Corning’s operations require substantial capital, leading to high levels of fixed costs that will be incurred regardless of our level of business activity.

Owens Corning’s businesses are capital intensive, and they regularly require capital expenditures to expand the operations, maintain the equipment, increase operating efficiency and comply with environmental laws, leading to high fixed costs, including depreciation expense. Total spending for capital investments, including investments in affiliates net of cash acquired, was $302 million during 2005. We are limited in our ability to reduce fixed costs quickly in response to reduced demand for our products. If we are unable to utilize our manufacturing facilities at a high level, the fixed costs associated with these facilities may not be fully absorbed, resulting in higher average unit costs and lower gross margins.

Our intellectual property rights may not provide meaningful commercial protection for our products or brands, which could adversely affect our business.

Owens Corning relies on its proprietary intellectual property, including numerous registered trademarks. We monitor and protect against activities that might infringe, dilute, or otherwise harm our patents, trademarks and other intellectual property and rely on the patent, trademark and other laws of the United States and other countries. However, we may be unable to prevent third parties from using our intellectual property without our authorization. To the extent we cannot protect our intellectual property, unauthorized use and misuse of our intellectual property could harm our competitive position, which would have a material adverse effect on our business, financial condition and results of operations. In addition, the laws of some non-U.S. jurisdictions provide less protection for our proprietary rights than the laws of the United States.

We may not be able to successfully integrate newly acquired businesses into our operations or achieve expected profitability from our acquisitions.

We have recently announced certain strategic acquisitions and intend to pursue additional acquisitions in the future. If we cannot complete or successfully integrate these or future acquisitions, we may be unable to profitably grow the affected businesses. Acquisitions involve substantial risks, including:

•	unforeseen difficulties in integrating operations, technologies, services, accounting and personnel;

•	diversion of financial and management resources from existing operations;

•	unforeseen difficulties related to entering geographic regions where we do not have prior experience;

•	risks relating to obtaining sufficient equity or debt financing;

•	potential loss of key employees; and

•	potential loss of customers.

In addition, if we finance acquisitions by issuing equity securities or securities convertible into equity securities, our existing stockholders would be diluted, which, in turn, could adversely affect the market price of our stock. Moreover, we could finance an acquisition with debt, resulting in higher leverage and interest costs.

We depend on our senior management team to operate our business effectively, and the loss of any of these individuals could adversely affect our business and our future financial condition or results of operations.

We are highly dependent on the skills and experience of our senior management team. These individuals possess sales, marketing, manufacturing, logistical, financial and administrative skills that are important to the operation of our business. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy and could adversely affect our business and our future financial condition or results of operations. Although we will implement an incentive plan in connection with our emergence from bankruptcy, we cannot assure you that we will be able to retain all of our existing senior management personnel or to attract additional qualified personnel when needed. The announcement of the loss of one or more of our key personnel could negatively affect our stock price.

Increases in the cost of labor, union organizing activity, labor disputes and work stoppages at our facilities could delay or impede our production, reduce sales of our products and increase our costs.

The costs of labor are generally increasing, including the costs of employee benefit plans. Currently, approximately 50% of our employees are represented by labor unions. We are subject to the risk that strikes or other types of conflicts with personnel may arise or that we may become the subject of union organizing activity at additional facilities. In particular, renewal of collective labor agreements typically involves negotiation, with the potential for work stoppages at affected plants. Any interruption in the production of our products could reduce sales of our products and increase our costs. We also may not be able to renew our labor agreements on terms that are favorable to us, which could result in increased labor costs and adversely affect our results of operations and financial condition.

Uninsured judgments or a rise in insurance premiums may adversely impact our results of operations.

In the ordinary course of business, we are subject to various claims and litigation. In accordance with customary practice, we maintain insurance against some, but not all, of these potential claims. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The levels of insurance we maintain are in amounts that management believes to be prudent, but they may not be adequate to fully cover any and all losses or liabilities. Further, we may not be able to maintain insurance at commercially acceptable premium levels or at all. If the occurrence of a significant accident, judgment, claim or other event is not fully insured or indemnified against, it could have a material adverse effect on our business, financial condition and results of operations.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

After our emergence from bankruptcy, on a pro forma basis as of January 31, 2007, assuming that the FAIR Act is not passed, our consolidated indebtedness is expected to be approximately $1.9 billion, including $1.8 billion outstanding under our senior credit facilities and senior notes, if any.

Our degree of leverage after our emergence from bankruptcy could have important consequences, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other business purposes;

•	certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

In addition, our senior credit agreement and the indenture governing our senior notes will contain various covenants that will impose significant operating and financial restrictions on us and/or our restricted subsidiaries. Please see “Description of Indebtedness” for a description of the senior credit facilities and the senior notes.

Risks Related to Emergence from Bankruptcy

Our actual financial results may vary significantly from the projections filed with the bankruptcy court.

In connection with the plan process, the Debtors were required to prepare projected financial information to demonstrate to the bankruptcy court the feasibility of the Plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. These projections are neither included nor incorporated by reference in the registration statement of which this prospectus is a part and should not be relied upon in connection with the purchase of our common stock. At the time they were prepared, the projections reflected numerous assumptions concerning anticipated future performance and market and economic conditions that were and remain beyond our and the Debtors’ control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections and the variations may be material.

Because our consolidated financial statements will reflect fresh-start accounting adjustments made upon emergence from bankruptcy, financial information in our future financial statements will not be comparable to OCD’s financial information from prior periods.

Upon emergence from Chapter 11, we will adopt fresh-start accounting causing the carrying values of our property and equipment, and the related depreciation and amortization expense, among other things, to change considerably from what is reflected in our historical consolidated financial statements. Thus, our future balance sheets and results of operations will not be comparable in many respects to balance sheets and consolidated statements of operations data for periods prior to adoption of fresh-start accounting. You will not be able to compare information reflecting our post-emergence financial statements to information for periods prior to emergence from bankruptcy, without making adjustments for fresh-start accounting. The lack of comparable historical information may discourage investors from purchasing our common stock. Additionally, the financial information contained in this registration statement may not be indicative of future financial information.

We may have limited access to the public equity markets.

The extensive registration rights granted to both J.P. Morgan Securities Inc. and the other Backstop Purchasers and the Asbestos Trust may limit our access to public equity markets. In the event we attempt to register additional shares of our common stock for sale, these agreements allow each of these parties to preempt our sale with sales of their common stock if the underwriters indicate that the total number of shares proposed to be sold is in excess of that which can be efficiently distributed in the offering. In addition, these agreements provide for specific 60-day periods during which the Backstop Purchasers or the Asbestos Trust, respectively, will be the only entities permitted to demand registration of our common stock for an underwritten offering. Until the expiration of these periods, we will not be permitted to register additional shares of our common stock for our own account, or for the account of any holder of shares of our common stock other than either the Backstop Purchasers or the Asbestos Trust, respectively. These limitations could be disruptive to our ability to raise additional equity capital.

Substantial sales of or trading in our common stock could occur in connection with emergence, which could cause our stock price to be adversely affected.

At the Effective Date of the Plan, we expect that a limited number of holders will hold a substantial portion of our common stock. Shares distributed in connection with the Plan generally may be sold in the public markets or under registration rights agreements immediately following emergence or thereafter. Some of our creditors who receive shares of our common stock in connection with the Plan may sell our shares shortly after emergence for any number of reasons. In particular, index funds tied to the Standard & Poor’s 500 Index and other indices may receive shares of our common stock and, to the extent our common stock is not included in these indices, certain of these index funds likely will be required to sell the shares of our common stock they receive in connection with emergence. In addition, holders of warrants to purchase our common stock or investment firms that are party to certain put and call agreements may hedge their positions by trading our common stock. The sale of significant amounts of our common stock, hedging activities or the perception in the market that any of these activities will occur, may adversely affect the market price of our common stock.

We cannot be certain that the bankruptcy proceeding will not adversely affect our operations going forward.

We have been operating in bankruptcy for the past six years. Although we will emerge from bankruptcy upon consummation of the Plan, we cannot assure you that having been subject to bankruptcy protection will not adversely affect our operations going forward, including our ability to negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers. The failure to obtain such favorable terms and retain customers could adversely affect our financial performance.

We may be subject to claims that were not discharged in the bankruptcy proceedings, which could have a material adverse effect on our results of operations and profitability.

The nature of our business frequently subjects us to litigation. Substantially all of the material claims against the Debtors that arose prior to the date of the bankruptcy filing were addressed during the Chapter 11 proceedings. In addition, the Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation and certain debts arising afterwards. Circumstances in which claims and other obligations that arose prior to the bankruptcy filing were not discharged primarily relate to certain actions by governmental units under police power authority, where we have agreed to preserve a claimant’s claims, as well as, potentially, instances where a claimant had inadequate notice of the bankruptcy filing. If any such claims remain, the ultimate resolution of such claims and other obligations may have a material adverse effect on our results of operations and profitability.

Risks Related to Ownership of Our Common Stock

Our capital structure is subject to change if the FAIR Act is passed.

Pursuant to the Plan, on the Effective Date the Asbestos Trust will be provided with a contingent right to receive:

•	$1.39 billion in cash, plus 7% simple interest from the Effective Date to the date such payment is made, which contingent right is evidenced by the Contingent Note, and

•	28.2 million Contingent Shares of our common stock that will be reserved and held in treasury for future issuance and delivery.

The Asbestos Trust will be entitled to the Contingent Note and the Contingent Shares if the FAIR Act is not enacted into law on or before the Trigger Date or if the FAIR Act is enacted into law on or before the Trigger Date and is subject to a constitutional challenge prior to March 31, 2007 that is ultimately successful.

If the FAIR Act is not enacted and made law by the Trigger Date, then the Contingent Note shall become payable and the Contingent Shares shall be issued and delivered to the Asbestos Trust no later than January 8, 2007.

In addition, on the Effective Date, holders of OCD common stock will receive warrants to obtain 5% of the fully diluted amount of our common stock with a strike price of $45.25 per share and holders of certain subordinated claims will receive warrants to obtain or 11.167% of the fully diluted amount of our common stock with a strike price of $43.00 per share.

If the FAIR Act is enacted and made law prior to Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, or is constitutionally challenged on or before March 31, 2007 but such challenge is unsuccessful, the Contingent Note will be cancelled and no Contingent Shares will be issued or delivered to the Asbestos Trust. If the FAIR Act is enacted by the Trigger Date but is subject to a constitutional challenge to its validity on or before March 31, 2007, the distribution of the Contingent Note and the Contingent Shares will be suspended until the challenge is resolved by a final non-appealable judgment. In addition, if the 28.2 million Contingent Shares are not issued and delivered to the Asbestos Trust, holders of OCD common stock will have the right to exchange the warrants obtained pursuant to the Plan, without further consideration, for shares of our common stock representing 14.75% of the fully diluted amount of our common stock, and holders of the subordinated claims will have the right to exchange their warrants, without further consideration, for shares of our common stock representing 6.142% of the fully diluted amount of our common stock. Accordingly, our capital structure is subject to change after our emergence from bankruptcy. Uncertainty regarding our ultimate capital structure may have an impact on the trading market for our common stock.

The market price of our common stock is subject to volatility.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include actual or anticipated variations in our operational results and cash flow, our and our competitors’ earnings, short term developments or lack thereof related to the FAIR Act, developments related to claims that were not resolved in the bankruptcy proceedings, changes in financial estimates by securities analysts, trading volume, market conditions in the industry, the general state of the securities markets and the market for stocks of companies in our industry, governmental legislation or regulation and currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

Absence of prior public trading market.

OCD has been the subject of bankruptcy proceedings since 2000. These proceedings had a material adverse impact on the public trading market for OCD’s common stock and resulted in a delisting of OCD’s common stock from trading on the New York Stock Exchange. In addition, OCD’s outstanding common stock will be cancelled pursuant to the Plan and its emergence from bankruptcy. Accordingly, the recent trading history of OCD’s common stock will not be indicative of the extent of any public trading market that might develop for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained. The initial trading price of our common stock upon emergence from bankruptcy may not correspond to the price at which our common stock may trade in the public market in the future.

The resale of shares of our common stock registered by this prospectus may adversely affect the market price of our common stock.

We have granted extensive registration rights to both J.P. Morgan Securities Inc. and the other Backstop Purchasers and the Asbestos Trust. Nearly all of our outstanding securities are registered for resale under this registration statement. We have granted J.P. Morgan Securities Inc. and the other Backstop Purchasers rights to cause us, at our expense, to file this registration statement as well as one or more registration statements under the Securities Act, covering resale of shares of common stock held by J.P. Morgan Securities Inc. and the other Backstop Purchasers and certain of their affiliates. These shares may also be sold under Rule 144 of the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. Except in limited circumstances, there are no restrictions on the right of J.P. Morgan Securities Inc. and the other Backstop Purchasers to register and sell some or all of their shares or shares held by their affiliates.

In addition, this prospectus registers for resale the 28.2 million Contingent Shares of our common stock that may potentially be issued to the Asbestos Trust after emergence from bankruptcy. We have granted registration rights to both J.P. Morgan Securities Inc. and the other Backstop Purchasers and the Asbestos Trust with respect to these Contingent Shares. As is the case with the shares of our common stock to be held by J.P. Morgan Securities Inc. and the other Backstop Purchasers upon emergence, there are limited restrictions on when these Contingent Shares can be registered or sold.

The ability of J.P. Morgan Securities Inc., the other Backstop Purchasers and the Asbestos Trust to sell a large number of shares upon emergence and at any time thereafter could be adversely disruptive to the trading price of our common stock.

We are a holding company with no operations of our own and depend on our subsidiaries for cash.

We are a holding company and all of our assets are held by our direct and indirect subsidiaries and we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and to enable us to pay dividends. We currently have no significant assets other than the equity interests of our subsidiaries. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of our new senior credit facilities and the covenants of any future outstanding indebtedness we or our subsidiaries may incur.

We may pay little or no dividends on our common stock.

The payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including financial conditions, contractual restrictions, corporate law restrictions, capital agreements and business prospects. We may pay little or no dividends for the foreseeable future.

A small number of our stockholders could be able to significantly influence our business and affairs.

Upon emergence, a few financial institutions may own substantial amounts of our outstanding common stock. In addition, if the Asbestos Trust’s contingent right to receive 28.2 million shares of our common stock vests pursuant to the terms of the Plan, the Asbestos Trust will hold approximately 21% of our common stock. Large holders such as these parties may be able to affect matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. In addition, pursuant to the terms of the Plan, our bylaws will confer upon each of the Asbestos Trust, directors designated by holders of our pre-petition bonds and the currently serving directors of OCD certain rights to fill certain vacancies in our board of directors. Our bylaws will also give the Asbestos Trust the right to nominate two directors for as long as the Asbestos Trust holds shares of our common stock issued pursuant to the Plan. Please see “Management – Directors and Officers – Directors” for a more detailed description of the rights granted to certain holders of our common stock with respect to our board of directors.

Provisions in our amended and restated certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and therefore depress the trading price of our common stock.

Our amended and restated certificate of incorporation and bylaws will contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous. These provisions will:

•	require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and bylaws;

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	create a staggered board of directors;

•	prohibit stockholder action by written consent, and require that all stockholder actions be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, amend or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change in control of our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “likely”, “may”, “plan”, “project”, “strategy”, “will”, and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Some of the important factors that may influence possible differences include:

•	the outcome of our Chapter 11 reorganization;

•	the future outcome of the FAIR Act;

•	our legal restructuring and the formation of a holding company structure;

•	competitive factors;

•	pricing pressures;

•	availability and cost of energy and materials;

•	construction activity;

•	interest rate movements;

•	issues involving implementation of new business systems;

•	achievement of expected cost reductions and/or productivity improvements;

•	general economic and political conditions, including new legislation;

•	overall global economic environment;

•	foreign exchange fluctuations;

•	the success of research and development activities;

•	difficulties or delays in manufacturing; and

•	labor disputes

All forward-looking statements in this prospectus and any accompanying prospectus supplement should be considered in the context of the risk and other factors described above. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock offered hereby.

DIVIDEND POLICY

OCD has not paid dividends on its common stock during the pendency of the bankruptcy proceedings. The payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. Although our board of directors is expected to consider the payment of quarterly dividends following the Debtors’ emergence from bankruptcy, there can be no assurance we will pay any dividend, or if declared, the amount of such dividend.

CAPITALIZATION

The following table sets forth OCD’s historical consolidated cash and capitalization on an “actual” basis as of June 30, 2006 and our consolidated cash and capitalization on (1) an “as adjusted for no FAIR Act” basis to give effect to the following adjustments: general adjustments under the Plan, adjustments relating to the adoption of fresh-start accounting treatment and adjustments assuming the FAIR Act is not passed prior to the Trigger Date and (2) an “as adjusted for FAIR Act” basis to give effect to the following adjustments: general adjustments under the Plan, adjustments relating to the adoption of fresh-start accounting treatment and adjustments assuming the FAIR Act is passed prior to the Trigger Date.

General adjustments and fresh-start accounting adjustments:

•	our restructuring into a holding company structure;

•	issuance of 30.3 million shares of our common stock to our creditors, directors and employees in connection with the Plan;

•	issuance of 72.9 million shares of our common stock in connection with the Rights Offering and/or pursuant to the Equity Commitment Agreement for $2.187 billion in cash;

•	payment of $2.423 billion to the holders of OCD’s pre-petition bank debt as part of the Plan;

•	payment of $284 million to the Debtors’ general unsecured creditors as part of the Plan;

•	payment of $2.741 billion to the Asbestos Trust on the Effective Date as part of the Plan;

•	anticipated debt of $1.8 billion in the aggregate under our new credit facilities and the expected issuance of senior notes if any;

•	cancellation of OCD’s previously issued stock, options and warrants; and

•	the adjustments arising from the adoption of fresh-start accounting treatment described in [•].

Additional adjustments assuming the FAIR Act is not passed prior to the Trigger Date, or is subject to a constitutional challenge to its validity on or before March 31, 2007 that ultimately prevails:

•	payment of $1.39 billion to the Asbestos Trust in connection with the Plan;

•	issuance of 28.2 million shares to the Asbestos Trust in connection with the Plan;

•	issuance of warrants to obtain 5% of the fully diluted amount of our common stock at a strike price of $45.25 per share to holders of OCD common stock; and

•	issuance of warrants to obtain 11.167% of the fully diluted amount of our common stock at a strike price of $43.00 to holders of certain subordinated claims in the Debtors’ bankruptcy.

Additional adjustments assuming the FAIR Act is passed prior to the Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007 or is subject to a constitutional challenge at such time that does not ultimately prevail:

•	cancellation of the Contingent Shares and the Contingent Note;

•	issuance of shares of common stock equal to 14.75% of the fully diluted amount of our common stock to holders of OCD common stock, at their option, in exchange for their warrants in connection with the Plan; and

•	issuance of shares of common stock equal to 6.142% of the fully diluted amount of our common stock to holders of certain subordinated claims in the Debtors’ bankruptcy, at their option, in exchange for their warrants in connection with the Plan.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the “Selected Consolidated Financial Data”, and the consolidated financial statements of OCD and the related notes thereto included elsewhere in this prospectus.

	As of June 30, 2006 (in millions of dollars)
	Actual	As Adjusted for no FAIR Act	As Adjusted for FAIR Act
Cash and cash equivalents	$1,493

Short-term debt	8
Long-term debt- current portion	13
Long-term debt	42

Total debt	63 (1)
Stockholders’ equity
OCD common stock, par value $0.10 per share	6
Reorganized Owens Corning common stock, par value $0.01 per share	—
Additional paid-in capital	692
Accumulated deficit	(8,232)
Accumulated other comprehensive loss	(292)
Other	(1)

Total stockholders’ equity (deficit)	(7,827)

Total capitalization	$(7,764)

(1)	Excludes $13.5 billion of debt classified as liabilities subject to compromise on the consolidated balance sheet and $200 million of Company obligated securities of entities holding solely parent debentures which are also classified as subject to compromise on the consolidated balance sheet.

DILUTION

The sale of our common stock by the selling stockholders pursuant to this prospectus will not result in any dilution to our stockholders, because the selling stockholders are selling outstanding shares of our common stock that they will have previously acquired in connection with the Plan.

THE REORGANIZATION

This section provides a description of the Debtors’ reorganization and emergence from bankruptcy assuming that the Plan is accepted by all classes entitled to vote and confirmed by the USBC and the United States District Court for the District of Delaware and that the Effective Date of the Plan has occurred. This section of the prospectus will be further modified to describe any changes to the Debtors’ reorganization process. The description in this section is qualified in its entirety by reference to the Plan. The terms of the Plan are more detailed than the description provided in this section, which may have omitted descriptions of items which may be of interest to particular investors. Therefore, please carefully consider the actual provisions of the Plan for more complete information about the transactions to be consummated in connection with the Debtors’ emergence from bankruptcy. For further detail regarding the bankruptcy proceeding, please see the Notes to the Consolidated Financial Statements.

On October 5, 2000, OCD and the other Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the USBC with the goal of resolving asbestos claims and other liabilities in a fair and equitable manner and protecting the long-term value of OCD’s businesses. During the course of the bankruptcy proceedings, OCD has continued to operate its business as a debtor in possession.

Plan of Reorganization

In May 2006, OCD and its major creditor and equity constituencies entered into a term sheet, which we refer to as the Term Sheet, outlining the principal terms of a plan of reorganization that would potentially allow the Debtors to emerge from bankruptcy in the fourth quarter of 2006 with the protection of an asbestos personal injury channeling injunction pursuant to Section 524(g) of the Bankruptcy Code. The economic terms set forth in the Term Sheet were agreed to among the Debtors, the committee representing asbestos personal injury claimants, which we refer to as the Asbestos Claimants’ Committee, the legal representative for future asbestos personal injury claimants, who we refer to as the Future Claimants’ Representative, the official representatives of bondholders and trade creditors, the ad hoc bondholders’ committee and the ad hoc equity holders’ committee.

In May 2006, OCD, the Asbestos Claimants’ Committee, the Future Claimants’ Representative and certain holders of pre-petition bonds issued by OCD also entered into a plan support agreement, which we refer to as the Plan Support Agreement, whereby the supporting holders of pre-petition bonds agreed to accept the treatment provided for their claims in the Term Sheet and, subject to the terms of the Plan Support Agreement and the Bankruptcy Code, to support a plan of reorganization consistent with the terms of the Term Sheet. The USBC entered a final order approving the Plan Support Agreement on June 29, 2006.

Consistent with the Term Sheet, the Debtors filed the Plan with the USBC on July 10, 2006, as well as a disclosure statement relating to the Plan, which we refer to as the Disclosure Statement. On July 11, 2006, the USBC entered an order that, among other things, approved in all respects the Disclosure Statement and scheduled a hearing on the confirmation of the Plan to commence on September 18, 2006. If the USBC confirms the Plan at that time, the United States District Court for the District of Delaware issues or affirms the order confirming the Plan, and each of the conditions precedent to the Plan’s effectiveness is satisfied or waived within the relevant timeframes, the Plan will become effective and each of the Debtors will emerge from bankruptcy. References herein to the confirmation order or approval of the Plan assume the approval by the USBC as well as the United States District Court for the District of Delaware. The Debtors’ current objective is for the Effective Date to occur on October 30, 2006.

Upon the Effective Date, the Asbestos Trust will be created and funded by the Debtors pursuant to Section 524(g) of the Bankruptcy Code, and all qualifying holders of present and future asbestos personal injury claims will be paid from such Asbestos Trust. The Plan contains, and the order confirming the Plan will contain, an injunction channeling asbestos personal injury claims to the Asbestos Trust and precluding any individual or entity from bringing asbestos personal injury claims against the parties protected by the “channeling” injunction as set forth in the Plan. On the Effective Date, the Asbestos Trust will be funded with an approximate aggregate amount of $2.741 billion, with $1.25 billion paid from cash, $1.318 billion paid from funds held in the Fibreboard Settlement Trust, and approximately $173 million paid from funds held in certain insurance escrows and other restricted cash. As described in “- Contingent Note and Contingent Shares” below, the Plan also provides for the Asbestos Trust to receive a contingent right to receive payment from Reorganized Owens Corning of $1.390 billion in cash, plus 7% simple interest from the Plan Effective Date to the payment date, and issuance and delivery by Reorganized Owens Corning of 28.2 million shares of Reorganized Owens Corning common stock that, on the Effective Date, will be reserved and held in treasury for future issuance and potential distribution depending on the future outcome of the FAIR Act. Pursuant to the Plan, these contingent rights will be payable and the reserved shares will be distributed to the Asbestos Trust if the FAIR Act has not been enacted into law by the Trigger Date or the FAIR Act is enacted into law on or before the Trigger Date and is subject to constitutional challenge on or prior to March 31, 2007 and such challenge is successful. If the FAIR Act is not enacted into law by the Trigger Date, then the Contingent Note shall become payable and the Contingent Shares shall be issued and delivered to the Asbestos Trust no later than January 8, 2007.

Under the Plan, holders of claims related to OCD’s pre-petition bank facility will be paid in full, including post-petition interest, in an amount in cash totaling approximately $2.423 billion. Pursuant to the Plan, holders of OCD’s pre-petition bonds will receive an aggregate of 27.0 million shares of Reorganized Owens Corning common stock and non-bondholder senior and junior creditors of the various Debtors will receive an aggregate of approximately $284 million in cash. Also consistent with the Plan, holders of OCD common stock will receive warrants to obtain 5% of the fully diluted amount of our common stock, equal to approximately [•] shares of our common stock, at a strike price of $45.25 per share and holders of certain subordinated claims will receive warrants to obtain 11.167% of the fully diluted amount of our common stock, equal to approximately [•] shares of our common stock, at a strike price of $43.00 per share. If the 28.2 million Contingent Shares are not issued and delivered to the Asbestos Trust, holders of OCD common stock and holders of certain subordinated claims may have the right under the Plan to exchange the aforementioned warrants for shares of our common stock representing 14.75% and 6.142%, respectively, of the fully diluted amount of our common stock, equal to approximately [•] and [•] shares of our common stock, respectively. Additionally, as part of incentive arrangements contained in the Plan, certain directors and employees of the Company will receive an aggregate of 3.3 million shares of our common stock. In connection with the Plan, on the Effective Date all of OCD’s previously issued stock, options and warrants will be cancelled, and up to 103.2 million shares of Reorganized Owens Corning common stock will be distributed to certain creditors, directors and employees.

Formation of Reorganized Owens Corning

In connection with its emergence from bankruptcy, OCD will undertake an internal corporate restructuring of its corporate legal entity structure, to realign its overall corporate structure along business unit lines. As part of that internal restructuring, on July 21, 2006, Owens Corning (Reorganized) Inc. was formed as a Delaware corporation and a direct subsidiary of OCD. Pursuant to the terms of the Plan, on the Effective Date all of OCD’s previously issued stock, options and warrants will be cancelled and OCD will issue a single share of its common stock to Owens Corning (Reorganized) Inc. As a result, following the consummation of the transactions contemplated by the Plan, Owens Corning (Reorganized) Inc. will become the direct parent of OCD, will be the parent holding company for OCD and OCD’s subsidiaries, will be the issuer of the common stock offered hereby, will be the borrower under the Company’s new senior credit facilities, and will be the issuer of the Company’s senior notes. Please see “Description of Indebtedness - Senior Credit Facilities” for more information on the senior credit facilities, and “Description of Indebtedness - Senior Notes” for more information on the senior notes. We anticipate that, upon completion of the internal restructuring and following the Debtors’ emergence from Chapter 11, OCD will be converted into Owens Corning Sales, LLC, a Delaware limited liability company, and Owens Corning (Reorganized) Inc. will be renamed “Owens Corning.”

Rights Offering

Pursuant to the Plan and an order of the USBC approving the Rights Offering subscription procedures, OCD will initiate the Rights Offering, whereby holders of OCD’s pre-petition bonds and certain non-bondholder creditors of OCD will be offered the right to purchase up to their pro rata share of 72.9 million shares of Reorganized Owens Corning common stock at a purchase price of $30.00 per share. To exercise these rights, each subscribing holder will be required to enter into a subscription agreement with OCD, which has been distributed to the holder together with its ballot as part of the solicitation materials relating to approval of the Plan, and pay to a subscription agent (on behalf of the Debtors) on or before the expiration of the Rights Offering an amount equal to the aggregate purchase price for the shares of our common stock elected to be purchased by that holder pursuant to the Rights Offering.

In the event that the Plan is not approved or does not become effective, the subscription agent, OCD or Reorganized Owens Corning, as the case may be, will, within five (5) business days of the failure to consummate the Plan, return to each holder that exercised a right under the Rights Offering, the aggregate purchase price paid by that holder, with any simple interest actually earned thereon after the expiration of the Rights Offering.

Equity Commitment Agreement

In connection with the Rights Offering, OCD entered into the Equity Commitment Agreement with J.P. Morgan Securities Inc., pursuant to which J.P. Morgan Securities Inc. committed to purchase from us, at $30.00 per share, any of the 72.9 million shares of our common stock offered pursuant to the Rights Offering that are not subscribed for and issued pursuant to the Rights Offering. In consideration for this commitment from J.P. Morgan Securities Inc., which we refer to as the Backstop Commitment, OCD paid a $100 million fee, which we refer to as the Backstop Fee, to J.P. Morgan Securities Inc.

In connection with the Equity Commitment Agreement, J.P. Morgan Securities Inc. entered into a syndication agreement with various other Backstop Purchasers, whereby each Backstop Purchaser agreed to each purchase its pro rata share of any shares of our common stock purchased under the Equity Commitment Agreement by J.P. Morgan Securities Inc. The other Backstop Purchasers will receive a pro rata portion of the Backstop Fee in consideration for their commitments under the syndication agreement.

The commitment of J.P. Morgan Securities Inc. to purchase shares of our common stock that are not otherwise issued pursuant to the exercise of rights in the Rights Offering is subject to the satisfaction of various conditions under the Equity Commitment Agreement, such that the Backstop Purchasers will not be obligated to purchase our common stock pursuant to the Equity Commitment Agreement unless certain conditions precedent are satisfied, including the following:

•	the Plan, as approved by the USBC, and the confirmation order, as entered, are in the form approved by J.P. Morgan Securities Inc., with any changes that are consistent with the Equity Commitment Agreement, and provide for the release and exculpation of J.P. Morgan Securities Inc. and its affiliates, representatives and advisors to the fullest extent permitted under applicable law;

•	the confirmation order has been entered and that order is non-appealable, has not been appealed within ten calendar days of its entry or, if the order is appealed, has not been stayed pending appeal, and there has not been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the confirmation order;

•	the Reorganized Owens Corning common stock issuable upon exercise of the rights has been approved for trading on the New York Stock Exchange or Nasdaq, subject to official notice of issuance; and

•	the registration statement of which this prospectus is a part has been filed with the SEC and has been declared effective on or prior to the Effective Date of the Plan.

The commitment of J.P. Morgan Securities Inc. to purchase shares of our common stock expires on October 31, 2006. Under specified circumstances, we can extend this obligation to December 15, 2006 for an additional non-refundable fee of $30 million.

The Equity Commitment Agreement also contains certain representations and warranties made by us and J.P. Morgan Securities Inc. to each other. Further details concerning these representations and warranties and the other terms of the Equity Commitment Agreement may be obtained through a review of the Equity Commitment Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Contingent Note and Contingent Shares

Pursuant to the Plan, the Asbestos Trust will be provided with a contingent right to receive:

•	payment by Reorganized Owens Corning of $1.390 billion in cash, plus 7% simple interest from the Plan Effective Date to the date such payment is made, which contingent payment right is evidenced by the Contingent Note, and

•	the 28.2 million Contingent Shares of Reorganized Owens Corning that will be reserved and held in treasury for future issuance and potential distribution.

The Company’s obligations under the Contingent Note and with respect to the issuance and delivery of the Contingent Shares are secured by the pledge of fifty-one percent (51%) of the voting stock of one or more subsidiaries of Reorganized Owens Corning.

If the FAIR Act is enacted and made law on or before the Trigger Date (the tenth day after the conclusion of the 109th Congress) and is not subject to a constitutional challenge to its validity on or before March 31, 2007, or, is constitutionally challenged on or before March 31, 2007 but such challenge is unsuccessful, the Contingent Note will be cancelled and no Contingent Shares shall be distributed to the Asbestos Trust. In those circumstances, the Plan provides that former holders of OCD common stock will be entitled to exchange the warrants received under the Plan for shares of our common stock representing 14.75% of the fully-diluted amount of Reorganized Owens Corning common stock, and the holders of certain subordinated claims will be entitled to exchange the warrants received under the Plan for shares of our common stock representing 6.142% of the fully-diluted amount of Reorganized Owens Corning common stock. If the FAIR Act is enacted by the Trigger Date, but is subject to a constitutional challenge to its validity on or before March 31, 2007, the vesting of the Contingent Note and the Contingent Shares will be suspended until the legal challenge is resolved by a final non-appealable judgment.

If the FAIR Act is not enacted and made law by the Trigger Date or the FAIR Act is enacted into law on or before the Trigger Date and is subject to constitutional challenge on or prior to March 31, 2007 and such challenge is successful, the Contingent Note will be paid and the Contingent Shares shall be issued and delivered to the Asbestos Trust. If the FAIR Act is not enacted into law by the Trigger Date, then the Contingent Note shall become payable and the Contingent Shares shall be issued and delivered to the Asbestos Trust no later than January 8, 2007. The Company’s funding obligation with respect to the Asbestos Trust is fixed under the Plan, depending only upon passage of the FAIR Act and the other factors described above. As set forth in the Plan, the Company will not be obligated to make additional payments to the Asbestos Trust beyond the payments described above.

Put/Call Arrangements

If the Contingent Shares are issued to the Asbestos Trust, each Investment Firm, pursuant to its Collar Agreement,

will have a call right to purchase all or a portion of the Contingent Shares set forth in its Collar Agreement from the Asbestos Trust at an exercise price of $37.50 per share. These call options will, in each case, expire twelve (12) months after the date on which the Contingent Shares are delivered to the Asbestos Trust. In addition, each of the respective Collar Agreements grants the Asbestos Trust an option to sell all or a portion of the Contingent Shares to the Investment Firm that is a party to such Collar Agreement at an exercise price of $25.00 per share. These put options will, in each case, expire three (3) months after the date on which the Contingent Shares are delivered to the Asbestos Trust. Each of the Collar Agreements has been approved by the Asbestos Claimants’ Committee and the Future Claimants’ Representative and will be assigned by the Company to the Asbestos Trust upon the effectiveness of the Plan. Each Investment Firm is either an affiliate of a Backstop Purchaser or the Investment Firm entered into one or more separate agreements with certain Backstop Purchasers. Under these agreements, the individual Backstop Purchaser agreed to accept put and call rights for the Contingent Shares that were similar to the rights that the Investment Firm had granted to the Asbestos Trust. Please see “Certain Transactions - Put/Call Arrangements” for a more detailed description of the Collar Agreements. If the Contingent Shares are delivered to the Asbestos Trust on or after March 28, 2010, the Collar Agreements shall not become effective. Please see “Certain Transactions - Put/Call Arrangements” for a more detailed description of the call options and the put options.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data are derived from OCD’s audited annual and unaudited interim and condensed consolidated financial statements. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements included elsewhere in this prospectus. Results for the six months ended June 30, 2006 are not necessarily indicative of results to be expected for the year ending December 31, 2006. In addition, the historical financial statements of OCD will not be comparable to the financial statements of Reorganized Owens Corning following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for fresh-start accounting.

	For the years ended December 31,					For the six months ended June 30,
	2001(a)	2002(b)	2003(c)	2004(d)	2005(e)	2005	2006
	(In millions of dollars, except per share data and where noted)
Net sales	$4,762	$4,872	$4,996	$5,675	$6,323	$2,992	$3,323
Cost of sales	3,938	4,130	4,170	4,649	5,165	2,445	2,758
Marketing, administrative and other expenses	565	505	438	522	565	265	271
Science and technology expenses	37	42	43	47	58	28	31
Restructure costs	26	61	(2)	—	—	—	—
Provision (credit) for asbestos litigation claims	(7)	2,351	(5)	(24)	4,267	4,342	(3)
Chapter 11 related reorganization items	87	96	85	54	45	32	27
Income (loss) from operations	116	(2,313)	267	427	(3,743)	(4,112)	283
Interest expense (income), net	16	16	8	(12)	739	1	151
Other	(2)	—	—	—	—	—	—
Income (loss) before income tax expense (benefit)	102	(2,329)	259	439	(4,482)	(4,113)	132
Income tax expense (benefit)	57	31	145	227	(387)	51	(179)
Cumulative effect of change in accounting principle, net of tax	—	(441)	—	—	—	—	—
Net income (loss)	39	(2,809)	115	204	(4,099)	(4,170)	314
Net income (loss) before cumulative effect of change in accounting principle per share
Basic	0.72	(43.01)	2.08	3.68	(74.08)	(75.38)	5.67
Diluted	0.66	(43.01)	1.92	3.40	(74.08)	(75.38)	5.24
Net income (loss) per share
Basic	0.72	(51.02)	2.08	3.68	(74.08)	(75.38)	5.67
Diluted	0.66	(51.02)	1.92	3.40	(74.08)	(75.38)	5.24
Weighted-average number of shares outstanding (in thousands)
Basic	55,056	55,054	55,196	55,307	55,324	55,322	55,337
Diluted	59,945	55,054	59,874	59,933	55,324	55,322	59,931
Net cash flow from operations	478	357	295	449	746	54	79
Additions to plant and equipment	270	248	208	232	288	114	189
Total assets	7,162	7,016	7,358	7,639	8,735	7,766	9,219
Long-term debt	5	71	73	38	36	36	42
Liabilities subject to compromise (f)	6,804	9,236	9,258	9,171	13,520	13,506	13,515

No dividends were declared or paid for any of the periods presented above.

(a)	During 2001, OCD recorded pretax charges of $140 million ($89 million after-tax) for restructuring and other charges and $87 million ($54 million after-tax) for Chapter 11 related reorganization expenses, and pretax income of $7 million ($4 million after-tax) for asbestos-related insurance recoveries.

(b)	During 2002, OCD recorded pretax charges of $166 million ($103 million after-tax) for restructuring and other charges, $96 million ($48 million after-tax) for Chapter 11 related reorganization expenses, $2.351 billion ($2.351 billion after-tax) for asbestos litigation claims, and $491 million ($441 million after-tax) for the cumulative effect of change in accounting principle related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002.
(c)	During 2003, OCD recorded pretax charges of $34 million ($18 million after-tax) for restructuring and other charges and $85 million ($37 million after-tax) for Chapter 11 related reorganization expenses, and pretax income of $5 million ($3 million after-tax) for asbestos-related insurance recoveries.
(d)	During 2004, OCD recorded pretax income of $5 million ($3 million after-tax) for restructuring and other charges, pretax charges of $54 million ($27 million after-tax) for Chapter 11 related reorganization expenses, and pretax income of $24 million ($14 million after-tax) for asbestos-related insurance recoveries.
(e)	During 2005, OCD recorded pretax charges of $4.267 billion ($3.958 billion after tax) for additional provision for asbestos liability claims net of asbestos-related insurance recoveries, pretax charges of $735 million ($445 million after-tax) for accrued post petition interest for the period from the Petition Date through December 31, 2005 on OCD’s primary pre-petition bank credit facility, pretax charges of $45 million ($27 million after-tax) for Chapter 11 related reorganization expenses, pre-tax income of $13 million ($8 million after-tax) due to changes in the Ohio tax law during 2005, and pre-tax income of $5 million ($3 million after tax) in gains on the early extinguishment of Asian debt.
(f)	On October 5, 2000, OCD and 17 of its United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. In accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, beginning in October 2000, OCD classified substantially all pre-petition liabilities of the Debtors (see Note 1 to the Consolidated Financial Statements) as “Liabilities Subject to Compromise” on the Consolidated Balance Sheet. Included in this item at December 31, 2005 and 2004 were:

	2005	2004
	(In millions of dollars)
Accounts payable and accrued liabilities	$227	$209
Accrued interest payable	40	40
Debt	2,952	2,958
Income taxes payable	85	90
Reserve for asbestos litigation claims - OCD	7,000	3,565
Reserve for asbestos-related claims - Fibreboard	3,216	2,309

Total consolidated	$13,520	$9,171

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section has been prepared from OCD’s filings with the SEC. It provides a discussion of OCD’s historical financial condition and results of operations for the periods indicated as required by the registration statement of which this prospectus is a part. OCD’s filings, and this discussion, use the terms “we”, “our”, “Owens Corning”, and the “Company” to refer to OCD and its subsidiaries. Thus, the use of those terms in this section refers to OCD and its subsidiaries prior to their emergence from bankruptcy and do not refer to Reorganized Owens Corning and its subsidiaries. Other terms defined in this section shall only apply to this section. The discussion in this section does not reflect, among other things, any effects of the transactions contemplated by the Plan or any fresh-start accounting, and may not be representative of Reorganized Owens Corning’s performance or financial condition after the Effective Date.

OVERVIEW

General Business Overview

Owens Corning is a global producer of a variety of products to serve consumers and industrial customers with building materials and composite systems. Our purpose is to deliver solutions, transform markets and enhance lives. Our people have been focused on safety and the elimination of all injuries. We are also focused on delivering value by improving operational efficiencies, effectively deploying capital to meet market demands, growing end use markets through application development and executing on our pricing strategies.

The company’s business operations fall within two general product categories, building materials and composites. The building materials product category consists of three reportable business segments – Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services. The composites product category is a single reportable segment – Composite Solutions. The Insulating Systems segment operates primarily in the United States and Canada, with a growing presence in Asia Pacific and Mexico. The Roofing and Asphalt segment operates primarily in the United States. The Other Building Materials and Services segment operates primarily in the United States. The building materials product category segments serve customers in the new residential and commercial construction markets along with the home improvement and remodeling markets. Our Composite Solutions segment has operations around the world, including several licensees and affiliates, serving customers in multiple markets, such as building construction, transportation, consumer, industrial, and infrastructure.

On October 5, 2000, Owens Corning and 17 of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in order to address the growing demands on our cash flow resulting from our multi-billion dollar asbestos liability. An overview of our bankruptcy proceedings appears below, and a more detailed review appears in Note 1 to the Consolidated Financial Statements.

Chapter 11 Overview

Since the Company’s filing for Chapter 11 protection on October 5, 2000, we have worked diligently and consistently to formulate a plan of reorganization that would serve to resolve our Company’s historic asbestos liability in a manner that treats all of our creditors fairly and equitably. Our objective has been to work with all of our creditor groups in an attempt to reach a consensus as to the terms of such a plan of reorganization so that it could be fully supported as we move toward emerging from Chapter 11. During the second quarter of 2006 we achieved that result. The resulting consensus is reflected in the Debtors’ Sixth Amended Joint Plan of Reorganization (as Modified).

Fresh-Start Accounting

In connection with emergence from Chapter 11, we anticipate adopting the fresh-start accounting provisions of SOP 90–7 for Reorganized Owens Corning. Under SOP 90–7, reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization. In implementing fresh-start accounting, Reorganized Owens Corning will allocate reorganization value to the fair value of assets in conformity with procedures specified by SFAS No. 141, “Business Combinations”, and will state liabilities, other than deferred taxes, at a present value of amounts expected to be paid. In addition, all prospective changes in accounting principles required to be adopted within 12 months of the date of emergence will be adopted in conjunction with fresh-start accounting. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as excess reorganization value, subject to periodic evaluation for impairment. In addition, under fresh-start accounting accumulated deficit will be eliminated.

OPERATIONS OVERVIEW

Sales and Profitability

The table below provides a summary of our sales and income from operations for the periods indicated (dollars in millions).

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Sales	$3,323	$2,992	$6,323	$5,675	$4,996
Percent change from prior year	11.1%	12.9%	11.4%	13.6%	2.5%

Income (Loss) From Operations	$283	$(4,112)	$(3,743)	$427	$267
Income (Loss) From Operations as a percent of sales	8.5%	N/A	N/A	7.5%	5.3%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

The increase in sales was primarily driven by strong demand in many of our building materials markets combined with year over year price increases for certain products, that largely offset the higher costs of producing these products. The combination of these demand and price increases resulted in sales increases of 11.1% for the first half of 2006 compared to the same period of 2005.

Income from operations for the first six months of 2006 was $283 million as compared to a loss of $4.112 billion in 2005, primarily as a result of an additional $4.342 billion provision for asbestos liability during the first quarter of 2005, which the Company recognized as a result of the District Court issuing an opinion estimating Owens Corning’s contingent personal injury asbestos liability.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 and Year Ended December 31, 2003

Continued strong demand in many of our markets combined with year over year price increases for some products, largely reflective of the pass through of higher costs, enabled us to grow our sales in 2005 by more than 11%, to over $6.3 billion. However, during the first quarter of 2005, the District Court that oversees our Chapter 11 proceedings issued an opinion estimating Owens Corning’s contingent personal injury asbestos liability. As a result of that opinion, Owens Corning recorded an additional $4.342 billion provision for asbestos liability during the first quarter of 2005. Due primarily to this provision, we had a loss from operations in 2005 of $3.743 billion compared to income of $427 million in 2004 and $267 million in 2003.

Items Affecting Comparability

Some of the significant items impacting the year over year comparability of reported income from operations are noted in the table below (dollars in millions):

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Chapter 11 related reorganization items	$27	$32	$45	$54	$85
Provision (credit) for asbestos litigation claims (recoveries) – OCD	(3)	4,342	3,365	(24)	(5)
Provision for asbestos litigation claims – Fibreboard	—	—	902	—	—
Restructuring and other charges (credits)	(35)	(13)	(18)	(5)	34

Total of items	$(11)	$4,361	$4,294	$25	$114

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Because of the nature of certain items related to our Chapter 11 proceedings, asbestos liability, and restructuring activities, management does not find reported income from operations to be the most useful financial measure of the Company’s year-to-year operational performance. These items are related primarily to the Chapter 11 process, items that are not the result of current operations of the Company and activities necessitated by our anticipated plan of reorganization. Management does not expect these items to continue on an ongoing basis after the Company emerges from bankruptcy.

Management measures operating performance by excluding Chapter 11 related reorganization items, provisions for asbestos litigation claims and the other items referenced in the preceding paragraph for various purposes, including reporting results to the Board of Directors of the Company, and for analysis of performance and related employee compensation measures. Although management believes that these adjustments to income from operations provide a more meaningful representation of the Company’s performance, our operating performance excluding these items should not be considered in isolation or as a substitute for income from operations prepared in accordance with GAAP. In addition, such presentation is not necessarily indicative of the results that the Company would have achieved if the Company was not subject to Chapter 11 proceedings.

Excluding the items reflected in the table above, operating performance improved approximately 9.2% during the first half of 2006 compared to the same period of 2005.

Major factors affecting performance during 2006, of our Insulating Systems, Roofing and Asphalt and Other Building Materials and Services segments, which are included in our building materials product category, include the following:

•	Continued strength in the United States housing markets through the first six months of 2006 resulted in continued high demand for our products. While prices are higher compared to the first half of 2005, particularly in the Insulating Systems and Roofing and Asphalt segments, they are largely the result of our recovery of higher energy, material, and transportation costs.

•	Increases in costs for energy-related commodities (including natural gas, asphalt, and resin) and services (including delivery costs) impacted most of our building materials product lines. While not the case for each product line, in total we have been able to mitigate the impact of these higher costs through improved operating efficiencies and by achieving price increases where appropriate.

•	Continued high demand for our insulation and roofing products has allowed us to maintain many manufacturing facilities at high utilization rates, a primary contributor to improved operating efficiency.

Major factors affecting the performance during 2006 of our Composite Solutions segment include the following:

•	Because of the increasingly competitive global environment in the glass fiber materials market, prices have decreased slightly. Volume increased, largely the result of the second quarter acquisition of reinforcement capacity in Japan.

•	Continued increases in costs of energy-related commodities and services, partially offset by productivity gains, continued to adversely impact this segment and created margin compression.

•	The ratio of metals comprising an alloy used in certain production tooling was changed to take advantage of favorable market conditions. As a result, the Company disposed of a certain amount of one metal and purchased an equal dollar amount of another, which resulted in $35 million year to date, with no resulting impact to cash.

•	In the second quarter 2006, our manufacturing facility in Taloja, India resumed production following a shutdown related to capacity expansion and recovery from the July 2005 flood of this facility. We estimate that comparable results were negatively impacted by approximately $8 to $10 million as a result of this facility shutdown during the first six months of 2006. In the second half of the year we expect improvement in our performance as a result of the Taloja facility and our Brazilian facility, which was down for a furnace rebuild during a portion of the first half of 2006, resuming full production in the second half.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 and Year Ended December 31, 2003

Because of the nature of certain items related to our Chapter 11 proceedings, asbestos liability, and restructuring activities, management does not find reported income from operations to be the most useful financial measure of the Company’s year-to-year operational performance. These items are related primarily to the Chapter 11 process, items that are not the result of current operations of the Company and activities necessitated by our anticipated plan of reorganization. Management does not expect these items to continue on an ongoing basis after the Company emerges from bankruptcy.

Management measures operating performance by excluding Chapter 11 related reorganization items, provisions for asbestos litigation claims and the other items referenced in the preceding paragraph for various purposes, including reporting results to the Board of Directors of the Company, and for analysis of performance and related employee compensation measures. Although management believes that these adjustments to income from operations provide a more meaningful representation of the Company’s performance, our operating performance excluding these items should not be considered in isolation or as a substitute for income from operations prepared in accordance with GAAP. In addition, such presentation is not necessarily indicative of the results that the Company would have achieved if the Company was not subject to Chapter 11 proceedings.

Excluding the items affecting comparability noted above, operating performance improved approximately 22% compared to 2004 and 19% in 2004 compared to 2003. This improvement in 2005 was largely driven by favorable pricing actions and our ability to leverage costs over a larger sales base, partially offset by higher energy, material and delivery costs.

Major factors affecting performance during 2005, of our Insulating Systems, Roofing and Asphalt and Other Building Materials and Services segments, which are included in our building materials product category, include the following:

•	A continued attractive interest rate environment for mortgages and refinancing in 2005 resulted in continued strength in the United States housing markets, positively impacting demand for products, particularly insulation and roofing.

•	The high demand for building materials products has enabled us to improve our operating efficiency, with several of our manufacturing facilities in the Insulating Systems and Roofing and Asphalt segments continuing to operate at very high utilization rates.

•	Continued increases in costs for energy related commodities (including natural gas, asphalt, and resin) and services (including delivery costs) impacted our product lines. Within the Insulating Systems and Roofing and Asphalt segments we have offset these cost increases with increased pricing. In the Other Building Materials and Services segment however, particularly in vinyl siding and manufactured stone veneer building products, we were unable to increase price to offset the increase cost because of the competitive environment.

•	During the first half of 2005, we experienced increased demand for our residential roofing products in the southeastern United States driven in part by the rebuilding effort associated with the Florida hurricanes in 2004. Although this demand returned to historical levels during the third quarter of 2005, increased demand returned in the fourth quarter due in part to the rebuilding effort resulting from the 2005 hurricanes.

Major factors affecting the performance of our Composite Solutions segment during 2005 include:

•	Overall global demand for glass fiber reinforcements remained strong during 2005 with favorable growth in certain regions. We focused on composite products that create value for our customers while providing us with growth and investment opportunities.

•	We have maintained market share in regions where growth is not as robust and have capitalized on our strategy of obtaining long term contracts with industry-leading customers.

•	Continued increases in costs of energy-related commodities and services adversely impacted this segment and created some margin compression which was partially offset through productivity gains.

•	The ratio of metals comprising an alloy used in certain production tooling was changed to take advantage of favorable market conditions. As a result, the Company disposed of a certain amount of one metal and purchased an equal dollar amount of another, which resulted in a gain of approximately $10 million. Partially offsetting these gains were approximately $6 million in costs associated with the 2005 flood of our manufacturing facility in Taloja, India. We expect substantially all of these costs to be recovered through insurance proceeds in future periods.

Liquidity

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Cash flow provided by operations was $79 million for the first six months of 2006, compared to $54 million for the same period of 2005. This increase in cash from operations was primarily driven by increased income from operations. We ended the quarter with a cash balance of $1.493 billion.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 and Year Ended December 31, 2003

Our operating performance led to a strong cash flow performance during 2005. Cash flow provided by operations was $746 million, while cash provided by operations net of capital spending for plant and equipment was $458 million. We ended the year with a cash balance of $1.559 billion.

To mitigate some of the near term volatility in our earnings and cash flows, we use financial and derivative financial instruments to hedge certain exposures, principally currency and energy related. Our current hedging practice has been to hedge a variable percentage of certain energy and energy related exposures on a rolling 12 – 36 month forward basis. The unprecedented increases in energy and energy related commodities during 2005 were favorable to our hedging portfolio, resulting in unrealized gains in commodity derivatives of approximately $16 million as of December 31, 2005, the majority of which relates to hedges maturing in the next 12 months. Should prices remain at current levels, such gains will be realized through income to partially offset purchases of the hedged items. During 2005, we recognized $26 million of income to offset increased costs of purchases of energy and energy related commodities. Going forward, the results of our hedging practice could be positive, neutral, or negative in any period depending on price changes in the hedged exposures, and will tend to mitigate near term volatility in the exposures hedged. The practice is neither intended nor expected to mitigate longer term exposures.

Safety

We have made safety a top priority. We measure our progress on safety based on two measures, the Recordable Incidence Rate (“RIR”) as defined by OSHA and the Combined Occupational Disability Index (“CODI”). CODI is a subset of RIR and includes the more severe incidents that involve lost or restricted time. The table below provides our performance for the first six months of 2006 and the years ended December 31, 2005, 2004 and 2003. The numbers shown reflect information available as of June 30, 2006, and are based on the Company’s active work sites for 2006; such numbers are subject to change based upon receipt of additional information or change in the Company’s active work sites.

	Six Months Ended June 30, 2006	Year Ended December 31,
		2005	2004	2003
RIR	1.67	2.01	3.15	3.84
Percent improvement	17%	36%	18%

CODI rate	1.01	1.23	1.93	2.05
Percent improvement	18%	36%	6%

OUTLOOK FOR 2006

Our building materials markets remained strong through the second quarter of 2006. Sales in some of our markets are constrained due to currently available production capacity. Recent increases in United States housing inventory and interest rates are beginning to exert pressure on demand, which could impact prices for certain products.

Offsetting the potential softening of demand, we believe that the Energy Policy Act of 2005 may serve to stimulate demand for our qualifying insulation products in the United States due to the potential tax credits offered to homebuilders for the construction of more energy efficient homes, and to home-owners for certain energy efficient home improvements.

Global demand for energy related commodities and services has caused us to continue to experience cost inflation. We anticipate such inflation may not be recovered completely through price increases and will require us to achieve additional productivity gains in order to avoid margin compression. We will continue to focus on managing our capacity, introducing product offerings, maintaining cost control, and eliminating inefficiencies in our business and manufacturing processes to offset the effects of any softening in demand and to achieve planned results. If we cannot achieve targeted productivity gains, our margins, results of operations, and financial condition could be adversely affected.

On May 1, 2006, the Company completed its previously announced acquisition of Asahi Glass Co. Ltd.’s composite manufacturing facility located near Tokyo, Japan. The purchase price was approximately $8 million, subject to adjustment up to an additional $5 million, to be paid out in the future, if certain income thresholds are met. We believe this acquisition will support the growth of customers in the automotive, consumer and electrical, building and construction, and infrastructure markets and will position us to capitalize on emerging opportunities within the Asia Pacific region.

On July 25, 2006, the Company announced it has signed a purchase agreement to acquire the Modulo™/ParMur Group, a market-leading producer and distributor of manufactured stone veneer in Europe. The acquisition will further the global expansion of the Company’s manufactured stone veneer business in the European building products market. The transaction, valued at approximately $32 million (Euro 25.5 million), is expected to close in September.

On July 27, 2006, the Company announced that it is in discussions with Saint-Gobain to merge Owens Corning’s Reinforcements Business and Saint-Gobain’s Reinforcements and Composite Businesses (a part of the company known as Vetrotex) into a new company, to be called Owens Corning-Vetrotex Reinforcements. The combination of these two businesses would establish a strong global company in reinforcements and composite fabrics products. The new company would have operations across Europe, North and South America, and Asia.

The parties anticipate that the transaction would be structured as a joint venture, with the Company owning a 60% equity interest and Saint-Gobain owning the remaining 40%. The Company anticipates that it would consolidate the newly formed joint venture into its financial statements.

The transaction would be expected to close by early 2007 and is subject to regulatory and anti-trust approvals, and the negotiation and execution of definitive transaction documents and approval by the Boards of Directors of the parent companies.

RESULTS OF OPERATIONS

Consolidated Results

	Six Months Ended June 30,		For the years ended December 31,
	2006	2005	2005	2004	2003
	(dollars in millions)
Sales	$3,323	$2,992	$6,323	$5,675	$4,996
Gross margin	$565	$547	$1,158	$1,026	$826
As a percent of Sales	17.0%	18.3%	18.3%	18.1%	16.5%
Marketing and administrative	$271	$265	$565	$530	$459
As a percent of Sales	8.2%	8.9%	8.9%	9.3%	9.2%

Provision (credit ) for asbestos litigation claims (recoveries)	$(3)	$4,342	$4,267	$(24)	$(5)
Income (loss) from operations	$283	$(4,112)	$(3,743)	$427	$267
Interest expense	$151	$1	$739	$(12)	$8
Income tax (benefit) expense	$(179)	$51	$(387)	$227	$145
Net income	$314	$(4,170)	$(4,099)	$204	$115

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

NET SALES

Net sales for the six months ended June 30, 2006 were $3.323 billion, an 11.1% increase from the 2005 level of $2.992 billion. All segments improved, with about two-thirds of the increase resulting from higher prices primarily in Insulating Systems and Roofing and Asphalt, largely in response to increased costs.

Sales outside the United States represented 17% of total sales for the six months ended June 30, 2006, compared to 16% during the same time period in 2005.

GROSS MARGIN

Gross margin as a percent of sales for the six months ended June 30, 2006 decreased by 1.3 points compared to the same period of 2005. The Insulating Systems segment gross margin as a percent of sales improved primarily as a result of continued strong demand in the US housing and remodeling markets as well as commercial and industrial markets. The Roofing and Asphalt and Other Building Materials and Services segments gross margin as a percent of sales remained flat. The Composite Solutions segment gross margin as a percent of sales was negatively impacted by increased costs associated with the Taloja, India manufacturing facility being shutdown in conjunction with a capacity expansion, lower prices, and higher materials, energy and transportation costs.

MARKETING AND ADMINISTRATIVE EXPENSES

Marketing and administrative expenses were $271 million for the first six months of 2006, declining as a percent of sales to 8.2%, compared to 8.9% for the first half of 2005.

PROVISION FOR ASBESTOS LITIGATION CLAIMS

During the first quarter of 2005, the District Court provided an estimate of $7 billion for Owens Corning’s contingent personal injury asbestos liability. While uncertainty remains concerning the amount of such liability, as a result of this ruling, the Company determined that this estimate was a more likely outcome than any other in the range of possible outcomes and recorded an additional provision for asbestos litigation claims for Owens Corning of $3.435 billion, bringing the total reserve recorded for Owens Corning to $7 billion. The Company also re-evaluated its reserve for Fibreboard’s asbestos claims. Although the Court did not provide an estimate for Fibreboard’s liability, management evaluated the Court’s process for determining Owens Corning’s liability and determined that the range of possible outcomes had narrowed. Consequently, the Company determined that an additional $907 million liability should be recorded for Fibreboard, bringing the total reserve recorded for Fibreboard to $3.216 billion. The total provision recorded for asbestos litigation claims during the first quarter of 2005 was $4.342 billion. See the Notes to the Consolidated Financial Statements for further information concerning the provision for asbestos litigation claims.

INCOME FROM OPERATIONS

The increase in income from operations in 2006 compared to 2005 was primarily due to the impact of the $4.342 billion provision for asbestos litigation claims during the earlier period. Income was also positively impacted by strong sales and our ability to achieve some operating efficiencies derived from the strong demand in our largest markets. Additionally, our Composite Solutions segment also recognized approximately $35 million in gains in the United States related to the disposition of certain assets. Offsetting these gains were $9 million in losses related to a mark to market adjustment on energy related derivative instruments in the first quarter of 2006.

INTEREST EXPENSE

The 2006 results include expenses of $125 million with respect to the Pre-Petition Credit Facility relating to post-petition interest and certain other fees, in light of the terms of the Plan. Of these expenses, $12 million was recorded as an additional adjustment for the period ended December 31, 2005. The Plan also provides that certain holders of allowed unsecured trade claims against Debtors other than Owens Corning shall be paid post-petition interest on their claims calculated at the applicable federal judgment rate under certain circumstances set forth in the Plan. In light of such terms of the Plan, Owens Corning has recorded, for the period ended June 30, 2006, additional expenses of (i) $27 million for the period from the Petition Date through December 31, 2005, and (ii) $3 million for the first six months of 2006, in each case reflecting post-petition interest with respect to such unsecured trade claims.

While operating in Chapter 11 proceedings, a debtor company is generally prohibited from paying interest on unsecured pre-petition debts. As a result of the Filing, contractual interest expense on pre-petition debt of the Debtors other than the Pre-Petition Credit Facility and certain allowed unsecured trade claims against Debtors other than Owens Corning has not been accrued or recorded since the Petition Date. From the Petition Date through June 30, 2006, the contractual interest expense not accrued or recorded on such pre-petition debt (calculated using ordinary, non-default interest rates and without regard to debt maturity) totaled approximately $590 million, of which $52 million relate to the first six months of 2006 and $52 million relate to the first six months of 2005.

INCOME TAX EXPENSES

On an on-going basis, the Company records valuation allowances related to realization of certain tax assets, including deferred tax assets related to asbestos-related liabilities. In light of the Company’s financial position and Chapter 11 proceedings, including the current plan of reorganization, the Company decreased its valuation allowance for tax assets related to asbestos-related liabilities by $40 million during the first quarter of 2006, resulting in a $40 million tax benefit in the quarter. In the second quarter of 2006, the Company further decreased its valuation allowance, due to an additional change in the current plan of reorganization, by an additional $225 million for tax assets related to asbestos-related tax liabilities, resulting in a $225 million tax benefit in the quarter. As a result of these items, the Company had an effective tax rate of negative 136% for the first six months of 2006.

In the first quarter of 2005, the Company increased its asbestos-related reserves through charges to income of $3.435 billion for Owens Corning asbestos-related liabilities and $907 million for Fibreboard asbestos-related liabilities, for an aggregate charge of $4.342 billion. Management evaluated the realization of the $1.720 billion deferred tax assets resulting from the aggregate $4.342 billion charge in light of the Company’s financial position and the Chapter 11 proceedings. As a result of such assessment, management increased its valuation allowance related to charges for asbestos-related liabilities by $1.645 billion, resulting in a $75 million net tax benefit in the first quarter of 2005.

On May 18, 2006, new Texas state tax legislation, which substantially changes the state’s tax system, was enacted. The legislation impacted the Company’s ability to utilize its deferred tax assets, including previously recorded state of Texas net operating loss carryforwards. As a result of this new legislation, the Company incurred $10 million of additional tax expense during the second quarter to record its deferred tax assets and net operating loss carryforwards at realizable value.

NET INCOME

For the first half of 2006, Owens Corning reported net income of $314 million, or $5.24 per share, compared to net loss of $4.170 billion, or ($75.38) per share, for the first six months of the prior year. The net loss in 2005 reflected the $4.342 billion provision for asbestos litigation claims and the other items mentioned above.

TALOJA, INDIA MANUFACTURING FACILITY

During the week of July 24, 2005, the Company experienced a flood at its Taloja, India manufacturing facility, a 60% owned joint venture. This facility is insured for property damage and business interruption losses related to such events, subject to deductibles and policy limits. The Company estimates it has incurred, and expects to recover, approximately $25 million to $35 million of property damage costs and business interruption losses in 2005 and in the first quarter of 2006 associated with the Taloja flood. In the second quarter of 2006, the Company finalized settlement of its insurance claim with the policy maintained by the joint venture, resulting in a gain of approximately $8 million. The Company is in the process of settling the remaining claim under its global insurance policy.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

NET SALES

Net sales for the year ended December 31, 2005, were $6.323 billion, an 11% increase from the 2004 level of $5.675 billion. This increase was primarily the result of increased pricing actions and higher volumes in all reportable segments. The increased volumes were a result of growth in the United States housing and remodeling markets, an improved global economy, and strong demand for our residential roofing products in the southeastern United States, driven in part by the rebuilding efforts related to the hurricanes in 2004 and 2005. The effect of translating sales denominated in foreign currencies into U.S. dollars, principally in our Composite Solutions segment, was favorable and contributed approximately $15 million to the $648 million sales increase in 2005.

Sales outside the United States represented 16% of total sales during both 2005 and 2004.

GROSS MARGIN

Gross margin as a percent of sales improved only slightly during 2005. Strong demand in the markets in which we operated enabled us to improve our margin in 2005 through increased pricing for some of our products and realization of some operating efficiencies. However, these price increases and efficiency improvements were substantially offset by higher costs associated with energy related commodities (particularly oil, natural gas, and resin) and transportation. As previously described, to mitigate near term volatility in our operating results, we partially hedged our exposures to the cost of energy and some energy related commodities. During 2005, such hedges resulted in a $26 million reduction in prices paid for the purchases of the underlying commodities. Under the recent environment of rising commodity prices, our hedging activities have served to reduce our costs, however, should commodity prices stabilize, the benefits experienced from our hedging program during 2005 will decrease over time, and should commodity prices decline, our hedging instruments could adversely impact gross margins and our cost position compared to the market.

MARKETING AND ADMINISTRATIVE EXPENSES

Marketing and administrative expenses were $565 million for the year ended December 31, 2005, compared to $530 million for the year ended December 31, 2004. As a percent of sales, these expenses improved 0.4%.

PROVISION (CREDIT) FOR ASBESTOS LITIGATION CLAIMS

During the first quarter of 2005, the District Court that oversees our Chapter 11 proceedings provided an estimate of $7 billion for Owens Corning’s contingent personal injury asbestos liability. While uncertainty remains concerning the amount of such liability, as a result of this ruling, the Company determined that this estimate was a more likely outcome than any other in the range of possible outcomes and recorded an additional provision for asbestos litigation claims for Owens Corning of $3.435 billion, bringing the total reserve recorded for Owens Corning to $7 billion.

The Company also re-evaluated its reserve for Fibreboard’s asbestos claims. Although the District Court did not provide an estimate for Fibreboard’s asbestos liability, management evaluated the District Court’s process for determining Owens Corning’s liability and determined that the range of possible outcomes had narrowed. Consequently, the Company determined that an additional $907 million liability should be recorded for Fibreboard, bringing the total reserve recorded for Fibreboard to $3.216 billion. The total non-cash provision recorded for asbestos litigation claims during the first quarter 2005 was $4.342 billion.

During both 2005 and 2004, the Company also received various recoveries from insurance carriers for asbestos litigation claims reducing the total net asbestos related provision for 2005 to $4.267 billion compared to a credit of $24 million in 2004. See the Notes to the Consolidated Financial Statements for further information concerning the provision for asbestos litigation claims.

INCOME FROM OPERATIONS

The decrease in income from operations was primarily due to the $4.267 billion net provision for asbestos litigation claims taken during 2005. Our 2004 results for the Composite Solutions segment also reflect recoveries of insurance proceeds related to the 2003 flood at our L’Ardoise, France facility resulting in $28 million in gains. The overall decline in income from operations was partially offset through improved sales and our ability to achieve some operating efficiencies derived from the strong demand in our largest markets, a decrease of approximately $9 million in Chapter 11 related expenses in 2005 compared to 2004, foreign exchange gains of approximately $3 million in 2005 compared to losses of $4 million in 2004 and a $5 million gain on the extinguishment of certain debt in Asia. Our Composite Solutions segment also recognized approximately $10 million in gains in the United States related to the sale of metals used in certain production tooling. Additionally, as described more fully below, as the result of Ohio state tax legislation during the second quarter of 2005, the Company recorded $13 million of other income to establish a long term asset for credits that can be used to offset certain future Ohio tax obligations.

INTEREST EXPENSE

The 2005 results included expenses of $735 million with respect to the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 relating to post-petition interest and certain other fees. Of these expenses, (a) $538 million were recorded for the period ended September 30, 2005 as the result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of it’s Debtor and non-Debtor subsidiaries, and (b) the remaining $197 million were recorded for the period ended December 31, 2005 in light of the terms of the Company’s revised Plan and Owens Corning’s view of the likelihood of the amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility.

The 2004 results included a $16 million pre-tax gain due to the reversal of accrued interest from the settlement of certain guaranteed subsidiary debt. During 2004, we finalized a settlement with certain holders of third party debt by allowing the releasing debtholders various claims in our Chapter 11 proceedings. This settlement resulted in recording interest income in 2004 for the reversal of $16 million of accrued interest. This settlement also resulted in approximately $32 million of short-term debt and $35 million of long-term debt being reclassified as liabilities subject to compromise in our Consolidated Balance Sheet.

INCOME TAXES

During the first quarter of 2005, in connection with the incremental provision for asbestos litigation claims, management recorded deferred taxes and a valuation allowance to record the asset at realizable value. This resulted in a net tax benefit of $75 million. In addition, primarily due to the plan of reorganization filed in December of 2005 which contained a distributable value of the Company upon emergence that is greater than previously estimated, management recorded a reduction of its valuation allowance for deferred tax assets related to asbestos litigation claims of approximately $282 million with a corresponding tax benefit. Primarily as a result of these items, our effective tax rate for 2005 was 9%.

On June 30, 2005, new Ohio state tax legislation was signed into law, the net impact of which was expected to be favorable to the Company in the future. However, the impact of this new legislation on net income during 2005 was a charge of $18 million. This charge was the result of an additional tax provision of approximately $31 million, primarily due to the write-off of Ohio deferred tax assets, including net operating loss carryforwards that are no longer be utilized to offset income taxes. This charge was offset by a credit of $13 million recorded as other income representing the present value of a portion of the amounts written off that may be used as credits against a new gross receipts tax in the future.

Income tax expense included approximately $12 million of additional tax provision for the impact of our decision under the American Jobs Creation Act to repatriate approximately $220 million of earnings previously considered permanently reinvested outside of the United States.

During 2004, we reached an agreement in principle with the Internal Revenue Service to settle all issues from open tax years from 1986-1999 for approximately $99 million. The recording of the settlement resulted in several balance sheet reclassifications between various deferred, accrued, and subject to compromise tax related accounts. We also adjusted our tax reserves based on our review of the likelihood of the deductibility of Chapter 11 related reorganization items, as well as new legislation and other developments during 2004 related to the deductibility of certain items at the state tax level. Due in part to these tax adjustments, our effective tax rate for 2004 was 52%.

On April 15, 2005, the USBC issued the Final Equity Order imposing certain notice procedures and transfer restrictions on the trading of equity securities of Owens Corning. The Final Equity Order was sought by Owens Corning and certain of its subsidiaries to avoid limitations on the use of their tax net operating loss carryforwards and certain other tax attributes.

NET INCOME (LOSS)

Net income for the year ended December 31, 2005 was a loss of $4.099 billion, or ($74.08) per share, compared to income of $204 million, or $3.40 per share, for the prior year. The decrease in 2005 reflected the non-cash provision for asbestos litigation claims, the accrual of post-petition interest and fees on the Pre-Petition Credit Facility and other items mentioned above.

TALOJA, INDIA MANUFACTURING FACILITY

During the week of July 24, 2005, the Company experienced a flood at its Taloja, India manufacturing facility, a 60% owned joint venture. The Company consolidates this joint venture such that all losses and recoveries related to the flood are or will be recorded within the Company’s financial statements. The portion of losses and recoveries related to our joint venture partner appear in “Minority interest and equity in net earnings of affiliates” and “Minority interest” in our Consolidated Statement of Income (Loss) and Consolidated Balance Sheet, respectively. The facility is insured for property damage and business interruption losses relating to such events under a policy maintained by the joint venture and under the Owens Corning global insurance policy, each subject to policy limits. The losses are subject to a deductible of $250,000, which was incurred and expensed in the third quarter of 2005.

The Company estimates it has incurred, or will incur, a total of $25 million to $35 million of property damage costs and business interruption losses in 2005 and 2006 associated with the Taloja flood. The Company believes these costs/losses will be substantially covered by insurance. During 2005, the Company recorded approximately $2 million in receivables for flood related costs net of $7 million of insurance advances. In addition, approximately $6 million ($4 million in the fourth quarter) of business interruption costs related to the flood were expensed during the year. Should the expected recoveries not be received, the uncovered costs and losses could have a material adverse impact on the Composite Solutions business. Also, the timing of any recoveries may result in expenses being taken in periods before the insurance receipts are recorded or received.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

NET SALES

Net sales for the year ended December 31, 2004, were $5.675 billion, a 14% increase from the 2003 level of $4.996 billion. This increase was primarily the result of increased volumes in all of our segments and improved pricing in our Insulating Systems and Roofing and Asphalt segments. The increased volumes are a result of growth in the United States housing and remodeling markets and an improving global economy. Our Insulating Systems and Roofing and Asphalt segments were able to achieve some price increases in 2004 which, on a consolidated basis, more than offset the price lost in our Composite Solutions segment. The effect of foreign currency, principally in our Composite Solutions segment, was favorable and contributed approximately $42 million to the $679 million sales increase.

Sales outside the United States represented 16% of total sales in 2004, compared to 15% during 2003. This increase was primarily attributable to our expansion in Mexico through the acquisition of the outstanding interest in OC Mexico in 2004 and the sale of our U.S.-based metal systems assets and the exiting of certain other U.S.-based product lines in 2003.

GROSS MARGIN

Gross margin as a percent of sales improved by 1.6% during 2004, as compared to 2003. Strong demand in the markets in which we operated enabled us to gain operating efficiencies which improved our margin. Contributing to the increase in margin was an increase in pricing for some of our products. However, the price increases we were able to achieve were substantially offset by higher costs associated with energy related commodities (particularly oil, natural gas, and resin) and transportation.

MARKETING AND ADMINISTRATIVE EXPENSES

Marketing and administrative expenses were $530 million for the year ended December 31, 2004, compared to $459 million for the year ended December 31, 2003. As a percent of sales, these expenses were essentially flat for the two years.

INCOME FROM OPERATIONS

Income from operations increased $160 million, or 59.9%, during 2004 compared to 2003. Approximately $89 million of this increase was due to a $39 million decrease in restructuring and other charges, a $31 million decrease in Chapter 11 related charges, and an additional $19 million of recoveries for asbestos litigation claims in 2004 compared to 2003. Additionally, during the fourth quarter of 2004 we finalized our recoveries of insurance proceeds related to the December 2003 flood at our L’Ardoise, France facility. As a result, we recognized $7 million in gains on the replacement of equipment and $21 million of other income representing business interruption losses (primarily attributable to the first half of 2004). The balance of the improvement in income from operations was primarily driven by increased sales and improved operating efficiencies derived from the strong demand for our residential insulation products. Partially offsetting our improvement in income from operations compared to 2003 were foreign exchange losses of approximately $4 million in 2004 compared to gains of $12 million in 2003, and an additional allowance for doubtful accounts of $5 million in 2004 compared to a reduction of $6 million in 2003.

NET INCOME

Net income for the year ended December 31, 2004 was $204 million, or $3.40 per share, compared to $115 million, or $1.92 per share, for the prior year. In addition to the items discussed above, the 2004 results included the $16 million in income related to the release of certain guaranteed subsidiary debt.

Segment Results

Insulating Systems

The table below provides a summary of sales and income from operations for the Insulating Systems segment.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Sales	$1,041	$911	$1,976	$1,818	$1,508

Percent change from prior year	14.3%		8.7%	20.6%

Income From Operations	$235	$190	$424	$373	$217

Percent change from prior year	23.7%		13.7%	71.9%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

NET SALES

Net sales for the six months ended June 30, 2006 were $1.041 billion, a 14.3% increase from the 2005 level of $911 million. This increase was primarily the result of the continued strong demand in the US housing and remodeling markets as well as the commercial and industrial market. Favorable pricing in major product categories, to recover energy, material and transportation costs increases, also contributed to the increase in revenues, with the industry continuing to operate at high capacity utilization rates.

INCOME FROM OPERATIONS

Income from operations for the six months ended June 30, 2006, was $235 million, a 23.7% increase from the 2005 level of $190 million. Favorable pricing, higher volume and improved operating efficiencies more than offset inflation.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

NET SALES

Net sales for the year ended December 31, 2005, were $1.976 billion, an 8.7% increase from the 2004 level of $1.818 billion. This increase was primarily the result of favorable pricing actions. Strong demand for Insulating products kept industry capacity utilization high allowing the segment to offset significant cost increases.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2005, was $424 million, a 13.7% increase from the 2004 level of $373 million. The increase was due to pricing actions, productivity initiatives, and leveraging of selling, general and administrative costs which more than offset the inflation impact of energy, materials, labor and transportation.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

NET SALES

Net sales for the year ended December 31, 2004, were $1.818 billion, a 20.6% increase from the 2003 level of $1.508 billion. A favorable economic environment with historically low interest rates provided stimulus for volume growth in all major product categories. Also contributing to the increase in sales were higher prices to recover energy, material and transportation costs increases. Sales also increased as a result of the acquisition of the remaining 60% interest in Vitro Fibras (“OC Mexico”) in April of 2004.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2004, was $373 million, a 71.9% increase from the 2003 level of $217 million. The improvement reflects higher volumes and prices combined with high levels of capacity utilization which led to improved operating efficiencies.

Roofing and Asphalt

The table below provides a summary of sales and income from operations for the Roofing and Asphalt segment.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Sales	$962	$861	$1,806	$1,558	$1,400

Percent change from prior year	11.7%		15.9%	11.3%

Income From Operations	$78	$63	$139	$73	$85

Percent change from prior year	23.8%		90.4%	(14.1)%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

NET SALES

Net sales for the six months ended June 30, 2006, were $962 million, an 11.7% increase from the 2005 level of $861 million. This increase was primarily the result of price increases, generally reflecting the effects of pass through of higher energy, material, and transportation costs, which more than offset volume declines.

INCOME FROM OPERATIONS

Income from operations for the six months ended June 30, 2006, was $78 million, a 23.8% increase from the 2005 level of $63 million. The increase was due to price increases and productivity which more than offset raw material inflation.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

NET SALES

Net sales for the year ended December 31, 2005, was $1.806 billion, a 15.9% increase from the 2004 level of $1.558 billion. Sales were positively impacted by increased price, due to market demand and the partial recovery of escalating raw materials costs along with volume. Volume increases were driven by the rebuilding effort associated with the 2004 and 2005 Florida hurricanes and to a lesser extent the 2005 hurricanes impacting the remaining south east region.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2005, was $139 million, a 90.4% increase from the 2004 level of $73 million. The increase was due to favorable pricing, higher volumes and leveraging of selling, general, and administrative costs partially offset by higher raw materials and transportation costs.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

NET SALES

Net sales for the year ended December 31, 2004, were $1.558 billion, an 11.3% increase from the 2003 level of $1.400 billion. The primary driver for the sales increase was related to volume growth due to strong remodeling markets and the rebuilding effort related to the 2004 Florida hurricanes. Additionally increases in price partially offset higher costs, particularly in transportation to the storm impacted areas.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2004, was $73 million, a 14.1% decrease from the 2003 level of $85 million. The decreases in earnings were driven by increased raw materials costs related to energy, asphalt and transportation which were not entirely offset in price.

Other Building Materials and Services

The table below provides a summary of sales and income from operations for the Other Building Materials and Services segment.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Sales	$639	$567	$1,234	$1,112	$1,022

Percent change from prior year	12.7%		11.0%	8.8%

Income (Loss) From Operations	$5	$(2)	$17	$32	$35

Percent change from prior year	N/A		(46.9)%	(8.6)%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

NET SALES

Net sales for the six months ended June 30, 2006, were $639 million, a 12.7% increase from the 2005 level of $567 million. This increase was primarily the result of volume growth in all of the businesses within this segment.

INCOME FROM OPERATIONS

Income from operations for the six months ended June 30, 2006, was $5 million, an increase from the 2005 loss of $2 million. The increase was due to favorable pricing that slightly exceeded energy, material and transportation inflation.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

NET SALES

Net sales for the year ended December 31, 2005, were $1.234 billion, an 11.0% increase from the 2004 level of $1.112 billion. The increase was primarily the result of growth in our construction services business and pricing increases, in our vinyl siding and stone veneer products, that partially offset escalating raw material costs.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2005, was $17 million, a 46.9% decrease from the 2004 level of $32 million. The decrease was primarily the result of higher manufacturing costs and service issues associated with the expansion of one of our stone veneer facilities.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

NET SALES

Net sales for the year ended December 31, 2004, were $1.112 billion, an 8.8% increase from the 2003 level of $1.022 billion. The increase in sales was primarily due to volume growth in all major product categories. Historically high levels of new housing construction and residential remodeling activity during 2004 contributed to the strong demand for these products.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2004, was $32 million, an 8.6% decrease from the 2003 level of $35 million. The decrease was due to the inflation impact of energy, materials, labor and transportation partially offset by volume growth, pricing actions and productivity initiatives.

Composite Solutions

The table below provides a summary of sales and income from operations for the Composite Solutions segment.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Sales	$784	$751	$1,495	$1,368	$1,210

Percent change from prior year	4.4%		9.3%	13.1%

Income From Operations	$65	$63	$139	$136	$112

Percent change from prior year	3.2%		2.2%	21.4%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

NET SALES

Net sales for the six months ended June 30, 2006 were $784 million, a 4.4% increase from the 2005 level of $751 million. The increase in sales was primarily attributable to the acquisition of a manufacturing facility in Japan from Asahi Glass Co. Ltd. which occurred on May 1, 2006. Modest volume increases offset the impact of lower pricing.

INCOME FROM OPERATIONS

Income from operations for the six months ended June 30, 2006, was $65 million, a 3.2% increase from the 2005 level of $63 million. Gains on the sale of metals used in certain production tooling accounted for $35 million of the improvement. Without this gain, income from operations would have declined by $30 million, largely due to the negative impact of approximately $8 to $10 million associated with the Taloja, India manufacturing facility being shutdown in conjunction with a capacity expansion, lower prices, and inflation in raw materials, energy and transportation. Partially offsetting these reductions was an $8 million gain related to the insurance recoveries associated with the July, 2005 flood of the Taloja, India manufacturing facility.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

NET SALES

Net sales for the year ended December 31, 2005, were $1.495 billion, a 9.3% increase from the 2004 level of $1.368 billion. This increase was primarily the result of favorable pricing actions and higher volumes in glass reinforcements in North America and Europe, glass-reinforced mat, and aluminum and fiberglass parts sold into the recreational vehicle and cargo container market. The effect of translating sales denominated in foreign currencies into U.S. dollars was favorable and contributed approximately $15 million to the sales increase.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2005, was $139 million, a 2.2% increase from the 2004 level of $136 million. This increase was primarily the result of favorable pricing, higher volumes, productivity and the sale of metals used in certain production tooling which resulted in the recognition of approximately $10 million in gains. Offsetting these improvements was a volume shift to lower margin products and approximately $6 million in costs associated with the 2005 flood of our manufacturing facility in Taloja, India.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

NET SALES

Net sales for the year ended December 31, 2004, were $1.368 billion, a 13.1% increase from the 2003 level of $1.210 billion. An improving global economy increased the demand for glass fibers used in the construction, transportation, consumer, industrial, and infrastructure markets. This increased demand allowed us to realize increased volume which more than offset the impact of slightly lower prices. The effect of translating sales denominated in foreign currencies into U.S. dollars was favorable and contributed approximately $42 million to the sales increase in 2004.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2004, was $136 million, a 21.4% increase from the 2003 level of $112 million. This increase was primarily the result of higher volumes combined with improved operating efficiencies. Additionally, during the fourth quarter of 2004 we finalized our recoveries of insurance proceeds related to the December 2003 flood at our L’Ardoise, France facility. As a result, we recognized $7 million in gains on the replacement of equipment and $21 million of other income representing business interruption losses (primarily attributable to the first half of 2004).

Corporate, Other and Eliminations

The table below provides a summary of loss from operations for the Corporate, Other and Eliminations category.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Loss From Operations	$(100)	$(4,426)	$(4,462)	$(187)	$(182)

Percent change from prior year	97.7%		N/A	(2.7)%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

LOSS FROM OPERATIONS

The improvement in loss from operations in 2006 was primarily due to the $4.342 billion provision for asbestos litigation claims recorded in 2005, and a decrease of $5 million in Chapter 11 related reorganization items due to higher investment returns on the Fibreboard Settlement Trust assets and cash and cash equivalents during 2006. Offsetting these improvements were $9 million in losses related to a mark to market adjustment on energy related derivative instruments in the first quarter of 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

LOSS FROM OPERATIONS

The increase in the loss from operations was primarily due to the $4.267 billion net provision for asbestos litigation claims taken during 2005. The overall increase in loss from operations was partially offset through a decrease of approximately $9 million in Chapter 11 related expenses in 2005 compared to 2004. Additionally, as the result of Ohio state tax legislation during the second quarter of 2005, the Company recorded $13 million of other income to establish a long term asset for credits that can be used to offset certain future Ohio tax obligations. General corporate expenses remained relatively flat year over year.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

LOSS FROM OPERATIONS

General corporate expenses increased $94 million, primarily resulting from increased pension costs, increased cost of goods sold related to the revaluation of inventories to the last-in, first-out method (LIFO), the impact of unfavorable foreign exchange rates, and a gain in 2003 related to the settlement of certain vendor payables at a discount. Partially offsetting the increase in general corporate expenses were a $39 million decrease in restructuring and other charges, a $31 million decrease in Chapter 11 related charges, and an additional $19 million of recoveries for asbestos litigation claims in 2004 compared to 2003.

LIQUIDITY, CAPITAL RESOURCES AND OTHER RELATED MATTERS

Liquidity and Capital Resources

The following table provides information regarding our liquidity (in millions, except ratios).

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Cash balance	$1,493	$1,048	$1,559	$1,125	$1,005
Cash flow from operations	$79	$54	$746	$449	295
Cash flow used in investing activities	$(158)	$(115)	$(283)	$(320)	(145)
Unused committed credit lines	$79	$103	$81	$113	167
Working capital analysis
Net working capital	$976	$1,391	$919	$1,177	$1,024
Current ratio	1.51	2.51	1.51	2.24	2.19
Days sales outstanding (a)	N/A	N/A	35	34	34
Days of inventory on hand (b)	N/A	N/A	44	44	42
Days payable outstanding (c)	N/A	N/A	37	35	29

a)	Days sales outstanding is defined as receivables divided by average daily sales. Average daily sales is calculated by dividing annual sales by 365.

b)	Days of inventory on hand is defined as FIFO inventory, divided by cost of sales divided by 365.
c)	Days payable outstanding is defined as accounts payable, excluding subject to compromise, divided by cost of sales divided by 365.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

We ended the second quarter of 2006 with a cash balance of $1.493 billion, a decrease of $66 million from December 31, 2005. The preceding table provides information regarding our liquidity.

Cash flow from operations was a positive $79 million for the first six months of 2006, compared to $54 million for the same period of 2005. This increase in cash from operations was primarily driven by improved income from operations. Net working capital and the current ratio at June 30, 2006 were $976 million and 1.51, respectively, compared to $1.391 billion and 2.51 as of June 30, 2005. The declines in net working capital and the current ratio are primarily the result of recording interest on certain pre-petition liabilities beginning in the third quarter of 2005.

Investing activities consumed $158 million in cash during the first half of 2006, compared to $115 million during the same period in 2005. Under expected market conditions, we anticipate spending approximately $200 million in capital investments in the last two quarters of 2006, substantially all of which are uncommitted as of June 30, 2006. We expect these expenditures will be funded from the Company’s operations and existing cash on hand.

Financing activities during the first six months of 2006 provided cash of $8 million, compared to a use of cash of $9 million for the same period in 2005. The cash provided by financing in the first half of 2006 primarily resulted from additional borrowings to refinance debt in India. The use of cash in 2005 primarily related to payments of outstanding debt in India, partially offset by additional borrowings to refinance debt in India.

At June 30, 2006, we had $2.952 billion of debt subject to compromise and $63 million of other debt, compared to $2.952 billion of debt subject to compromise and $55 million of other debt at December 31, 2005.

The Company has several defined benefit pension plans. The Company made cash contributions of approximately $5 million to the plans during the first six months of 2006, and an additional $5 million in July 2006. We expect to make additional cash contributions of $35 million to $50 million during the remainder of the year. The contributions will be made from the Company’s current cash balance and cash generated from operations. The Company’s pension related assets decreased to $441 million at June 30, 2006, from $471 million at December 31, 2005. The Company’s recorded long-term pension plan liability increased to $702 million at June 30, 2006, from $684 million at December 31, 2005, primarily due to the acquisition of a manufacturing facility in Japan on May 1, 2006. The ultimate cash flow impact to the Company, if any, of the pension plan liability and the timing of any such impact will depend on numerous variables, including future changes in actuarial assumptions, legislative changes to pension funding laws, and market conditions.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 and December 31, 2003

The increase in cash flow from operations in 2005 compared to 2004 was primarily the result of improved income excluding non-cash charges for asbestos and interest and fees on pre-petition debt. Net working capital and the current ratio decreased to $919 million and 1.51, respectively, for 2005 primarily due to the accrual of $735 million of interest and fees with respect to the Pre-Petition Credit Facility. We were able to decrease our overall cash collection cycle (defined as days sales outstanding plus days of inventory on hand less days payable outstanding) to 42 days, from 43 days in 2004. Cash flow from operations on a comparable basis also reflects contributions of $49 million to the Company’s pension plans during 2005, compared to contributions of $231 million in 2004.

Although our spending on additions to plant and equipment increased to $288 million in 2005 from $232 million in 2004, overall investing activities consumed only $283 million in cash during 2005, compared to $320 million during 2004. The decrease in net cash used in investing activities during 2005 is primarily attributable to:

•	A decrease in the amount of cash invested in affiliates or used to acquire new entities in 2005 compared to 2004.

•	Larger proceeds from the sale of surplus assets during 2005 than 2004.

Total spending for capital and investments, including investments in affiliates net of cash acquired, was $302 million in 2005 and $328 million in 2004. Under expected market conditions, we anticipate that 2006 spending for capital investments will be approximately $350 million, substantially all of which is uncommitted. We expect these expenditures will be funded from the Company’s operations and existing cash on hand.

Financing activities resulted in a use of cash of $30 million in 2005 compared to $24 million in 2004. The use of cash in 2005 primarily relates to payments of $13 million to reduce outstanding debt in China, payments of $14 million to reduce debt in India partially offset by $7 million in new borrowings in India, and payments of approximately $6 million on short term debt in Asia. The cash usage in 2004 includes payments of $20 million to reduce outstanding debt in India.

At December 31, 2005, we had $2.952 billion of debt subject to compromise and $55 million of other debt. At December 31, 2004, we had $2.958 billion of debt subject to compromise and $80 million of other debt. Of the other debt amounts for 2005 and 2004, $7 million was in default as a consequence of the Filing and therefore classified as current on the Consolidated Balance Sheet.

The Company has significant liabilities related to pension plans for its employees. The Company contributed $49 million to the pension plans in 2005. The Company’s pension-related assets decreased to $471 million at December 31, 2005, from $499 million at December 31, 2004, primarily due to additional service costs, interest cost accrued and amortization of prior actuarial losses exceeding contributions to the pension plans and return on plan assets. The Company’s recorded long-term pension plan liability decreased to $684 million at December 31, 2005, from $731 million at December 31, 2004. The ultimate cash flow impact to the Company, if any, of the pension plan liability, and the timing of any such impact, will depend on numerous variables, including future changes in actuarial assumptions and market conditions.

Other Related Matters

In connection with the Filing, the Debtors obtained a $500 million debtor-in-possession credit facility from a group of lenders led by Bank of America, N.A. (the “DIP Financing”), which was originally scheduled to expire November 15, 2002. In October 2002, the Debtors reached agreement with the lenders to renew the DIP Financing for an additional term of two years, with a reduced maximum availability of $250 million. In September 2004, the credit facility was renewed for an additional 2 years. There were no borrowings outstanding under the DIP Financing at June 30, 2006; however, approximately $171 million of the availability under this facility was utilized as the result of the issuance of standby letters of credit and similar uses.

As a consequence of the Filing and the impact of certain provisions of the Company’s DIP Financing and pursuant to a cash management order entered by the Bankruptcy Court, the Company and its subsidiaries are now subject to certain restrictions, including restrictions on their ability to pay dividends and to transfer cash and other assets to each other and to affiliates.

The Company believes, based on information currently available to it, that its cash and cash equivalents, and cash available from operations, will provide sufficient liquidity to allow it to continue as a going concern for the foreseeable future. However, the ability of the Company to continue as a going concern (including its ability to meet post-petition obligations of the Debtors and to meet obligations of the Non-Debtor Subsidiaries) and the appropriateness of using the going concern basis for its financial statements are dependent upon, among other things, (i) the Company’s ability to comply with the terms of any cash management order entered by the Bankruptcy Court in connection with the Chapter 11 Cases, (ii) the ability of the Company to maintain adequate cash on hand, (iii) the ability of the Company to generate cash from operations, (iv) the ability of the Non-Debtor Subsidiaries to obtain necessary financing, (v) confirmation of a plan or plans of reorganization under the Bankruptcy Code, and (vi) the Company’s ability to achieve profitability following such confirmation.

As described above the USBC has scheduled a hearing on the confirmation of the Company’s currently proposed Plan to commence on September 18, 2006. The timing of cash inflows and outflows related to the Plan will depend on whether and when the Plan becomes effective and the outcome of the FAIR Act.

If the Plan is confirmed and becomes effective, the Company’s cash obligations under the Plan include the following:

•	The 524(g) Trust will receive: (1) $1,250 million in cash, (ii) all amounts held in the Fibreboard Settlement Trust and certain asbestos-related escrow and administrative accounts, and (iii) a contingent right to payment in the amount of approximately $1.390 billion. The contingent right to payment will be payable to the 524(g) Trust depending upon whether the FAIR Act is enacted into law on or before the date occurring ten days after the conclusion of the 109th Congress (the “Trigger Date”). With certain exceptions, if the FAIR Act has been enacted into law on or before the Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, the contingent right to payment will be cancelled without any payment. If the FAIR Act has not been enacted into law by the Trigger Date, the Company will be obligated to satisfy the contingent right to payment by cash payment no later than January 8, 2007. If, as of the Trigger Date, the FAIR Act has been enacted into law but is subject to legal challenge, payment under the contingent right to payment will be suspended until the legal challenge has been resolved by final non-appealable judgment.

•	$2.423 billion in cash (calculated as of June 30, 2006) payable to holders of debt under the Pre-Petition Credit Facility.

•	$284 million in cash (calculated as of June 30, 2006) payable to general unsecured creditors.

Other than amounts payable with respect to the Fibreboard Settlement Trust and the asbestos-related escrow and administrative accounts, which would be paid directly from those sources, the Company expects to fund its cash obligations under the Plan from its accumulated cash and cash equivalents, cash available from operations, a rights offering of reorganized Owens Corning common stock that is expected to raise gross proceeds of approximately $2.187 billion, and new debt financing. In connection with the referenced rights offering, the Company has entered into an Equity Commitment Agreement with J.P. Morgan Securities Inc. (“JPMSI”), whereby JPMSI, subject to certain terms and conditions, has committed to purchase from the Company any of the shares of Reorganized Owens Corning common stock not subscribed for and purchased pursuant to the rights offering. In connection with the Equity Commitment Agreement, JPMSI entered into a syndication agreement with various other Backstop Purchasers, whereby each Backstop Purchaser agreed to each purchase its pro rata share of any shares of Reorganized Owens Corning common stock purchased under the Equity Commitment Agreement by JPMSI. The Equity Commitment Agreement obligated the Company to pay JPMSI a fee of $100 million. Such fee was paid on July 10, 2006, following the entry of an order by the USBC authorizing the Company’s entry into and implementation of the Equity Commitment Agreement. With respect to the referenced new debt financing, the Company has entered into a Senior Credit Facilities Commitment Letter with Citigroup Global Markets Inc., Bank of America, N.A. and Banc of America Securities LLC pursuant to which such entities have committed, subject to the ultimate approval of the USBC, definitive credit documentation and certain other terms and conditions, to provide reorganized Owens Corning (or one or more of its affiliates) with post-emergence financing, consisting of a $1.4 billion term loan facility and a $1.0 billion revolving credit facility. In addition, the Company has entered into an Engagement Letter with Citigroup Global Markets Inc. pursuant to which the Company engaged Citigroup to underwrite one or more potential securities offerings within six months after the effective date of the Plan. There can be no assurance that financing or other funding will become available on terms currently contemplated or otherwise on commercially reasonable terms.

The Company believes, based on information currently available to it, that its cash and cash equivalents, cash available from operations, and cash available from external sources will provide sufficient liquidity to meet its obligations in connection with its emergence from Chapter 11 and to satisfy its normal course cash requirements following emergence.

OFF BALANCE SHEET ARRANGEMENTS

The Company enters into certain off balance sheet arrangements, as defined under Securities and Exchange Commission rules, in the ordinary course of business. These arrangements include securitization of accounts receivable and guarantees with respect to unconsolidated affiliates and other entities (see the Notes to the Consolidated Financial Statements for further information regarding these arrangements). The Company does not believe these arrangements will have a material effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CONTRACTUAL OBLIGATIONS

In the ordinary course of business, the Company enters into contractual obligations to make payments to third parties. The Company’s known contractual obligations as of December 31, 2005 are as follows:

	Payments due by period
(in millions of dollars)	2006	2007	2008	2009	2010	2011 and Beyond	Total
Long-term debt Obligations	$17	$19	$5	$—	$—	$—	$41
Capital lease obligations	3	3	3	3	1	5	18
Operating lease obligations	72	57	42	26	18	104	319
Purchase obligations*	228	97	82	26	15	26	474
Other long-term liabilities reflected in the Company’s Consolidated Balance Sheet	—	—	—	—	—	—	—

Total	$320	$176	$132	$55	$34	$135	$852

*	Purchase obligations include all take-or-pay arrangements, capital expenditures, and contractual commitments to purchase equipment. We did not include ordinary course of business purchase orders in this amount as the majority of such purchase orders may be canceled and are reflected in historical operating cash flow trends. We do not believe such purchase orders will adversely affect our liquidity position.

The contractual obligations above exclude obligations subject to compromise, post-petition interest on pre-petition debt and obligations to fund our employee benefit or pension plans.

RESTRUCTURING OF OPERATIONS AND OTHER CHARGES (CREDITS)

2005 Credits

During 2005, due to new Ohio state tax legislation, the Company recorded a pretax credit in the Consolidated Statement of Income (Loss) under the caption “Other” of approximately $13 million representing the present value of the net operating losses that will be allowed to be taken as credits against a new gross receipts tax. The Company also renegotiated certain Asian debt resulting in a gain of $5 million related to the forgiveness of such debt which was recorded in the Consolidated Statement of Income (Loss) under the caption “Other”.

2004 Credits

During 2004, the Company recorded a pretax credit to cost of sales in the Consolidated Statement of Income of approximately $5 million, representing a gain realized on the sale of a manufacturing facility during the first quarter of 2004. The assets associated with this sale were previously written down when the facility was shutdown in 2002.

2003 Charges

During 2003, the Company recorded $34 million in pretax charges, as the Company continued a comprehensive strategic review of its businesses in connection with the Chapter 11 proceedings and development of a plan or plans of reorganization. The $34 million pretax charge was comprised of $36 million of pretax other charges and a $2 million pretax restructure credit. The $36 million in other pretax charges were recorded as a $23 million charge to cost of sales and a $13 million pretax charge in the Consolidated Statement of Income (Loss) under the caption “Other”.

The $23 million charge to cost of sales includes a $28 million charge for the additional write-down of two groups of assets within building materials product categories to net realizable value based on valuations of the future cash flows of the assets using assumptions consistent with current market conditions, offset by a credit of $5 million to reduce the reserve for certain facility closure costs to the current estimate. The $13 million pretax charge consisted of a $15 million loss on the sale of the Company’s metal systems assets, offset by a $1 million gain on the sale of the Company’s mineral wool business and a $1 million credit for the revision of previous estimates of the costs associated with closures of non-strategic facilities.

The $2 million credit to restructure charges was recorded as a $2 million additional non-cash asset write-down of previously closed facilities and a $4 million credit as the result of the completion of previous restructure actions at a lower than estimated cost.

RENEGOTIATION OF WORLD HEADQUARTERS LEASE

During the second quarter of 2003, the Company completed actions to reduce the effective cost of occupying its World Headquarters facility, including (1) renegotiation of the lease structure of the facility, including extension of the lease term, reduction of the payments and modification of the end-of-term purchase option, resulting in a classification change from an operating lease to a capital lease, (2) purchase of certain bonds issued by the lessor (the “Bonds”) in connection with the initial financing of the facility, and (3) obtaining a legal right of offset, which allows the Company to apply interest and principal receipts due under the Bonds toward its lease liability. Classifying the lease as a capital lease resulted in (1) the recording of a lease liability of approximately $39 million, (2) the reduction of the previously recorded prepaid rent attributable to the original operating lease by approximately $45 million, and (3) the recording of building and equipment at a total value of approximately $84 million.

The Bonds, which had a par value at the purchase date of approximately $53 million, were purchased in exchange for cash payments totaling approximately $32 million. Such payments resulted in the Company reducing the lease liability by the $32 million. Also, as part of the agreement, the Company allowed the selling bondholders a claim in its Chapter 11 proceedings of approximately $21 million related to the discount on the purchase of the Bonds. The Company recorded a liability subject to compromise in its Consolidated Balance Sheet and a Chapter 11 related reorganization item in its Consolidated Statement of Income (Loss) related to this claim.

CRITICAL ACCOUNTING POLICIES

The Company’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments related to these assets, liabilities, revenues and expenses. Management bases its estimates and judgments on historical experience, expected future outcomes, and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

The Company’s Consolidated Financial Statements have been prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to Bankruptcy Court approval or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the Consolidated Financial Statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the consolidated historical financial statements.

The Company recognizes revenue when title and risk pass to the customer, generally when goods are shipped. Provisions for discounts and rebates to customers, returns, warranties and other adjustments are provided in the same period that the related sales are recorded.

Inventories are stated at lower of cost or market value. Inventory costs include material, labor and manufacturing overhead. Approximately half of our inventories are valued using the first-in, first-out (FIFO) method and the balance of inventories is generally valued using the last-in, first-out (LIFO) method.

The Company exercises judgment in evaluating tangible and intangible long-lived assets for impairment. This requires estimating useful lives, future operating cash flows and estimated fair value of the assets under review. Changes in management intentions, market conditions or operating performance could indicate that impairment charges might be necessary that would be material to the Company’s consolidated financial statements in any given period.

Accounting for pensions and other postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. To accomplish this, extensive use is made of assumptions, such as inflation, investment returns, mortality, turnover, medical costs and discount rates through a collaborative effort by management and outside advisors such as consultants, lawyers and actuaries. The results of this effort provide management with the necessary information on which to base its judgment and develop the estimates used to prepare the financial statements. Changes in assumptions used could result in a material impact to the Company’s consolidated financial statements in any given period.

Two key assumptions that have a significant impact on the measurement of pension liability and pension expense are the discount rate and expected return on plan assets. For the Company’s largest plan, the U.S. plan, the discount rate was derived by performing a bond matching exercise using a bond portfolio of non-callable bonds rated AA- or better. The bonds were selected so that the expected cash flows of the pension plan were reasonably matched by available coupons and maturities. In developing the hypothetical portfolio, the use of any specific issue was limited to 30% of the outstanding bonds available as of the measurement date, and the amount of the projected benefit obligation that could be matched by any one bond issue was limited to 20%. This bond matching exercise supported a discount rate of 5.80% for the pension plan’s October 31, 2005 measurement, a decrease from 5.85% in the previous year. The lower discount rate for 2005 reflects market interest rate conditions, which generally increased for short-term instruments and decreased for long-term instruments. A 25 basis point increase in the discount rate would decrease the U.S. pension projected benefit obligation by approximately $32 million and 2006 pension expense by approximately $2 million. A 25 basis point decrease in the discount rate would increase the benefit obligation by approximately $33 million and 2006 pension expense by approximately $2 million.

The discount rate for the Company’s U.S. postretirement plan was selected using the same method as described for the pension plan. The bond matching exercise supported a discount rate of 5.80% for the plan’s October 31, 2005 measurement, a decrease from 5.85% in the previous year. A 25 basis point increase in the discount rate would decrease the U.S. postretirement benefit obligation by approximately $7 million and 2006 postretirement benefit expense by a nominal amount. A 25 basis point decrease in the discount rate would increase the benefit obligation by approximately $9 million and 2006 postretirement benefit expense by a nominal amount.

The expected return on plan assets was derived by taking into consideration the current plan asset allocation, historical rates of return on those assets and projected future asset class returns. An asset return model was used to develop an expected range of returns on plan investments over a 20 year period, with the expected rate of return selected from a best estimate range within the total range of projected results. This process resulted in the selection of an expected return of 7.50% at the October 31, 2004 measurement date, which was used to determine 2005 pension expense. The expected rate of return used to determine pension expense in 2003 and 2004 was 8.00%. The decrease from 8.00% in 2003 and 2004 to 7.50% in 2005 was the result of a change in the asset allocation. At the October 31, 2005 measurement date, the calculation resulted in the selection of an expected return on plan assets of 7.50%, which is consistent with the prior year. This rate will be used to determine the Company’s 2006 pension expense. A 25 basis point increase (decrease) in return on plan assets assumption would result in a decrease (increase) of 2006 pension expense by $2 million.

The Company estimates a reserve for asbestos-related liabilities that have been asserted or are probable of assertion. The estimate of liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict, and such uncertainties significantly increased as a result of the Chapter 11 Cases. The Company will continue to review its asbestos reserve on a periodic basis and make such adjustments as may be appropriate. Any such adjustment could be material to the Company’s consolidated financial statements in any given period. Please see the Notes to the Consolidated Financial Statements for further discussion.

The determination of the Company’s tax provision is complex due to operations in several tax jurisdictions outside the United States. In addition, realization of certain deferred tax assets is dependent upon our ability to generate future taxable income. The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. While the Company has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. With respect to the valuation allowance for deferred tax assets related to charges for asbestos-related liabilities, the amount of the valuation allowance was determined in part by assumptions relating to the expected enterprise value at the time of emergence from bankruptcy and other matters that will ultimately be resolved through the bankruptcy process. Changes in the plan of reorganization could result in a material increase or decrease in the valuation allowance. In addition, the Company maintains tax reserves to cover Internal Revenue Service (“IRS”) claims for income taxes and interest attributable to audits of open tax years. While the Company believes that the existing reserves are appropriate in light of the audit issues involved, its defenses, its prior experience in resolving audit issues, and its ability to realize certain challenged deductions in subsequent tax returns if the IRS were successful, there can be no assurance that such reserves will be sufficient. The Company will continue to review its tax reserves on a periodic basis and make such adjustments as may be appropriate. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4”, or SFAS No. 151. SFAS No. 151 amends the guidance in ARB No. 43 and clarifies accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement became effective for the Company as of January 1, 2006. The effect of adoption of this standard is not material.

In December 2004, the Financial Accounting Standards Board issued a revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment”. This statement eliminates the intrinsic value method as an allowed method for valuing stock options granted to employees. Under the intrinsic value method, compensation expense was generally not recognized for the issuance of stock options. The revised statement requires compensation expense to be recognized in exchange for the services received based on the fair value of the equity instruments on the grant-date. The Company adopted the provisions of this statement during 2005. The effect of adoption of this standard was not material as none of the Company’s previously issued stock-based awards were materially impacted. Additionally, the Company does not expect to issue stock-based compensation while it remains in Chapter 11 proceedings.

In March 2005, the Financial Accounting Standards Board issued Interpretation Number 47, “Accounting for Conditional Asset Retirement Obligations”, or FIN 47. This statement clarifies the meaning of the term “conditional asset retirement” as used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, and clarifies when an entity has sufficient information to reasonably estimate the fair value of an asset retirement obligation. The statement requires the accelerated recognition of certain asset retirement obligations when a fair value of such obligations can be estimated. This statement became effective for the Company in the fourth quarter of 2005. The effect of adoption of this standard was not material.

In June 2006, the FASB issued Statement of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return, and it will likely cause greater volatility in the consolidated statement of income as more items are recognized discretely within income tax expense. This statement becomes effective for annual periods beginning after December 15, 2006. The Company is still evaluating the impact of the adoption of FIN 48 on its consolidated financial statements.

All prospective changes in accounting principles required to be adopted within 12 months of the date of emergence will be adopted in conjunction with fresh-start accounting.

ENVIRONMENTAL MATTERS

The Company has been deemed by the United States Environmental Protection Agency (“EPA”) to be a Potentially Responsible Party (“PRP”) with respect to certain sites under the Comprehensive Environmental Response, Compensation and Liability Act (“Superfund”). The Company has also been deemed a PRP under similar state or local laws. In other instances, other PRPs have brought suits against the Company as a PRP for contribution under such federal, state or local laws. At June 30, 2006, a total of 61 such PRP designations remained unresolved by the Company. In most cases the Company is only one of many PRPs with potential liability for investigation and remediation at the applicable site. The Company is also involved with environmental investigation or remediation at a number of other sites at which it has not been designated a PRP.

The Company estimates a reserve in accordance with generally accepted accounting principles to reflect environmental liabilities that have been asserted or are probable of assertion, in which liabilities are probable and reasonably estimable. At June 30, 2006, the Company’s reserve for such liabilities was $13 million. In connection with the Filing, the Company initiated a program to identify and discharge contingent environmental liabilities as part of its plan or plans of reorganization. Under the program, the Company is seeking settlements, subject to approval of the Bankruptcy Court, with various federal, state and local authorities, as well as private claimants. On July 23, 2003, the Bankruptcy Court approved one such settlement agreement with the United States resolving certain environmental liabilities with respect to the EPA, including liabilities associated with some of the PRP designations noted above. The Company will continue to review its environmental reserve in light of such program and make such adjustments as may be appropriate.

The 1990 Clean Air Act Amendments (the “Act”) provide that the EPA will issue regulations on a number of air pollutants over a period of years. The EPA issued final regulations for wool fiberglass and mineral wool in June 1999, for wet formed fiberglass mat production in April 2002, and for reinforced plastic composites production and asphalt roofing and processing in April 2003. The Company anticipates that other relevant sources to be regulated in the near future include large burners and boilers. Based on information now known to the Company, including the nature and limited number of regulated materials Owens Corning emits, we do not expect the Act to have a materially adverse effect on our results of operations, financial condition or long-term liquidity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to the impact of changes in foreign currency exchange rates, interest rates, natural gas prices and transportation costs in the normal course of business. To mitigate some of the near term volatility in our earnings and cash flows, the Company manages certain of our exposures through the use of certain financial and derivative financial instruments. The Company’s objective with these instruments is to reduce exposure to fluctuations in earnings and cash flows. The Company’s policy is to use foreign currency, interest rate and commodity derivative financial instruments only to the extent necessary to manage exposures as described above. The Company does not enter into such transactions for trading purposes.

A discussion of the Company’s accounting policies for derivative financial instruments is included in the Notes to the Consolidated Financial Statements. Further information on the Company’s exposure to market risk is included in the Notes to the Consolidated Financial Statements.

The Company uses sensitivity analysis disclosures that express the potential loss in fair values of market risk sensitive instruments resulting from a 10% change in interest rates, foreign currency exchange rates, and commodity prices that assume instantaneous, parallel shifts in exchange rates, interest rate yield curves, and commodity prices. The following analysis provides such quantitative information regarding market risk. For options and instruments with nonlinear returns, models appropriate to the instrument are utilized to determine the impact of market shifts. There are certain shortcomings inherent in the sensitivity analyses presented, primarily due to the assumption that exchange rates change in parallel fashion and that interest rates change instantaneously. In addition, the analyses are unable to reflect the complex market reactions that normally would arise from the market shifts modeled.

Foreign Exchange Rate Risk

The Company has foreign currency exposures related to buying, selling, and financing in currencies other than the local currencies in which it operates. The Company enters into various forward and option contracts, which change in value as foreign currency exchange rates change, to preserve the carrying amount of foreign currency-denominated assets, liabilities, commitments, and certain anticipated foreign currency transactions. The net fair value of financial instruments used to limit exposure to foreign currency risk was an asset of less than $1 million at December 31, 2005, and a liability of approximately $2 million at December 31, 2004. The potential loss in fair value for such financial instruments from a 10% adverse change in quoted foreign currency exchange rates would be approximately $12 million for each year.

Interest Rate Risk

The Company is subject to market risk from exposure to changes in interest rates due to its financing, investing, and cash management activities. The pre-petition credit facility is exposed to floating interest rates. The total outstanding balance of the pre-petition credit facility, including all accrued interest and fees, was approximately $2.186 billion as of December 31, 2005. The effective interest rate for 2005 was 8.87 percent. If the market interest rates underlying this facility increase by a full percentage point, interest expense for 2006 would increase by approximately $22 million. Annual cash flow is not impacted by interest rate changes since we are not currently paying interest on pre-petition debt while OCD is in bankruptcy.

During 2005 and 2004, the Company also held interest rate sensitive securities in the Fibreboard Settlement Trust. At December 31, 2005 and 2004, the net fair value of these investments was approximately $1.371 billion and $1.355 billion, respectively. The potential loss in fair value resulting from a 10% adverse shift in quoted interest rates would be approximately $11 million for 2005 and $7 million for 2004.

Commodity Price Risk

The Company is exposed to changes in prices of commodities used in its operations, primarily associated with energy, such as natural gas, and raw materials, such as asphalt, PVC and polystyrene. The Company enters into cash-settled natural gas swap contracts to protect against changes in natural gas prices on a rolling 12-36 month forward basis; however, no financial instruments are currently used to protect against changes in raw material costs. At December 31, 2005, the net fair value of such swap contracts was an asset of approximately $21 million, compared to a liability of approximately $3 million at December 31, 2004. The potential loss in fair value resulting from a 10% adverse change in the underlying commodity prices would be approximately $14 million and $6 million for 2005 and 2004, respectively. This amount excludes the offsetting impact of the price risk inherent in the physical purchase of the underlying commodities.

The Company is also exposed to changes in diesel fuel costs associated with delivering finished goods to customers. The Company utilizes cash-settled heating oil swap contracts to protect against changes in diesel fuel costs on a rolling 12-36 month forward basis. At December 31, 2005, the net fair value of these contracts was a liability of less than $1 million, compared to an asset of approximately $1 million at December 31, 2004. The potential loss in fair value resulting from a 10% adverse change in the underlying commodity prices would be approximately $2 million and $1 million for 2005 and 2004, respectively. This amount excludes the offsetting impact of the price risk inherent in the physical purchase of the underlying commodities.

BUSINESS

Overview

Founded in 1938 and headquartered in Toledo, Ohio, Owens Corning is a market leading global producer of residential and commercial building materials and glass fiber materials for composite systems. We operate within two general product categories: building materials, which includes our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services reportable segments, and composites, which includes our Composite Solutions reportable segment. Through these lines of business, we manufacture and sell products primarily in the United States, Canada, Europe, Asia Pacific and Latin America, and we maintain leading market positions in all of our major product categories.

On October 5, 2000, OCD and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code to resolve asbestos claims against OCD and certain of its subsidiaries in a fair and equitable manner and protect the long-term value of OCD’s business. We expect to satisfy the conditions of our plan of reorganization and anticipate emerging from bankruptcy in the fourth quarter of 2006, with our asbestos related liabilities fully addressed through such plan of reorganization.

Owens Corning’s net sales, after intercompany eliminations, have grown from $4.87 billion in 2002 to $6.32 billion in 2005. For the six months ended June 30, 2006, Owens Corning’s net sales were $3.32 billion, after intercompany eliminations.

Insulating Systems

Owens Corning is North America’s largest producer of residential, commercial and industrial insulation, and the second-largest producer of extruded polystyrene foam insulation. The Company’s residential insulating systems help our customers conserve energy, provide improved acoustical performance and offer convenience of installation and use, making them a preferred product for new home construction and remodeling. Owens Corning also sells energy efficient flexible duct media for residential applications, fiberglass hot and cold pipe insulation, and metal building insulation for commercial and industrial uses. Our foam insulation products are used in above and below grade construction applications. We sell our insulation products primarily to insulation installers, home centers, lumberyards, retailers and distributors. We sell our insulation products under well recognized brand names and trademarks such as Owens Corning PINK FIBERGLAS® Insulation.

We make extensive use of the PINK trademark and the Pink Panther character in the marketing of our products. We believe our PINK trademark and the Pink Panther character, which we have exclusive rights to use in our markets, are some of the most widely recognized marks in the building products industry.

Demand for Owens Corning’s products is driven by new residential construction, remodeling and repair activity, commercial and industrial construction activity, product substitution, increasingly stringent building codes and energy efficiency concerns. We focus our research and development efforts on improving performance characteristics. Our marketing efforts are designed to create demand for our products by promoting awareness of the Energy Policy Act, supporting enhanced building codes, and encouraging noise-control improvements, product conversions and substitutions.

Our Insulating Systems segment net sales before intercompany eliminations in 2005 were $1.98 billion, which represented 30.3% of our 2005 net sales before intercompany eliminations. In 2005, the Insulating Systems segment reported income from operations of $424 million.

Roofing and Asphalt

Owens Corning’s Roofing and Asphalt business is the largest producer in the United States of asphalt roofing shingles and industrial, specialty and roofing asphalts. Our products include both laminate and strip shingles as well as oxidized asphalt, which is used in our own manufacturing and sold to third-party customers for use in asphalt shingle manufacturing, commercial roofing, water proofing and industrial and specialty applications. The Owens Corning brand is among the best recognized brands in the market. Owens Corning’s flexible production capacity for producing asphalt roofing shingles has allowed the Company to take advantage of an industry shift towards laminate shingles in recent years. The Company has been able to meet growing demand for longer lasting, aesthetically attractive laminate products with modest capital investment.

We operate a network of 15 roofing plants located in close proximity to major roofing markets and its customers, which allows the Company to minimize shipping and distribution costs and maintain our profitability. The Company sells laminate and strip shingles and roofing accessories through home centers, lumberyards, retailers, distributors and contractors. We utilize asphalt products internally to manufacture residential roofing products and also sell asphalt in bulk to other roofing manufacturers. Owens Corning sells packaged asphalt under the Trumbull brand to roofing contractors and distributors for Built-Up Roofing Asphalt systems and to manufacturers in a variety of other industries, including automotive, chemical, rubber and construction.

Our Roofing and Asphalt segment net sales before intercompany eliminations in 2005 were $1.81 billion, which represented 27.7% of our 2005 net sales before intercompany eliminations. In 2005, the Roofing and Asphalt segment reported income from operations of $139 million.

Other Building Materials and Services

Our Other Building Materials and Services segment is comprised of vinyl siding, manufactured stone veneer products, construction services and franchising, and distribution of other building products not manufactured by Owens Corning.

Owens Corning is North America’s second-largest manufacturer of vinyl siding, which we sell primarily under the Owens Corning, Norandex®/Reynolds and Vytec® brands. Our vinyl siding products are sold through our Norandex®/Reynolds distribution centers as well as through home centers, lumberyards, retailers, distributors and contractors. The Company also distributes other exterior building products such as windows, doors, shutters, aluminum trim coil, gutters/downspouts, and other siding materials through our national network of 165 distribution centers. The vinyl siding market is split almost evenly between new residential construction and repair and remodeling activity.

Owens Corning is North America’s largest manufacturer of manufactured stone veneer products, which we primarily sell under the Cultured Stone® brand name. Cultured Stone replicates the texture and colors of natural stone while offering improved features such as reduced weight, ease of installation and cost efficiency. Demand for Cultured Stone is driven by its increasing use in new residential construction and repair and remodeling activity as a result of changing consumer preferences. Our stone veneer products are sold through contractors, retailers, home centers and distributors.

Owens Corning’s Construction Services division provides builders, “Big Box” retailers and homeowners with innovative service and products in the remodeling and new construction industries. Construction Services consists of two businesses: Owens Corning HOMExperts and Owens Corning Franchising.

Owens Corning HOMExperts provides builders in 26 U.S. markets with a complete suite of pre- and post-home sale closing services that are designed to enhance the home buying experience for purchasers of homes. These services include prep and detail services prior to move in and warranty and installation services following move in. Owens Corning HOMExperts programs help builders and retailers increase customer satisfaction, create higher customer loyalty and improve profitability.

The Owens Corning Franchising business offers remodeling solutions for the home, such as basement finishing systems and sunrooms. The franchise model has been employed to enable the business to grow quickly, with a low capital investment, and to enable the business to partner with some of the most notable remodelers in the building materials industry. Over the past six years, the franchise business has grown from offering one product, basement finishing systems, in two territories to 27 franchisees selling four distinct products in nearly one hundred territories in the U.S.

Our Other Building Materials and Services segment net sales before intercompany eliminations in 2005 were $1.23 billion, which represented 19.0% of our 2005 net sales before intercompany eliminations. In 2005, the Other Building Materials and Services segment reported income from operations of $17 million.

Composite Solutions

Our Composite Solutions segment is the world’s largest producer of glass fiber materials used in composites. Our products are sold to customers in the United States, Canada, Europe, Latin America and Asia Pacific. In addition to providing basic glass reinforcement materials, Composite Solutions also fabricates specialized composite systems that are designed for a particular end-use application, each of which entail a material, a proprietary process or a fully assembled part or system. Our Composite Solutions business provides integral solutions to selected strategic markets and end-users, such as the automotive, transportation, industrial, infrastructure, building products and consumer markets.

Within the building and construction market, our Composite Solutions segment sells glass fiber and/or mat directly to a small number of major shingle manufacturers, including Owens Corning’s own roofing business. Our glass fiber is also used in tubs, showers and other related internal building components. Composite Solutions products are also used in automotive applications, including body panels, door modules, integrated front-end systems, instrument panels, chassis and underbody components and systems, pick-up truck beds, and heat and noise shields. Non-automotive transportation applications include heavy truck components, rail cars, shipping containers, refrigerated containers, trailers and commercial ships. We also provide materials for use in thousands of applications within the consumer, industrial and infrastructure markets, which include sporting goods and marine applications.

Our Composite Solutions segment net sales before intercompany eliminations in 2005 were $1.50 billion, which represented 23.0% of our 2005 net sales before intercompany eliminations. In 2005, the Composite Solutions segment reported income from operations of $139 million.

Industry Overview

Building Materials

Demand for our products is primarily affected by the level of new residential and commercial construction and the level of residential improvement and repair activity.

The level of residential housing starts has experienced a period of unprecedented growth over the past ten years. Based on data from the U.S. Census Bureau, new housing starts grew at a compound annual growth rate of 4.7% from 1995 through 2005, and grew at a compound annual growth rate of 6.5% from 2001 through 2005. New housing starts were reported to have declined approximately 4% during the first six months of 2006 as compared to the first six months of 2005.

Growth in residential improvements and non-residential construction is expected to continue to drive demand for construction materials. The aging housing stock is helping to drive growth in residential improvements and repair activity, which is typically less cyclical than new residential construction activity. According to the U.S. Census Bureau:

•	total residential improvement and repair expenditures in 2005 were estimated to be $215 billion; and

•	residential improvements grew at a compound annual growth rate of 8.0% from 2001 through 2005.

Insulating Systems

Demand for insulation products is mainly driven by new residential and commercial construction and residential repair and remodeling markets, product substitution and increasingly stringent building codes. Fiberglass and foam products comprise the majority of the insulation market, and Owens Corning sells both types of insulation. We believe that the consumer’s desire to conserve energy in the face of rising energy costs and more stringent building codes will positively impact demand in the new residential and commercial construction and residential repair and remodeling markets.

Roofing and Asphalt

Demand for Roofing and Asphalt products is generally driven by residential repair and remodeling activity, rather than by the new construction market. As a result, the residential roofing industry tends to be less cyclical than other building product categories. Each region of the United States has a different average roof life, due to seasonal weather patterns, but on average a roof needs to be replaced approximately every 19 years. Areas with a large amount of sun exposure typically have the shortest roof life, but exposure to rain, wind, snow and ice all take their toll on the life expectancy of a roof as well. Roof damage related to adverse weather, such as hurricanes and hail, can cause significant temporary spikes in demand. The roofing industry tends to be less sensitive to the building cycles than other building product categories.

Other Building Materials and Services

Demand for products and services offered by our Other Building Materials and Services segment is primarily driven by new residential and residential repair and remodeling markets. Manufactured stone veneer products have experienced strong demand driven by customer preferences, which demand is expected to continue as cultured stone increases its penetration into cladding applications. Vinyl siding has experienced relatively flat demand due to competition from vinyl siding alternatives. The construction services and franchising markets have and are expected to produce opportunities for growth in this segment.

Composite Solutions

Demand for composites is driven by general global economic activity and, more specifically, by the replacement of traditional materials like aluminum, wood and steel with composites that offer lighter weight and improved strength. Owens Corning’s composites are used in thousands of applications within the automotive, transportation, industrial, infrastructure, building products and consumer markets. The Company believes glass-reinforced composite materials demand is growing at a rate greater than 5% per year.

Owens Corning Competitive Strengths

Owens Corning is focused on leveraging its following competitive strengths to enhance its position as a global company with market-leading businesses.

•	Market leadership in major businesses. We believe that we maintain leading market share positions within all of our major product categories, including the number one market position in North America in residential insulation, commercial and industrial insulation, residential shingles, roofing asphalts and manufactured stone veneer and the number one position worldwide in glass fibers.

•	Strong and recognizable brands. We believe our products are differentiated in the marketplace by some of the most widely recognized tradenames and trademarks in the building products industry, and we emphasize our brands extensively in the marketing of our products. Primary among them are our Owens Corning logo, the color PINK and the Pink Panther character. Through continuous and extensive use of the color PINK since 1956, Owens Corning became the first owner of a single color trademark registration in the United States. Consumers also recognize our products through our extensive and prominent use of the Pink Panther character. For over 25 years, Owens Corning has licensed from MGM (the owner of the Pink Panther character) the exclusive right to use the Pink Panther in all of our major market segments, including building materials. Other of our well recognized brand names and trademarks, which we believe have developed strong brand equity with our customers include Owens Corning and Cultured Stone®.

•	Customer service and relationships. Owens Corning has developed extensive and long-standing customer relationships by focusing on providing significant customer service, delivering the right products, through the right channels at the right price. We believe this enhances our competitive position, has enabled us to develop mutually beneficial relationships and has positioned us well to service the homecenter and direct builder channels, which are some of the fastest growing channels in the industry. We are often our customers’ largest supplier within our product categories.

•	Varied end markets and customers. Our business mix and diversity of customers mitigate our exposure to any one end market cycle and changes in our customer base. The three reportable segments comprising our building materials product category sell products primarily throughout the U.S. and Canada, with a growing presence in Asia Pacific and Mexico, while our Composite Solutions business sells product primarily throughout the U.S., Canada, Europe, Latin America and Asia Pacific. Within the building materials product category, our direct sales into the U.S. new residential construction, U.S. residential repair and remodeling and U.S. commercial construction segments represented 33%, 33% and 18% of 2005 sales, respectively. We also have indirect sales into these markets through our Composite Solutions business. Our largest customer comprised approximately 5% of our net sales and our top 10 customers accounted for approximately 22% of net sales in 2005.

•	Strong financial position and cash flow generation. OCD’s bankruptcy proceedings have enabled us to permanently resolve all exposure to asbestos liability and to emerge from bankruptcy with a strong balance sheet and expected investment grade credit ratings from both Moody’s and S&P. As a result of the substantial net operating losses created through our emergence process, we expect to pay little, if any, U.S. Federal income taxes for an estimated 5 to 7 years.

•	Cost-competitive asset base. We believe that our manufacturing and distribution assets are competitive on a delivered cost basis. We continued to make maintenance and discretionary capital investments in the asset base since filing for bankruptcy and have invested $728 million in this asset base from 2003 through 2005. Our manufacturing assets are generally located close to our end customers and are complemented by an extensive distribution network, providing us the ability to service our customers on a cost competitive basis.

•	Proven management team with deep industry expertise and proven track record. We have attracted and retained a strong senior executive team supported by a team of experienced and accomplished functional managers. Our senior management team averages more than 16 years of experience at Owens Corning. Under this management team, we enhanced our income from operations, excluding the significant items (provision for asbestos litigation claims, Chapter 11 related reorganization items, restructuring and other charges or credits) impacting year over year comparability of reported income from operations, from $381 million in 2003 to $551 million in 2005, while improving our safety record, as measured by the reduction of the recordable incident rate, as defined by OSHA, which decreased from 5.61 in 2002 to 2.01 in 2005.

Owens Corning Business Strategy

The leadership of Owens Corning develops strategic and operating plans based on our stated purpose of delivering solutions, transforming markets and enhancing lives. The following fundamental business strategies frame the Company’s operating philosophy and are expected to contribute to Owens Corning’s future success:

•	Emphasize an unconditional commitment to safety. It is the view of Owens Corning that all accidents are preventable and that safety is everyone’s responsibility. Working safely is a condition of employment at Owens Corning. Our goal: zero injuries. We believe that this focus on safety improves our manufacturing processes, reduces our costs and enhances our reputation in the market.

•	Develop and maintain market-leading businesses. We believe that developing and maintaining a leadership position in the businesses in which Owens Corning chooses to operate serves as the catalyst for growth and best-in-class performance. Market leadership is a by-product of providing customer-satisfying products, consistent service, geographic reach and innovation. We will continue to pursue organic growth opportunities by focusing on underpenetrated categories, markets and geographies, and by leveraging our brand reputation, manufacturing and distribution assets and customer relationships.

•	Continue to focus on customer needs. Owens Corning understands that it will grow and prosper only when its customers grow and prosper. That is why Owens Corning is committed to delivering the right products, through the right channels at the right price — every time.

•	Improve productivity. Owens Corning seeks to eliminate waste, which we define as any effort that does not deliver value to our customers. We have trained our employees to identify waste and empower our employees to eliminate waste. Establishing and maintaining world-class levels of performance requires the continuous and systematic elimination of waste throughout the Company. Waste elimination drives productivity, which increases our margins.

•	Focus on providing solutions and innovation. New product innovation that is focused on our customers’ evolving needs has been and will continue to be important to the growth and success of Owens Corning. Within our building materials product category, we strive to improve the performance characteristics, including products that improve energy efficiency, that will help create stronger demand and develop new product categories to grow into adjacent product categories. Within our Composite Solutions segment, we work with our customers to fabricate more specialized and sometimes proprietary solutions to meet and exceed their evolving needs.

•	Capitalize on the energy efficiency opportunity. Energy efficiency has never been a more critical global need nor a more significant opportunity for Owens Corning. For more than 65 years, Owens Corning PINK FIBERGLAS® Insulation has been synonymous with energy efficiency. We believe that demand for products that lead to energy efficiency and lower energy costs will continue to grow around the world, in both developed and emerging markets. Owens Corning is focused on continuing to deliver energy-saving solutions.

•	Grow through acquisitions. We intend to explore acquisitions of companies in complementary lines of businesses, markets and geographies to enhance our competitive position, offer additional solutions to our customers and create revenue and cost synergies.

•	Promote environmental and product stewardship. Owens Corning believes that a company’s role in protecting the global environment and producing safe and effective products is important to shaping a company’s reputation in the industry and among consumers. We are committed to reducing our impact on the environment and to complying with all environmental laws and regulations applicable to our operations. We also maintain a strong product stewardship function designed to ensure that the products we sell are safe and perform as intended.

Seasonality

Sales in the segments aggregated under the building materials product category tend to follow seasonal home improvement, remodeling and renovation, and new construction industry patterns. The peak season for home construction and remodeling in our geographic markets generally corresponds with the second and third calendar quarters. Sales levels for those segments, therefore, are typically higher during these quarters and lower in the first and fourth quarters which generally correspond to the winter months in the United States.

Sales and Distribution

Insulating Systems. Owens Corning sells insulation systems primarily through home centers, lumberyards, retailers and distributors, and commercial and industrial insulation through specialty distributors. Foam insulation and related products are sold primarily to distributors and retailers who resell to residential builders, remodelers and do-it-yourself customers.

Roofing and Asphalt. Owens Corning sells shingles and roofing accessories primarily through home centers, lumberyards, retailers, distributors and contractors and sells other asphalt products internally to manufacture residential roofing products and for other roofing manufacturers. Owens Corning also sells asphalt to roofing contractors and distributors for built-up roofing asphalt systems and to manufacturers in a variety of other industries, including automotive, chemical, rubber and construction.

Other Building Materials and Services. Owens Corning’s vinyl siding products are sold through its Norandex®/Reynolds distribution centers as well as home centers, lumberyards, retailers, distributors and contractors. We also distribute other exterior building products and siding materials through our national network of distribution centers. Cultured Stone® products are sold through contractors, retailers, home centers and distributors.

Composite Solutions. Glass fiber materials used in composites are sold to customers in the United States, Canada, Europe, Latin America and Asia Pacific. Within the building and construction market, OC sells glass fiber and/or mat directly to a small number of major shingle manufacturers, including its own roofing business.

Major Customers

Our largest customer comprised approximately 5% of our net sales and our top 10 customers accounted for approximately 22% of net sales in 2005.

With respect to individual segments major customers were as follows:

•	Insulating Systems. Masco Corporation accounted for approximately 11% of revenues in this segment for 2005. The remainder of the top 10 customers accounted for an additional 24% of revenues for 2005.

•	Roofing and Asphalt. Lowe’s, a building products retailer, accounted for approximately 14% of revenues in this segment for 2005. The remainder of the top 10 customers accounted for an additional 37% of revenues in this segment for 2005.

•	Other Building Materials and Services. No single customer in this segment accounted for a significant percentage of the segment’s revenues in 2005.

•	Composite Solutions. No external customer accounted for more than 6% of the segment’s revenues in 2005. The segment’s top 10 external customers accounted for a total of approximately 26% of revenues in this segment in 2005.

Competition

We compete with manufacturers, both within and outside the United States, in the sale of glass fibers and glass fiber products, including insulation products. We also compete with other manufacturers in the sale of roofing materials, industrial asphalts, vinyl siding, windows and patio doors and other products. Principal methods of competition include quality of products, service, location, pricing, compatibility of systems, range of products and product design features.

In the Insulating Systems segment, major competitors include CertainTeed Corporation and Johns Manville. For the Roofing and Asphalt segment, major competitors include CertainTeed Corporation, ElkCorp and GAF Materials Corporation. Major competitors in the Other Buildings Materials and Services segment include Alside Incorporated, a division of Associated Materials Incorporated, Alcoa Incorporated Eldorado Stone, LLC and Champion Window and Door Company. Significant competitors in the Composite Solutions segment include Johns Manville, PPG Industries, Saint-Gobain Vetrotex, Saartex Pvt. Ltd., Cam Elyaf San.A.S. as well as significant global competitors based in the Asia Pacific region, especially China, such as CPIC Fiberglass, Jushi Group Co., Ltd., Taishan Fiberglass Inc., Central Glass Co., Ltd., Taiwan Glass Ind. Corp., and NittoBoseki Co., Ltd.

Environmental Control

Owens Corning is committed to complying with all environmental laws and regulations that are applicable to our operations.

We have not experienced a material adverse effect upon our capital expenditures or competitive position as a result of environmental control legislation and regulations. Operating costs associated with environmental compliance were approximately $47 million in 2005. We continue to invest in equipment and process modifications to remain in compliance with applicable environmental laws and regulations worldwide.

The 1990 Clean Air Act Amendments provide that the United States Environmental Protection Agency, or the EPA, will issue regulations on a number of air pollutants over a period of years. The EPA issued final regulations for wool fiberglass and mineral wool in June 1999, for wet formed fiberglass mat manufacturing in April 2002, and for reinforced plastic composites manufacturing and asphalt roofing and processing in April 2003. The Company anticipates that other relevant sources to be regulated in the near future include large burners and boilers. Based on information now known by the Company, including the nature and limited number of regulated materials Owens Corning emits, we do not expect the 1990 Clean Air Act Amendments to have a materially adverse effect on our results of operations, financial condition or long-term liquidity.

See “Management’s Discussion and Analysis of Financial Conditional and Results of Operations - Environmental Matters” for additional information regarding environmental liabilities.

Number of Employees

Owens Corning had approximately 20,000 full time employees at June 1, 2006 and had approximately 20,000 full time employees at December 31, 2005. Approximately 10,000 of such employees are subject to collective bargaining agreements. We believe that our relations with employees are good.

Raw Materials, Patents and Trademarks

Our business relies heavily on certain commodities and raw materials used in our manufacturing and distribution processes, such as energy related commodities (including natural gas), asphalt, PVC, polystyrene and diesel fuel. We consider the sources and availability of these commodities and raw materials necessary for the conduct of business in each of our segments to be adequate.

Owens Corning has numerous United States and foreign patents issued and applied for relating to our products and processes in each segment, resulting from research and development efforts.

We have issued royalty-bearing patent licenses to companies in several foreign countries. The licenses cover technology relating to our segments.

Including registered trademarks for the Owens Corning logo and the color PINK, Owens Corning has approximately 350 trademarks registered in the United States and approximately 1,300 trademarks registered in other countries.

We consider our patent and trademark positions to be adequate for the present conduct of business in each of our segments.

Properties

Our Insulating Systems segment operates out of approximately 32 facilities. Principal manufacturing facilities for our Insulating Systems segment, all of which are owned by us, include the following:

Location of Manufacturing Facility		Size (sq. ft.)
Newark, Ohio		1,726,583
Delmar, New York		696,702
Fairburn, Georgia		709,000
Kansas City, Kansas		629,366
Santa Clara, California		755,000
Toronto, Ontario, Canada		396,000
Waxahachie, Texas		878,559
Candiac, Quebec, Canada		243,800
Tallmadge, Ohio		55,684

Our Roofing and Asphalt segment operates out of approximately 35 facilities. Principal manufacturing facilities for our Roofing and Asphalt segment, all of which are owned by us, include the following:

Location of Manufacturing Facility	Type	Size (sq. ft.)
Atlanta, Georgia	Roofing	165,261
Irving, Texas	Roofing	315,000
Kearny, New Jersey	Roofing	127,150
Medina, Ohio	Roofing	110,000
Summit, Illinois	Roofing	500,000
Atlanta, Georgia	Asphalt	21,024
Irving, Texas	Asphalt	25,577
Kearny, New Jersey	Asphalt	38,400
Medina, Ohio	Asphalt	29,150
Summit, Illinois	Asphalt	20,000
Our Other Building Materials and Services segment operates out of approximately 7 manufacturing facilities, all of which are owned by us except the Chester facility, which we lease:
Location of Manufacturing Facility		Size (sq. ft.)
Napa, California		143,161
Chester, South Carolina		411,275
Navarre, Ohio		49,000
Claremont, North Carolina		405,000
Joplin, Missouri		300,000
London, Ontario, Canada		219,011
Olive Branch, Mississippi		124,600

Our Composite Solutions segment operates out of approximately 24 facilities. Principal manufacturing facilities for our Composite Solutions segment, all of which are owned by us except the Ibaraki facility, which we lease, include the following:

Location of Manufacturing Facility		Size (sq. ft.)
Amarillo, Texas		566,738
Anderson, South Carolina		1,032,550
Battice, Belgium		492,201
Kimchon, Korea		465,176
L’Ardoise, France		277,472
Rio Claro, Brazil		328,231
Nappanee, Indiana		180,000
Ibaraki, Japan		615,800
Taloja, India		161,911

We believe that these properties are in good condition and well maintained, and are suitable and adequate to carry on our business. The capacity of each plant varies depending upon product mix.

In addition, we have approximately 165 distribution centers in 39 states in the United States, substantially all of which are leased. We also provide residential construction services through 22 leased locations in 12 states.

Our principal executive offices are located in the Owens Corning World Headquarters, Toledo, Ohio, a leased facility of approximately 400,000 square feet.

Our research and development activities are primarily conducted at our Science and Technology Center, located on approximately 500 acres of land outside Granville, Ohio. It consists of more than 20 structures totaling more than 600,000 square feet. In addition, we have application development and other product and market focused research and development centers in various locations.

Legal Proceedings

Proceedings Against the Debtors

Substantially all liabilities of the Debtors will be resolved under the Plan. Please see “The Reorganization” for more detailed information regarding the Plan and the treatment of claims under the Plan.

Securities and Certain Other Litigation

On or about April 30, 2001, certain of OCD’s current and former directors and officers, as well as certain underwriters, were named as defendants in a lawsuit captioned John Hancock Life Insurance Company, et al. v. Goldman, Sachs & Co., et al. in the United States District Court for the District of Massachusetts. An amended complaint was filed by the plaintiffs on or about July 5, 2001. OCD is not named in the lawsuit. The suit purports to be a securities class action on behalf of purchasers of certain unsecured debt securities of OCD in offerings occurring on or about April 30, 1998 and July 23, 1998. The complaint alleges that the registration statements pursuant to which the offerings were made contained untrue and misleading statements of material fact and omitted to state material facts which were required to be stated therein and which were necessary to make the statements therein not misleading, in violation of sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The amended complaint seeks an unspecified amount of damages or, where appropriate, rescission of the plaintiffs’ purchases. The defendants filed a motion to dismiss the action on November 20, 2001. A hearing was held on this motion on April 11, 2002, and the Court issued a decision denying the motion on August 26, 2002. On March 9, 2004, the Court granted class certification as to those claims relating to written representations but denied certification as to claims relating to alleged oral representations. A status conference was held on this matter on November 8, 2005 and a trial was scheduled for June 12, 2006, as to certain defendants. Owens Corning believes that the claim is without merit.

On or about January 27, 2003, certain of OCD’s current and former directors and officers were named as defendants in a lawsuit captioned Robert Greenburg, et al. v. Glen Hiner, et al. in the United States District Court for the Northern District of Ohio, Western Division. Subsequent to January 27, 2003, three substantially similar actions, with named plaintiffs Nicholas Radosevich, Howard E. Leppla, and William Benanchietti, respectively, were filed against the same defendants in the same court. On July 30, 2003, the court consolidated the four cases under the caption Robert Greenburg, et al. v. Glen Hiner, et al., and appointed lead plaintiffs JKF Investment Co., Icarus Trading, Inc. and HGK Asset Management. An amended complaint was filed by the plaintiffs on or about September 8, 2003. OCD was not named in the lawsuit. The suit purported to be a class action for securities fraud under sections 10(b) and 20(a) of the Securities Exchange Act of 1934, on behalf of a class comprised of persons who purchased stock of OCD during the period from September 20, 1999, through October 4, 2000. The complaint sought an unspecified amount of damages and/or, where appropriate, rescission. On March 3, 2005, the Court granted the defendants’ motion to dismiss the action, on the grounds that the plaintiffs’ claims are time-barred under the applicable statute of limitations. The plaintiffs have appealed the dismissal to the United States Court of Appeals for the Sixth Circuit, and briefing and oral arguments are complete. Owens Corning believes that the claim is without merit.

On or about September 2, 2003, certain of OCD’s current and former directors and officers were named as defendants in a lawsuit captioned Kensington International Limited, et al. v. Glen Hiner, et al. in the Supreme Court of the State of New York, County of New York. OCD is not named in the lawsuit. The suit, which was brought by Kensington International Limited and Springfield Associates, LLC, two assignees of lenders under the Pre-Petition Credit Facility, alleges causes of action (1) against all defendants for breach of fiduciary duty, and (2) against certain defendants for fraud in connection with certain loans made under the Pre-Petition Credit Facility. The complaint seeks an unspecified amount of damages. On October 6, 2003, OCD filed in the USBC a Complaint for Temporary Restraining Order, Preliminary Injunction and Enforcement of the Automatic Stay, requesting a preliminary injunction against further prosecution of the suit until after confirmation of a plan of reorganization for the Company. By order of the USBC, the New York action has been stayed, with limited exceptions, until the earlier of the entry of an order confirming a plan of reorganization for the Company or further order of the USBC. Owens Corning believes that the claim is without merit.

OCD holds an indirect ownership interest in ServiceLane.com, Inc., which is in Chapter 7 bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case No. 01-36044-HCA-7 (Abrahamson, B.J.). Two former employees of ServiceLane.com, Inc., whom we refer to as the SL Plaintiffs, have filed proofs of claim against OCD in the Chapter 11 proceedings, alleging fraud and misrepresentation. Additionally, on July 24, 2003, the SL Plaintiffs, along with ServiceLane.com, Inc.’s Chapter 7 trustee, brought suit against two OCD officers, who also were directors of ServiceLane.com, Inc., in the United States District Court for the Northern District of Ohio, Western Division, under the caption ServiceLane.com, Inc.com, Inc., et al. v. Stein, et al. In the complaint, ServiceLane.com, Inc. alleged a breach of fiduciary duty against both officers and the SL Plaintiffs alleged fraud against one officer. OCD was not named in the lawsuit. On September 10, 2003, OCD filed in the USBC an objection to the proofs of claim filed by the SL Plaintiffs as well as a counterclaim seeking declaratory relief in the form of a declaration that neither OCD nor the two officers harmed the SL Plaintiffs. On October 1, 2003, the two officers filed a similar adversary proceeding in the USBC. In October 2003, the SL Plaintiffs filed a motion to dismiss OCD’s counterclaim and, in November 2003, the SL Plaintiffs filed a motion to dismiss the adversary proceeding by the two officers. Hearings on both motions to dismiss were held on January 23, 2004. The USBC denied the motion to dismiss OCD’s counterclaim and deferred action on the other motion to dismiss. Subsequently, the SL Plaintiffs and the two officers agreed to a dismissal of the Ohio action and a refiling in the USBC. As a result, all such proceedings are now pending in the USBC. On January 19, 2005, the USBC denied the motion of the SL Plaintiffs for leave to amend their complaint. On December 21, 2005, the USBC issued an order dismissing the breach of fiduciary duty claim against the two officers. Owens Corning believes that the remaining claim of the SL Plaintiffs (alleging fraud against one officer) is without merit.

The named officer and director defendants in each of the above proceedings have each filed contingent indemnification claims with respect to such litigation against Owens Corning.

From time to time, we may become a party to litigation and subject to claims incident to the ordinary course of our business and may be made party to industry wide litigation. Although the results of such litigation and claims in the ordinary course of business cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our business, results of operations or financial condition. Regardless of outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

MANAGEMENT

Owens Corning (Reorganized) Inc. currently has a board of directors consisting of three members and a limited number of officers. As part of the transactions through which Owens Corning (Reorganized) Inc. will become the parent holding company for OCD and its current subsidiaries, the board of directors of Owens Corning (Reorganized) Inc. is expected to be expanded to up to 16 members and the current officers of OCD will become the officers of Owens Corning (Reorganized) Inc.

DIRECTORS AND OFFICERS

Directors

The current Directors of Owens Corning (Reorganized) Inc. are:

•	David T. Brown

•	Michael H. Thaman

•	Stephen K. Krull

Set forth below is information relating to our current Board of Directors:

David T. Brown has been a Director of OCD since January 2002, and, since April 18, 2002, has been President and Chief Executive Officer of OCD. A graduate of Purdue University, Mr. Brown became Executive Vice President and Chief Operating Officer in January 2001. Previously, he held numerous leadership positions in sales and marketing at the Company, including serving as President of the Insulating Systems Business beginning in 1997, President of Building Materials Sales and Distribution beginning in 1996, and President of the Roofing and Asphalt Business beginning in 1994. Mr. Brown joined the Company in 1978 after working for Procter & Gamble, Shearson Hammill and Eli Lilly. Mr. Brown is a Director of Borg Warner, Inc. He also is on the Board of Directors of the Toledo Museum of Art and the Dean’s Advisory Council for Purdue’s Krannert School of Management. Mr. Brown is a past board member of the Asphalt Roofing Manufacturers Association Executive Committee, National Roofing Contractors Association Advisory Board, Thermal Insulation Manufacturers Association and Executive Committee of the North American Insulation Manufacturers Association.

Michael H. Thaman has been a Director of OCD since January 2002 and is Chairman of the Board and Chief Financial Officer of OCD. A graduate of Princeton University, Mr. Thaman joined the Company in 1992. He was elected Chairman of the Board in April 2002 and became Chief Financial Officer in 2000. Before assuming his current positions, Mr. Thaman held a variety of leadership positions at the Company, including serving as President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining the Company, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. Mr. Thaman is a director of Florida Power and Light Group, Inc.

Stephen K. Krull has been Senior Vice President, General Counsel and Secretary of OCD since February 2003. For more than two years prior thereto, he was Vice President of Corporate Communications and Vice President and General Counsel of Operations.

Our initial Board of Directors following emergence from bankruptcy is expected to consist of up to 16 directors. The directors are to be classified into three classes with respect to the time for which they severally hold office: Class I, Class II and Class III. The directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following the Effective Date of the Plan; the directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Effective Date of the Plan; and the directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Effective Date of the Plan.

The initial directors appointed to our Board of Directors are expected to consist of up to 12 directors selected by OCD’s current board, which directors we refer to as the OCD Designated Directors, two directors to be designated by the committee representing holders of OCD’s pre-petition bonds, which two directors we refer to as the Bondholder Designated Directors, one director to be designated by the Asbestos Claimants’ Committee in the event the Contingent Shares are distributed to the Asbestos Trust, which we refer to as the ACC Designated Director and one director to be designated by the Future Claimants’ Representative in the event the Contingent Shares are distributed to the Asbestos Trust, which we refer to as the FCR Designated Director. The OCD Designated Directors are expected to be comprised of all or a significant number of the current directors of OCD and additional directors designated by such currently serving directors of OCD. Nine of the OCD Designated Directors shall serve in Class II and Class III, the FCR Designated Director, if appointed, shall serve in Class III, the ACC Designated Director, if appointed, shall serve in Class III, and the remaining directors shall serve in Class I. In order to implement these provisions of the Plan, our amended and restated bylaws will contain provisions entitling: the OCD Designated Directors, prior to the second annual meeting of stockholders, to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of any OCD Designated Director; the Bondholder Designated Directors, prior to the second annual meeting of stockholders, to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of any Bondholder Designated Director; and the Asbestos Trust, during such period that the Asbestos Trust continues to hold shares of our common stock issued to it pursuant to the Plan, to nominate individuals for election as the ACC Designated Director or FCR Designated Director and to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of the ACC Designated Director or FCR Designated Director. Neither the FCR Designated Director nor the ACC Designated Director are expected to join our Board of Directors until after the Asbestos Trust receives the Contingent Shares.

We expect that David T. Brown and Michael H. Thaman will remain on our Board of Directors and will serve as OCD Designated Directors after emergence from bankruptcy, and that Stephen K. Krull will resign from our Board of Directors on or before emergence.

A final determination as to who will serve as the remaining directors of Owens Corning (Reorganized) Inc. upon emergence has not been made. We currently expect that all or a significant number of the existing directors of OCD will serve as OCD Designated Directors. Set forth below is information relating to the existing directors of OCD, other than David T. Brown and Michael H. Thaman. The OCD Designated Directors, the Bondholder Designated Directors, the ACC Designated Director and the FCR Designated Director are expected to be designated at or before the confirmation hearing.

Norman P. Blake, Jr. has been a Director of OCD since 1992. He is former Chairman, President and Chief Executive Officer of Comdisco, Inc., global technology services, Rosemont, IL. A graduate of Purdue University, Mr. Blake also previously has served as Chief Executive Officer of the United States Olympic Committee; Chairman, President and Chief Executive Officer of Promus Hotel Corporation; Chairman, President and Chief Executive Officer of USF&G Corporation; and Chairman and Chief Executive Officer of Heller International Corporation of Chicago. Mr. Blake is a member of the Purdue Research Foundation, Purdue University’s President’s Council and Dean’s Advisory Council, Krannert School of Management. He is the recipient of the degree of Doctor of Economics honoris causa from Purdue University, granted jointly by the Krannert School of Management and School of Liberal Arts. He has also been awarded The Ellis Island Medal of Honor.

Gaston Caperton has been a Director of OCD since 1997. He is President and Chief Executive Officer of The College Board, a not-for-profit educational association located in New York, NY, Chairman of The Caperton Group, a business investment and development company in Shepherdstown,

WV and former Governor of the State of West Virginia. A graduate of the University of North Carolina, Mr. Caperton began his career in a small insurance agency, became its principal owner and chief operating officer, and led the firm to become the tenth largest privately-owned insurance brokerage firm in the U.S. He also has owned a bank and mortgage banking company. Mr. Caperton was elected Governor of West Virginia in 1988 and 1992. In 1997, Mr. Caperton taught at Harvard University as a fellow at the John F. Kennedy Institute of Politics. Prior to beginning his current position in mid-1999, Mr. Caperton also taught at Columbia University, where he served as Director of the Institute on Education and Government at Teachers College. Mr. Caperton is a director of United Bankshares, Inc., Energy Corporation of America, West Virginia Media Holdings, and Prudential Financial. He was the 1996 Chair of the Democratic Governors’ Association, and served on the National Governors’ Association executive committee and as a member of the Intergovernmental Policy Advisory Committee on U.S. Trade. He also was Chairman of the Appalachian Regional Commission, Southern Regional Education Board, and the Southern Growth Policy Board.

William W. Colville has been a Director of OCD since 1995. He is now retired after formerly serving as Senior Vice President, General Counsel and Secretary of the Company. A graduate of Yale University and the Columbia University Law School, Mr. Colville began his career at the Company in 1984 as Senior Vice President and General Counsel. Prior to joining the Company, he was President of the Sohio Processed Minerals Group from 1982 to 1984, and General Counsel of Kennecott Corporation from 1980 to 1982. Mr. Colville is also a director of Nordson Corporation.

Landon Hilliard has been a Director of OCD since 1989. He is a partner with Brown Brothers Harriman & Co., private bankers in New York, NY. A graduate of the University of Virginia, Mr. Hilliard began his career at Morgan Guaranty Trust Company of New York. He joined Brown Brothers Harriman in 1974 and became a partner in 1979. Mr. Hilliard is a director of Norfolk Southern Corporation, Western World Insurance Company and Russell Reynolds Associates, Inc. He is also Chairman of the Board of Trustees of the Provident Loan Society of New York and Secretary of The Economic Club of New York.

Ann Iverson has been a Director of OCD since 1996. She is President and Chief Executive Officer of International Link, an international consulting firm in Scottsdale, AZ. Ms. Iverson began her career in retailing and held various buying and executive positions at retail stores in the U.S. through 1989, including Bloomingdales, Dayton Hudson, and US Shoe. She then joined British Home Stores as Director of Merchandising and Operations in 1990; Mothercare as Chief Executive Officer in 1992; Kay-Bee Toy Stores as President and Chief Executive Officer in 1994; and Laura Ashley Holdings plc. as Group Chief Executive in 1995. In 1998, she founded and became President and Chief Executive Officer of International Link. Ms. Iverson is a Director of Shoe Pavillion and a member of the Board of Trustees of Thunderbird – The Garvin School of International Management, and a member of Financo Global Consulting.

W. Walker Lewis has been a Director of OCD since 1993. He is Chairman of Devon Value Advisers, a financial consulting and investment banking firm in Greenwich, CT and New York, NY. Previously, Mr. Lewis served as Senior Advisor to SBC Warburg Dillon Read; Senior Advisor to Marakon Associates; and Managing Director of Kidder, Peabody & Co., Inc. Prior to April 1994, he was President of Avon U.S. and Executive Vice President of Avon Products, Inc. Prior to March 1992, Mr. Lewis was Chairman of Mercer Management Consulting, Inc., a wholly-owned subsidiary of Marsh & McLennan, which is the successor to Strategic Planning Associates, a management consulting firm he founded in 1972. He is a graduate of Harvard College, where he was President and Publisher of the Harvard Lampoon. Mr. Lewis is a director of Ameriprise Financial, Inc. and Mrs. Fields’ Original Cookies, Inc., and is Chairman of Applied Predictive Technologies. He is also a member of the Council on Foreign Relations and the Washington Institute of Foreign Affairs.

W. Ann Reynolds has been a Director of OCD since 1993. She is a former President and Professor of Biology at The University of Alabama at Birmingham, located in Birmingham, AL. A graduate of Kansas State Teachers College and the University of Iowa, Dr. Reynolds previously served as Chancellor of the City University of New York System for seven years and for eight years as Chancellor of the California State University System. Dr. Reynolds is a director of Humana, Inc., Abbott Laboratories, Invitrogen Corporation, and the Post-Gazette, Champaign-Urbana, IL. She is also a member of the Society for Gynecological Investigation, and the Perinatal Research Society.

Robert B. Smith, Jr. has been a Director of OCD since 2004. He is Director of the Virginia Environmental Endowment, a nonprofit, funded, grant making corporation dedicated to improving the environment. A graduate of the University of North Carolina and the University of North Carolina Law School, Mr. Smith’s previous experience included serving as Trustee of the Dalkon Shield Claimants Trust, a public interest trust of $3 billion created by the Federal Bankruptcy Court to compensate those damaged by the Dalkon Shield, and as Vice President for Government Relations of the Pharmaceutical Manufacturers Association. His prior experience also included various positions related to the U.S. Senate, including: Chief Counsel and Staff Director, U.S. Senate Government Operations Committee; Chief Counsel, U.S. Senate Subcommittee on Revision and Codification of the Laws; Chief Legislative Assistant, Senator Sam J. Ervin, Jr.; Special Counsel, U.S. Senate Antitrust and Monopoly Subcommittee; and Counsel, U.S. Senate Subcommittee on Constitutional Rights.

Executive Officers

The name, age and business experience during the past five years of OCD’s executive officers as of January 31, 2006 are set forth below. Each executive officer holds office until his or her successor is elected and qualified or until his or her earlier resignation, retirement or removal. All those listed have been employees of Reorganized Owens Corning or OCD during the past five years except as indicated. All positions provided below refer to OCD, unless otherwise noted.

Name and Age	Position*
Sheree L. Bargabos (50)	Vice President and President, Roofing and Asphalt Business since October 2005; formerly Vice President and President, Exterior Systems Business (2002), and Vice President, Training and Development.

David T. Brown (57)	President and Chief Executive Officer since April 2002; formerly Executive Vice President and Chief Operating Officer. Director since January 2002.

Brian D. Chambers (39)	Vice President and President, Siding Solutions Business since October 2005; formerly Vice President and General Manager, Residential Roofing Business (2003), Product Manager, Residential Roofing Business (2002), and Sales/Market Leader, Specialty Roofing Business.

Charles E. Dana (50)	Vice President and President, Composite Solutions Business since February 2004; formerly Vice President - Corporate Controller and Global Sourcing (2002), and Vice President, Global Sourcing and eBusiness.

Roy D. Dean (46)	Vice President and President, Insulating Systems Business since March 2006; formerly Vice President and Corporate Controller (2004) Vice President and Controller, Insulating Systems Business.

Joseph C. High (52)	Senior Vice President, Human Resources since January 2004; formerly Vice President, Human Resources for ConocoPhillips.

David L. Johns (47)	Senior Vice President and Chief Supply Chain and Information Technology Officer since April 2001; formerly Vice President and Chief Technology Officer.

Stephen K. Krull (41)	Senior Vice President, General Counsel and Secretary since February 2003; formerly Vice President, Corporate Communications (2002), and Vice President and General Counsel, Operations.

Frank C. O’Brien-Bernini (49)	Vice President, Science and Technology since April 2003; formerly Vice President, Corporate Science and Technology (2002), and Vice President, Science and Technology, Insulating Systems Business.

Ronald Ranallo (47)	Vice President and Corporate Controller since March 2006; formerly Vice President and Acting General Manager of OC Construction Services (OCCS) (2005), Vice President and Controller of OCCS (2004), Vice President and Controller of Siding Solutions Business (2002) and various other leadership positions.

Charles W. Stein, Jr. (42)	Vice President and President, Cultured Stone Business since October 2005; formerly Vice President and General Manager, OC Construction Services (2005), Vice President and General Manager, HOMExperts (2003), Vice President, Residential Services and Solutions (2002), and Vice President, Remodeling Services.

Michael H. Thaman (41)	Chairman of the Board and Chief Financial Officer since April 2002; formerly Senior Vice President and Chief Financial Officer. Director since January 2002.

*	Information in parentheses indicates year in which service in position began.

Committees of the Board of Directors

Our Board of Directors will initially establish five committees: the Audit Committee, the Compensation Committee, the Finance Committee, the Governance and Nominating Committee, and the Executive Committee. In the future, the Board may also establish other committees to assist in the discharge of its responsibilities.

The Audit Committee is responsible for selecting the independent auditors to be nominated for ratification by the stockholders and reviewing the independence of such auditors, approving the scope and costs of the annual audit activities of the independent auditors, reviewing the audit results with the independent auditors and reviewing and monitoring our financial reporting and accounting practices and internal controls. The initial members of the Audit Committee are expected to be selected prior to OCD’s emergence from bankruptcy.

The duties of the Compensation Committee will include reviewing the performance and compensation of our chief executive officer, consulting with the chief executive officer with respect to the compensation of other of our executives and key employees and administering our incentive compensation and other employee benefit plans. The committee also makes recommendations to the Board of Directors with respect to the compensation of non-employee directors. The initial members of the Compensation Committee are expected to be selected prior to OCD’s emergence from bankruptcy.

The Finance Committee will have responsibility for reviewing and, to the extent requested by the Board of Directors, authorizing or approving the terms of various financing activities engaged in by the company. The initial members of the Finance Committee are expected to be selected prior to OCD’s emergence from bankruptcy.

The Governance and Nominating Committee will be responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending corporate governance guidelines/principles to apply to our Board of Directors. The initial members of the Governance and Nominating Committee are expected to be selected prior to OCD’s emergence from bankruptcy.

The Executive Committee will have the power to consider various matters delegated to it by the Board of Directors from time to time or that arise between meetings of the Board of Directors that the Board of Directors would otherwise consider. The initial members of the Executive Committee are expected to be selected prior to OCD’s emergence from bankruptcy.

Audit Committee Financial Expert

Our Board of Directors will make a determination as to which member of the Audit Committee is an audit committee financial expert and is independent as that term is used in 401(h) of Regulation S-K, utilizing the definition for audit committee independence of the New York Stock Exchange, Inc.

Code of Ethics for Senior Financial Officers

OCD has adopted a code of ethics applicable to its Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), and Controller. Reorganized Owens Corning intends to adopt a similar code of ethics.

EXECUTIVE COMPENSATION

The remainder of this section provides a summary of the executive compensation provided to the directors and officers of OCD prior to emergence from bankruptcy under OCD’s compensation plans. These compensation plans, which focused heavily on cash incentives, may not provide meaningful information on Reorganized Owens Corning’s executive compensation after the Debtors’ emergence. Except where otherwise noted, Reorganized Owens Corning plans to maintain these plans after emergence. As used in the remainder of this section, the terms “Owens Corning” and the “Company” refer to OCD and its subsidiaries prior to emergence.

The following tables provide information on compensation and stock-based awards received by OCD’s Chief Executive Officer serving during 2005 and the four other highest paid individuals who were serving as executive officers of OCD at the end of 2005 and who will serve as executive officers of Reorganized Owens Corning. We refer to these five individuals collectively as the Named Executive Officers.

Summary Compensation Table

							Long Term Compensation				All Other Compensation ($)(7)
Annual Compensation							Awards		Payouts
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)		Other Annual Compensation ($)(3)		Restricted Stock Award(s) ($)(4)	Securities Underlying Options/ SARs(#)(5)	LTIP Payouts ($)
David T. Brown	2005	750,000	2,856,195						3,750,000		10,500
President and Chief	2004	750,000	3,062,640	(6)					3,008,250	(6)	6,250
Executive Officer	2003	750,000	1,470,000	(6)					2,625,000	(6)	10,000

Michael H. Thaman	2005	650,000	1,823,452						3,185,000		10,500
Chairman of the Board and	2004	650,000	1,902,680	(6)					2,483,000	(6)	5,417
Chief Financial Officer	2003	650,000	828,000	(6)					2,145,000	(6)	10,000

Joseph C. High	2005	325,000	976,918						585,000		10,500
Senior Vice President,	2004	325,000	803,316	(6)	54,258	(3)			744,900	(6)	10,250
Human Resources

David L. Johns	2005	367,500	718,301						992,250		10,500
Senior Vice President and	2004	367,500	643,421	(6)					842,310	(6)	10,250
Chief Supply Chain and Information Technology Officer	2003	367,500	264,000	(6)					771,750	(6)	10,000

Charles E. Dana	2005	340,626	616,630						776,250		10,500
Vice President and	2004	271,875	755,294	(6)					623,137	(6)	10,250
President, Composite Solutions Business	2003	250,000	275,000	(6)					525,000	(6)	10,000

(1)	Mr. High joined Owens Corning in January 2004.
(2)	In addition to payments under Owens Corning’s annual Corporate Incentive Plan, the amounts shown for 2005 include payments under Owens Corning’s Key Employee Retention Plan as follows: Mr. Brown, $750,000; Mr. Thaman, $650,000; Mr. High, $325,000; Mr. Johns, $276,000 and Mr. Dana $275,000.
(3)	“Other Annual Compensation” includes perquisites and personal benefits, where such perquisites and personal benefits exceed the lesser of $50,000 or 10% of the Named Executive Officer’s annual salary and bonus for the year, as well as certain other items of compensation. For the years shown, none of the Named Executive Officers received perquisites and/or personal benefits in excess of the applicable threshold. In 2004, Mr. High received $54,258 as payment of certain taxes on a sign-on bonus.
(4)	There were no restricted stock awards to any of the Named Executive Officers in 2003, 2004, or 2005. At the end of 2005, Messrs. Brown and Thaman each held a total of 3,333 shares of restricted stock, valued at $9,999; Messrs. Johns and Dana each held a total of 1,333 shares of restricted stock, valued at $3,999 and Mr. High held no shares of restricted stock. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the closing price of Owens Corning common stock on December 31, 2005 (as reported on the Over The Counter Bulletin Board). Dividends are paid by Owens Corning on restricted stock held by the Named Executive Officers if paid on stock generally.
(5)	No stock options or stock appreciation rights (SARs) were awarded to any of the Named Executive Officers in 2003, 2004, or 2005.
(6)	The amounts reflected in the LTIP Payouts column for 2003 and 2004 represent amounts payable pursuant to Owens Corning’s Long Term Incentive Plan with respect to one-year transition performance period cycles adopted in connection with the phase-in of the new plan, which became effective January 1, 2003.
(7)	The amount shown for each of the Named Executive Officers represents contributions made by Owens Corning to such officer’s account in the Owens Corning Savings Plan during the year.

Option Grant Table

No stock options or stock appreciation rights (SARs) were granted to any of the Named Executive Officers during 2005.

Option/SAR Exercises and Year-End Value Table

The following table contains information about the options for OCD common stock that were exercised in 2005 by the Named Executive Officers, and the aggregate values of these officers’ unexercised options at the end of 2005. None of the Named Executive Officers held stock appreciation rights (SARs) at December 31, 2005.

Aggregated Option/SAR Exercises in 2005, and 12/31/05 Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/05 (#)	Value of Unexercised In-the-Money Options/SARs at 12/31/05 ($)(1)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
David T. Brown	—0—	—0—	88,000/0	0/0
Michael H. Thaman	—0—	—0—	70,657/0	0/0
Joseph C. High	—0—	—0—	0/0	0/0
David L. Johns	—0—	—0—	27,478/0	0/0
Charles E. Dana	—0—	—0—	30,500/0	0/0

(1)	No options were in-the-money at December 31, 2005.

Long-Term Incentive Plan Awards Table

Effective January 1, 2003, Owens Corning adopted a Long Term Incentive Plan applicable to certain key employees selected by the Compensation Committee in an effort to more effectively drive long-term business results. The plan is intended to create a strong link between compensation and predetermined business goals designed to increase the value of the Company over a longer horizon and better align executive interests with those of the Company’s stakeholders. The plan envisions three-year performance cycles with payouts under the plan dependent upon corporate performance against long term performance goals set by the Committee for each cycle. A three-year cycle commenced January 1, 2005 and will conclude on December 31, 2007, with payouts, if any, in early 2008. Information concerning the awards for this cycle to the Named Executive Officers is set forth in the table below. A new three-year cycle was approved by the Compensation Committee of the Board of Directors, commencing on January 1, 2006 and will conclude on December 31, 2008, with payouts, if any, in early 2009.

Long Term Incentive Plan - Three-Year Cycle Awards in 2005

			Estimated Future Payouts under Non-Stock Price-Based Plans (1)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
David T. Brown	0	1/1/05-12/31/07	0	1,875,000	3,750,000
Michael H. Thaman	0	1/1/05-12/31/07	0	1,592,500	3,185,000
Joseph C. High	0	1/1/05-12/31/07	0	438,750	877,500
David L. Johns	0	1/1/05-12/31/07	0	496,125	992,250
Charles E. Dana	0	1/1/05-12/31/07	0	510,471	1,020,942

(1)	Each award shown represents the opportunity to earn the amount shown in the “maximum” column of the table if certain “maximum” performance goals established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event these “maximum” performance goals are not attained, then the Named Executive Officers may earn the amounts shown in the “target” column if the “target” levels of performance are attained, or the amounts shown in the “threshold” column if the “threshold” levels of performance are attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels, and will earn no amounts for performance at or below the threshold level. The estimates of potential future payouts displayed in the table are based on salaries at the start of the current year; actual payouts, if any, will be based on average annualized salaries over the three-year performance cycle. The performance goals for this three-year cycle are based on the Company’s return on net assets.

Retirement Benefits

Owens Corning maintains a tax-qualified Cash Balance Plan covering certain of its salaried and hourly employees in the United States, including each of the Named Executive Officers, in replacement of the qualified Salaried Employees’ Retirement Plan maintained prior to 1996, which we refer to as the Prior Plan, which provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. In addition, Owens Corning has a non-qualified Executive Supplemental Benefit Plan, which we refer to as the ESBP, to pay eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified retirement plan and those benefits which would have been payable except for limitations imposed by the Internal Revenue Code. Named Executive Officers are eligible to participate in both the Cash Balance Plan and the ESBP.

Cash Balance Plan

Under the Cash Balance Plan, each covered employee’s earned retirement benefit under the Prior Plan (including the ESBP) was converted to an opening cash balance. Each year, eligible employees earn a benefit based on a percentage of such employee’s covered pay. For this purpose, covered pay includes base pay and certain annual incentive bonuses payable during the year. Accrued benefits earn monthly interest based on the average interest rate for five-year U.S. treasury securities. Employees vest in the Cash Balance Plan on completion of five years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave Owens Corning.

For employees who were at least age 40 with 10 years of service as of December 31, 1995, including Mr. Brown, the credit percentages applied to covered pay are increased pursuant to a formula based on age and years of service on such date. In addition, these employees are entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan (in each case including the ESBP).

The estimated annual annuity amounts payable under the Cash Balance Plan (including the ESBP) to the Named Executive Officers at age 65 are: Mr. Brown, $374,638; Mr. Thaman, $341,690; Mr. High, $46,923; Mr. Johns, $120,315 and Mr. Dana, $86,725. These estimated amounts assume continued employment and current levels of base salary, plus target annual incentive, through age 65, and are based on estimated interest rates and currently applicable benefit accrual percentage.

Supplemental Executive Retirement Plan

Owens Corning maintains a Supplemental Executive Retirement Plan covering certain employees, including Mr. High and Mr. Johns, who join Owens Corning in mid-career. The Supplemental Executive

Retirement Plan provides for a lump sum payment following termination of employment equal to a multiple of the covered employee’s Cash Balance Plan balance minus an offset equal to the present value of retirement benefits attributable to prior employment. The applicable multiplier for each covered employee ranges from 0.5 to 4.0 (determined by the covered employee’s age when first employed by Owens Corning) and is 2.4 in the case of Mr. High and 1.1 in the case of Mr. Johns. The estimated annual annuity amounts payable to Mr. High and Mr. Johns to satisfy the lump sum obligation under this plan at age 65, under the assumptions described in the preceding paragraph, are $112,615 and $132,346, respectively, less the annualized offset due to prior employment.

Other Arrangements

Owens Corning has agreed to provide Mr. Dana a supplemental pension benefit, under Owens Corning’s pension plan formula in existence on his employment date, determined as if he had earned 1 1/2 years of service for each year worked, provided that he remains an Owens Corning employee for no less than ten years following his November 15, 1995 employment date. The estimated supplemental annual annuity amount payable to Mr. Dana at age 65 to satisfy this benefit, assuming continued employment to age 65 and current levels of covered pay, is $268,535.

In 1992, Owens Corning established a Pension Preservation Trust for amounts payable under the ESBP as well as under the individual pension arrangements described above. The Compensation Committee determines the participants in and any amounts to be paid with respect to the Pension Preservation Trust, which may include a portion of benefits earned under the ESBP and the pension agreements described above. Amounts paid into the Trust and income from the Trust reduce the pension otherwise payable at retirement. During 2005, no payments were made to the Trust.

Employment, Severance, and Certain Other Agreements

Owens Corning maintains a Corporate Incentive Plan under which participating employees, including each of the Named Executive Officers, are eligible to receive annual cash incentive awards based on their individual performance and on corporate performance against annual performance goals set by the Compensation Committee. For the 2005 annual performance period, the funding measures set by the Compensation Committee were based on “income from operations” (weighted at 75%) and “cash flow from operations” (weighted at 25%). Cash awards paid to the Named Executive Officers under the Corporate Incentive Plan for the 2005 performance period are reflected in the Summary Compensation Table above.

Effective beginning with calendar year 2004, Owens Corning maintains a Key Employee Retention Plan, which we refer to as the KERP, to provide an incentive to designated key employees to remain in the employ of the Company through the date of the Company’s emergence from Chapter 11. During 2005, the KERP applied to each of the Named Executive Officers; for 2006, the KERP applies to each of the Named Executive Officers except Messrs. Brown and Thaman. Under the KERP, each eligible employee is entitled to a cash payment equal to (1) a specified percentage of his or her annual base salary if such employee remains employed by the Company through the end of the applicable calendar year or (2) a prorated portion of such specified percentage in the event of the Company’s emergence from Chapter 11 proceedings (or such employee’s termination of employment due to death, disability, or termination other than for cause) prior to the end of the applicable calendar year. As of the current time, the USBC has approved the KERP for calendar years 2004, 2005 and 2006. Cash awards paid to the Named Executive Officers under the KERP for calendar year 2005 are reflected in the Summary Compensation Table above. The KERP will automatically terminate by its own terms and pay out benefits, pro-rated if necessary as described above, as soon as practicable upon the Debtors emergence and will not continue after emergence.

Owens Corning has entered into severance arrangements with each of the Named Executive Officers. These agreements generally provide for the payment of an amount equal to two times base salary plus annual incentive bonuses (based on an average of the three previous years’ annual incentive payments or the average of the three previous years’ annual incentive targets, whichever is greater) plus continuation of insurance benefits for a period of up to two years and, in the case of Messrs. Brown and Thaman, a payment equal to the additional lump sum pension benefit that would have accrued had such individuals been three years older, with three additional years of service, at the time of actual or constructive employment termination, in the case of Messrs. Brown and Thaman, reimbursement with respect to certain taxes, and, in the case of Mr. Dana, a payment equal to the greater of (1) the additional lump sum pension benefit so calculated and (2) Mr. Dana’s supplemental pension arrangement described above. The base salaries of the Named Executive Officers for 2006 is as follows: Mr. Brown, $750,000; Mr. Thaman, $650,000; Mr. High, $325,000; Mr. Johns, $367,500 and Mr. Dana $400,000.

Management and Director and Employee Incentive Compensation Program

Certain members of management and certain directors will be granted awards upon emergence or thereafter consisting of a combination of restricted shares of Reorganized Owens Corning common stock and options to purchase shares of Reorganized Owens Corning common stock pursuant to a management incentive plan and director equity program, respectively. The restricted stock and options to be awarded under the management incentive plan and director equity program shall represent no less than 2.87% of the number of shares/options of Reorganized Owens Corning common stock to be issued on the Effective Date on a fully-diluted basis (excluding shares/options authorized and held for future issuance). The relative percentages of restricted stock and options to be awarded shall be determined by the compensation committee. Additional restricted stock and options representing no less than 2.19% of the number of shares of Reorganized Owens Corning common stock on a fully-diluted basis shall be reserved and authorized for future issuance as shall be determined by the compensation committee of the Board of Directors of Reorganized Owens Corning.

All full-time employees and regular part-time employees of OCD and its affiliates as of the Effective Date (excluding any employee who participates in the management incentive program portion of the management and director arrangements described above as of the Effective Date) shall be eligible to receive a grant of 100 shares of Reorganized Owens Corning common stock, or appropriate equivalent interest, upon the Effective Date. Each award of 100 shares of Reorganized Owens Corning common stock shall vest in its entirety on the third anniversary of the Effective Date, subject to accelerated vesting for OCD-approved retirements or in the event that Reorganized Owens Corning (or its applicable affiliate) terminates the employee’s employment without cause. Accordingly, OCD shall reserve 2,000,000 shares of Reorganized Owens Corning common stock for issuance to such employees (assuming 20,000 eligible employees worldwide), which shares represent approximately 1.52% of the primary number of shares of Reorganized Owens Corning common stock to be outstanding immediately after the Effective Date (assuming issuance of approximately 131.4 million shares on the Effective Date and excluding options issued on the Effective Date).

Directors’ Compensation

Retainer and Meeting Fees

Owens Corning compensates each director who is not an Owens Corning employee pursuant to a standard annual retainer/meeting fee arrangement. Such arrangement provides each non-employee director an annual retainer of $100,000, a fee of $1,500 for attendance at each meeting of a Board Committee of which such director is a member, no fees for attendance at meetings of the Board of Directors, and a fee of $1,500 for each day’s attendance at other functions in which directors are requested to participate. In addition, Chairmen of Board Committees receive an additional annual retainer of $7,500.

Prior to December 2000, a director could elect to defer all or a portion of his or her annual retainer and meeting fees under the Directors’ Deferred Compensation Plan, in which case his or her account was credited with the number of shares of OCD common stock that such deferred compensation could have purchased on the date of payment. The account was also credited with the number of shares that dividends on previously credited shares could have purchased on dividend payment dates. The Deferred Compensation Plan provides that account balances are payable in cash based on the value of the account, which is determined by the then fair market value of OCD common stock, at the time the participant ceases to be a director.

Stock Plan for Directors

Owens Corning has a pre-petition stockholder approved Stock Plan for Directors, applicable to each director who is not an Owens Corning employee. The plan provides for two types of grants to each eligible director: (1) a one-time non-recurring grant of options to each new outside director to acquire 10,000 shares of common stock at a per share exercise price of 100 percent of the value of a share of common stock on the date of grant, and (2) an annual grant of 500 shares of common stock on the fourth Friday in April.

Initial option grants become exercisable in equal installments over five years from date of grant, subject to acceleration in certain events, and generally expire ten years from date of grant. No grant may be made under the plan after August 20, 2007, and a director may not receive an annual grant of common stock in the same calendar year he or she receives an initial option grant. A director entitled to receive an annual grant may elect to defer receipt of the common stock until he or she leaves the Board of Directors.

Pursuant to action of the Board of Directors, additional option grants and annual grants under the plan were suspended effective April 1, 2002, pending further action by the Board. No initial option grants or annual grants were made under the plan during 2005.

Indemnity Agreements

Owens Corning has entered into an indemnity agreement with each member of the Board of Directors which provides that, if the director becomes involved in a claim (as defined in the agreement) by reason of an indemnifiable event (as defined in the agreement), Owens Corning will indemnify the director to the fullest extent authorized by Owens Corning’s bylaws, notwithstanding any subsequent amendment, repeal or modification of the bylaws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim. The indemnity agreements and Owens Corning’s obligations thereunder will be assumed under the Plan.

The indemnity agreement also provides that, in the event of a potential change of control (as defined in the agreement), the director is entitled to require the creation of a trust for his or her benefit, the assets of which would be subject to the claims of Owens Corning’s general creditors, and the funding of such trust from time to time in amounts sufficient to satisfy Owens Corning’s indemnification obligations reasonably anticipated at the time of the funding request.

Charitable Award Program

To recognize the interest of Owens Corning and its directors in supporting worthy educational institutions and other charitable organizations, Owens Corning permits each director who joined the Board prior to December 31, 2001 (subject to certain vesting requirements) to nominate up to two organizations to share a contribution of $1 million to be made in ten annual installments after the death of the director. Owens Corning expects to fully fund its contributions (as well as insurance premiums) from the proceeds of life insurance policies that it maintains on directors. Directors will receive no financial benefit from this program, since the charitable deduction and insurance proceeds accrue solely to Owens Corning. As set forth in the Plan, the Company will continue to meet the obligations under this program.

Compensation Committee Interlocks and Insider Participation

The initial members of the Compensation Committee have not yet been determined.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the estimated beneficial ownership of Reorganized Owens Corning’s common stock, after giving effect to the Plan and the transactions contemplated thereby, for:

•	each stockholder known by us to own beneficially 5% or more of our common stock;

•	each of our directors;

•	each of the Named Executive Officers set forth above; and

•	all directors and executive officers as a group.

The number of shares and percentage of ownership indicated in the following table is based on 103,200,000 shares of Reorganized Owens Corning common stock that will be outstanding after distributions are made pursuant to the Plan and does not include the 28,200,000 Contingent Shares that will be reserved for potential issuance to the Asbestos Trust depending on the outcome of the FAIR Act, if any. Please see “The Reorganization - Contingent Note and Contingent Shares” for a more detailed description of the Asbestos Trust’s contingent right to receive the Contingent Shares.

Information with respect to beneficial ownership has been furnished by each director, officer, beneficial owner of more than 5% of our common stock or selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Beneficial Ownership
	Number of Shares	Percent of Total
5% Stockholders, Officers and Directors
Beneficial Owners of 5% or More of Our Common Stock(1)

Directors and Executive Officers(2)
David T. Brown
Michael H. Thaman
Stephen K. Krull
Joseph C. High
David L. Johns
Charles E. Dana
Executive officers and directors as a group ([•] persons)

(1)	As of the date of filing of this registration statement, the beneficial holders of our common stock are not known.
(2)	As of the date of this registration statement, the amount of our common stock to be held by our directors and executive officers is not known. The business address for each of our directors and officers is One Owens Corning Parkway, Toledo, Ohio 43659.
*	Represents less than 1%

SELLING STOCKHOLDERS

Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The shares of common stock registered hereby were acquired by the selling stockholders in connection with the transactions contemplated by the Plan.

The following table sets forth information with respect to the selling stockholders and the shares of Reorganized Owens Corning’s common stock beneficially owned by the selling stockholders that may be offered pursuant to this prospectus. The selling stockholders may offer all, some or none of their shares of common stock. Because the selling stockholders may offer all, some or none of their shares of common stock, we cannot estimate the number of shares of common stock that will be held by the selling stockholders after completion of this offering.

Name	Number of Shares	Percentage of Class

(1)

(1)	As of the date of this registration statement, the selling stockholders have not been determined.
*	Represents less than 1%

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•	by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

For example, the selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged.

A selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales. A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan the securities offered hereby to a broker-dealer and the broker-dealer may sell the loaned securities pursuant to this prospectus.

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

To the extent required under the Securities Act, as amended, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, as amended, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the

Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, as amended. Certain of the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act, as amended.

Certain of the securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the securities under the Securities Act, as amended, and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay certain expenses in connection with this offering, including the fees and expenses of one counsel retained by or on behalf of J.P. Morgan Securities Inc. and/or the other Backstop Purchasers (considered together) and one counsel retained by or on behalf of the Asbestos Trust, as the case may be.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

CERTAIN TRANSACTIONS

In connection with our emergence from bankruptcy, we have entered into agreements with parties who will also be receiving shares of our common stock in exchange for their claims. We have filed copies of the agreements described in this section as exhibits to the registration statement of which this prospectus is a part. The terms of the agreements summarized below are more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these agreements.

Equity Commitment Agreement

OCD entered into the Equity Commitment Agreement with J.P. Morgan Securities Inc., pursuant to which J.P. Morgan Securities Inc. committed to purchase from us, at $30.00 per share, any of the 72.9 million shares of our common stock offered pursuant to the Rights Offering that are not subscribed for and issued pursuant to the Rights Offering. In consideration for this commitment from J.P. Morgan Securities Inc., OCD paid a $100 million fee to J.P. Morgan Securities Inc.

In connection with the Equity Commitment Agreement, J.P. Morgan Securities Inc. entered into a syndication agreement with various other Backstop Purchasers, whereby each Backstop Purchaser agreed to each purchase its pro rata share of any shares of our common stock purchased under the Equity Commitment Agreement by J.P. Morgan Securities Inc. The other Backstop Purchasers will receive a pro rata portion of the Backstop Fee in consideration for their commitments under the syndication agreement. See “The Reorganization - Equity Commitment Agreement” for a more detailed description of the Equity Commitment Agreement.

Put/Call Arrangements

On July 7, 2006, the Company and the Investment Firms entered into individual Collar Agreements, granting certain put rights and call rights with respect to the Contingent Shares that may be issued to the Asbestos Trust pursuant to the Plan. Please see “The Reorganization - Contingent Note and Contingent Shares” for a detailed description of the Contingent Shares.

Each of the Collar Agreements has been approved by the Asbestos Claimants’ Committee and the Future Claimants’ Representative and will be assigned by the Company to the Asbestos Trust upon the effectiveness of the Plan. If the Contingent Shares are issued to the Asbestos Trust, each Investment Firm that is a party to a Collar Agreement shall have a call right to purchase all or a portion of the Contingent Shares set forth in its respective Collar Agreement from the Asbestos Trust at an exercise price of $37.50 per share. These call options will, in each case, expire twelve (12) months after the date on which the Contingent Shares are delivered to the Asbestos Trust. In addition, each of the Collar Agreements grants the Asbestos Trust an option to sell all or a portion of the Contingent Shares to the Investment Firm that is a party to such Collar Agreement at an exercise price of $25.00 per share. These put options will, in each case, expire three (3) months after the date on which the Contingent Shares are delivered to the Asbestos Trust. If the Contingent Shares are delivered to the Asbestos Trust on or after March 28, 2010, the Collar Agreements shall not become effective. Each Investment Firm is either an affiliate of a Backstop Purchaser or the Investment Firm entered into one or more separate agreements with certain Backstop Purchasers. Under these agreements, the individual Backstop Purchaser agreed to accept put and call rights for the Contingent Shares that were similar to the rights that the Investment Firm had granted to the Asbestos Trust.

The aggregate number of shares of our common stock that are subject to the Collar Agreements is equal to the aggregate number of Contingent Shares, such that, except as provided above, the Asbestos Trust will have an option to put, and is subject to a call option with respect to, each of the Contingent Shares.

Registration Rights Agreements

The Equity Commitment Agreement and the Plan contemplate that, on or before the Effective Date, OCD will have entered into two separate registration rights agreements with certain prospective holders of Reorganized Owens Corning common stock providing for registration of the resale of these holders’ Reorganized Owens Corning common stock. Pursuant to this commitment, on July 7, 2006, OCD entered into a registration rights agreement with J.P. Morgan Securities Inc., which we refer to as the Investor Registration Agreement. The other Backstop Purchasers have the right to become parties to the Investor Registration Agreement. Also on July 7, 2006, OCD, the Asbestos Claimants’ Committee and the Future Claimants’ Representative finalized the terms of a form of registration rights agreement to be entered into by the Company and the Asbestos Trust upon the effectiveness of the Plan. We refer to this definitive form registration agreement as the Trust Registration Agreement, and we refer to the Investor Registration Agreement and the Trust Registration Agreement together as the Registration Rights Agreements.

Among other things, pursuant to the terms of the Registration Rights Agreements:

•	the Company is required to file the registration statement of which this prospectus is a part, to effect the initial registration of Reorganized Owens Corning common stock;

•	once the registration statement of which this prospectus is a part has been declared effective by the SEC, we will be required to use our reasonable best efforts to cause that registration statement to remain continually effective and properly supplemented and amended for so long as the registration statement can remain effective under the Securities Act of 1933 or, if earlier, for two years following the last day on which an Investment Firm’s call right to purchase a portion of the Contingent Shares expires pursuant to the Collar Agreements;

•	in the event that the registration statement of which this prospectus is a part ceases to be effective, we will be required to use our reasonable best efforts to:

•	cause a replacement registration statement to be filed with the SEC as promptly as practicable,

•	have that replacement registration statement declared effective by the SEC as promptly as practicable after its filing, and

•	cause that replacement registration statement to remain continually effective and properly supplemented and amended for two years following the first day of effectiveness of that replacement registration statement;

•	if the Company proposes to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the other parties to the Registration Rights Agreements the opportunity to register all or part of their shares on the terms and conditions set forth in the Registration Rights Agreements; and

•	the other parties to the Registration Rights Agreements received the right, subject to certain conditions and exceptions, to request that the Company file registration statements (subject to certain limitations on the number of registration statements and the minimum number of shares covered thereby) with the SEC for an offering of all or part of their respective shares of Reorganized Owens Corning common stock, which registration statement is referred to as a demand registration, and the Company is required to cause the demand registration to be filed with the SEC as promptly as practicable following any demand,

All expenses of registration under the Registration Rights Agreements, including the legal fees of one counsel retained by or on behalf of J.P. Morgan Securities Inc. and/or the other Backstop Purchasers (considered together) and one counsel retained by or on behalf of the Asbestos Trust, as the case may be, will be paid by the Company.

The registration rights granted in the Registration Rights Agreements are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Registration Rights Agreements also contain customary indemnification and contribution provisions, and certain representations and warranties made by us to the other parties to the Registration Rights Agreements. Further details concerning these representations and warranties and the other terms of the Registration Rights Agreements may be obtained through a review of the Registration Rights Agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

The Registration Rights Agreements are governed by Delaware law.

DESCRIPTION OF INDEBTEDNESS

Senior Credit Facilities

Consistent with the terms of the Plan, OCD will, on or prior to the Effective Date of the Plan, enter into a credit agreement with various lending institutions, which we refer to as the Credit Agreement, providing for the creation of certain senior credit facilities, which we refer to collectively as the Credit Facilities, consisting of:

•	the $1.0 billion Revolver; and

•	the $1.4 billion Term Loan.

Proceeds from the Credit Facilities will be available to the Company to refinance certain existing debtor-in-possession financings, pay certain unsecured claims, administrative expenses and claims in connection with the Debtors’ emergence, for general working capital needs, and/or for general corporate purposes. The Term Loan will be used to fund, in part, certain distributions under the Plan. The proceeds of the Term Loan will be available on a single drawing at any time between the closing date of the Credit Facilities and January 31, 2007, or 30 days after the Effective Date of the Plan if the Effective Date has not occurred by January 31, 2007. The delayed draw can be extended for up to two years (at six month intervals) if the FAIR Act has been enacted but remains subject to constitutional challenge. It is expected that the Revolver will be comprised of a U.S. facility, a Canadian facility and European facility which will provide liquidity in Canadian dollars and Euros as well as U.S. dollars. Both the Revolver and the Term Loan mature five years after closing.

It is expected that the Credit Facilities will be guaranteed by material domestic subsidiaries. Pursuant to the terms of the Credit Agreement, the Company will be subject to certain restrictive covenants including, among other things, an obligation to at all times ensure:

•	its ratio of consolidated total net indebtedness to consolidated total capitalization does not exceed 0.65:1.0 at any time and

•	its ratio of consolidated EBITDA to consolidated interest expense is not less than 2.0:1.0 at any time.

The Credit Agreement will also contain certain representations and warranties made by the Company to the lenders thereunder. Further details concerning these restrictive covenants and representations and warranties and the other terms of the Credit Agreement will be provided by the Company as soon as practicable after the Credit Facilities have been finalized and executed.

Senior Notes

Pursuant to the Plan, OCD has reserved the right to conduct offerings for senior debt prior to or after the Effective Date. The proceeds of any senior debt offering are expected to be used to reduce amounts borrowed under the Credit Facilities such that the total amount outstanding under any senior notes and the Credit Facilities will not exceed approximately $1.8 billion.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the capital stock of Reorganized Owens Corning includes a summary of specified provisions to be included in Reorganized Owens Corning’s amended and restated certificate of incorporation and amended and restated bylaws. This description also summarizes relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL. The terms of Reorganized Owens Corning’s amended and restated certificate of incorporation and amended and restated bylaws will be, and the terms of the DGCL are, more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these documents and the DGCL.

Authorized Capital Stock

Reorganized Owens Corning is expected to have authority to issue a total of [•] shares of capital stock, which we refer to as Reorganized Owens Corning capital stock, consisting of:

•	[•] shares of common stock, par value $0.01 per share; and

•	[•] shares of preferred stock, par value $0.01 per share.

Outstanding Capital Stock

Immediately following completion of the transactions contemplated by the Plan, the following Reorganized Owens Corning capital stock is expected to be issued and outstanding:

•	103,200,000 shares of our common stock will be outstanding, not including the 28.2 million Contingent Shares that will be reserved and held in treasury for future issuance and potential distribution to the Asbestos Trust depending on the outcome of the FAIR Act; and

•	none of the [•] shares of our preferred stock.

Upon the Effective Date and the transactions contemplated by the Plan, we expect that there will be approximately [•] holders of our common stock.

Warrants

Upon the Effective Date and the transactions contemplated by the Plan, there will be outstanding warrants to purchase approximately [•] shares of our common stock, consisting of warrants to purchase [•] shares, representing 11.167% of the fully diluted amount of our common stock, at an exercise price of $43.00 per share and warrants to purchase [•] shares, representing 5% of the fully diluted amount of our common stock, at an exercise price of $45.25 per share. These warrants may be exercised at any time following effectiveness of the Plan, and will expire seven years after the Effective Date. See “The Reorganization - Contingent Note and Contingent Shares” for a description of the exchange option for shares of our common stock available to warrant holders based on the outcome of the FAIR Act legislation.

Rights and Preferences of Reorganized Owens Corning Capital Stock

Common Stock

Voting Rights

All shares of our common stock have identical rights and privileges. The holders of shares of our common stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors. On all matters to be voted on by holders of shares of our common stock, the holders will be entitled to one vote for each share of our common stock held of record, and will have no cumulative voting rights.

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our common stock are entitled to receive ratably dividends or other distributions when and if declared by Reorganized Owens Corning’s board of directors. The ability of our board of directors to declare dividends, however, will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the DGCL to pay dividends. For a more complete description of the dividend rights of holders of shares of our preferred stock, see “- Blank Check Preferred Stock” below.

Liquidation Preference

In the event of a liquidation, dissolution or winding up of Reorganized Owens Corning, after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, the remaining assets of Reorganized Owens Corning will be distributed ratably to the holders of shares of our common stock. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Reorganized Owens Corning may designate and issue in the future without stockholder approval.

Other Rights

Holders of our common stock do not have pre-emptive, subscription, redemption or conversion rights.

Blank Check Preferred Stock

The Reorganized Owens Corning board of directors is authorized to issue from time to time, without stockholder approval, up to an aggregate of [•] shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. Reorganized Owens Corning may issue its preferred stock in ways that may delay, defer or prevent a change in control of Reorganized Owens Corning without further action by our stockholders and may affect the voting and other rights of the holders of our common stock. The issuance of Reorganized Owens Corning preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Anti-takeover Effects of Provisions of the DGCL and Provisions to Be Included In Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The DGCL contains, and our amended and restated certificate of incorporation and amended and restated bylaws will contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Reorganized Owens Corning. In addition, provisions of our amended and restated certificate of incorporation and amended and restated bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Section 203

We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Reorganized Owens Corning and, accordingly, may discourage attempts to acquire Reorganized Owens Corning.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our certificate of incorporation and bylaws, as amended and restated, will provide for the following, which, in each case, may have the effect of discouraging transactions that involve an actual or threatened change of control of Reorganized Owens Corning:

Provisions with Respect to Nomination and Election of Directors

Our certificate of incorporation and bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless the takeover or change in control is supported by our board of directors. The provisions may also render the removal of the current board of directors and of management more difficult.

Our certificate of incorporation provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years. The Plan contemplates that our initial board of directors following emergence from bankruptcy will consist of up to 16 directors, and that the initial directors appointed will consist of up to 12 OCD Designated Directors, two Bondholder Designated Directors, one ACC Designated Director in the event the Contingent Shares are distributed to the Asbestos Trust and one FCR Designated Director in the event the Contingent Shares are distributed to the Asbestos Trust. Nine of the OCD Designated Directors will serve in Class II and Class III, the one FCR Designated Director, if appointed, will serve in Class III, the one ACC Designated Director, if appointed, will serve in Class III, and the remaining directors will serve in Class I. Please see “Management - Directors and Officers” for a more detailed description of the composition of our initial board of directors. In order to implement these provisions of the Plan, our amended and restated bylaws will contain provisions entitling:

•	the OCD Designated Directors, prior to the second annual meeting of stockholders, to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of any OCD Designated Director;

•	the Bondholder Designated Directors, prior to the second annual meeting of stockholders, to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of any Bondholder Designated Director; and

•	the Asbestos Trust, during such period that the Asbestos Trust continues to hold shares of our common stock issued to it pursuant to the Plan, to nominate individuals for election as the ACC Designated Director or FCR Designated Director and to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of the ACC Designated Director or FCR Designated Director.

No Written Consent of Stockholders

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by our board of directors pursuant to a resolution approved by a majority of the whole board of directors.

Advance Notice Requirement

Stockholders must provide timely notice when seeking to:

•	bring business before an annual meeting of stockholders;

•	bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or

•	nominate candidates for election at an annual meeting of stockholders.

To be timely, a stockholders notice must be received at our principal executive offices:

•	in the case of an annual meeting:

•	not later than the ninetieth day nor earlier than the one hundred twentieth day prior to the anniversary date of the immediately preceding annual meeting, or

•	if no annual meeting was held in the previous year, or the annual meeting is called for a date that is not within thirty days from the anniversary date of the preceding year’s annual meeting date, not later than the tenth day following the day on which the first public disclosure of the date of the annual meeting is made by Reorganized Owens Corning; or

•	in the case of a special meeting, not later than ten days prior to the date of the special meeting.

Our amended and restated certificate of incorporation and amended and restated bylaws also will specify requirements as to the form and content of the stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting or a special meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Amendment of Bylaws and Certificate of Incorporation

The approval of a super-majority of the voting power of the then outstanding shares of our common stock entitled to vote generally in the election of directors will be required to amend certain provisions of our amended and restated bylaws by stockholder action, or to amend certain of the provisions of our amended and restated certificate of incorporation. These provisions will make it more difficult to circumvent the anti-takeover provisions to be included in our amended and restated certificate of incorporation and our amended and restated bylaws.

Issuance of Blank Check Preferred Stock

Our board of directors is authorized to issue, without further action by the stockholders, up to [•] shares of preferred stock with rights and preferences, designated from time to time by the board of directors as described above under “Rights and Preferences of Reorganized Owens Corning Capital Stock – Blank Check Preferred Stock”. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply if and so long as our common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital and for corporate acquisitions.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation is expected to limit the liability of directors to the fullest extent permitted by the DGCL. In addition, it is expected that our amended and restated bylaws and separate indemnification agreements will provide that we must indemnify our directors and officers to the extent permitted by the DGCL. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of a director to Reorganized Owens Corning for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Reorganized Owens Corning or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

The limitation of liability and indemnification provisions expected to be included in our amended and restated certificate of incorporation and our amended and restated bylaws and separate indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for the Reorganized Owens Corning capital stock is expected to be American Stock Transfer & Trust Company.

Listing

It is a condition to the effectiveness of the Plan that the shares of Reorganized Owens Corning common stock be approved for public quotation, trading or listing on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global

Market or the NASDAQ Capital Market (or their respective successors) on or prior to the Effective Date of the Plan. Shares of our common stock are expected to be listed on the New York Stock Exchange under the symbol “OC” following completion of the transactions contemplated by the Plan. Based on the number of shares expected to be outstanding, the number of anticipated stockholders and the expected market value of our common stock, it is expected that our common stock will meet the New York Stock Exchange listing standards as of the original listing date.

FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. As used in this discussion, the term “non-U.S. holder” refers to a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•	U.S. federal gift or estate tax consequences, or U.S. state or local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including that the U.S. tax consequences to a non-U.S. holder that is a partnership of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the stockholders, partners, or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, “controlled foreign corporations”, “passive foreign investment companies”, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, traders in securities, and non-U.S. holders liable for the alternative minimum tax; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security”, or other integrated investment.

The following discussion is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this registration statement, and all of which are subject to change, possibly on a retroactive basis. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations with respect to acquiring, owning and disposing of shares of our common stock.

Dividends

In the event that we pay dividends on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes only to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions on our common stock in excess of our current and accumulated earnings and profits will, to the extent of such excess, constitute a return of capital and first reduce the non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Under applicable U.S. Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to a gain realized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation”, which we refer to as a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date the non-U.S. holder disposes of our common stock or the period the non-U.S. holder held our common stock. We believe that we are not currently and will not become a

USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, however, our common stock will be treated as a United States real property interest in the hands of a non-U.S. holder only if such non-U.S. holder owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date such non-U.S. holder disposes of our common stock or the period such non-U.S. holder held our common stock, and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock is not “regularly traded on an established securities market”, then such non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated U.S. federal income tax rates.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or an agreement with the tax authorities in the country in which the non-U.S. holder is a resident.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the Internal Revenue Service and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the Internal Revenue Service, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the Internal Revenue Service and may be reduced by backup withholding unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

The foregoing discussion of U.S. federal income tax considerations is not tax advice and is not based on an opinion of counsel. Accordingly, each prospective non-U.S. holder of our common stock should consult its own tax advisor with respect to the federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

SHARES OF COMMON STOCK ISSUED IN THE

REORGANIZATION ELIGIBLE FOR FUTURE SALES

Issuance of Securities

With certain exceptions, and under certain conditions discussed below, Section 1145 of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization (as well as subsequent distributions by the distribution agent) from registration under the Securities Act and state and local laws. Under Section 1145, generally, such registration requirements for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security do not apply if the offer or sale under a plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan is (i) in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; or (ii) is principally in such exchange and partly for cash or property. The Plan provides that the shares of Reorganized Owens Corning common stock to be issued and distributed shall be, and shall be deemed to be, exempt from registration under any applicable federal or state securities law to the fullest extent permissible under applicable non-bankruptcy law and under bankruptcy law, including, without limitation, Section 1145 of the Bankruptcy Code. Moreover, on July 11, 2006, the USBC entered an order approving the rights offering subscription procedures and ordering that the rights, and the offering and sale of securities under the Rights Offering that are conducted in accordance with the rights offering procedures and subscription distribution procedures described in the related motion, are, and shall be deemed to be, pursuant to Section 1145 of the Bankruptcy Code, Section 4(2) of the Securities Act of 1933, or any other applicable state or federal securities law, exempt from Section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker dealer in, a security.

Subsequent Transfers of Securities

Subject to volume and transfer restrictions under the Securities Act on sales by affiliates, the shares of common stock issued under the plan of reorganization may be freely transferred by most recipients following distribution under the plan of reorganization, and certain resales and subsequent transactions in such shares of common stock are exempt from registration under federal and state securities laws, unless the holder is an “underwriter” with respect to such shares of common stock. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters:”

•	persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any securities received in exchange for such a claim or interest;

•	persons who offer to sell securities offered under a plan for the holders of such securities;

•	persons who offer to buy such securities from the holders of such securities, if the offer to buy is (A) with a view to the distribution of such securities or (B) made under a distribution agreement; and

•	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act.

Under Section 2(a)(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

To the extent that persons deemed to be “underwriters” received shares of common stock in the plan of reorganization, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters, however, may be able to sell these shares of common stock without registration subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received under a plan of reorganization by persons who would be deemed to be “underwriters” under Section 1145 of the Bankruptcy Code, subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.

Whether or not any particular person would be deemed an “underwriter” with respect to shares of Reorganized Owens Corning’s common stock would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any particular person that will receive distributions under the plan of reorganization will be an “underwriter” with respect to these shares of common stock.

Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, we make no representation concerning the right of any person to trade in the shares of common stock to be issued pursuant to the Plan. We recommend that recipients of our securities consult their own counsel concerning whether they may freely trade these shares of common stock under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The financial statements as of December 31, 2005 and December 31, 2004 and for each of the three years in the period ended December 31, 2005 and managment’s assessment of the effectiveness of internal control over financial reporting (which is included in Managment’s Report on Internal Control over Financial Reporting) as of December 31, 2005 included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.owenscorning.com. You may access our and OCD’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at such site.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Management’s Report on Internal Control Over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended).

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework.

Based on our assessment, management determined that, as of December 31, 2005, the Company’s internal control over financial reporting was effective.

The Company’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP, has issued an integrated audit report that includes the firm’s report on our assessment of the effectiveness of the Company’s internal control over financial reporting. Such audit report begins on page 75.

/s/ David T. Brown	Date February 21, 2006
David T. Brown,
President and Chief Executive Officer

/s/ Michael H. Thaman	Date February 21, 2006
Michael H. Thaman,
Chairman of the Board and
Chief Financial Officer

PricewaterhouseCoopers LLP
One SeaGate, Suite 1800
Toledo OH 43604-1574
Telephone (419) 254 2500

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Owens Corning:

We have completed integrated audits of Owens Corning’s 2005 and 2004 consolidated financial statement and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Owens Corning and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company voluntarily filed for Chapter 11 bankruptcy protection on October 5, 2000. This action, which was taken primarily as a result of asbestos litigation as discussed in Note 19 to the consolidated financial statements, raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to this matter is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page F-2, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

February 21, 2006, except for Notes 3 and 7, as to which the date is August 3, 2006

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions, except per share data)
NET SALES	$6,323	$5,675	$4,996
COST OF SALES	5,165	4,649	4,170

Gross margin	1,158	1,026	826

OPERATING EXPENSES
Marketing and administrative expenses	565	530	459
Science and technology expenses	58	47	43
Restructure costs	—	—	(2)
Chapter 11 related reorganization items	45	54	85
Provision (credit) for asbestos litigation claims (recoveries) - Owens Corning	3,365	(24)	(5)
Provision for asbestos litigation claims - Fibreboard	902	—	—
Other	(34)	(8)	(21)

Total operating expenses	4,901	599	559

INCOME (LOSS) FROM OPERATIONS	(3,743)	427	267

Interest expense (income), net	739	(12)	8

INCOME (LOSS) BEFORE INCOME TAXES	(4,482)	439	259

Income tax expense (benefit)	(387)	227	145

INCOME (LOSS) BEFORE MINORITY INTEREST AND EQUITY IN NET INCOME (LOSS) OF AFFILIATES	(4,095)	212	114

Minority interest and equity in net earnings of affiliates	(4)	(8)	1

NET INCOME (LOSS)	$(4,099)	$204	$115

NET INCOME (LOSS) PER COMMON SHARE
Basic net income (loss) per share	$(74.08)	$3.68	$2.08

Diluted net income (loss) per share	$(74.08)	$3.40	$1.92

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING AND COMMON EQUIVALENT SHARES DURING THE PERIOD
Basic	55.3	55.3	55.2
Diluted	55.3	59.9	59.9

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005 AND 2004

	2005	2004
	(In millions of dollars)
ASSETS

CURRENT
Cash and cash equivalents	$1,559	$1,125
Receivables, less allowances of $18 million in 2005 and 2004	608	527
Inventories	477	445
Other current assets	61	31

Total current	2,705	2,128

OTHER
Restricted cash - asbestos and insurance related	189	188
Restricted cash, securities, and other - Fibreboard	1,433	1,418
Deferred income taxes	1,432	999
Pension-related assets	471	499
Goodwill	215	198
Investments in affiliates	77	82
Other noncurrent assets	201	117

Total other	4,018	3,501

PLANT AND EQUIPMENT, at cost
Land	85	80
Buildings and leasehold improvements	796	803
Machinery and equipment	3,346	3,293
Construction in progress	177	128

	4,404	4,304
Accumulated depreciation	(2,392)	(2,294)

Net plant and equipment	2,012	2,010

TOTAL ASSETS	$8,735	$7,639

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005 AND 2004 (continued)

	2005	2004
	(In millions of dollars)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT
Accounts payable and accrued liabilities	$1,032	$909
Accrued post-petition interest	735	—
Short-term debt	6	11
Long-term debt - current portion	13	31

Total current	1,786	951

LONG-TERM DEBT	36	38

OTHER
Pension plan liability	684	731
Other employee benefits liability	410	401
Other	199	178

Total other	1,293	1,310

LIABILITIES SUBJECT TO COMPROMISE	13,520	9,171

COMPANY-OBLIGATED SECURITIES OF ENTITIES HOLDING SOLELY PARENT DEBENTURES - SUBJECT TO COMPROMISE	200	200

COMMITMENTS AND CONTINGENCIES (Notes 10, 19 and 23)

MINORITY INTEREST	47	49

STOCKHOLDERS’ DEFICIT
Preferred stock, no par value; authorized 8 million shares, none outstanding	—	—
Common stock, par value $.10 per share; authorized 100 million shares; issued 55.3 million shares	6	6
Additional paid in capital	692	692
Accumulated deficit	(8,546)	(4,447)
Accumulated other comprehensive loss	(297)	(330)
Other	(2)	(1)

Total stockholders’ deficit	(8,147)	(4,080)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$8,735	$7,639

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions of dollars)
COMMON STOCK
Balance beginning and end of year	$6	$6	$6

ADDITIONAL PAID IN CAPITAL
Balance beginning of year	692	690	690
Other	—	2	—

Balance end of year	692	692	690

ACCUMULATED DEFICIT
Balance beginning of year	(4,447)	(4,651)	(4,766)
Net income (loss)	(4,099)	204	115

Balance end of year	(8,546)	(4,447)	(4,651)

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance beginning of year
Currency translation adjustment	103	33	(59)
Minimum pension liability adjustment	(428)	(403)	(337)
Deferred gains (losses) on hedging transactions	(5)	(1)	1

Balance at beginning of year	(330)	(371)	(395)

Adjustments
Currency translation adjustment	(19)	70	92
Minimum pension liability adjustment (net of taxes of $13 million in 2005, $13 million in 2004, and $14 million in 2003)	35	(25)	(66)
Deferred gains (losses) on hedging transactions (net of taxes of $6 million in 2005, $1 million in 2004, and $1 million in 2003.)	17	(4)	(2)

Other comprehensive income	33	41	24

Balance end of year
Currency translation adjustment	84	103	33
Minimum pension liability adjustment	(393)	(428)	(403)
Deferred gains (losses) on hedging transactions	12	(5)	(1)

Balance end of year	(297)	(330)	(371)

OTHER
Balance beginning of year	(1)	(2)	(3)
Net increase (decrease)	(1)	1	1

Balance end of year	(2)	(1)	(2)

STOCKHOLDERS’ DEFICIT	$(8,147)	$(4,080)	$(4,328)

TOTAL COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(4,099)	$204	$115
Other comprehensive income (loss)	33	41	24

COMPREHENSIVE INCOME (LOSS)	$(4,066)	$245	$139

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions of dollars)
NET CASH FLOW FROM OPERATIONS
Net income (loss)	$(4,099)	$204	$115
Reconciliation of net cash flow from operations:
Noncash items:
Provision for asbestos litigation claims	4,277	—	—
Provision for depreciation	231	228	206
Provision for impairment of fixed assets	8	7	28
Provision (credit) for deferred income taxes	(467)	133	51
Provision for pension and other employee benefits liabilities	113	120	126
Provision for post-petition interest/fees on pre-petition debt	735	—	—
Other	4	20	62
Increase in receivables	(94)	(23)	(27)
(Increase) decrease in inventories	(42)	(42)	11
Increase (decrease) in accounts payable and accrued liabilities	163	69	(67)
Proceeds from insurance for asbestos litigation claims, excluding Fibreboard	10	24	5
Pension fund contribution	(49)	(231)	(185)
Payments for other employee benefits liabilities	(29)	(34)	(30)
Increase in restricted cash - asbestos and insurance related	(1)	(22)	(1)
Increase in restricted cash, securities, and other - Fibreboard	(15)	(23)	(30)
Other	1	19	31

Net cash flow from operations	746	449	295

NET CASH FLOW FROM INVESTING
Additions to plant and equipment	(288)	(232)	(208)
Investment in subsidiaries and affiliates, net of cash acquired	(14)	(96)	(25)
Proceeds from the sale of assets or affiliates	19	8	88

Net cash flow from investing	$(283)	$(320)	$(145)

NET CASH FLOW FROM FINANCING
Proceeds from long-term debt	$9	$—	$10
Payments on long-term debt	(31)	(21)	(56)
Net increase (decrease) in short-term debt	(6)	—	3
Net decrease in liabilities subject to compromise	(3)	(5)	—
Other	1	2	—

Net cash flow from financing	(30)	(24)	(43)

Effect of exchange rate changes on cash	1	15	23

NET INCREASE IN CASH AND CASH EQUIVALENTS	434	120	130
Cash and cash equivalents at beginning of year	1,125	1,005	875

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,559	$1,125	$1,005

DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for income taxes	$51	$38	$27
Cash paid during the year for interest expense	$6	$9	$5

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11

On October 5, 2000 (the “Petition Date”), Owens Corning and the 17 United States subsidiaries listed below (collectively with Owens Corning, the “Debtors”) filed voluntary petitions for relief (the “Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “USBC”):

CDC Corporation	Integrex Testing Systems LLC
Engineered Yarns America, Inc.	HOMExperts LLC
Falcon Foam Corporation	Jefferson Holdings, Inc.
Integrex	Owens-Corning Fiberglas Technology, Inc.
Fibreboard Corporation	Owens Corning HT, Inc.
Exterior Systems, Inc.	Owens-Corning Overseas Holdings, Inc.
Integrex Ventures LLC	Owens Corning Remodeling Systems, LLC
Integrex Professional Services LLC	Soltech, Inc.
Integrex Supply Chain Solutions LLC

The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors (collectively, the “Chapter 11 Cases”) are being jointly administered under Case No. 00-3837 (JKF).

The referenced Chapter 11 cases do not include any other United States or foreign subsidiaries of Owens Corning (collectively, the “Non-Debtor Subsidiaries”). As described more fully below under the heading “The Plan of Reorganization”, it is possible that certain of such Non-Debtor Subsidiaries, namely IPM, Inc., Vytec Corporation and Owens-Corning Fiberglas Sweden Inc., that issued guarantees with respect to Owens Corning’s primary pre-petition bank credit facility (the “Pre-Petition Credit Facility”), may initiate Chapter 11 proceedings in order to be covered by the terms of the Plan (as defined below). The timing of any such filing would permit the inclusion of such entities as part of the Plan confirmation process.

The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from its multi-billion dollar asbestos liability. This liability is discussed in greater detail in Note 19 to the Consolidated Financial Statements.

Overseeing Federal District Court

In late 2001, all of the asbestos-related Chapter 11 cases pending in the District of Delaware (the Chapter 11 Cases of Owens Corning and the cases of Armstrong World Industries, Inc., W.R. Grace & Co., Federal-Mogul Global, Inc., and USG Corporation) were ordered transferred to the United States District Court for the District of Delaware (the “District Court”) before Judge Alfred M. Wolin to facilitate development and implementation of a coordinated plan for management (the “Administrative Consolidation”). The District Court entered an order referring the Chapter 11 Cases back to the USBC, where they were previously pending, subject to its ongoing right to withdraw such referral with respect to any proceedings or issues (the applicable court from time to time responsible for any particular aspect of the Chapter 11 Cases being hereinafter referred to as the “Bankruptcy Court”).

On May 27, 2004, the United States Court of Appeals for the Third Circuit (the “Third Circuit”) assigned Judge John P. Fullam of the United States District Court, Eastern District of Pennsylvania, to replace Judge Wolin in the Chapter 11 Cases. In addition, the Third Circuit assigned other judges to sit on other of the cases that had previously been consolidated under the terms of the Administrative Consolidation, effectively terminating the consolidation.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Consequence of the Filing

As a consequence of the Filing, all pending litigation against the Debtors was stayed automatically by section 362 of the Bankruptcy Code and, absent further order of the Bankruptcy Court, no party may take any action to recover on pre-petition claims against the Debtors. In addition, pursuant to section 365 of the Bankruptcy Code, the Debtors may reject or assume pre-petition executory contracts and unexpired leases, and other parties to contracts or leases that are rejected may assert rejection damages claims as permitted by the Bankruptcy Code.

Two creditors’ committees, one representing asbestos claimants (the “Official Committee of Asbestos Claimants”) and the other representing unsecured creditors (the “Official Committee of Unsecured Creditors”), have been appointed as official committees in the Chapter 11 Cases. In addition, the Bankruptcy Court has appointed James J. McMonagle as Legal Representative for the class of future asbestos personal injury claimants against one or more of the Debtors. The two committees and the Legal Representative have the right to be heard on all matters that come before the Bankruptcy Court.

Owens Corning anticipates that substantially all liabilities of the Debtors as of the Petition Date will be resolved under the Plan (as defined below) or some other Chapter 11 plan of reorganization to be voted on in the Chapter 11 Cases in accordance with the provisions of the Bankruptcy Code. On January 17, 2003, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed a proposed joint plan of reorganization in the USBC. The same proponents filed a proposed amended joint plan of reorganization in the USBC on March 28, 2003, a proposed second amended joint plan of reorganization in the USBC on May 23, 2003, a proposed third amended joint plan of reorganization in the USBC on August 8, 2003, and a proposed fourth amended joint plan of reorganization (the “Fourth Amended Plan”) in the USBC on October 24, 2003.

On December 31, 2005, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed a proposed fifth amended joint plan of reorganization (as so amended through such fifth amendment, the “Plan”) in the USBC along with a related disclosure statement (the “Disclosure Statement”). The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended as Appendix K to the Disclosure Statement. Certain other members of the major non-asbestos creditor groups have indicated that they may oppose the Plan. There can be no assurance that the Plan or any other plan supported by Owens Corning and less than all of the major creditor groups will be ultimately confirmed by the Bankruptcy Court and consummated. The Debtors have the exclusive right to file and solicit acceptances to a plan of reorganization through July 31, 2006. In addition, Owens Corning is unable to predict what impact the disposition of any of the litigation and other matters described below will have on the timing of the confirmation of the Plan (or any other plan of reorganization) or its effect, if any, on the terms thereof. The Plan (and any other plan of reorganization) is subject to confirmation by the Bankruptcy Court.

The Plan has been significantly amended from the Fourth Amended Plan. In particular, the Plan is no longer premised upon the substantive consolidation of Owens Corning and certain of its direct and indirect subsidiaries for the purposes of voting, determining which claims and interests will be entitled to vote to accept or reject the Plan, confirmation of the Plan, and the resultant discharge of and cancellation of claims and interests and distribution of assets, interests and other property under the Plan. On October 5, 2004, the District Court issued a Memorandum and Order Concerning Substantive Consolidation (the “Substantive Consolidation Order”). In the Substantive Consolidation Order, the

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

District Court granted the Debtors’ motion for substantive consolidation. On October 13, 2004, the holders of the debt under the Pre-Petition Credit Facility filed an appeal of the Substantive Consolidation Order with the Third Circuit. On August 15, 2005, the Third Circuit reversed the Substantive Consolidation Order. The Legal Representative for the class of future asbestos personal injury claimants and certain designated members of the Official Committee of Unsecured Creditors subsequently filed petitions for rehearing en banc of the Third Circuit’s decision. Those petitions for rehearing were denied by the Third Circuit on September 28, 2005. The Legal Representative for the class of future asbestos personal injury claimants and certain bondholders have filed petitions for certiorari with the United States Supreme Court with respect to the Third Circuit’s decision on the Substantive Consolidation Order.

As previously disclosed, as a result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, Owens Corning recorded, for the period ended September 30, 2005, expenses with respect to the Pre-Petition Credit Facility for the period from the Petition Date through September 30, 2005 in the amount of $538 million relating to post-petition interest and certain other post-petition fees. With respect to post-petition interest, such expenses reflected the application of the Base Rate plus 2% (as described below) applied on a non-compounding basis. The Plan provides that, if the holders of debt under the Pre-Petition Credit Facility are deemed unimpaired, or are deemed to be impaired and the class of such holders accepts the Plan, (and the Plan is confirmed and becomes effective) then the holders of debt under the Pre-Petition Credit Facility will be paid an amount in cash which reflects post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and Facility Fees (as defined in the Pre-Petition Credit Facility). In light of such terms of the Plan, Owens Corning (i) has recorded, for the period ended December 31, 2005, additional expenses of $147 million for the period from the Petition Date through September 30, 2005, and (ii) has recorded, for the quarter ended December 31, 2005, additional expenses of $50 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including Facility Fees. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings) in the event the holders of debt under the Pre-Petition Credit Facility are deemed impaired and vote against the Plan. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including Facility Fees. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined payable under the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 or for future periods may be significantly higher or lower than the amounts indicated above.

A six-day claims estimation hearing was held before the District Court beginning January 13, 2005 to establish the amount of Owens Corning’s and Fibreboard’s current and future asbestos liability in the Chapter 11 Cases. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of such asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Claimants and the Legal Representative for the class of future asbestos claimants argued that such asbestos liability should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled. As a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court (see Note 19 to the Consolidated Financial Statements). Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005.

Related Developments

PROPOSED ASBESTOS LEGISLATION

Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 15, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be or what the effect, if any, would be on Owens Corning and Fibreboard or the Plan (or any other plan of reorganization), including in the event that the effective date of the Plan has not occurred prior to the enactment of the FAIR Act. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OTHER MATTERS FILED IN THE USBC

On or about October 17, 2003, the Official Committee of Unsecured Creditors filed a motion in the USBC requesting appointment of a Chapter 11 trustee to assume control of the Chapter 11 Cases due to alleged breach of the Debtors’ fiduciary duty of undivided loyalty to act in the best interest of all creditors. After such motion was dismissed by the USBC for failure to comply with local court rules, the Official Committee of Unsecured Creditors re-filed such motion on October 30, 2003. A supplement to the motion of the Official Committee of Unsecured Creditors was filed on May 28, 2004, and various filings in opposition to such supplemented motion were filed by the Debtors, the Legal Representative for the class of future asbestos claimants, and the Official Committee of Asbestos Claimants. Further proceedings on this matter have been voluntarily continued by the movants on a monthly basis.

On or about May 24, 2004, Credit Suisse First Boston, Kensington International Limited, Springfield Associates LLC and Angelo Gordon filed a motion in the USBC requesting the appointment of a Chapter 11 examiner to examine (i) allegations of improper conduct by management of the Debtors, (ii) alleged breaches of fiduciary duty by management of the Debtors resulting from the influence of the Legal Representative for the class of future asbestos claimants and the Official Committee of Asbestos Claimants on the process of developing a plan and the tort estimation process, (iii) alleged connections between the asbestos plaintiffs’ interests, a Court appointed mediator, and the Debtors’ asbestos liability estimation firm, and (iv) other alleged improper conduct. Owens Corning, the Legal Representative for the class of future asbestos claimants, and the Official Committee of Asbestos Claimants have each filed responsive pleadings to the motion. The USBC has continued further proceedings on the motion pending issuance of a final order on the motion (described in the preceding paragraph) requesting appointment of a Chapter 11 trustee.

The Debtors believe that the two motions described above are without merit and intend to continue to vigorously oppose them in appropriate proceedings.

The Plan of Reorganization

As described above, on December 31, 2005, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed the Plan and the related Disclosure Statement. The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended to the Disclosure Statement as Appendix K. In light of the Third Circuit’s reversal of the Substantive Consolidation Order described above, the current Plan is premised upon non-consolidation of the Debtors, including separate classification and treatment of the claims against and interests in each of the Debtors. In addition, as part of the Plan, Owens Corning intends to effect an internal restructuring in order to adopt a holding company structure. This internal restructuring is expected to be refined further as steps are taken to implement it. The USBC has set July 10, 17 and 18, 2006 as hearing dates on the confirmation of the Plan. At this time, Owens Corning is unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

As set forth in the Plan and the Disclosure Statement, the Plan currently provides that, after the payment of secured and priority claims, the residual distributable value of Owens Corning will generally be allocated ratably in the form of cash and new common stock to holders of allowed general unsecured claims against Owens Corning (other than holders of claims under the Pre-Petition Credit Facility, which

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will receive the treatment described below), including asbestos claimants, bondholders, trade creditors and other general unsecured creditors. The percentage recovery and value of the payments ultimately made under the Plan to each class of creditors will depend upon a number of factors. Those factors, which are described in detail in the Disclosure Statement, include, among other things, the value of the shares of new common stock and notes to be issued by Owens Corning, the amount of cash available for distribution, and the outcome of the voting on the Plan. As to Fibreboard, the Plan contemplates that the assets available to satisfy Fibreboard liabilities (which are primarily asbestos-related liabilities) will be limited to the assets of the Fibreboard Settlement Trust and certain other specified assets.

As described in greater detail in the Plan and Disclosure Statement, if the holders of debt under the Pre-Petition Credit Facility are deemed unimpaired, or are deemed to be impaired and the class of such holders accepts the Plan, (and the Plan is confirmed and becomes effective) then the holders of debt under the Pre-Petition Credit Facility will be paid cash in an aggregate amount equal to the amount of their allowed claims plus post-petition interest on a compounding basis (compounded quarterly) and Facility Fees (as defined in the Pre-Petition Credit Facility) under the Pre-Petition Credit Facility. If the holders of debt under the Pre-Petition Credit Facility are deemed to be impaired and the class of such holders rejects the Plan, then the holders of debt under the Pre-Petition Credit Facility will be paid cash and cash pay notes in an amount to be determined by the Bankruptcy Court. As previously disclosed, as of December 31, 2005, Owens Corning has recorded expenses of $735 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including Facility Fees. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings) in the event the holders of debt under the Pre-Petition Credit Facility are deemed impaired and vote against the Plan. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including Facility Fees. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined payable under the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 or for future periods may be significantly higher or lower than the amounts indicated above.

As described above, the Plan (which is co-proposed by the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants) provides that Owens Corning asbestos claimants will receive a partial payment proportionately similar to other general unsecured creditors of Owens Corning. In order to estimate the amount of the current and future asbestos personal injury claims in the Chapter 11 Cases, a six-day claims estimation hearing was held before the District Court beginning January 13, 2005. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of the Company’s current and future asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that such asbestos liability should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of

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contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. As a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s estimation ruling to the Third Circuit. Certain parties have filed briefs with respect to this appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled.

Under the Plan, a trust, which is intended to qualify under section 524(g) of the Bankruptcy Code (the “524(g) Trust”), will be created from which asbestos claimants will be paid. The Plan provides that a majority of the newly issued common stock of reorganized Owens Corning, as well as cash, the assets of the existing Fibreboard Settlement Trust (see Note 20 to the Consolidated Financial Statements) and specified other assets, will fund the 524(g) Trust. The 524(g) Trust will, through separate sub-accounts for Owens Corning and Fibreboard, assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan and will, through those separate sub-accounts, make payments to claimants in accordance with the trust distribution procedures included as part of the Plan. The Plan contemplates that the assets of the Fibreboard Settlement Trust and certain other specified assets will fund only the separate Fibreboard sub-account and, as a result, those amounts will not be available under the Plan to pay claims against Owens Corning. Conversely, only the assets in the Fibreboard sub-account will be available to pay claims against Fibreboard. In addition, the Plan provides for an injunction by the Bankruptcy Court pursuant to section 524(g) of the Bankruptcy Code that will enjoin actions against the reorganized Debtors, their respective subsidiaries, and certain of their affiliates, for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on, or with respect to any asbestos claims which will be subject to the 524(g) Trust. Similar plans of reorganization have been confirmed in the Chapter 11 cases of other companies involved in asbestos-related litigation. Section 524(g) of the Bankruptcy Code provides that, if certain specified conditions are satisfied, a court may issue a permanent injunction barring the assertion of asbestos-related claims or demands against the reorganized company and channeling those claims to an independent trust.

As previously noted, the Plan currently contemplates that most classes of pre-petition unsecured creditors of Owens Corning will be impaired. Therefore, the Plan provides that the existing common stock of Owens Corning will be cancelled, and that current shareholders will receive no distribution or other consideration in exchange for their shares.

In general, in light of the Third Circuit’s reversal of the Substantive Consolidation Order, intercompany claims are classified separately under the Plan but receive treatment similar to that of other unsecured claims. However, as described more fully in the Plan, holders of allowed intercompany claims do not receive distributions of new common stock and cash on account of such claims but, instead, are credited with value on account of such claims. In addition, the arrangements, transactions and relationships that gave rise to certain intercompany claims may be challenged by various parties in the Chapter 11 Cases and payments and other obligations in respect thereof may be restricted or modified by order of, or subject to review and approval by, the Bankruptcy Court. The outcome of such challenges and other actions, if

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any, may have an impact on the treatment of various claims under the Plan or any other plan ultimately confirmed and on the respective assets, liabilities and results of operations of Owens Corning and its direct and indirect subsidiaries.

Although they have not filed Chapter 11 Cases at the present time, Owens Corning reserves the right to initiate Chapter 11 proceedings on behalf of three subsidiaries, IPM, Inc., Vytec Corporation and Owens-Corning Fibreglas Sweden Inc., that issued guarantees with respect to the Pre-Petition Credit Facility, in the event Owens Corning deems it necessary to do so in order for such subsidiaries to be covered by the terms of the Plan. The timing of any such filing would permit the inclusion of such entities as part of the Plan confirmation process.

Pursuant to the Bankruptcy Code, schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the Petition Date. Differences between amounts recorded by the Debtors and claims filed by creditors will be investigated and resolved as part of the proceedings in the Chapter 11 Cases.

Any disagreements raised by creditors with the terms of the Plan are expected to be handled through negotiation or litigation as part of the confirmation process. Owens Corning is unable to predict the timing or outcome of such negotiation or litigation.

The Bankruptcy Court may confirm a plan of reorganization only upon making certain findings required by the Bankruptcy Code, and a plan may be confirmed over the dissent of non-accepting creditors and equity security holders if certain requirements of the Bankruptcy Code are met. In this respect, the Plan provides for certain “cramdown” provisions, whereby the Plan may be confirmed over the objections of one or more classes of unapproving creditors in the event that certain percentages in dollar amount and in number of specified classes of creditors accept the plan and vote in favor of it.

Bar Dates for Filing Claims

GENERAL BAR DATE

In connection with the Chapter 11 Cases, the Bankruptcy Court set April 15, 2002 as the last date by which holders of certain pre-petition claims against the Debtors must file their claims (the “General Bar Date”). The General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Generally, any holder of a claim that was required to file a claim by the General Bar Date and did not do so will be barred from asserting such claim against any of the Debtors and will not participate in any distribution in any of the Chapter 11 Cases on account of such claim.

Approximately 25,000 proofs of claim (including late-filed claims), totaling approximately $16.6 billion, alleging a right to payment from a Debtor were filed with the Bankruptcy Court in response to the General Bar Date. As to the Pre-Petition Credit Facility, the claim total reflects only a single claim (in the amount of approximately $1.6 billion) although the holders have asserted this claim against Owens Corning and each of six other Debtors that issued a guarantee with respect to the facility. Owens Corning continues to investigate the filed claims to determine their validity. The Bankruptcy Court will ultimately determine liability amounts that will be allowed for claims in the Chapter 11 Cases.

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In its review of the filed claims, Owens Corning identified approximately 16,000 claims, totaling approximately $8.6 billion, which it believed should be disallowed by the Bankruptcy Court, primarily because they appeared to be duplicate claims or claims that were not related to the indicated Debtor (the “Objectionable Claims”). Owens Corning filed omnibus objections to certain of these Objectionable Claims and likely will file additional objections. As of December 31, 2005, approximately 7,000 of the Objectionable Claims, totaling approximately $5.7 billion, had either been withdrawn by the claimants or disallowed by the Bankruptcy Court, and other of such claims had been reduced by the claimants by approximately $1.8 billion. While the Bankruptcy Court will ultimately determine liability amounts, if any, that will be allowed as part of the Chapter 11 Cases, Owens Corning believes that all or substantially all of the remaining Objectionable Claims will be disallowed.

In addition to the Objectionable Claims described above, the remaining filed proofs of claim included approximately 9,000 claims, totaling approximately $8.0 billion. As of December 31, 2005, approximately 1,000 of these claims, totaling approximately $0.4 billion, had either been withdrawn by the claimants, disallowed by the Bankruptcy Court, or otherwise resolved, and other of such claims had been reduced by the claimants by approximately $0.3 billion. The remaining claims consist of:

•	Approximately 2,900 claims, totaling approximately $1.4 billion, associated with asbestos-related contribution, indemnity, reimbursement, or subrogation claims. Owens Corning will address all asbestos-related personal injury and wrongful death claims in the future as part of the Chapter 11 Cases. See Note 19 to the Consolidated Financial Statements for additional information concerning asbestos-related liabilities.

•	Approximately 100 claims, totaling approximately $0.6 billion, alleging asbestos-related property damage. Most of these claims were submitted with insufficient documentation to assess their validity. Owens Corning expects to vigorously defend any asserted asbestos-related property damage claims in the Bankruptcy Court. Based upon its historic experience in respect of asbestos-related property damage claims, Owens Corning does not anticipate significant liability from any such claims.

•	Approximately 5,000 claims, totaling approximately $5.3 billion, alleging rights to payment for financing, environmental, trade debt and other matters (the “General Claims”). The Company has recorded approximately $3.5 billion in liabilities for these claims. Based upon the claims information submitted, the General Claims with the largest variance from the recorded amounts are: claims by the United States Department of Treasury, totaling approximately $534 million, in connection with taxes (see discussion regarding the tax claims and related settlement under the heading “Tax Claim” in Note 19 to the Consolidated Financial Statements); a contingent claim for approximately $458 million by the Pension Benefit Guaranty Corporation, as described more fully under the heading “PBGC Claim” in Note 19 to the Consolidated Financial Statements; a $275 million class action claim involving alleged problems with a specialty roofing product (see discussion of this claim and pending settlement under the heading “Specialty Roofing Claim” in Note 19 to the Consolidated Financial Statements); environmental claims totaling approximately $109 million; and claims for contract rejections, totaling approximately $95 million, of which approximately $28 million are protective claims covering contracts which have not been rejected by the Debtors as of December 31, 2005.

Owens Corning has recorded liability amounts for those claims that can be reasonably estimated and which it believes are probable of being allowed by the Bankruptcy Court. At this time, it is impossible to

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reasonably estimate the value of all the claims that will ultimately be allowed by the Bankruptcy Court, due to the uncertainties of the Chapter 11 process, the in-progress state of Owens Corning’s investigation of submitted claims, and the lack of documentation submitted in support of many claims. Owens Corning continues to evaluate claims filed in the Chapter 11 Cases and will make such adjustments as may be appropriate. Any such adjustments could be material to the Company’s consolidated financial position and results of operations in any given period. For a discussion of liability amounts in respect of asbestos personal injury claims, see Note 19 to the Consolidated Financial Statements.

ASBESTOS BAR DATE

A bar date for filing proofs of claim against the Debtors with respect to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation) has not been set. On April 11, 2003, the Official Committee of Unsecured Creditors filed a motion seeking establishment of a bar date for such asbestos-related claims. On April 25, 2003, the District Court entered an order withdrawing the reference of the Chapter 11 Cases to the USBC with respect to such motion, and staying all proceedings on such motion pending further order of the District Court.

As indicated above, the General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Despite this, approximately 3,300 proofs of claim (in addition to claims described above under “General Bar Date”), totaling approximately $2.6 billion, with respect to asbestos-related personal injury or wrongful death were filed with the Bankruptcy Court in response to the General Bar Date. Of these claims, Owens Corning has identified approximately 1,200, totaling approximately $0.5 billion, as Objectionable Claims. Of the remaining claims, Owens Corning believes that a substantial majority represent claimants that had previously asserted asbestos-related claims against the Company.

As noted above, under the Plan, all asbestos-related personal injury and wrongful death claims will be channeled to the section 524(g) trust, subject to approval by the Bankruptcy Court. See Note 19 to the Consolidated Financial Statements for additional information concerning asbestos-related liabilities.

As described above, on March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled. The Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard. In addition, the Memorandum and Order did not address whether a bar date would be established for asbestos-related personal injury or wrongful death claims as to either Owens Corning or Fibreboard.

Avoidance Actions

Under the Bankruptcy Code, October 4, 2002 was the deadline by which the Debtors, on behalf of the bankruptcy estates, could bring adversary actions seeking the return of potentially avoidable transfers made by the Debtors to certain parties within a prescribed period prior to the commencement of the Chapter 11 Cases. As part of their review of potentially avoidable transactions, the Debtors (1) negotiated

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tolling agreements with some of the recipients of the preferential transfers in order to toll the time period in which to bring an avoidance action; (2) determined not to prosecute certain of those potential avoidance actions that were not the subject of tolling agreements; and (3) instituted, prior to the October 4, 2002 deadline, a total of 19 adversarial actions, including 3 preference actions, 1 turnover action, and 15 avoidance actions, as described further below. All such actions were commenced in the USBC.

Among the parties who were identified by the Debtors as having received potentially avoidable transfers were (a) 12 present and former officers that received certain pre-petition incentive payments exceeding a threshold in the aggregate per officer; (b) one director that received a pre-petition pension payment; and (c) a joint venture affiliate of the Company that received approximately $3.8 million in the one-year period prior to the commencement of the Chapter 11 Cases.

The Debtors have executed tolling agreements with all 12 present and former officers and the director, as well as with certain other parties identified as having received potentially avoidable transfers. After initially being covered by a tolling agreement, the claim against the joint venture affiliate was subsequently released as part of a Bankruptcy Court approved settlement with the affiliate, entered into in connection with the affiliate’s separate bankruptcy proceedings.

The adversary actions were commenced against various other defendants seeking, among other things, (a) avoidance of certain guarantees and certain preferential payments made in connection with Owens Corning’s Pre-Petition Credit Facility (the “Pre-Petition Credit Facility Action”); (b) the return of up to approximately $515 million paid by the Company to shareholders of Fibreboard in connection with the Company’s purchase of Fibreboard in 1997 (the “FBD Shareholder Action”); (c) the return of up to approximately $61.8 million paid by the Company to shareholders in dividends in the period 1996 through 2000 (the “Dividend Action”); and (d) the return of approximately $133 million paid by the Company to Bank of America Corp. in connection with Owens Corning’s purchase of Fibreboard in 1997. Both the FBD Shareholder Action and the Dividend Action are defendant class actions. Certain present or former officers or directors of the Company may be members of either or both defendant classes.

Certain holders of Owens Corning debt securities have filed a Complaint in Intervention in connection with the Pre-Petition Credit Facility Action, seeking to assert securities fraud related claims against five subsidiaries of Owens Corning that issued guarantees in connection with the Pre-Petition Credit Facility. The Company has opposed such intervention. On January 20, 2006, the official representatives of the bondholder and trade creditor constituencies of Owens Corning filed a motion for leave to file an amended complaint in intervention in connection with the Pre-Petition Credit Facility Action and to seek authority to prosecute existing claims and commence others on behalf of the Debtors’ estates (the “Derivative Complaint”). The Plan contemplates that the claims belonging to the Debtors under the Pre-Petition Credit Facility Action, which are the subject of the Derivative Complaint, will be released. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization), including the applicable release provisions, as may ultimately be confirmed.

Separately, and at the request of the Official Committee of Unsecured Creditors and the direction of the Bankruptcy Court, the Debtors either obtained tolling agreements from, or filed actions against, approximately 115 law firms that entered into NSP or non-NSP agreements (see Note 19 to the Consolidated Financial Statements) with the Debtors on behalf of claimants asserting asbestos-related personal injury or wrongful death claims. Lawsuits were brought initially against the 11 law firms that did not sign tolling agreements, seeking two forms of relief: (a) first, a declaratory judgment as to whether

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payments made, or obligations incurred, under NSP and non-NSP agreements were in exchange for reasonably equivalent value; and (b) second, in the event reasonably equivalent value was not received, the recovery or avoidance of payments made and obligations incurred under the relevant NSP and non-NSP agreements pursuant to applicable state and federal fraudulent conveyance law. On or before September 29, 2003, similar lawsuits were brought against 5 additional law firms whose tolling agreements were about to expire. On or about October 3, 2005 similar lawsuits were brought against 2 additional law firms whose tolling agreements were about to expire and who could not be contacted to extend the tolling agreements because of Hurricane Katrina. The Official Committee of Unsecured Creditors was named as a defendant in all such lawsuits, solely with respect to the declaratory relief sought. During the first quarter of 2004, the lawsuit against one of the law firms was dismissed with the consent of the Official Committee of Unsecured Creditors and Bankruptcy Court approval.

By motions filed on various dates, the Debtors have requested a stay of the foregoing litigation pending its disposition in the Plan (or any other plan of reorganization). Pursuant to rulings of the Bankruptcy Court, all of the foregoing litigation, other than the Pre-Petition Credit Facility Action and two commercial preference actions, has been stayed.

Certain Post-Petition Matters

The Debtors have received approval from the Bankruptcy Court to pay or otherwise honor certain of their pre-petition obligations, including employee wages, salaries, benefits and other employee obligations, pre-petition claims of critical vendors, and certain other pre-petition claims including certain customer program and warranty claims.

While operating in Chapter 11 proceedings, a debtor company is generally prohibited from paying interest on unsecured pre-petition debts. As a result of the Filing, contractual interest expense on pre-petition debt of the Debtors other than the Pre-Petition Credit Facility has not been accrued or recorded since the Petition Date. From the Petition Date through December 31, 2005, the contractual interest expense not accrued or recorded on such pre-petition debt (calculated using ordinary, non-default interest rates and without regard to debt maturity) totaled approximately $538 million, of which $26 million relate to the fourth quarter of 2005, $103 million relate to the twelve months ended December 31, 2005, and $26 million and $102 million, respectively, relate to the same two periods of 2004. As previously disclosed, as a result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, Owens Corning recorded, for the period ended September 30, 2005, expenses with respect to the Pre-Petition Credit Facility for the period from the Petition Date through September 30, 2005 in the amount of $538 million relating to post-petition interest and certain other post-petition fees. With respect to post-petition interest, such expenses reflected the application of the Base Rate plus 2% applied on a non-compounding basis. Owens Corning notes that the Plan provides that, if the holders of debt under the Pre-Petition Credit Facility are deemed unimpaired, or are deemed to be impaired and the class of such holders accepts the Plan, (and the Plan is confirmed and becomes effective) then the holders of debt under the Pre-Petition Credit Facility will be paid an amount in cash which reflects post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and Facility Fees (as defined in the Pre-Petition Credit Facility). In light of such terms of the Plan, Owens Corning (i) has recorded, for the period ended December 31, 2005, additional expenses of $147 million for the period from the Petition Date through September 30, 2005, and (ii) has recorded, for the quarter ended December 31, 2005, additional expenses of $50 million reflecting post-petition interest with respect to the

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Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including Facility Fees. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings) in the event the holders of debt under the Pre-Petition Credit Facility are deemed impaired and vote against the Plan. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate (as defined in the Pre-Petition Credit Facility) plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including Facility Fees. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined payable under the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 or for future periods may be significantly higher or lower than the amounts indicated above.

At December 31, 2005, the Company had $1.559 billion of cash and cash equivalents.

In connection with the Filing, the Debtors obtained a $500 million debtor-in-possession credit facility from a group of lenders led by Bank of America, N.A. (the “DIP Financing”), which was originally scheduled to expire November 15, 2002. Effective October 31, 2002, the DIP Financing was amended to, among other things, reduce the maximum available credit amount to $250 million and extend the scheduled expiration to November 15, 2004. Effective September 20, 2004, the DIP Financing was further amended by a Second Amendment which, among other things, extended the scheduled expiration to November 15, 2006. There were no borrowings outstanding under the DIP Financing at December 31, 2005; however, approximately $169 million of the availability under this credit facility was utilized as a result of the issuance of standby letters of credit and similar uses.

As a consequence of the Filing and the impact of certain provisions of the Company’s DIP Financing and in a cash management order entered by the Bankruptcy Court, the Company and its subsidiaries are now subject to certain restrictions, including on their ability to pay dividends and to transfer cash and other assets to each other and to their affiliates.

The Company believes, based on information presently available to it, that its cash and cash equivalents, and cash available from operations, will provide sufficient liquidity to allow it to continue as a going concern for the foreseeable future. However, the ability of the Company to continue as a going concern (including its ability to meet post-petition obligations of the Debtors and to meet obligations of the Non-Debtor Subsidiaries) and the appropriateness of using the going concern basis for its financial statements are dependent upon, among other things, (i) the Company’s ability to comply with the terms of any cash management order entered by the Bankruptcy Court from time to time in connection with the Chapter 11 Cases, (ii) the ability of the Company to maintain adequate cash on hand, (iii) the ability of the Company to generate cash from operations, (iv) the ability of the Non-Debtor Subsidiaries to obtain necessary financing, (v) confirmation of the Plan (or any other plan of reorganization) under the Bankruptcy Code, and (vi) the Company’s ability to maintain profitability following such confirmation.

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1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Financial Statement Presentation

The Company’s Consolidated Financial Statements have been prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to Bankruptcy Court approval or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the Consolidated Financial Statements. Further, the Plan (or any other plan of reorganization) could materially change the amounts and classifications reported in the consolidated historical financial statements.

Substantially all of the Company’s pre-petition debt is now in default due to the Filing. As described below, the accompanying Consolidated Financial Statements present the Debtors’ pre-petition debt under the caption “Liabilities Subject to Compromise”. This includes debt under the Pre-Petition Credit Facility and approximately $1.5 billion of other outstanding debt. As required by SOP 90-7, at the Petition Date the Company recorded the Debtors’ pre-petition debt instruments at the allowed amount, as defined by SOP 90-7.

As reflected in the Consolidated Financial Statements, “Liabilities Subject to Compromise” refers to Debtors’ liabilities incurred prior to the commencement of the Chapter 11 Cases. The amounts of the various liabilities that are subject to compromise are set forth below following the debtor-in-possession financial statements. These amounts represent Owens Corning’s estimate of known or potential pre-petition claims to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments. Adjustments may result from (1) negotiations; (2) actions of the Bankruptcy Court; (3) further developments with respect to disputed claims; (4) rejection of executory contracts and unexpired leases; (5) the determination as to the value of any collateral securing claims; (6) proofs of claim; or (7) other events. Payment terms for these amounts will be established in connection with the Chapter 11 Cases.

As noted above, the Consolidated Financial Statements reflect expenses with respect to the Pre-Petition Credit Facility in the amount of $735 million relating to post-petition interest and certain other post-petition fees for the period from the Petition Date through December 31, 2005. Since the Company is in default on the debt underlying these amounts, the accrual is recorded as a current liability on the Consolidated Financial Statements.

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OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION STATEMENT OF INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions of dollars)
NET SALES	$5,410	$4,870	$4,338
COST OF SALES	4,540	4,118	3,735

Gross margin	870	752	603

OPERATING EXPENSES
Marketing and administrative expenses	493	466	405
Science and technology expenses	51	41	37
Restructure costs	—	—	(1)
Chapter 11 related reorganization items	45	54	85
Owens Corning provision (credit) for asbestos litigation claims (recoveries)	3,365	(24)	(5)
Fibreboard provision for asbestos litigation claims	902	—	—
Other	(90)	(49)	(68)

Total operating expenses	4,766	488	453

INCOME (LOSS) FROM OPERATIONS	(3,896)	264	150

Interest income (expense), net	(740)	(2)	(3)

Interest income from non-Debtors	57	56	56

INCOME (LOSS) BEFORE INCOME TAXES	(4,579)	318	203

Income tax expense (benefit)	(419)	173	135

INCOME (LOSS) BEFORE EQUITY IN NET INCOME (LOSS) OF AFFILIATES	(4,160)	145	68

Equity in net income of affiliates	1	1	—

NET INCOME (LOSS)	$(4,159)	$146	$68

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION BALANCE SHEET

DECEMBER 31, 2005 AND 2004

	2005	2004
	(In millions of dollars)
ASSETS

CURRENT
Cash and cash equivalents	$1,126	$725
Receivables, net of allowance for doubtful accounts	458	408
Receivables - non-Debtors	1,165	1,085
Inventories	320	295
Other current assets	46	34

Total current	3,115	2,547

OTHER
Restricted cash and other - asbestos and insurance related	189	188
Restricted cash, securities and other - Fibreboard	1,433	1,418
Deferred income taxes	1,326	887
Pension-related assets	387	415
Goodwill	66	55
Investments in affiliates	31	30
Investments in non-Debtor subsidiaries	762	762
Other noncurrent assets	154	68

Total other	4,348	3,823

PLANT AND EQUIPMENT, at cost
Land	37	39
Buildings and leasehold improvements	593	597
Machinery and equipment	2,342	2,270
Construction in progress	121	93

	3,093	2,999
Accumulated depreciation	(1,723)	(1,632)

Net plant and equipment	1,370	1,367

TOTAL ASSETS	$8,833	$7,737

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION BALANCE SHEET

DECEMBER 31, 2005 AND 2004 (continued)

	2005	2004
	(In millions of dollars)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT
Accounts payable and accrued liabilities	$797	$649
Accounts payable and accrued liabilities - non-Debtors	19	25
Accrued post-petition interest/fees on pre-petition debt	735	—
Long-term debt - current portion	1	1

Total current	1,552	675

LONG-TERM DEBT	12	7

OTHER
Pension plan liability	577	617
Other employee benefits liability	393	384
Other	184	159

Total other	1,154	1,160

LIABILITIES SUBJECT TO COMPROMISE	14,180	9,831

STOCKHOLDERS’ DEFICIT
Common stock	6	6
Additional paid in capital	692	692
Accumulated deficit	(8,430)	(4,271)
Accumulated other comprehensive loss	(328)	(358)
Other	(5)	(5)

Total stockholders’ deficit	(8,065)	(3,936)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$8,833	$7,737

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions of dollars)
NET CASH FLOW FROM OPERATIONS

Net income (loss)	$(4,159)	$146	$68
Reconciliation of net cash flow from operations:
Noncash items:
Provision for asbestos litigation claims	4,277	—	—
Provision for depreciation	163	163	147
Provision for impairment of fixed assets	8	7	28
Provision (credit) for deferred income taxes	(460)	112	81
Provision for pension and other employee benefits liabilities	101	114	112
Provision for post-petition interest/fees on pre-petition debt	735	—	—
Other	7	14	48
Increase in receivables and receivables - non-Debtors	(125)	(127)	(116)
Increase in inventories	(25)	(17)	(10)
Increase (decrease) in accounts payable and accrued liabilities and accounts payable and accrued liabilities - non-Debtors	140	105	(33)
Proceeds from insurance for asbestos litigation claims, excluding Fibreboard	10	24	5
Pension fund contribution	(40)	(223)	(178)
Payments for other employee benefits liabilities	(28)	(33)	(29)
Increase in restricted cash - asbestos and insurance related	(1)	(22)	(1)
Increase in restricted cash, securities, and other - Fibreboard	(15)	(23)	(30)
Other	18	8	39

Net cash flow from operations	606	248	131

NET CASH FLOW FROM INVESTING
Additions to plant and equipment	(196)	(159)	(156)
Investment in subsidiaries and affiliates, net of cash acquired	(13)	(3)	(5)
Proceeds from the sale of assets or affiliates	8	2	85

Net cash flow from investing	(201)	(160)	(76)

NET CASH FLOW FROM FINANCING
Other additions to long-term debt	—	—	2
Other reductions to long-term debt	(1)	—	(34)
Liabilities subject to compromise	(3)	(5)	—
Other	—	(3)	—

Net cash flow from financing	(4)	(8)	(32)

NET INCREASE IN CASH AND CASH EQUIVALENTS	401	80	23

Cash and cash equivalents at beginning of year	725	645	622

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,126	$725	$645

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

The amounts subject to compromise in the Consolidated and Debtor-in-Possession Balance Sheets consist of the following items at December 31:

	2005	2004
	(In millions of dollars)
Accounts payable and accrued liabilities	$227	$209
Accrued interest payable	40	40
Debt	2,952	2,958
Income taxes payable	85	90
Reserve for asbestos litigation claims - Owens Corning	7,000	3,565
Reserve for asbestos-related claims - Fibreboard	3,216	2,309

Total consolidated	13,520	9,171

Payables to non-Debtors	660	660

Total Debtor	$14,180	$9,831

The amounts for Chapter 11 related reorganization items in the Consolidated and Debtor-in-Possession Income Statements consist of the following for the years ended December 31:

	2005	2004	2003
	(In millions of dollars)
Professional fees	$64	$63	$63
Payroll and compensation	20	16	12
Investment income	(39)	(28)	(35)
Loss on settlement of claims	—	—	39
Other, net	—	3	6

Total	$45	$54	$85

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of Owens Corning and its subsidiaries (the “Company”) generally include the accounts of majority owned subsidiaries. Intercompany accounts and transactions are eliminated.

Reclassifications

Certain reclassifications have been made to the 2004 and 2003 Consolidated Financial Statements to conform with the classifications used in 2005.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when title and risk of loss pass to the customer. Provisions for discounts and rebates to customers, returns, warranties and other adjustments are provided in the same period that the related sales are recorded and are based on historical experience and contractual obligation, as applicable.

Shipping and Handling Costs

The Company incurs certain expenses related to preparing, packaging and shipping its products to its customers, mainly third-party transportation fees. All costs related to these activities are included as a component of cost of sales and all costs billed to the customer are included as revenue in the Consolidated Statement of Income (Loss).

Marketing and Advertising Costs

Marketing and advertising costs are expensed the first time the advertisement takes place. Marketing and advertising costs include advertising, substantiated customer incentive programs, and marketing communications. Marketing and advertising expenses for 2005, 2004 and 2003 were $122 million, $111 million, and $77 million, respectively.

Science and Technology Expenses

The Company incurs certain expenses related to science and technology. These expenses include salaries, building costs, utilities, administrative expenses, materials, and supplies for the Company to improve and develop its products and services. These costs are expensed as incurred.

Reorganization Items and Other Expenses

In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), revenues, expenses (including professional fees), realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business are reported separately as reorganization items in the Consolidated Statement of Income (Loss).

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Based Compensation Plans

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which eliminates the alternative to apply the intrinsic value method of accounting for stock based compensation permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company adopted the provision of SFAS No. 123R during the second quarter of 2005. None of the Company’s previously issued stock-based awards were materially impacted by the adoption of this standard and the Company does not expect to issue additional stock based compensation while it remains in Chapter 11 proceedings.

Historically, the Company applied the intrinsic value method and all stock options issued by the Company were exercisable at a price equal to the market price at the date of grant. Accordingly, no compensation cost was recognized for any of the options granted under the Employee Plans or the plan for non-employee directors. The compensation cost that has been recorded for awards other than options was less than $1 million in 2005, 2004 and 2003.

Had compensation cost for the Employee Plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method described in SFAS No. 123R, there would have been no impact to the 2005 or 2004 reported amounts. However, the Company’s net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below for 2003:

(In millions of dollars, except share data)	2003
Net income (loss), as reported	$115
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2)

Pro forma net income	$113

Basic net income (loss) per share
As reported	$2.08
Pro forma	2.05

Diluted net income (loss) per share
As reported	$1.92
Pro forma	1.89

Net Income per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share reflects the dilutive effect of common equivalent shares and increased shares that would result from the conversion of debt and equity securities. The effects of anti-dilution are not presented. Unless otherwise indicated, all per share information included in the Notes to the Consolidated Financial Statements is presented on a diluted basis.

Cash and Cash Equivalents

The Company defines cash and cash equivalents as cash and time deposits with maturities of three months or less when purchased.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is an estimate of the amount of probable credit losses in our existing accounts receivable. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered.

Inventory Valuation

Inventories are stated at lower of cost or market value. Inventory costs include material, labor and manufacturing overhead. Approximately half of the Company’s inventories are valued using the first-in, first-out (FIFO) method and the balance of inventories is generally valued using the last-in, first-out (LIFO) method.

Investments in Affiliates

The Company accounts for investments in affiliates of 20% to 50% ownership with significant influence using the equity method under which the Company’s share of earnings of the affiliate is reflected in income as earned and dividends are credited against the investment in affiliate when declared. If the Company’s ownership is less than 20% the Company accounts for its investments using the cost method.

Goodwill

The Company does not amortize goodwill or indefinite-lived intangible assets. Identifiable intangible assets with a determinable useful life are amortized over that determinable life. The Company completes an annual review for impairment using a fair value methodology. In performing the annual review, the Company uses an estimate of the discounted cash flows of the related business over the remaining life of the goodwill in assessing whether the goodwill is recoverable on a reporting unit basis.

Properties and Depreciation

The Company’s plant and equipment is depreciated principally using the straight-line method. Depreciation expense for the years ended December 31, 2005, 2004, and 2003 was $231 million, $228 million, and $206 million, respectively. The range of useful lives for the major components of the Company’s plant and equipment is as follows:

Buildings and leasehold improvements	15 - 40 years
Machinery and equipment	5 - 20 years
Information systems	5 - 10 years

Expenditures for normal maintenance and repairs are expensed as incurred.

Capitalization of Software Developed for Internal Use

The Company capitalizes the direct external and internal costs incurred in connection with the development, testing and installation of software for internal use. Internally developed software is included in machinery and equipment and is amortized over its estimated useful life using the straight-line method, not to exceed 5 years.

Property Impairments

The Company exercises judgment in evaluating tangible and intangible long-lived assets for impairment. This requires estimating useful lives, future operating cash flows and fair value of the assets under review. Changes in management intentions, market conditions or operating performance could indicate that impairment charges might be necessary that would be material to the Company’s consolidated financial statements in any given period.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company recognizes current tax liabilities and assets for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax basis. Amounts are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. In addition, realization of certain deferred tax assets is dependent upon our ability to generate future taxable income. The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. In addition, the Company estimates tax reserves to cover taxing authority claims for income taxes and interest attributable to audits of open tax years.

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. To accomplish this, extensive use is made of assumptions about inflation, investment returns, mortality, turnover, medical costs and discount rates. The results of this effort provide management with the necessary information on which to base its judgment and develop the estimates used to prepare the financial statements.

Reserve for Asbestos Litigation Claims

The Company estimates reserves for asbestos-related liabilities that have been asserted or are probable of assertion. The estimate of liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict, and such uncertainties significantly increased as a result of the Chapter 11 Cases. The Company will continue to review its asbestos reserves on a periodic basis and make such adjustments as may be appropriate. Any such adjustment could be material to the Company’s consolidated financial statements in any given period. See Note 19 to the Consolidated Financial Statements for further discussion.

Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and its interpretations establish accounting and reporting standards requiring derivative instruments (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value and related gains and losses to be recorded in income or other comprehensive income, as appropriate. See Note 23 to the Consolidated Financial Statements for further discussion.

Foreign Currency Translation

The functional currency of the Company’s subsidiaries is generally the applicable local currency. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the period-end rate of exchange, and their statements of income (loss) and statements of cash flows are converted on an ongoing basis at the rate of exchange when transactions occur. The resulting translation adjustment is included in “Accumulated other comprehensive loss” in the Consolidated Balance Sheet and Statement of Stockholders’ Deficit. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the Consolidated Statement of Income (Loss) as incurred. The Company recorded foreign currency translation gains of $3 million in 2005, losses of $3 million in 2004, and gains of $12 million in 2003.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA

The Company discloses its segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”). The Company’s business operations fall within two general product categories, building materials and composites. Consistent with SFAS No. 131, historically the Company has aggregated its operating segments into two reportable segments consistent with those product categories. The Company has conducted business evaluations during the second quarter of 2006 in conjunction with preparation for the Company’s emergence from Chapter 11 bankruptcy proceedings and implementation of adoption of a holding company structure. The Company has also reviewed its operating segments in light of SFAS No. 131 and facilitation of management and investor evaluation and determined (i) that the operating segments comprising the building materials product category be aggregated into three reportable segments: (1) Insulating Systems; (2) Roofing and Asphalt; and (3) Other Building Materials and Services, and (ii) that the operating segments comprising the composites product category remain aggregated in a single reportable segment: Composite Solutions. Accounting policies for the segments are the same as those for the Company.

The Company has reported financial and descriptive information about each of the Company’s four reportable segments below on a basis that is used internally for evaluating segment performance and deciding how to allocate resources to those segments.

The Company’s four reportable segments are defined as follows:

Insulating Systems

Manufactures and sells glass thermal insulation into residential, commercial, industrial and acoustical insulation markets. Also manufactures and sells glass fiber pipe insulation, energy efficient flexible duct media, and foam insulation used in above and below grade construction applications.

Roofing and Asphalt

Manufactures and sells residential roofing shingles, and oxidized asphalt materials used in residential and commercial construction and specialty applications.

Other Building Materials and Services

Manufactures and sells vinyl siding and accessories and manufactured stone veneer building products. Also provides construction services and franchise opportunities for the home remodeling and new construction industries. The Company’s distribution network also sells other building material products, such as windows and doors, not manufactured by Owens Corning. The operating segments comprising this segment individually do not meet the threshold for reporting separately.

Composite Solutions

Manufactures, fabricates and sells glass fiber reinforcements, mat, veil, and specialized products worldwide that are used in a wide variety of composites material systems. Primary end uses are in the transportation, building construction, telecommunications and electronics markets.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA (continued)

As noted in the segment financial data below, the Company records inter-segment sales from the Composite Solutions segment to the Roofing and Asphalt segment for sales of glass-reinforced mat materials used in the manufacture of residential roofing materials. All other inter-segment sales are not material to any segment.

Income (loss) from operations by segment consists of net sales less related costs and expenses and is presented on a basis that is used internally for evaluating segment performance. Certain categories of expenses - such as cost of borrowed funds, general corporate expenses or income, and certain other expense or income items - are excluded from the internal evaluation of segment performance. Accordingly, these items are not reflected in income (loss) from operations for the Company’s reportable segments. Reference is made to the reconciliation of reportable segment income from operations to consolidated income (loss) before income taxes below for additional information about such items.

Total assets by reportable segment are those assets that are used in the Company’s operations in each segment and do not include general corporate assets. General corporate assets consist primarily of cash and cash equivalents, deferred taxes, asbestos-related assets, and corporate plant and equipment. Reference is made to the reconciliation of reportable segment assets to consolidated total assets below for additional information about such items.

External customer sales are attributed to geographic region based upon the location from which the product is shipped to the external customer. Long-lived assets by geographic region are attributed based upon the location of the assets and include net plant and equipment.

NET SALES	2005	2004	2003
	(In millions of dollars)
Reportable Segments

Insulating Systems	$1,976	$1,818	$1,508
Roofing and Asphalt	1,806	1,558	1,400
Other Building Materials and Services	1,234	1,112	1,022
Composite Solutions	1,495	1,368	1,210

Total reportable segments	6,511	5,856	5,140

Corporate Eliminations (1)	(188)	(181)	(144)

Consolidated	$6,323	$5,675	$4,996

External Customer Sales by Geographic Region

United States	$5,300	$4,755	$4,242
Europe	399	380	337
Canada and other	624	540	417

NET SALES	$6,323	$5,675	$4,996

(1)	Included in corporate eliminations are inter-segment sales from the Composite Solutions segment to the Roofing and Asphalt segment. Those eliminations were approximately $155 million, $150 million and $118 million in 2005, 2004, and 2003 respectively. The remaining inter-segment sales eliminations are immaterial to any other segment.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA (continued)

INCOME (LOSS) BEFORE INCOME TAXES	2005	2004	2003
	(In millions of dollars)
Reportable Segments

Insulating Systems	$424	$373	$217
Roofing and Asphalt	139	73	85
Other Building Materials and Services	17	32	35
Composite Solutions	139	136	112

Total reportable segments	$719	$614	$449

Reconciliation to Consolidated Income (Loss) Before Income Taxes

Restructure costs and Other credits (charges)	18	5	(34)
Chapter 11 related reorganization items	(45)	(54)	(85)
(Provision) credit for asbestos litigation (claims) recoveries	(4,267)	24	5
General corporate expense	(168)	(162)	(68)
Interest (expense) income, net	(739)	12	(8)

CONSOLIDATED INCOME (LOSS) BEFORE INCOME TAX EXPENSE	$(4,482)	$439	$259

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA (continued)

	December 31,
TOTAL ASSETS	2005	2004
	(In millions of dollars)
Reportable Segments

Insulating Systems	$993	$981
Roofing and Asphalt	552	517
Other Building Materials and Services	430	368
Composite Solutions	1,326	1,283

Total reportable segments	$3,301	$3,149

Reconciliation to Consolidated Total Assets

Cash and cash equivalents	1,559	1,125
LIFO inventory valuation adjustment	(146)	(119)
Restricted cash - asbestos and insurance related	189	188
Restricted cash, securities and other - Fibreboard	1,433	1,418
Deferred income taxes	1,432	999
Pension-related assets	471	499
Investments in affiliates	77	82
Corporate fixed assets and other assets	419	298

CONSOLIDATED TOTAL ASSETS	$8,735	$7,639

LONG-LIVED ASSETS BY GEOGRAPHIC REGION

United States	$1,379	$1,378
Europe	216	266
Canada and other	417	366

TOTAL LONG-LIVED ASSETS	$2,012	$2,010

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA (continued)

PROVISION FOR DEPRECIATION	2005	2004	2003
	(In millions of dollars)
Reportable Segments

Insulating Systems	$68	$63	$57
Roofing and Asphalt	35	33	28
Other Building Materials and Services	13	15	16
Composite Solutions	82	84	73

Total reportable segments	198	195	174

Reconciliation to Consolidated Provision for Depreciation

General Corporate Depreciation	33	33	32

CONSOLIDATED PROVISION FOR DEPRECIATION	$231	$228	$206

ADDITIONS TO PLANT AND EQUIPMENT	2005	2004	2003
	(In millions of dollars)
Reportable Segments

Insulating Systems	$125	$84	$75
Roofing and Asphalt	22	24	32
Other Building Materials and Services	28	10	8
Composite Solutions	95	96	80

Total Reportable Segments	$270	$214	$195

Reconciliation to Consolidated Additions to Plant and Equipment

General Corporate Additions	18	18	13

CONSOLIDATED ADDITIONS TO PLANT AND EQUIPMENT	$288	$232	$208

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. ACCOUNTS RECEIVABLE

In 2004 and 2003, the Company sold certain accounts receivable of certain European operations. At December 31, 2004 and 2003, $17 million and $16 million, respectively, had been sold and reflected as a reduction of accounts receivable in the Company’s Consolidated Balance Sheet. No accounts receivable were sold at December 31, 2005.

The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all consolidated trade accounts receivable, including receivables sold. Discounts on receivables sold of $1 million for each of the years ended December 31, 2004 and 2003, were recorded as other expenses in the Company’s Consolidated Statement of Income (Loss).

5. INVENTORIES

Inventories are summarized as follows:

	2005	2004
	(In millions of dollars)
Finished goods	$457	$425
Materials and supplies	166	139

FIFO inventory	623	564
Excess of FIFO over LIFO	(146)	(119)

Total inventories	$477	$445

Approximately $310 million and approximately $274 million of FIFO inventories were valued using the LIFO method at December 31, 2005 and 2004, respectively.

During 2005, certain inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2005 purchases, the effect of which decreased cost of goods sold by approximately $2 million and decreased the net loss by approximately $1 million, or $0.02 per share.

During 2003, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2003 purchases, the effect of which decreased cost of goods sold by approximately $2 million and increased net income by approximately $1 million, or $0.01 per share.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. INCOME TAXES

	2005	2004	2003
	(In millions of dollars)
Income (loss) before income taxes:

United States	$(4,634)	$265	$145
Foreign	152	174	114

Total	$(4,482)	$439	$259

Income tax expense (benefit):

Current
United States	$13	$43	$32
State and local	10	6	11
Foreign	29	42	33

Total current	52	91	76

Deferred
United States	(416)	110	66
State and local	(45)	22	8
Foreign	22	4	(5)

Total deferred	(439)	136	69

Total income tax expense (benefit)	$(387)	$227	$145

The reconciliation between the U.S. federal statutory rate and the Company’s effective income tax rate is:

	2005	2004	2003
United States federal statutory rate	35%	35%	35%
State and local income taxes, net of federal tax benefit	5	5	5
Foreign tax rate differential	—	(3)	(4)
Change in valuation allowance, federal and state	(30)	—	—
Adjustment to estimated liability for tax claims	—	9	15
Other, net	(1)	6	5

Effective tax rate	9%	52%	56%

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. INCOME TAXES (continued)

As of December 31, 2005, the Company has not provided for withholding or United States federal income taxes on approximately $597 million of accumulated undistributed earnings of its foreign subsidiaries as they are considered by management to be permanently reinvested. If these undistributed earnings were not considered to be permanently reinvested, approximately $228 million of deferred income taxes would have been provided. On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividend received deduction for certain dividends from controlled foreign corporations. During 2005, under this Act we repatriated $220 million of earnings previously considered permanently reinvested outside the United States and recognized $12 million of additional tax provision for the taxes associated with this repatriation.

At December 31, 2005, the Company had federal, state and foreign net operating loss carryforwards of $585 million, $2.211 billion and $257 million, respectively. If not utilized, the federal and state net operating loss carryforwards will expire through 2025 while the foreign net operating loss carryforwards will begin to expire in 2006, with the majority having no expiration date.

The cumulative temporary differences giving rise to the deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005		2004
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(In millions of dollars)
Asbestos litigation claims	$3,383	$—	$1,711	$—
Other employee benefits	189	—	172	—
Pension plans	102	21	262	17
Operating loss carryforwards	344	—	177	—
Depreciation	3	298	6	283
State and local taxes	14	3	88	63
Other	544	437	190	249

Subtotal	4,579	759	2,606	612
Valuation allowances	(2,388)	—	(995)	—

Total deferred taxes	$2,191	$759	$1,611	$612

The Company records valuation allowances related to the realization of certain tax assets. The balances as of December 31, 2005 and 2004 consisted of (1) $2.299 billion and $936 million, respectively, for tax assets related to charges for asbestos-related liabilities, (2) $78 million and $54 million, respectively, for tax assets related to certain federal, state and foreign loss carryforwards, and (3) $11 million and $5 million, respectively, of other allowances. During 2005, the Company increased its asbestos-related reserves through charges to income of $3.435 billion for Owens Corning asbestos-related liabilities and $907 million for Fibreboard asbestos-related liabilities, for an aggregate charge of $4.342 billion, generating an additional deferred tax asset of approximately $1.672 billion (see Note 19 to the Consolidated Financial Statements). During the year, the Company evaluated the realization of its aggregate tax assets related to charges for asbestos-related liabilities in light of the Company’s financial position and Chapter 11 proceedings, including the plan of reorganization filed on December 31, 2005.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. INCOME TAXES (continued)

As a result of such assessments, the Company increased its valuation allowance for tax assets related to charges for asbestos-related liabilities by $1.363 billion, resulting in a $309 million net tax benefit in 2005. The calculation of the Company’s valuation allowance is dependant upon significant management estimates and assumptions related to our Chapter 11 proceedings. Such estimates and assumptions may change significantly as the Company moves toward emergence, which could result in material adjustments to our valuation allowance.

Management expects to realize its net deferred tax assets through income from future operations.

On June 30, 2005, new Ohio state tax legislation was signed into law, the net impact of which is expected to be favorable to the Company in the future. However, the impact of this new legislation on net income during 2005 was a charge of $18 million. This charge was the result of an additional tax provision of approximately $31 million, primarily due to the write-off of Ohio deferred tax assets, including net operating loss carryforwards that will no longer be utilized to offset income taxes. This was partially offset by a credit of $13 million, recorded as other income, representing the present value of a portion of the amounts written off that may be used as credits against a new gross receipts tax in the future.

7. GOODWILL AND OTHER INTANGIBLES

The Company complies with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), to account for goodwill and other intangibles. SFAS No. 142 requires at least an annual review for impairment using a fair value methodology. The Company conducts its annual review for impairment in the second quarter. The 2005, 2004 and 2003 reviews resulted in no change to the recorded goodwill.

During 2004, the Company purchased the remaining 60% ownership interest in its Mexican affiliate, Vitro-Fibras, S.A. This purchase resulted in the recording of $54 million of goodwill.

The changes in goodwill by segment during the years ended December 31, 2005 and 2004 were as follows:

	Insulating Systems	Roofing and Asphalt	Other Building Materials and Services	Composite Solutions	Total
	(Dollars in Millions)
Balance at December 31, 2003	$109	$9	$—	$20	$138
Additions	36	—	—	18	54
Foreign Exchange	5	—	—	1	6

Balance at December 31, 2004	150	9	—	39	198
Additions	—	—	—	11	11
Inter-segment Transfers	3	—	—	(3)	—
Foreign Exchange	5	—	—	1	6

Balance at December 31, 2005	$158	$9	$—	$48	$215

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. GOODWILL AND OTHER INTANGIBLES (continued)

Substantially all of the Company’s acquired other intangible assets are subject to amortization. Other intangible asset amortization expense was approximately $3 million in 2005 and 2004, and $5 million in 2003. The Company estimates that amortization of other intangible assets will be approximately $2 to $3 million for each of the next five years. As of December 31, 2005, the weighted average lives of intangibles ranged between 7 and 13 years, with a net carrying amount of approximately $11 million.

8. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Acquisition

On April 2, 2004, the Company purchased the remaining 60% ownership interest in its Mexican affiliate, Vitro-Fibras, S.A. (“OC Mexico”) for approximately $73 million. This purchase strengthens the Company’s operating position in Mexico, as well as provides a supply of low-cost manufacturing capacity to service the North American market for both fiberglass insulation and reinforcements. The Company accounted for this transaction under the purchase method of accounting, whereby the assets acquired and liabilities assumed were recorded at their fair values. During the first quarter of 2004, this affiliate was accounted for under the equity method. The Company began consolidating this subsidiary in April 2004. The proforma effect of this acquisition on revenues and earnings was not material.

Divestitures

On May 22, 2003, the Company received Bankruptcy Court approval to sell the assets of its metal systems business. Net proceeds from the sale were $48 million. A pretax loss of approximately $15 million was realized from the sale. Additionally, the Company received Bankruptcy Court approval to sell the assets of its mineral wool business. Net proceeds from the sale of $8 million were received in the second quarter of 2003. A pretax gain of approximately $1 million was realized from the sale, excluding the impact of asset impairments taken in prior periods.

9. INVESTMENTS IN AFFILIATES

At December 31, 2005 and 2004, the Company’s affiliates, which generally are engaged in the manufacture of fibrous glass and related products for the insulation, construction, reinforcements, and textile markets, included:

	Percent Ownership
	2005	2004
Arabian Fiberglass Insulation Company, Ltd. (Saudi Arabia)	49%	49%
Automotive Composite Solutions (International)	26%	26%
Fiberteq LLC (U. S.)	50%	50%
Neptco LLC (U.S.)	50%	50%
Owens Corning South Africa (Pty) Ltd. (a)	46%	46%
Violet Reinforcements, S. de R.L. (Mexico)	50%	50%

(a)	During 2005, the Company reached an agreement to reduce its ownership in Owens Corning South Africa (Pty) Ltd. to 40% in 2006.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. INVESTMENTS IN AFFILIATES (continued)

The following table provides summarized financial information on a combined 100% basis for the Company’s affiliates accounted for under the equity method:

	2005	2004	2003
	(In millions of dollars)
At December 31:
Current assets	$81	$83	$134
Noncurrent assets	145	146	154
Current liabilities	43	35	67
Noncurrent liabilities	7	9	32

For the year ended December 31:
Net sales	209	162	177
Gross margin	30	20	35
Net income (loss)	(2)	11	10

The Company received dividends from entities accounted for under the equity method of $2 million in 2005, less than $1 million in 2004, and did not receive any dividends from such entities in 2003. The Company’s equity in undistributed earnings of affiliates was a $7 million loss as of December 31, 2005.

10. LEASES

The Company leases certain equipment and facilities under operating leases, some of which include cost-escalation clauses, expiring on various dates through 2020. Total rental expense charged to operations was $78 million in 2005, $81 million in 2004, and $100 million in 2003. At December 31, 2005, the minimum future rental commitments under noncancellable operating leases with initial maturities greater than one year payable over the remaining lives of the leases are:

Period	Minimum Future Rental Commitments
(In millions of dollars)
2006	$72
2007	57
2008	42
2009	26
2010	18
2011 and beyond	104

$319

Pursuant to the Bankruptcy Code, Owens Corning and the other Debtors in the Chapter 11 Cases may elect to reject or assume unexpired pre-petition leases. The Debtors are currently reviewing the leases for which such an election exists to determine whether they should be accepted or rejected. The Bankruptcy Court has extended the time period within which the Debtors must make their elections through June 5, 2006, and may grant further extensions. In the process of their review, the Debtors may conclude that certain of the arrangements constitute secured financings rather than leases, in which event the Debtors may take action to obtain a court determination that the applicable facility is owned rather than leased.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. LEASES (continued)

During the second quarter of 2003, the Company took various actions with the collective effect of reducing its effective cost of occupying its World Headquarters facility, including (1) renegotiation of the lease structure of the facility, including extension of the lease term, reduction of the payments and modification of the end-of-term purchase option, resulting in a classification change from an operating lease to a capital lease, (2) purchase of certain bonds issued by the lessor (the “Bonds”) in connection with the initial financing of the facility, and (3) obtaining a legal right of offset, which allows the Company to apply interest and principal receipts due under the Bonds toward its lease liability. Classifying the lease as a capital lease resulted in (1) the recording of a lease liability of approximately $39 million, (2) the reduction of the previously recorded prepaid rent attributable to the original operating lease by approximately $45 million, and (3) the recording of building and equipment at a total value of approximately $84 million.

The Bonds, which had a par value at the purchase date of approximately $53 million, were purchased in exchange for cash payments totaling approximately $32 million. Such payments resulted in the Company reducing the lease liability by the $32 million. Also as part of the agreement, the Company allowed the selling bondholders a claim in its Chapter 11 proceedings of approximately $21 million related to the discount on the purchase of the Bonds. The Company recorded a liability subject to compromise in its Consolidated Balance Sheet and a Chapter 11 related reorganization item in its Consolidated Statement of Income (Loss) related to this claim.

11. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following as of December 31, 2005 and 2004:

	2005	2004
	(In millions of dollars)
Accounts payable	$527	$443
Payroll and vacation pay	231	191
Payroll, property, and miscellaneous taxes	64	73
Other employee benefits liability	64	58
Other	146	144

Total	$1,032	$909

12. RESTRUCTURING OF OPERATIONS AND OTHER CHARGES (CREDITS)

2005 Credits

During 2005, due to new Ohio state tax legislation, the Company recorded a pretax credit in the Consolidated Statement of Income (Loss) under the caption “Other” of approximately $13 million representing the present value of the net operating losses that will be allowed to be taken as credits against a new gross receipts tax. The Company also renegotiated certain Asian debt, resulting in a gain of $5 million related to the forgiveness of such debt. This gain was also recorded in the Consolidated Statement of Income (Loss) under the caption “Other”.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12. RESTRUCTURING OF OPERATIONS AND OTHER CHARGES (CREDITS) (continued)

2004 Credits

During the first quarter of 2004, the Company recorded a pretax credit to cost of sales in the Consolidated Statement of Income (Loss) of approximately $5 million, representing a gain realized on the sale of a manufacturing facility during the first quarter of 2004. The assets associated with this sale were previously written down when the facility was shutdown in 2002.

2003 Charges

During 2003, the Company recorded $34 million in pretax charges, as the Company continued its strategic review of its businesses in connection with the Chapter 11 proceedings and development of a plan or plans of reorganization. The $34 million pretax charge was comprised of $36 million of pretax other charges and a $2 million pretax restructure credit. The Company recorded $(10) million in the fourth quarter, $1 million in the third quarter, $13 million in the second quarter, and $30 million in the first quarter.

The $36 million in other pretax charges were recorded as a $23 million charge to cost of sales and a $13 million pretax charge in the Consolidated Statement of Income (Loss) under the caption “Other”. The $23 million charge to cost of sales includes a $28 million charge for the additional write-down of two groups of assets within the building materials product category to net realizable value based on valuations of the future cash flows of the assets using assumptions consistent with current market conditions, offset by a credit of $5 million to reduce the reserve for certain facility closure costs to the current estimate. The $13 million pretax charge consisted of a $15 million loss on the sale of the Company’s metal systems assets, offset by a $1 million gain on the sale of the Company’s mineral wool assets and a $1 million credit for the revision of previous estimates of the costs associated with closures of non-strategic facilities.

The $2 million credit to restructure charges was recorded as a $2 million additional non-cash asset write-down of previously closed facilities and a $4 million credit as the result of the completion of previous restructure actions at a lower than estimated cost.

13. WARRANTIES

The Company records a liability for warranty obligations at the date the related products are sold. Adjustments are made as new information becomes available. A reconciliation of the warranty liabilities for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
	(In millions of dollars)
Beginning balance	$48	$48
Amounts accrued for current year	17	14
Adjustments of prior accrual estimates	14	7
Settlements of warranty claims	(17)	(21)

Ending balance	$62	$48

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14. SHORT-TERM DEBT

	2005	2004
	(In millions of dollars)
Short-Term Debt:

Balance outstanding at December 31	$6	$11

Weighted average interest rates on short-term debt outstanding at December 31	3.5%	4.3%

The Company had no unused short-term lines of credit at December 31, 2005 or 2004.

Prior to the Filing, a consolidated non-Debtor European subsidiary of Owens Corning incurred debt to third parties pursuant to three financing transactions. Such debt was guaranteed by Owens Corning, and the proceeds of the transactions were loaned by the subsidiary to Owens Corning. After the Filing, Owens Corning discontinued debt payments to the subsidiary on the intercompany loans. As this subsidiary has no assets other than the intercompany receivable, it was unable to make required payments to the third party debt holders and was in default. During the third quarter of 2004, the Company finalized a settlement with certain holders of such third party debt whereby the holders released the non-Debtor subsidiary from all obligations related to this debt, including $16 million of accrued post-petition interest, and Owens Corning allowed the releasing debt holders various claims in its Chapter 11 proceedings with respect to its guarantees of such debt and its indebtedness to the subsidiary. Prior to this settlement, the guaranteed debt was recorded on the Consolidated Balance Sheet as components of “Short-term debt” and “Long-term debt – current portion”, $32 million and $35 million, respectively.

As a result of this settlement during 2004, the Company reclassified the guaranteed debt to “Liabilities subject to compromise” on the Consolidated Balance Sheet and recognized a $16 million gain on the release of accrued interest as a component of “Interest expense (income), net” on its Consolidated Statement of Income. Additionally, the components of “Subject to compromise” in the Debtors-in-possession Balance Sheet now reflect an increase in “Debt” and corresponding decrease in “Payables to non-Debtors”.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15. LONG-TERM DEBT

Detail of our outstanding long-term debt for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
	(In millions of dollars)
Long-Term Debt:

Various capital leases due through and beyond 2010	$14	$14
Variable LIBOR based interest term loans due 2009	22	15
Guaranteed debentures due in 2001, 10%	7	7
Asian credit facility due in 2005, LIBOR plus 2.5%	—	18
Term loan due 2009, 11.5%	—	12
Other long-term debt due through 2013, at rates from 2.50% to 6.75%	6	3

	49	69
Less - current portion	13	31

Total long-term debt	$36	$38

In connection with the Filing, the Debtors obtained a $500 million debtor-in-possession credit facility from a group of lenders led by Bank of America, N.A. (the “DIP Financing”), which was originally scheduled to expire November 15, 2002. In October 2002, the Debtors reached agreement with the lenders to renew the DIP Financing for an additional term of two years, with a reduced maximum availability of $250 million. In September 2004, the credit facility was renewed for an additional 2 years. The interest rate on amounts borrowed is a floating rate of LIBOR plus a margin that varies from 0.75% to 1.25%, based upon the average daily outstanding balance. The facility had a commitment fee on the unused portions of 0.25% at December 31, 2005 and 0.375% at December 31, 2004. The amount available under the facility is calculated based on a borrowing base of qualifying receivables and inventory of the Debtors. As of December 31, 2005, there was no reduction in the amount available as a result of a borrowing base shortfall. While the Company had no outstanding borrowings from the facility at year-end 2005 or 2004, approximately $169 million and $137 million, respectively, of this facility was utilized at such times for standby letters of credit and similar uses. Consequently, $81 million was available under this facility at December 31, 2005. Claims under this facility have super priority in the bankruptcy proceeding.

In December of 2005, the Company renegotiated the Asian credit facility and paid off approximately $13 million of the balance on the debt and received debt forgiveness for the remaining outstanding $5 million. Consequently, the Company recorded a gain of $5 million related to this forgiveness of debt in the Consolidated Statement of Income (Loss) under the caption “Other”. The Company had previously restructured this facility in 2003 by extending the term of the facility through 2005 and reducing the debt by approximately $4 million in exchange for an allowed guarantee claim against the Debtors of the full amount of the facility.

The agreements relating to the facilities described above contain restrictive covenants, including requirements for minimum earnings before income taxes, depreciation and amortization, and limitations on additional borrowings, among other restrictions. The agreements include a provision that would result in all of the unpaid principal and accrued interest of the facilities becoming due immediately upon a change of control in ownership of the Company. A material adverse change in the Company’s business, assets, liabilities, financial condition or results of operations constitutes default under the agreements.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15. LONG-TERM DEBT (continued)

The aggregate maturities for all long-term debt issues for each of the five years following December 31, 2005 and thereafter are:

Year	(In millions of dollars)
2006	$13
2007	21
2008	7
2009	1
2010	—
thereafter	7

As the result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, the 2005 results include expenses of $735 million with respect to the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005, relating to post-petition interest and certain other fees. Of these expenses, $178 million relate to 2005, $131 million relate to 2004, and $120 million relate to 2003.

While operating in Chapter 11 proceedings (see Note 1), a debtor company is generally prohibited from paying interest on unsecured pre-petition debts. As a result of the Filing, contractual interest expense on pre-petition debt of the Debtors other than the Pre-Petition Credit Facility has not been accrued or recorded since the Petition Date. From the Petition Date through December 31, 2005, the contractual interest expense not accrued or recorded on such pre-petition debt (calculated using ordinary, non-default interest rates and without regard to debt maturity) totaled approximately $538 million, of which $103 million relate to 2005 and $102 million relate to 2004 and 2003.

	2005	2004
	(In millions of dollars)
Debt Subject to Compromise:
United States credit facility due in 2002, variable	$1,451	$1,451
Debentures due in 2018, 7.5%	400	400
Debentures due in 2005, 7.5%	300	300
Debentures due in 2009, 7.0%	250	250
Debentures due in 2008, 7.7%	250	250
Bonds due in 2000, 7.25%, payable in Deutsche marks	58	60
Debentures due in 2002, 8.875%	40	40
Claims from the settlement of certain guaranteed subsidiary debt	22	22
Claim from renegotiation of World Headquarters lease	21	21
Debentures due in 2012, 9.375%	7	7
Guaranteed debentures due in 2001, 10%	67	67
Other long-term debt due through 2012, at rates from 6.25% to 13.80%	86	90

Total long-term debt subject to compromise	$2,952	$2,958

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS

The Company has several defined benefit pension plans covering most employees. Under the plans, pension benefits are based on an employee’s years of service and, for certain categories of employees, qualifying compensation. Company contributions to these pension plans are determined by an independent actuary to meet or exceed minimum funding requirements. The unrecognized cost of retroactive amendments and actuarial gains and losses are amortized over the average future service period of plan participants expected to receive benefits.

The following tables provide a reconciliation of the changes in the projected pension benefits obligation, the changes in the pension plan assets (each measured as of October 31, 2005 and 2004), the calculation of the net amount recognized, and the classification of the net amount recognized as of December 31, 2005 and 2004:

	Measurement date - October 31
	2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(In millions of dollars)
Change in Projected Pension Benefits Obligation
Benefits obligation at beginning of period	$1,046	$383	$1,429	$984	$331	$1,315
Service cost	22	3	25	22	3	25
Interest cost	58	21	79	58	19	77
Amendments	—	—	—	1	—	1
Actuarial (gain) loss	(2)	25	23	80	6	86
Currency (gain) loss	—	(24)	(24)	—	32	32
Acquisitions	—	—	—	—	4	4
Benefits paid	(91)	(14)	(105)	(99)	(12)	(111)
Benefits paid directly by Company	(1)	—	(1)	—	—	—

Benefits obligation at end of period	$1,032	$394	$1,426	$1,046	$383	$1,429

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS (continued)

	2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(In millions of dollars)
Change in Pension Plan Assets

Fair value of plan assets at beginning of period	$813	$301	$1,114	$630	$261	$891
Actual return on plan assets	52	35	87	59	22	81
Currency gain (loss)	—	(16)	(16)	—	25	25
Employer contributions	39	14	53	223	3	226
Acquisitions	—	—	—	—	2	2
Benefits paid	(91)	(14)	(105)	(99)	(12)	(111)

Fair value of plan assets at end of period	$813	$320	$1,133	$813	$301	$1,114

Funded status	$(219)	$(74)	$(293)	$(233)	$(82)	$(315)
Unrecognized net transition asset	—	(2)	(2)	—	(2)	(2)
Unrecognized net actuarial loss	546	151	697	582	158	740
Unrecognized prior service cost	27	2	29	31	3	34
Employer contributions made subsequent to October 31, 2005 measurement date	—	1	1	—	5	5

Net amount recognized	$354	$78	$432	$380	$82	$462

Amounts Recognized in the Consolidated Balance Sheet

Prepaid benefits cost	$—	$36	$36	$—	$37	$37
Accrued benefits liability	(218)	(60)	(278)	(233)	(69)	(302)
Intangible asset	27	1	28	31	2	33
Accumulated other comprehensive loss	545	101	646	582	112	694

Net amount recognized (prepaid benefits cost)	$354	$78	$432	$380	$82	$462

Certain of the Company’s pension plans have an accumulated benefit obligation (“ABO”) in excess of the fair value of plan assets. The ABO and fair value of plan assets for such plans are provided in the following table:

	2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(In millions of dollars)
Projected benefits obligation	$1,032	$328	$1,360	$1,046	$328	$1,374
Accumulated benefits obligation	1,030	308	1,338	1,046	311	1,357
Fair value of assets	813	249	1,062	813	238	1,051

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS (continued)

The total ABO for all of the Company’s pension plans that have an ABO greater than the fair value of plan assets was $1.396 billion and $1.406 billion at October 31, 2005 and 2004, respectively.

Certain of the Company’s pension plans are not funded. The portion of the total projected benefit obligation attributable to unfunded plans is approximately $12 million and $10 million at October 31, 2005 and 2004, respectively.

Weighted-average assumptions used to determine benefits obligations as of October 31

	2005	2004
U.S. Plans
Discount rate	5.80%	5.85%
Rate of compensation increase	5.44%	5.44%

Non-U.S. Plans
Discount rate	5.20%	5.60%
Rate of compensation increase	3.69%	3.80%

The following table presents the components of net periodic pension cost for aggregated U.S. and Non-U.S. Plans during 2005, 2004 and 2003:

Components of Net Periodic Pension Cost	2005	2004	2003
	(In millions of dollars)
Service cost	$25	$25	$18
Interest cost	79	77	76
Expected return on plan assets	(80)	(73)	(64)
Amortization of transition amount	(1)	(1)	(4)
Amortization of loss	49	49	33
Amortization of prior service cost	4	—	—
Curtailment/settlement loss	—	1	1

Net periodic benefit cost	$76	$78	$60

Adjustments to the minimum liability have resulted in other comprehensive income of $48 million in 2005, other comprehensive loss of $38 million in 2004, and other comprehensive loss of $80 million in 2003.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS (continued)

Weighted-average assumptions used to determine net periodic pension cost for the years ended December 31

	2005	2004	2003
U.S. Plans
Discount rate	5.85%	6.25%	6.75%
Expected return on plan assets	7.50%	8.00%	8.00%
Rate of compensation increase	5.44%	6.00%	6.00%

Non-U.S. Plans
Discount rate	5.59%	5.70%	5.75%
Expected return on plan assets	6.70%	6.70%	6.50%
Rate of compensation increase	3.72%	3.80%	4.00%

Plan Assets

The U.S. asset allocations at October 31, 2005 and 2004 by asset category are as follows:

Asset category	Percentage of Plan Assets October 31, 2005	Percentage of Plan Assets October 31, 2004
Equity	38%	33%
Fixed income and cash equivalents	62%	67%

During 2004 and the first eleven months of 2005, the investment policy was to have plan assets, excluding contributions made from 2003 to 2007, invested 50% in equity securities and 50% in a bond portfolio whose duration approximately matches expected benefit payments after 2007. In December 2005, the investment policy was revised so that the target asset allocation, excluding contributions made through 2007, is made up of 45% debt securities, 40% equity securities, 10% real estate and 5% real assets. This change did not impact the expected return on plan asset assumption selected at the October 31, 2005 measurement date. Contributions made from 2003 to 2007, which will be used to satisfy anticipated benefit payments through 2007, have been and will continue to be invested in an index fund which replicates the return of the Lehman Aggregate Bond Index Fund.

Estimated Future Benefit Payments

The following table shows estimated future benefit payments from the Company’s pension plans:

Year	(In millions of dollars)
2006	$101
2007	101
2008	106
2009	107
2010	108
2011-2015	547

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS (continued)

Contributions

Owens Corning expects to contribute $40 million to $60 million in cash to the U.S. pension plan during 2006.

Defined Contribution Plans

The Company also sponsors defined contribution plans available to substantially all U.S. employees. Company contributions reflect a matching of a percentage of employee savings up to a maximum savings level. The Company recognized expense of $25 million in 2005, $22 million in 2004, and $20 million in 2003 for contributions to these plans.

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company and its subsidiaries maintain health care and life insurance benefit plans for certain retired employees and their dependents. The health care plans in the U.S. are unfunded and pay either (1) stated percentages of covered medically necessary expenses, after subtracting payments by Medicare or other providers and after stated deductibles have been met, or (2) fixed amounts of medical expense reimbursement.

Employees become eligible to participate in the U.S. health care plans upon retirement if they have accumulated 10 years of service after age 50 or, depending on the category of employee, after age 45. Effective January 1, 2006, the Company discontinued subsidizing post-65 retiree health care coverage, except for certain grandfathered groups. For employees hired after December 31, 2005, the Company does not provide subsidized retiree health care. Some of the plans are contributory, with some retiree contributions adjusted annually. The Company has reserved the right to change or eliminate these benefit plans subject to the terms of collective bargaining agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (continued)

The following tables provide a reconciliation of the changes in the accumulated postretirement benefits obligation, measured as of October 31, 2005 and 2004, and the accrued benefits cost liability at December 31, 2005 and 2004:

	Measurement date - October 31
	2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(In millions of dollars)
Change in Accumulated Postretirement Benefits Obligation
Benefits obligation at beginning of period	$448	$21	$469	$451	$18	$469
Service cost	9	—	9	9	—	9
Interest cost	24	1	25	27	1	28
Amendments	(42)	—	(42)	6	—	6
Actuarial (gain) loss	(51)	2	(49)	(19)	—	(19)
Currency loss	—	1	1	—	3	3
Benefits paid	(29)	(1)	(30)	(26)	(1)	(27)

Benefits obligation at end of period	$359	$24	$383	$448	$21	$469

Funded status	$(359)	$(24)	$(383)	$(448)	$(21)	$(469)
Unrecognized net actuarial loss	22	6	28	75	4	79
Unrecognized prior service costs	(58)	—	(58)	(21)	—	(21)
Benefit payments made subsequent to October 31, 2005 and 2004 measurement dates	3	—	3	7	—	7

Accrued benefit cost (includes current liabilities of $30 million in 2005 and $29 million in 2004)	$(392)	$(18)	$(410)	$(387)	$(17)	$(404)

Weighted-average assumptions used to determine benefits obligations as of October 31

	2005	2004
U.S. Plans
Discount rate	5.80%	5.85%
Non-U.S. Plans
Discount rate	5.25%	5.85%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (continued)

The following table presents the components of net periodic benefits cost for aggregated U.S. and Non-U.S. Plans during 2005, 2004 and 2003:

Components of net periodic benefits cost

	2005	2004	2003
Service cost	$9	$9	$14
Interest cost	25	28	33
Amortization of loss	3	6	10
Amortization of prior service cost	(6)	(6)	(1)

Net periodic benefits cost	$31	$37	$56

Weighted-average assumptions used to determine net periodic benefits cost for the years ended December 31

	2005	2004	2003
U.S. Plans
Discount rate	5.85%	6.25%	6.75%
Non-U.S. Plans
Discount rate	5.85%	6.25%	6.50%

Health Care Cost Trend Rates

	2005	2004	2003
U.S. Plans
Initial rate at end of year	10.0%	8.0% - 9.5%	9.0% - 11.0%
Ultimate rate	5.0%	5.0%	5.0%
Year in which ultimate rate is reached	2010	2007	2008

Non-U.S. Plans
Initial rate at end of year	10.0%	10.0%	8.9%
Ultimate rate	5.0%	4.5%	4.5%
Year in which ultimate rate is reached	2009	2009	2008

The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a one-percentage point change in the assumed health care cost trend rate would have the following effects as of October 31, 2005 and 2004:

	2005
	1-Percentage point
	Increase	Decrease
Effect on total service cost and interest cost components	$4	$(3)
Effect on accumulated postretirement benefits obligation	27	(23)

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17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (continued)

Estimated Future Benefit Payments

The following table shows estimated future benefit payments from the Company’s postretirement plans:

Year	Estimated Benefit Payments Prior to Medicare Subsidy	Medicare Subsidy	Estimated Benefit Payments Net of Medicare Subsidy
	(In millions of dollars)
2006	$30	$3	$27
2007	31	3	28
2008	31	3	28
2009	32	3	29
2010	32	3	29
2011-2015	165	13	152

Plan Amendment

During the third quarter of 2005, the Company announced plans to amend certain provisions of the U.S. postretirement health care plans, effective January 1, 2006. Depending on the category of the employee, the changes consist of discontinuing subsidized post-65 retiree health care coverage, except for certain grandfathered groups, and providing only non-subsidized retiree health care coverage for employees hired after December 31, 2005. The changes to the plan resulted in a net decrease of the accumulated postretirement benefit obligation (“APBO”) of $42 million. The gain will be amortized into net periodic benefits cost over the average remaining years of service to the full eligibility date of the affected employees.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “MPD Act”) became law. The MPD Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D”, as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In May 2004, the FASB issued FASB Staff Position No. FAS 106-2, “Accounting for the Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FAS 106-2”), which became effective for the first interim period beginning after June 15, 2004.

During the third quarter of 2004, the Company’s independent actuary performed a measurement of the effects of the MPD Act on the APBO for certain Company retiree healthcare plans. As a result of the measurement, it was determined that benefits provided by those plans were at least actuarially equivalent to Medicare Part D. The determination was based on application of proposed regulations set forth by the Center for Medicare and Medicaid Services (CMS) in August 2004. In January 2005, the CMS released final guidance on determining actuarial equivalence. The final regulations did not have a significant impact on the calculations previously provided by the actuary. The Company expects to be entitled to the subsidy on the plans deemed eligible for the subsidy in all years after 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (continued)

The Company adopted the provisions of the MPD Act on a retrospective basis, which required remeasurement of plan assets and the APBO as of December 31, 2003. In accordance with the implementation guidance provided by FAS 106-2, the effects of the remeasurement impacted the Company’s financial statements beginning on March 1, 2004. The remeasurement of plan assets and the APBO resulted in a $24 million decrease in the plan’s APBO, which was treated as an actuarial gain and will be recognized through reduced retiree health care expense over the related employees’ future service lives. Other than this change, the impact of the adoption of the MPD Act was immaterial to the financial statements.

Postemployment Benefits

The Company may also provide benefits to former or inactive employees after employment but before retirement under certain conditions. These benefits include continuation of benefits such as health care and life insurance coverage. The accrued postemployment benefits liabilities at October 31, 2005 and 2004, as reflected in the balance sheet at December 31, 2005 and 2004, were $32 million and $31 million, including current liabilities of $5 million in both years. The net postemployment benefits expense was approximately $6 million in 2005, $5 million in 2004, and $6 million in 2003.

18. CONVERTIBLE MONTHLY INCOME PREFERRED SECURITIES

In 1995, Owens Corning Capital, LLC (“OC Capital”), a Delaware limited liability company in which Owens Corning indirectly owns all of the common limited liability company interests (the “Common Securities”), completed a private offering of 4 million shares of 6 1/2% Convertible Monthly Income Preferred Securities (“Preferred Securities”). The aggregate purchase price for the offering was $200 million.

The only asset of OC Capital is $253 million of 6 1/2% Convertible Subordinated Debentures due 2025 of Owens Corning (the “Debentures”), which were issued in exchange for the proceeds of the Preferred Securities and the Common Securities.

As a result of the Filing (see Note 1), Owens Corning is no longer making interest payments to OC Capital on the Debentures. As a result, OC Capital no longer has funds available to pay distributions on the Preferred Securities and stopped paying such distributions in October 2000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS

Asbestos Liabilities

ITEM A. - OWENS CORNING (EXCLUDING FIBREBOARD)

Numerous claims have been asserted against Owens Corning alleging personal injuries arising from inhalation of asbestos fibers. Virtually all of these claims arise out of Owens Corning’s manufacture, distribution, sale or installation of an asbestos-containing calcium silicate, high temperature insulation product, the manufacture and distribution of which was discontinued in 1972. Owens Corning received approximately 18,000 asbestos personal injury claims during 2000, approximately 32,000 such claims during 1999 and approximately 69,000 such claims during 1998. Owens Corning cautions that it has limited information about many of such claims, and the actual numbers of claims asserted remain subject to adjustment.

Prior to October 5, 2000, when the Debtors, including Fibreboard (see Item B below), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, the vast majority of asserted asbestos personal injury claims were in the process of being resolved through the National Settlement Program described below. As a result of the Filing, all pre-petition asbestos claims and pending litigation against the Debtors, including without limitation claims arising under the National Settlement Program, were automatically stayed (see Note 1 to the Consolidated Financial Statements).

As more fully discussed in Note 1 to the Consolidated Financial Statements, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed on December 31, 2005 a proposed fifth amended joint plan of reorganization for the Debtors. The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended as Appendix K to the Disclosure Statement filed with respect to the Plan on December 31, 2005. Owens Corning expects that all pending and future asbestos claims against Owens Corning and Fibreboard will be resolved pursuant to the Plan (or another plan of reorganization).

A six-day claims estimation hearing to establish the amount of current and future asbestos liability in the Chapter 11 Cases was held before the District Court beginning January 13, 2005. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of the Company’s current and future asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that it should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled. The $7 billion asbestos liability estimated by the District Court for Owens Corning exceeded the high end of the range of estimates of Owens Corning’s liability for asbestos claims that had been provided by Owens Corning’s asbestos valuation experts but was below the range of estimates of such liability provided by the valuation experts of the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants. As described more fully under the heading “Reserve” below, as a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

$3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005.

National Settlement Program Claims

Beginning in late 1998, Owens Corning implemented a National Settlement Program (“NSP”) to resolve personal injury asbestos claims through settlement agreements with individual plaintiffs’ law firms. The NSP was intended to better manage the asbestos liabilities of Owens Corning and Fibreboard (see Item B below), and to help Owens Corning better predict the timing and amount of indemnity payments for both pending and future asbestos claims.

The number of law firms participating in the NSP expanded from approximately 50 when the NSP was established to approximately 120 as of the Petition Date. Each of these participating law firms agreed to a long-term settlement agreement which varied by firm (“NSP Agreement”) extending through at least 2008 which provided for the resolution of their existing asbestos claims, including unfiled claims pending with the participating law firm at the time it entered into an NSP Agreement (“Initial Claims”). The NSP agreements also established procedures and fixed payments for resolving, without litigation, claims against either Owens Corning or Fibreboard, or both, arising after a participating firm entered into an NSP Agreement (“Future Claims”).

As of the Petition Date, the NSP covered approximately 239,000 Initial Claims against Owens Corning, approximately 150,000 of which had satisfied all conditions to final settlement, including receipt of executed releases, or other resolution (the “Final NSP Settlements”) at an average cost per claim of approximately $9,300. As of the Petition Date, approximately 89,000 of such Final NSP Settlements had been paid in full or otherwise resolved, and approximately 61,000 were unpaid in whole or in part. As of such date, the remaining balance payable under NSP Agreements in connection with these unpaid Final NSP Settlements was approximately $510 million. Through the Petition Date, Owens Corning had received approximately 6,000 Future Claims under the NSP.

The claims covered by the NSP Agreements were taken into account by the District Court in estimating the amount of Owens Corning’s current and future asbestos liability at $7 billion. Pursuant to the Plan, a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan. In general, under the terms of the Plan, asbestos personal injury claims against Owens Corning, including claims previously covered by the NSP Agreements, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Non-NSP Claims

As of the Petition Date, approximately 29,000 asbestos personal injury claims were pending against Owens Corning outside the NSP. This compares to approximately 25,000 such claims pending on December 31, 1999. The information needed for a critical evaluation of pending claims, including the nature and severity of disease and definitive identifying information concerning claimants, typically

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

becomes available only through the discovery process or as a result of settlement negotiations, neither of which have occurred since the Filing. As a result, Owens Corning has limited information about many of such claims.

Owens Corning resolved (by settlement or otherwise) approximately 10,000 asbestos personal injury claims outside the NSP during 1998, 5,000 such claims during 1999 and 3,000 such claims during 2000 prior to the Petition Date. The average cost of resolution was approximately $35,900 per claim for claims resolved during 1998, $34,600 per claim for claims resolved during 1999, and $44,800 per claim for claims resolved during 2000 prior to the Petition Date. Generally, these claims were settled as they were scheduled for trial, and they typically involved more serious injuries and diseases. Accordingly, Owens Corning does not believe that such average costs of resolution are representative of the value of the non-NSP claims then pending against the Company.

In general, under the terms of the current Plan, asbestos personal injury claims against Owens Corning, including non-NSP claims, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Asbestos-Related Payments

As a result of the Filing, Owens Corning has not made any asbestos-related payments since the Petition Date except for approximately $20 million paid on its behalf by third parties pursuant to appeal bonds issued prior to the Petition Date. During 1999 and 2000 (prior to the Petition Date), Owens Corning (excluding Fibreboard) made asbestos-related payments falling within four major categories: (1) Settlements in respect of verdicts incurred or claims resolved prior to the implementation of the NSP (“Pre-NSP Settlements”); (2) NSP settlements; (3) Non-NSP settlements covering cases not resolved by the NSP; and (4) Defense, claims processing and administrative expenses, as follows:

	1999	2000 (through October 4, 2000)
	(In millions of dollars)
Pre-NSP Settlements	$170	$51
NSP Settlements	570	538
Non-NSP Settlements	30	42
Defense, Claims Processing and Administrative Expenses	90	54

	$860	$685

All amounts discussed above are before tax and application of insurance recoveries.

Prior to the Petition Date, Owens Corning deposited certain amounts in escrow accounts to facilitate claims processing under the NSP (“Administrative Deposits”). Amounts deposited into escrow in Administrative Deposits during a reporting period are included in the payments shown for NSP Settlements during the period. At December 31, 2005, approximately $106 million of Administrative Deposits previously made by Owens Corning had not been finally distributed to claimants (“Undistributed Administrative Deposits”) and, accordingly, are reflected in Owens Corning’s Consolidated Balance Sheet as restricted assets (under the caption “Restricted cash - asbestos and insurance related”) and have not been subtracted from Owens Corning’s reserve for asbestos personal injury claims (discussed below).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

In 2001, the holder of approximately $49 million of Undistributed Administrative Deposits for Owens Corning (and approximately $28 million of similar Undistributed Administrative Deposits for Fibreboard) filed a motion with the Bankruptcy Court requesting an order authorizing distribution of the deposits it holds (“Subject Deposits”) to the escrow beneficiaries. As the result of hearings held on June 20 and July 22, 2002, the Bankruptcy Court has ruled that escrow beneficiaries that had received both written notice of approval for payment and an initial payment from the Subject Deposits prior to the Petition Date would be entitled to receive their remaining payments (plus post-judgment interest after June 20, 2002) from the principal of the Subject Deposits, with the balance of the Subject Deposits, if any, plus any other investment proceeds to be returned to Owens Corning (or Fibreboard, as appropriate) as contributor of the deposits. The Official Committee of Unsecured Creditors and the Legal Representative for the class of future asbestos claimants have each filed a notice of appeal from the order, and the matter has been fully briefed but has not been decided by the District Court. The Plan currently contemplates that any funds held in Undistributed Administrative Deposits will ultimately be distributed in a manner consistent with the Bankruptcy Court ruling. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

Reserve

Owens Corning estimates a reserve in accordance with generally accepted accounting principles to reflect asbestos-related liabilities that have been asserted or are probable of assertion, in which liabilities are probable and reasonably estimable. This reserve was established initially through a charge to income in 1991, with additional charges to income of approximately $1.1 billion in 1996, $1.4 billion in 1998, $1.0 billion in 2000 and $1.4 billion in 2002. For the reasons stated below, as a result of the Memorandum and Order of the District Court issued on March 31, 2005, estimating the total asbestos-related liability of Owens Corning at $7 billion, Owens Corning increased its reserve for potential asbestos-related liabilities by $3.435 billion for the first quarter of 2005, so that its recorded reserve for Owens Corning’s asbestos-related liabilities equaled the District Court’s estimate. Consequently, as of December 31, 2005, a reserve of $7 billion in respect of Owens Corning’s asbestos-related liabilities was one of the items included in Owens Corning’s Consolidated Balance Sheet under the category “Liabilities Subject to Compromise”.

As Owens Corning has discussed in previous public filings, and as the District Court emphasized in its March 31, 2005 Memorandum and Order, any estimate of its liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict. Prior to the Petition Date, such variables included, among others, the cost of resolving pending non-NSP claims; the disease mix and severity of disease of pending NSP claims; the number, severity of disease, and jurisdiction of claims filed in the future (especially the number of mesothelioma claims); how many future claimants were covered by an NSP Agreement; the extent, if any, to which individual claimants exercised a right to opt out of an NSP Agreement and/or engage counsel not participating in the NSP; the extent, if any, to which counsel not bound by an NSP Agreement undertook the representation of asbestos personal injury plaintiffs against Owens Corning; the extent, if any, to which Owens Corning exercised its right to terminate one or more of the NSP Agreements due to excessive opt-outs or for other reasons; and Owens Corning’s success in controlling the costs of resolving future non-NSP claims.

The Chapter 11 Cases significantly increased the inherent difficulties and uncertainties involved in estimating the number and cost of resolution of present and future asbestos-related claims against Owens

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Corning. As described more fully below in Items A and B, however, the District Court’s order on March 31, 2005, estimating Owens Corning’s personal injury asbestos-related liability has served to narrow the range of possible values of asbestos-related liabilities for both Owens Corning and Fibreboard.

In connection with the process of negotiating the Plan, or other resolution of the Chapter 11 Cases by the Bankruptcy Court, a number of interested constituencies, including the representatives of the pre-petition and future asbestos claimants and other pre-petition creditors, have developed analyses of liability for both pre-petition and future asbestos claims. Owens Corning and Fibreboard also developed their own analyses in connection with the Chapter 11 Cases. Such analyses by the Debtors and other interested constituencies are required in connection with the establishment, as part of the Plan, of a section 524(g) trust for the benefit of asbestos claimants. In this regard, in October 2002, Owens Corning and Fibreboard completed analyses of liability for pre-petition and future asbestos claims, which, as to future asbestos claims, were prepared by an outside consultant experienced in estimating asbestos-related claims in asbestos-related bankruptcies. These analyses indicated net present values for pre-petition and future asbestos claims of Owens Corning and Fibreboard combined of approximately $5.874 billion, if NSP settlement values were assumed, and $8.547 billion, if 5-year historical settlement values for Owens Corning and Fibreboard, respectively, were used. Based upon these analyses and the information then available from Owens Corning’s discussions and negotiations with the various creditor constituencies concerning their relative positions on the terms of an acceptable plan of reorganization, Owens Corning decided, in connection with its financial statements for the third quarter of 2002, to increase its and Fibreboard’s aggregate asbestos-related reserve to the lower of the two net present value numbers indicated by Owens Corning’s and Fibreboard’s analyses. In addition, since the reserve for Fibreboard asbestos-related liabilities exceeded the funds held in the Fibreboard Settlement Trust, the residual amount payable to charity under the terms of the Trust (see Note 20 to the Consolidated Financial Statements) was reduced to zero as of September 30, 2002.

As part of the District Court’s order scheduling the estimation hearing for January 13, 2005, the District Court ordered that all parties intending to present expert testimony at such hearing file any expert reports by October 15, 2004. In response, in addition to the analyses of liability prepared on behalf of Owens Corning and Fibreboard (described above), asbestos liability estimates were filed with the District Court on behalf of various interested parties, including the Official Committee of Asbestos Claimants, the Legal Representative for the class of future asbestos claimants, and the holders of the debt under the Pre-Petition Credit Facility. The net present values of the aggregate asbestos liabilities estimated in such filings ranged from approximately $2.2 billion to approximately $11.1 billion for Owens Corning, and up to approximately $7.5 billion for Fibreboard.

Owens Corning notes that the amounts estimated in the above analyses of asbestos liabilities varied substantially from one another, and certain of them varied substantially from the amounts then recorded in Owens Corning’s and Fibreboard’s respective asbestos reserves. Owens Corning further notes that such analyses generally do not involve the same type of estimation process required in connection with the preparation of financial statements under generally accepted accounting principles. In general, such accounting principles require accruals with respect to contingent liabilities (including asbestos liabilities) only to the extent that such liabilities are both probable and reasonably estimable. With respect to such liabilities that are probable as to which a reasonable estimate can be made only in terms of a range (with no point within the range determined to be more probable than any other point in such range), such accounting principles require only the accrual of the amount representing the low point in such range. In contrast, analyses prepared by interested constituencies in asbestos-related bankruptcy cases (including those developed by Owens Corning and Fibreboard) customarily cover potential liabilities over a 50-year

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

period (at the end of which it is anticipated that potential asbestos claimants would in any event have died as a result of other non-asbestos-related causes). Owens Corning believes, and the District Court emphasized in its March 31, 2005 Memorandum and Order, that any such analyses, and any assumptions utilized in the preparation of such analyses, are inherently speculative for a number of reasons, including the variables and uncertainties described in this Note. Moreover, because such analyses are prepared solely for use in the negotiation of a plan of reorganization or otherwise resolving the Chapter 11 Cases, they naturally reflect the respective interests of the different constituencies putting them forward. Certain constituencies, for example, may have an interest in presenting an analysis that estimates such liability at the highest level that can arguably be justified; others may have an interest in estimating such liability at the lowest possible level; while others may have an interest in estimating such liability at a point between the two extremes, in an effort to achieve consensus in the negotiation of the plan of reorganization or otherwise facilitate resolution of the Chapter 11 Cases. In addition, interested constituencies in the Chapter 11 Cases may also take into account the implications of any such analyses prepared for use in the Chapter 11 Cases on their position in one or more of the other asbestos-related bankruptcy cases pending in the District of Delaware or elsewhere.

On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. In its March 31, 2005 Memorandum and Order, the District Court observed that the range of projected liabilities that were reflected in the various expert reports submitted to it resulted from the attempt to make predictions based upon other predictions and assumptions, and that relatively minor variations in underlying assumptions can skew the end result enormously. The District Court further noted that it was estimating not how much each potential claimant would actually be entitled to receive but rather the total amount that the claimants, as a group, could legitimately have claimed as compensation (or, in the case of future claimants, what their claims would have been worth in the tort system) as of the Petition Date. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled.

Despite the District Court’s estimation order, Owens Corning notes that there continues to be uncertainty about the ultimate size of Owens Corning’s asbestos-related liabilities, including due to the possibility of consensual agreement of the parties or asbestos reform legislation. However, Owens Corning believes that the District Court’s estimation serves to establish an amount within the range of possible values of Owens Corning’s asbestos liability that is more probable than other possible values in the context of Chapter 11 cases. Accordingly, as a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005 (see Item B below).

As described above, since Owens Corning believes that the District Court’s estimation serves to establish an amount within the range of possible values of Owens Corning’s asbestos liability for personal injury or death that is more probable than the other possibilities, Owens Corning’s reserve for asbestos-related

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

liabilities has been set equal to such estimate. Given the nature of the Chapter 11 proceedings, described above, Owens Corning cautions that the total asbestos-related liability ultimately established in the Chapter 11 Cases may be either higher or lower than the Company’s reserve. Owens Corning will continue to review its asbestos reserve on a periodic basis and make such adjustments as may be appropriate in light of such information and future developments in the Chapter 11 Cases. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 15, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be or what the effect, if any, would be on Owens Corning and Fibreboard or their Plan (or any other plan of reorganization) in the event that the effective date of the Plan has not occurred prior to the enactment of the FAIR Act. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements.

ITEM B. - FIBREBOARD (EXCLUDING OWENS CORNING)

Prior to 1972, Fibreboard manufactured asbestos containing products, including insulation products. Fibreboard has since been named as defendant in many thousands of personal injury claims for injuries allegedly caused by asbestos exposure. Fibreboard received approximately 22,000 asbestos personal injury claims during 2000. Prior to the Petition Date, the vast majority of Fibreboard asbestos personal injury claims were in the process of being resolved through the NSP, as described below. As a result of the Filing, all pre-petition asbestos claims and pending litigation against the Debtors were automatically stayed (see Note 1 to the Consolidated Financial Statements).

As discussed in Item A above, the Debtors (including Fibreboard), together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed on December 31, 2005 a proposed fifth amended joint plan of reorganization for the Debtors (including Fibreboard). The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter dated December 30, 2005, appended as Appendix K to

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

the Disclosure Statement filed with respect to the Plan on December 31, 2005. Owens Corning expects that all pending and future asbestos claims against Owens Corning and Fibreboard will be resolved pursuant to the Plan (or another plan of reorganization).

National Settlement Program Claims

Fibreboard is a participant in the NSP and is a party to the NSP Agreements discussed in Item A. The NSP Agreements became effective as to Fibreboard in the fourth quarter of 1999, when the Insurance Settlement (discussed below) became effective. The NSP Agreements settled asbestos personal injury claims that had been filed against Fibreboard by participating plaintiffs’ law firms and claims that could have been filed against Fibreboard by such firms following the lifting, in the third quarter of 1999, of an injunction which had barred the filing of asbestos personal injury claims against Fibreboard.

As of the Petition Date, the NSP covered approximately 206,000 Initial Claims against Fibreboard, approximately 118,000 of which had satisfied all conditions to final settlement, including receipt of executed releases, or other resolution as Final NSP Settlements at an average cost per claim of approximately $7,400. As of the Petition Date, approximately 62,000 of such Final NSP Settlements had been paid in full or otherwise resolved and approximately 56,000 were unpaid in whole or in part. As of such date, the remaining balance payable under NSP Agreements in connection with these unpaid Final NSP Settlements was approximately $330 million. The NSP Agreements also provided for the resolution of Future Claims against Fibreboard through the administrative processing arrangement described in Item A. Through the Petition Date, Fibreboard had received approximately 6,000 Future Claims under the NSP.

Pursuant to the Plan, a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liabilities of Owens Corning, Fibreboard, and the other entities set forth in the Plan. In general, under the terms of the Plan, asbestos personal injury claims against Fibreboard, including claims previously covered by the NSP Agreements, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Non-NSP Claims

As of the Petition Date, approximately 9,000 asbestos personal injury claims were pending against Fibreboard outside the NSP. This compares to approximately 1,000 such claims pending on December 31, 1999. Fibreboard resolved (by settlement or otherwise) approximately 2,000 asbestos personal injury claims outside the NSP during 2000 prior to the Petition Date at an average cost of resolution of approximately $45,000 per claim. Generally, these claims were settled as they were scheduled for trial, and they typically involved more serious injuries and diseases. Accordingly, Owens Corning does not believe that such average cost of resolution is representative of the value of the non-NSP claims then pending against Fibreboard.

In general, under the terms of the current Plan, asbestos personal injury claims against Fibreboard, including Fibreboard non-NSP claims, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Insurance Settlement

In 1993, Fibreboard and two of its insurers, Continental Casualty Company (“Continental”) and Pacific Indemnity Company (“Pacific”), entered into the Insurance Settlement. The Insurance Settlement became effective in the fourth quarter of 1999.

Since 1993, Continental and Pacific paid, either directly or through an escrow account funded by them, for substantially all settlements of asbestos claims reached prior to the initiation of the NSP. Under the Insurance Settlement, Continental and Pacific provided $1.873 billion during the fourth quarter of 1999 to fund costs of resolving pending and future Fibreboard asbestos-related liabilities, whether under the NSP, in the tort system, or otherwise.

As of December 31, 2005, the remaining Insurance Settlement funds were held in and invested by the Fibreboard Settlement Trust. As of that date, $1.306 billion was held in the Fibreboard Settlement Trust and $127 million was held in Undistributed Administrative Deposits in respect of Fibreboard claims. On an ongoing basis, the funds held in the Fibreboard Settlement Trust will be subject to investment earnings/losses and will be reduced if and as applied to satisfy asbestos-related liabilities. Under the terms of the Fibreboard Settlement Trust, any of such assets that ultimately are not used to fund Fibreboard’s asbestos-related liabilities must be distributed to charity. However, since the reserve for Fibreboard asbestos-related liabilities exceeds the funds held in the Fibreboard Settlement Trust, the residual amount payable to charity under the terms of the Trust (see Note 20 to the Consolidated Financial Statements) was reduced to zero as of September 30, 2002.

Funds held in the Fibreboard Settlement Trust and Fibreboard’s Undistributed Administrative Deposits are reflected on Owens Corning’s Consolidated Balance Sheet as restricted assets. At December 31, 2005, these assets were reflected as non-current assets, under the category “Restricted cash, securities and other - Fibreboard”. See Note 20 to the Consolidated Financial Statements for additional information concerning the Fibreboard Settlement Trust.

The Plan currently contemplates that the funds held in the Fibreboard Settlement Trust and certain of the funds in the Undistributed Administrative Deposits in respect of Fibreboard claims (see Item A) will be transferred and assigned to the 524(g) Trust for subsequent distribution to holders of asbestos personal injury claims against Fibreboard pursuant to the trust distribution procedures attached to the Plan. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

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Asbestos-Related Payments

As a result of the Filing, Fibreboard has not made any asbestos-related payments since the Petition Date. During 2000 (prior to the Petition Date), gross payments for asbestos-related claims against Fibreboard, all of which were paid/reimbursed by the Fibreboard Settlement Trust, fell within four major categories, as follows:

2000 (through October 4, 2000)
(In millions of dollars)
Pre-NSP Settlements	$29
NSP Settlements	705
Non-NSP Settlements	41
Defense, Claims Processing and Administrative Expenses	45

$820

The payments for NSP Settlements include Administrative Deposits during the reporting period in respect of Fibreboard claims.

Reserve

Owens Corning estimates a reserve for Fibreboard in accordance with generally accepted accounting principles to reflect asbestos-related liabilities. As described in Item A above, on March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos. The amount estimated by the District Court exceeded the high end of the range of estimates of Owens Corning’s liability for asbestos claims that had been provided by Owens Corning’s asbestos valuation experts but was below the range of estimates of such liability provided by the valuation experts of the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million during the quarter ended March 31, 2005, so that it equaled the high end of the range of estimates of Fibreboard’s liability for asbestos claims that had been provided by Owens Corning’s valuation experts for use in the estimation hearing. Consequently, as of December 31, 2005, a reserve of approximately $3.216 billion in respect of Fibreboard’s asbestos-related liabilities was one of the items included in Owens Corning’s Consolidated Balance Sheet under the category “Liabilities Subject to Compromise”.

As noted in Item A above as to Owens Corning, the estimate of Fibreboard’s liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict. Ultimately, it is anticipated that the aggregate distributions with respect to Fibreboard’s current and future asbestos personal injury claims will be determined through the plan of reorganization confirmation process.

The Plan provides that a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan. The Plan also provides that

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan. Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

Owens Corning believes that Fibreboard’s reserve for asbestos claims represents at least a minimum in a range of possible outcomes of the plan negotiation process as to the amount of Fibreboard’s total liability for asbestos-related claims against it as determined through the Chapter 11 process. Given the nature of the Chapter 11 proceedings, described above, Owens Corning cautions that the total asbestos-related liability ultimately established in the Chapter 11 Cases may be either higher or lower than Fibreboard’s reserve. Owens Corning will continue to review Fibreboard’s asbestos reserve on a periodic basis and make such adjustments as may be appropriate in light of such information and future developments in the Chapter 11 Cases. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

As noted in Item A above, Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 15, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be or what the effect, if any, would be on Owens Corning and Fibreboard or their Plan (or any other plan of reorganization) in the event that the effective date of the Plan has not occurred prior to the enactment of the FAIR Act. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements.

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

ITEM C. - OTHER ASBESTOS-RELATED MATTERS

Other Asbestos-Related Litigation

As previously reported, the Company believes that it has spent significant amounts to resolve claims of asbestos claimants whose injuries were caused or exacerbated by cigarette smoking. As described below, Owens Corning and Fibreboard instituted litigation against tobacco companies to obtain payment of monetary damages (including punitive damages) for payments made by Owens Corning and Fibreboard to asbestos claimants who developed smoking-related diseases.

In October 1998, the Circuit Court for Jefferson County, Mississippi granted leave to file an amended complaint in an existing action to add claims by Owens Corning against seven tobacco companies and several other tobacco industry defendants. On June 17, 2001, the Jefferson court entered an order dismissing Owens Corning’s case in response to the defendants’ motion for summary judgment on the basis that Owens Corning’s injuries were indirect and thus too remote under Mississippi law to allow recovery. The Supreme Court of Mississippi issued an opinion upholding the dismissal on March 18, 2004.

In addition to the Mississippi lawsuit, a lawsuit brought in December 1997 by Owens Corning and Fibreboard is pending in the Superior Court for Alameda County, California against the same tobacco companies. In August 2001, the defendants filed motions to dismiss Owens Corning’s and Fibreboard’s claims on the basis of the decision in the Mississippi lawsuit as well as California law. As the result of a hearing on these motions on November 20, 2001, the California court denied the motion to dismiss Fibreboard’s claims on the basis of the decision in the Mississippi lawsuit and otherwise stayed the proceeding pending the outcome of the Mississippi suit. The proceeding remains stayed. There can be no assurance that this litigation will go to trial or be successful.

Insurance

Since the Filing, Owens Corning has reached settlements with more than ten excess level insurance carriers with respect to non-products insurance coverage applicable to asbestos personal injury claims. During the fourth quarter of 2005, Owens Corning reached such settlements providing for approximately $80 million of deferred payments. The settlements provide that such payments, when paid, will be made into escrow accounts, to be disbursed in accord with an approved plan of reorganization. The receivables relating to such deferred payments, along with $4 million of unconfirmed potential non-products coverage as to which Owens Corning has estimated probable recovery, are reflected on Owens Corning’s Consolidated Balance Sheet under the category “Other noncurrent assets”. During 2004 and 2001, Owens Corning reached such settlements providing for payments of approximately $21 million and $55 million, respectively. These settlement payments were paid into escrow accounts to be released in conjunction with implementation of an approved plan of reorganization. Such escrowed funds, including earnings, are reflected on Owens Corning’s Consolidated Balance Sheet as restricted assets, under the category “Restricted cash - asbestos and insurance related”.

During 2005, Owens Corning received payments of approximately $10 million in respect of previous settlements with insolvent insurance carriers concerning coverage for asbestos-related personal injury claims.

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Other Matters

SECURITIES AND CERTAIN OTHER LITIGATION

On or about April 30, 2001, certain of the Company’s current and former directors and officers, as well as certain underwriters, were named as defendants in a lawsuit captioned John Hancock Life Insurance Company, et al. v. Goldman, Sachs & Co., et al. in the United States District Court for the District of Massachusetts. An amended complaint was filed by the plaintiffs on or about July 5, 2001. Owens Corning is not named in the lawsuit. The suit purports to be a securities class action on behalf of purchasers of certain unsecured debt securities of Owens Corning in offerings occurring on or about April 30, 1998 and July 23, 1998. The complaint alleges that the registration statements pursuant to which the offerings were made contained untrue and misleading statements of material fact and omitted to state material facts which were required to be stated therein and which were necessary to make the statements therein not misleading, in violation of sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The amended complaint seeks an unspecified amount of damages or, where appropriate, rescission of the plaintiffs’ purchases. The defendants filed a motion to dismiss the action on November 20, 2001. A hearing was held on this motion on April 11, 2002, and the Court issued a decision denying the motion on August 26, 2002. On March 9, 2004, the Court granted class certification as to those claims relating to written representations but denied certification as to claims relating to alleged oral representations. A status conference was held on this matter on November 8, 2005 and a trial was scheduled for June 12, 2006, as to certain defendants. Owens Corning believes that the claim is without merit.

On or about January 27, 2003, certain of the Company’s current and former directors and officers were named as defendants in a lawsuit captioned Robert Greenburg, et al. v. Glen Hiner, et al. in the United States District Court for the Northern District of Ohio, Western Division. Subsequent to January 27, 2003, three substantially similar actions, with named plaintiffs Nicholas Radosevich, Howard E. Leppla, and William Benanchietti, respectively, were filed against the same defendants in the same court. On July 30, 2003, the court consolidated the four cases under the caption Robert Greenburg, et al. v. Glen Hiner, et al., and appointed lead plaintiffs JKF Investment Co., Icarus Trading, Inc. and HGK Asset Management. An amended complaint was filed by the plaintiffs on or about September 8, 2003. Owens Corning was not named in the lawsuit. The suit purported to be a class action for securities fraud under sections 10(b) and 20(a) of the Securities Exchange Act of 1934, on behalf of a class comprised of persons who purchased stock of Owens Corning during the period from September 20, 1999, through October 4, 2000. The complaint sought an unspecified amount of damages and/or, where appropriate, rescission. On March 3, 2005, the Court granted the defendants’ motion to dismiss the action, on the grounds that the plaintiffs’ claims are time-barred under the applicable statute of limitations. The plaintiffs have appealed the dismissal to the United States Court of Appeals for the Sixth Circuit, and briefing and oral arguments are complete. Owens Corning believes that the claim is without merit.

On or about September 2, 2003, certain of the Company’s current and former directors and officers were named as defendants in a lawsuit captioned Kensington International Limited, et al. v. Glen Hiner, et al. in the Supreme Court of the State of New York, County of New York. Owens Corning is not named in the lawsuit. The suit, which was brought by Kensington International Limited and Springfield Associates, LLC, two assignees of lenders under the Pre-Petition Credit Facility, alleges causes of action (1) against all defendants for breach of fiduciary duty, and (2) against certain defendants for fraud in connection with certain loans made under the Pre-Petition Credit Facility. The complaint seeks an unspecified amount of damages. On October 6, 2003, the Company filed in the USBC a Complaint for Temporary Restraining Order, Preliminary Injunction and Enforcement of the Automatic Stay, requesting a preliminary injunction

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against further prosecution of the suit until after confirmation of a plan of reorganization for the Company. By order of the USBC, the New York action has been stayed, with limited exceptions, until the earlier of the entry of an order confirming a plan of reorganization for the Company or further order of the USBC. Owens Corning believes that the claim is without merit.

Owens Corning holds an indirect ownership interest in ServiceLane.com, Inc. (“ServiceLane”), which is in Chapter 7 bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case No. 01-36044-HCA-7 (Abrahamson, B.J.). Two former employees of ServiceLane (the “SL Plaintiffs”) have filed proofs of claim (Claims No. 8651 and 8622) against Owens Corning in the Chapter 11 Cases, alleging fraud and misrepresentation. Additionally, on July 24, 2003, the SL Plaintiffs, along with ServiceLane’s Chapter 7 trustee, brought suit against two Owens Corning officers, who also were directors of ServiceLane, in the United States District Court for the Northern District of Ohio, Western Division, under the caption ServiceLane.com, Inc., et al. v. Stein, et al. In the complaint, ServiceLane alleged a breach of fiduciary duty against both officers and the SL Plaintiffs alleged fraud against one officer. Owens Corning was not named in the lawsuit. On September 10, 2003, Owens Corning filed in the USBC an objection to the proofs of claim filed by the SL Plaintiffs as well as a counterclaim seeking declaratory relief in the form of a declaration that neither Owens Corning nor the two officers harmed the SL Plaintiffs. On October 1, 2003, the two officers filed a similar adversary proceeding in the USBC. In October 2003, the SL Plaintiffs filed a motion to dismiss Owens Corning’s counterclaim and, in November 2003, the SL Plaintiffs filed a motion to dismiss the adversary proceeding by the two officers. Hearings on both motions to dismiss were held on January 23, 2004. The USBC denied the motion to dismiss Owens Corning’s counterclaim and deferred action on the other motion to dismiss. Subsequently, the SL Plaintiffs and the two officers agreed to a dismissal of the Ohio action and a refiling in the USBC. As a result, all such proceedings are now pending in the USBC. On January 19, 2005, the USBC denied the motion of the SL Plaintiffs for leave to amend their complaint. On December 21, 2005, the USBC issued an order dismissing the breach of fiduciary duty claim against the two officers. Owens Corning believes that the remaining claim of the SL Plaintiffs (alleging fraud against one officer) is without merit.

The named officer and director defendants in each of the above proceedings have each filed contingent indemnification claims with respect to such litigation against Owens Corning pursuant to the General Bar Date process described below.

On or about January 6, 2006, the official representatives of the bondholders and trade creditors of Owens Corning filed, without leave of Court, the Complaint of Official Representatives of the Owens Corning Bondholder and Trade Creditor Constituencies for Equitable Subordination and to Pierce the Corporate Veil (the “Bond/Trade Complaint”). The Bond/Trade Complaint seeks, among other things, to (i) subordinate the claims of holders of debt under the Pre-Petition Credit Facility against Owens Corning to the claims of certain bondholders and trade creditors of Owens Corning and to subordinate the claims of holders of debt under the Pre-Petition Credit Facility against the guarantors of the Pre-Petition Credit Facility to claims of Owens Corning, (ii) subordinate the claims of certain Non-Debtor Subsidiaries that are guarantors of the Pre-Petition Credit Facility against Owens Corning to the claims of certain bondholders and trade creditors of Owens Corning and (iii) pierce the corporate veil of certain Non-Debtor Subsidiaries that are guarantors of the Pre-Petition Credit Facility. Owens Corning believes that the claims set forth in the Bond/Trade Complaint are without merit and should be considered, if at all, in conjunction with the Plan confirmation process.

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

GENERAL BAR DATE CLAIMS

In connection with the Chapter 11 Cases, the Bankruptcy Court set April 15, 2002 as the last date by which holders of certain pre-petition claims against the Debtors must file their claims (the “General Bar Date”). The General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Approximately 25,000 proofs of claim (including the claims described below under the headings “PBGC Claim”, “Tax Claim” and “Specialty Roofing Claim”), totaling approximately $16.6 billion, alleging a right to payment from a Debtor were filed with the Bankruptcy Court in response to the General Bar Date. As to the Pre-Petition Credit Facility, the claim total reflects only a single claim (in the amount of approximately $1.6 billion) although the holders have asserted this claim against Owens Corning and each of six other Debtors that issued a guarantee with respect to the facility. For further information concerning the filed claims, see Note 1 to the Consolidated Financial Statements, under the heading “General Bar Date”.

PBGC CLAIM

In connection with the General Bar Date described above, the Pension Benefit Guaranty Corporation (“PBGC”), an agency of the United States, has filed a claim, in the amount of approximately $458 million, in connection with statutory liability for unfunded benefit liabilities of the Owens Corning Merged Retirement Plan (the “Pension Plan”). The claim states that it is contingent upon termination of the Pension Plan. Since Owens Corning does not anticipate that the Plan (or any other plan of reorganization) as ultimately confirmed by the Bankruptcy Court will provide for termination of the Pension Plan, it believes that this claim ultimately will become moot.

TAX CLAIM

Owens Corning’s federal income tax returns typically are audited by the Internal Revenue Service (“IRS”) in multi-year audit cycles. The audit for the years 1992-1995 was completed in late 2000. Due to the Filing, the IRS also accelerated and completed the audit for the years 1996-1999 by March of 2001. As the result of these audits and unresolved issues from prior audit cycles, the IRS asserted claims for unpaid income taxes plus interest thereon. As the result of settlement negotiations, in the fourth quarter of 2004 the Company and the IRS reached an agreement in principle to settle such claims in return for total settlement payments by the Company of approximately $69 million, plus interest of approximately $30 million, as calculated by the Company. The settlement was approved by the Bankruptcy Court by order dated November 15, 2004 and by the Congressional Joint Committee on Taxation on May 17, 2005. The IRS is currently in the process of implementing the settlement, including performing its calculation of the interest component, which could vary from the amount of interest as calculated by the Company.

Pending audit of Owens Corning’s federal income tax return for the year 2000, the IRS has also filed a protective claim in the amount of approximately $50 million plus interest, covering a tax refund received by Owens Corning for such year.

As described in Note 1 to the Consolidated Financial Statements, under the heading “General Bar Date”, the United States Department of Treasury has filed proofs of claim, totaling approximately $534 million, in connection with these tax claims. As part of the implementation of the settlement described above, the filed proofs of claim will be amended appropriately.

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

In accordance with generally accepted accounting principles, Owens Corning maintains tax reserves to cover audit issues. While Owens Corning believes that the existing reserves are appropriate in light of the audit issues involved, its defenses, its prior experience in resolving audit issues, and its ability to realize certain challenged deductions in subsequent tax returns if the IRS were successful, there can be no assurance that such reserves will be sufficient. Owens Corning will continue to review its tax reserves on a periodic basis and make such adjustments as may be appropriate. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

SPECIALTY ROOFING CLAIM

Three purchasers of a specialty roofing product have filed proofs of claim in the aggregate amount of $275 million on behalf of themselves individually and on behalf of a purported class of pre-petition claimants with respect to such product, and have moved the USBC to certify such class. In addition, Owens Corning has been named a defendant in a purported class action, originally filed in the Superior Court for the County of San Joaquin, California, on behalf of post-petition claimants with respect to such product. Subsequently, Owens Corning removed the California proceeding to the United States Bankruptcy Court for the Eastern District of California (“CBC”), and the CBC, upon Owens Corning’s motion, ordered that the proceeding be transferred to the USBC. In late October, 2005, Owens Corning reached an agreement in principle to settle both purported class actions for a total of $11 million. The settlement is subject to final documentation and to approval by the Bankruptcy Court. The settlement amount is fully reserved in the Consolidated Financial Statements as of December 31, 2005.

AVOIDANCE ACTIONS

Under the Bankruptcy Code, October 4, 2002 was the deadline by which the Debtors, on behalf of the bankruptcy estates, could bring adversary actions seeking the return of potentially avoidable transfers made by the Debtors to certain parties within a prescribed period prior to the commencement of the Chapter 11 Cases. As part of their review of potentially avoidable transactions, the Debtors (1) negotiated tolling agreements with some of the recipients of the preferential transfers in order to toll the time period in which to bring an avoidance action; (2) determined not to prosecute certain of those potential avoidance actions that were not the subject of tolling agreements; and (3) instituted, prior to the October 4, 2002 deadline, a total of 19 adversarial actions, including 3 preference actions, 1 turnover action, and 15 avoidance actions, as described further below. All such actions were commenced in the USBC.

Among the parties who were identified by the Debtors as having received potentially avoidable transfers were (a) 12 present and former officers that received certain pre-petition incentive payments exceeding a threshold in the aggregate per officer; (b) one director that received a pre-petition pension payment; and (c) a joint venture affiliate of the Company that received approximately $3.8 million in the one-year period prior to the commencement of the Chapter 11 Cases.

The Debtors have executed tolling agreements with all 12 present and former officers and the director, as well as with certain other parties identified as having received potentially avoidable transfers. After initially being covered by a tolling agreement, the claim against the joint venture affiliate was subsequently released as part of a Bankruptcy Court approved settlement with the affiliate, entered into in connection with the affiliate’s separate bankruptcy proceedings.

The adversary actions were commenced against various other defendants seeking, among other things, (a) avoidance of certain guarantees and certain preferential payments made in connection with Owens

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Corning’s Pre-Petition Credit Facility (the “Pre-Petition Credit Facility Action”); (b) the return of up to approximately $515 million paid by the Company to shareholders of Fibreboard in connection with the Company’s purchase of Fibreboard in 1997 (the “FBD Shareholder Action”); (c) the return of up to approximately $61.8 million paid by the Company to shareholders in dividends in the period 1996 through 2000 (the “Dividend Action”); and (d) the return of approximately $133 million paid by the Company to Bank of America Corp. in connection with Owens Corning’s purchase of Fibreboard in 1997. Both the FBD Shareholder Action and the Dividend Action are defendant class actions. Certain present or former officers or directors of the Company may be members of either or both defendant classes.

Certain holders of Owens Corning debt securities have filed a Complaint in Intervention in connection with the Pre-Petition Credit Facility Action, seeking to assert securities fraud related claims against five subsidiaries of Owens Corning that issued guarantees in connection with the Pre-Petition Credit Facility. The Company has opposed such intervention. On January 20, 2006, the official representatives of the bondholder and trade creditor constituencies of Owens Corning filed a motion for leave to file an amended complaint in intervention in connection with the Pre-Petition Credit Facility Action and to seek authority to prosecute existing claims and commence others on behalf of the Debtors’ estates (the “Derivative Complaint”). The Plan contemplates that the claims belonging to the Debtors under the Pre-Petition Credit Facility Action, which are the subject of the Derivative Complaint, will be released. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization), including the applicable release provisions, as may ultimately be confirmed.

Separately, and at the request of the Official Committee of Unsecured Creditors and the direction of the Bankruptcy Court, the Debtors either obtained tolling agreements from, or filed actions against, approximately 115 law firms that entered into NSP or non-NSP agreements with the Debtors on behalf of claimants asserting asbestos-related personal injury or wrongful death claims. Lawsuits were brought initially against the 11 law firms that did not sign tolling agreements, seeking two forms of relief: (a) first, a declaratory judgment as to whether payments made, or obligations incurred, under NSP and non-NSP agreements were in exchange for reasonably equivalent value; and (b) second, in the event reasonably equivalent value was not received, the recovery or avoidance of payments made and obligations incurred under the relevant NSP and non-NSP agreements pursuant to applicable state and federal fraudulent conveyance law. On or before September 29, 2003, similar lawsuits were brought against 5 additional law firms whose tolling agreements were about to expire. On or about October 3, 2005 similar lawsuits were brought against 2 additional law firms whose tolling agreements were about to expire and who could not be contacted to extend the tolling agreements because of Hurricane Katrina. The Official Committee of Unsecured Creditors was named as a defendant in all such lawsuits, solely with respect to the declaratory relief sought. During the first quarter of 2004, the lawsuit against one of the law firms was dismissed with the consent of the Official Committee of Unsecured Creditors and Bankruptcy Court approval.

By motions filed on various dates, the Debtors have requested a stay of the foregoing litigation pending its disposition in a plan of reorganization. Pursuant to a ruling of the Bankruptcy Court, all of the foregoing litigation, other than the Pre-Petition Credit Facility Action and two commercial preference actions, has been stayed.

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

OTHER BANKRUPTCY RELATED MATTERS

See Note 1 to the Consolidated Financial Statements for a discussion of other bankruptcy related matters.

TALOJA, INDIA MANUFACTURING FACILITY

During the week of July 24, 2005, the Company experienced a flood at its Taloja, India manufacturing facility, a 60% owned joint venture. This facility is insured for property damage and business interruption losses related to such events, subject to deductibles and policy limits. The Company estimates it has incurred, or will incur, a total of $25 million to $35 million of property damage costs and business interruption losses in 2005 and 2006 associated with the Taloja flood. The Company believes these costs/losses will be substantially covered by insurance. However, should the expected recoveries not be received, the uncovered costs and losses could have a material adverse impact on the Composite Solutions segment. Also, the timing of any recoveries may result in expenses being taken in periods before the insurance receipts are recorded or received.

20. FIBREBOARD SETTLEMENT TRUST

Under the Insurance Settlement described in Note 19 to the Consolidated Financial Statements, two of Fibreboard’s insurers provided $1.873 billion during the fourth quarter of 1999 to fund the costs of resolving pending and future Fibreboard asbestos-related liabilities. As of December 31, 2005, the remaining Insurance Settlement funds were held in and invested by the Fibreboard Settlement Trust (the “Trust”). On an ongoing basis, the funds held in the Trust will be subject to investment earnings/losses and will be reduced if and as applied to satisfy Fibreboard asbestos-related liabilities. Under the terms of the Trust, any Trust assets that ultimately are not used to fund Fibreboard’s asbestos-related liabilities must be distributed to charity. Based on currently available information, Owens Corning does not believe that any such assets will remain for distribution at the conclusion of the Chapter 11 Cases.

The Trust is a qualified settlement fund for federal income tax purposes, and is taxed separately from Owens Corning on its net taxable income, after deduction for related administrative expenses.

General Accounting Treatment

The assets of the Trust are comprised of cash and marketable securities (collectively, the “Trust Assets”) and, with Fibreboard’s Undistributed Administrative Deposits, are reflected on Owens Corning’s consolidated balance sheet as restricted assets. At December 31, 2005, these assets were reflected as non-current assets, under the category “Restricted cash, securities and other - Fibreboard”. Owens Corning estimates a reserve for Fibreboard in accordance with generally accepted accounting principles to reflect asbestos-related liabilities (see Note 19, Item B, to the Consolidated Financial Statements). As of December 31, 2005, these liabilities were one of the items included in Owens Corning’s consolidated balance sheet under the category “Liabilities Subject to Compromise”. At December 31, 2005, the Consolidated Financial Statements reflect Fibreboard’s reserve for asbestos litigation claims of $3.216 billion.

For accounting purposes, the Trust Assets are classified as “trading securities” and are reported in the Consolidated Financial Statements in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Accordingly, marketable securities classified as trading securities are recorded at fair market value.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20. FIBREBOARD SETTLEMENT TRUST (continued)

Any earnings, realized gains/losses and unrealized increases/decreases in fair market value of the Trust Assets are reflected as an increase/decrease in the carrying amount of such assets on the Consolidated Balance Sheet as well as a decrease/increase in Chapter 11 related reorganization items on the Consolidated Statement of Income (Loss). Cost for purposes of computing realized gains/losses is determined using the specific identification method.

The residual obligation to charity is included within Fibreboard’s reserve for asbestos litigation claims as the asbestos-related liabilities have exceeded the Trust Assets. Consequently, no amounts have been recorded to the residual obligation to charity, and earnings/losses on Trust Assets have been recorded as Chapter 11 related reorganization items.

Results for the Years Ended December 31, 2005 and 2004

During 2005 and 2004, Trust Assets generated interest/dividend earnings of approximately $60 million and $59 million, respectively, recorded in Chapter 11 related reorganization items in the Consolidated Statement of Income (Loss).

During 2005 and 2004, the fair market value adjustment for those securities designated as trading securities resulted in an unrealized loss of approximately $30 million and $25 million, respectively, recorded as a change in the carrying amount of the assets on the Consolidated Balance Sheet. These losses were recorded as Chapter 11 related reorganization items on the Consolidated Statement of Income (Loss).

As a result of the Filing, there were no payments for asbestos litigation claims from the Trust during 2005 or 2004. However, approximately $0.4 million was paid during 2005 for taxes related to earnings of the Trust. These payments were funded by existing cash in the Trust or proceeds from the sale of securities. The sale of securities in 2005 and 2004 resulted in realized losses of approximately $15 million and $11 million, respectively. Realized gains or losses from the sale of securities are reflected on the Company’s consolidated financial statements in the same manner as actual returns on Trust Assets, described above.

At December 31, 2005, the fair value of Trust Assets and Administrative Deposits was $1.433 billion, which was comprised of Trust Assets of $1.306 billion of marketable securities and Administrative Deposits of $127 million.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20. FIBREBOARD SETTLEMENT TRUST (continued)

The table below summarizes Trust and Administrative Deposits activity for the twelve months ended December 31, 2005:

	Balance 12/31/04	Interest and Dividends	Unrealized Loss	Realized Loss	Provision	Balance 12/31/05
Assets
Trust Assets:
Marketable securities - trading	$1,291	$60	$(30)	$(15)	$—	$1,306

Administrative Deposits	127	—	—	—	—	127

Total assets	$1,418	$60	$(30)	$(15)	$—	$1,433

Liabilities
Accounts payable	$19	$—	$—	$—	$—	$19
Asbestos litigation claims	2,309	—	—	—	907	3,216

Total Trust liabilities	2,328	—	—	—	907	3,235

Liabilities in excess of assets	(910)	60	(30)	(15)	(907)	(1,802)

Total Trust liabilities net of liabilities in excess of assets	$1,418	$60	$(30)	$(15)	$—	$1,433

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20. FIBREBOARD SETTLEMENT TRUST (continued)

The table below summarizes Trust and Administrative Deposits activity for the twelve months ended December 31, 2004:

	Balance 12/31/03	Interest and Dividends	Unrealized Loss	Realized Loss	Balance 12/31/04
Assets
Trust Assets:
Marketable securities - trading	$1,268	$59	$(25)	$(11)	$1,291

Administrative Deposits	127	—	—	—	127

Total assets	$1,395	$59	$(25)	$(11)	$1,418

Liabilities
Accounts payable	$19	$—	$—	$—	$19
Asbestos litigation claims	2,309	—	—	—	2,309

Total Trust liabilities	2,328	—	—	—	2,328

Liabilities in excess of assets	(933)	59	(25)	(11)	(910)

Total Trust liabilities net of liabilities in excess of assets	$1,395	$59	$(25)	$(11)	$1,418

21. STOCK COMPENSATION PLANS

During 2005, the Company had two stock-based compensation plans applicable to employees. The Company’s stockholder approved Stock Performance Incentive Plan (“SPIP”) authorized grants of stock options, restricted stock, performance restricted stock and phantom performance units. Effective May 2002, the SPIP expired as to new grants, but outstanding awards continue according to their terms. The Owens Corning 1995 Stock Plan (“95 Stock Plan”) authorizes grants of options, restricted stock and performance stock awards (collectively, the 95 Stock Plan and the SPIP are referred to as the “Employee Plans”). The 95 Stock Plan permits up to 1% of common shares outstanding at the beginning of each calendar year to be awarded as stock options and restricted stock (with 25% of this amount as the maximum permitted number of restricted stock awards). The Company may carry forward, for the 95 Stock Plan, unused shares from prior years and may increase the shares available for awards in any calendar year through an advance of up to 25% of the subsequent year’s allocation (determined by using 25% of the current year’s allocation). These shares are also subject to the 25% limit for restricted stock awards. At December 31, 2005, the maximum number of shares available under the 95 Stock Plan for stock awards was 1,216,332 shares. The following are descriptions of the awards granted under the Employee Plans:

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21. STOCK COMPENSATION PLANS (continued)

Stock Options

The exercise price of each option awarded under the Employee Plans equals the market price of the Company’s common stock on the date of grant and an option’s maximum term is 10 years. Shares issued from the exercise of options are recorded in the common stock accounts at the option price. The awards and vesting periods of such awards are determined at the discretion of the Compensation Committee of the Board of Directors. No stock options were awarded in 2005, 2004, or 2003.

Restricted Stock Awards

Compensation expense for restricted stock awards is measured based on the market price of the stock at date of grant and is recognized on a straight-line basis over the vesting period. Stock restrictions lapse, subject to alternate vesting plans for death, disability, approved early retirement and involuntary termination, over various periods ending in 2006. At December 31, 2005, the Company had 13,329 shares of restricted stock outstanding. There were no restricted stock grants in 2005, 2004 or 2003.

Performance Restricted Stock Awards

Performance restricted stock awards represent the opportunity to earn up to a specified number of shares of the Company’s common stock, if the Company achieves specified performance goals during the designated performance period. Any portion of the award not earned during the performance period is forfeited by the holder at the end of such period. Compensation expense is measured based on market price of the Company’s common stock and is recognized over the performance period, which is generally three years. At December 31, 2005, the Company had no performance restricted stock awards outstanding and none were granted during 2005, 2004, or 2003.

Phantom Performance Units

Phantom performance units provide the holder the opportunity to earn a cash award equal to the fair market value of the Company’s common stock upon the attainment of certain performance goals. Any portion of the award not earned during the performance period is forfeited by the holder at the end of such period. Compensation expense is measured based on the market price of the Company’s common stock and is recognized over the performance period, which is generally three years. At December 31, 2005, the Company had no performance units outstanding and none were granted during 2005, 2004, or 2003.

Performance Stock Awards

Performance stock awards provide the holder the opportunity to earn unrestricted stock based upon achievement of specified goals within a designated performance period. Compensation cost for these awards is accrued over the performance period based upon a base compensation level and the performance level achieved. Stock awards are issued in the year subsequent to the performance period. No performance stock awards were issued in 2005, 2004, or 2003.

The Company also has a plan to award stock and stock options to non-employee directors. The receipt of the stock awards may be deferred at the discretion of the directors. Approximately 399,000 shares were available under this plan at December 31, 2005. As of December 31, 2005, 24,260 deferred awards were outstanding. No options were issued in 2005, 2004 or 2003. In 2005, 2004 and 2003, no stock awards were granted. By action of the Board of Directors, additional option grants and annual stock grants were suspended effective April 1, 2002, pending further action by the Board.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21. STOCK COMPENSATION PLANS (continued)

A summary of the status of the Company’s plans that issue options as of December 31, 2005, 2004, and 2003 and changes during the years ended on those dates is presented below:

	2005		2004		2003
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Beginning of year	4,269,637	$32.38	4,897,952	$32.44	6,489,874	$33.39
Options granted	—	$—	—	$—	—	$—
Options exercised	—	$—	—	$—	—	$—
Options canceled	(633,901)	$35.56	(628,315)	$32.87	(1,591,922)	$36.31

End of year	3,635,736	$31.82	4,269,637	$32.38	4,897,952	$32.44

Exercisable	3,635,736	$31.82	4,269,404	$32.38	4,710,655	$32.35

There were no options granted during 2005, 2004, or 2003.

The following table summarizes information about options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
	Number Outstanding at 12/31/05	Weighted-Average		Number Exercisable at 12/31/05	Weighted- Average Exercise Price
Range of Exercise Prices		Remaining Contractual Life	Exercise Price
$ 14.188 - $ 14.750	2,700	4.18	$14.333	2,700	$14.333
$ 15.375 - $ 15.375	933,891	3.83	$15.375	933,891	$15.375
$ 28.438 - $ 28.438	404,343	1.86	$28.438	404,343	$28.438
$ 34.813 - $ 34.813	949,861	2.52	$34.813	949,861	$34.813
$ 37.250 - $ 45.500	1,344,941	1.22	$42.190	1,344,941	$42.190

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

22. EARNINGS PER SHARE

The following table presents the net income (loss) used in the basic and diluted earnings per share and reconciles weighted average number of shares used in the basic earnings per share calculation to the weighted average number of shares used to compute diluted earnings per share.

	2005	2004	2003
	(In millions of dollars, except share data in thousands)
Net income (loss) used for basic and diluted earnings per share	$(4,099)	$204	$115

Weighted-average number of shares outstanding used for basic earnings per share	55,324	55,307	55,196
Non-vested restricted shares	—	36	88
Deferred awards	—	24	24
Shares from assumed conversion of preferred securities (see Note 18)	—	4,566	4,566

Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings per share	55,324	59,933	59,874

The Company’s net income (loss) per common share for the years ended December 31, 2005, 2004, and 2003 were as follows:

	2005	2004	2003
NET INCOME (LOSS) PER COMMON SHARE
Basic net income (loss) per share	$(74.08)	$3.68	$2.08

Diluted net income (loss) per share	$(74.08)	$3.40	$1.92

For the year ended 2005, the number of shares used in the calculation of diluted earnings per share did not include 14 thousand common equivalent shares of non-vested restricted stock, 24 thousand common equivalent shares of deferred awards and 4,566 thousand common equivalent shares from assumed conversion of preferred securities due to their anti-dilutive effect.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company is exposed to the impact of changes in foreign currency exchange rates, interest rates and certain commodity prices in the normal course of business. The Company’s risk management program is designed to manage the exposure and volatility arising from these risks by offsetting gains and losses on the underlying exposures with gains and losses on derivative financial instruments. The policy of the Company is to use financial instruments only to the extent necessary to hedge identified business risks. The Company does not enter into such transactions for trading purposes.

The Company generally does not require collateral or other security with counter parties to these financial instruments and is therefore subject to credit risk in the event of nonperformance; however, the Company does not anticipate nonperformance by other parties. Contracts with counter parties contain right of setoff provisions. These provisions effectively reduce the Company’s exposure to credit risk in situations where the Company has gain and loss positions outstanding with a single counter party. Positions under such arrangements are reported on a net basis in the Consolidated Balance Sheet.

The Company performs an analysis for effectiveness of its financial instruments for each contract period based on the terms of the contract and the underlying item being hedged. If at any time the derivative ceases to be highly effective, any change in fair value of the derivative is recorded as other income (loss) in the Consolidated Statement of Income (Loss).

Assets and liabilities designated as hedged items are assessed for impairment or for the need to recognize an increased obligation, respectively, according to generally accepted accounting principles that apply to those assets or liabilities. Such assessments are made after hedge accounting has been applied to the asset or liability and exclude a consideration of (1) any anticipated effects of hedge accounting and (2) the fair value of any related hedging instrument that is recognized as a separate asset or liability. The assessment for an impairment of an asset, however, includes a consideration of the losses that have been deferred in other comprehensive income as a result of a cash flow hedge of that asset.

Cash Flow Hedges

The Company uses forward and swap contracts, which qualify as cash flow hedges, to manage forecasted exposure to foreign exchange and diesel fuel and natural gas commodity price risk. The effective portion of the changes in the fair value of cash flow hedges is deferred in accumulated other comprehensive income (“OCI”) and is subsequently recognized in other income (loss) for foreign exchange hedges, and in cost of sales for commodity hedges, when the hedged item impacts earnings. The ineffective portion is recognized in other income (loss). The ineffective portion of changes in the fair value of cash flow hedges recognized in 2005 was approximately $9 million (income) and negligible amounts in 2004 and 2003.

The Company typically enters into financial instruments that mature within thirty-six months. As of December 31, 2005, approximately $14 million of gains on financial instruments included in accumulated OCI in the Consolidated Balance Sheet relate to contracts that will impact earnings during the next twelve months. Transactions and events that are expected to occur over the next twelve months that will necessitate recognizing the deferred gains as income include actual foreign currency denominated sales or purchases and, for commodity hedges, the recognition of the hedged item through earnings.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Summary of OCI Activity

The following table summarizes activity in OCI resulting from the Company’s cash flow hedging activities for the years ended December 31, 2005 and 2004:

	2005	2004
	(In millions of dollars)
Beginning balance – losses	$(7)	$(2)
Increase (decrease) in fair value of derivatives	49	(2)
Reclassifications from OCI	(26)	(3)

Ending balance – gains (losses)	$16	$(7)

Fair Value Hedges

The Company uses forward and swap contracts, which qualify as fair value hedges, to manage existing exposures to foreign exchange and interest rate risk related to items recorded on the Consolidated Balance Sheet. Gains and losses resulting from the changes in fair value of these instruments are recorded in other income (loss), the effect of which was not material in any year presented. The fair value of these instruments, which are recorded as other current assets in the Consolidated Balance Sheet, was not material as of December 31, 2005 or 2004.

Other Financial Instruments with Off-Balance-Sheet Risk

As of December 31, 2005 and 2004, the Company was contingently liable for guarantees of indebtedness owed by certain unconsolidated affiliates of approximately $11 million and $2 million, respectively. As of December 31, 2005 and 2004, approximately $1 million of such indebtedness was alleged to be in default as a result of the Filing. Subject to the foregoing, the Company is of the opinion that its unconsolidated affiliates will be able to perform under their respective payment obligations in connection with such guaranteed indebtedness and that no payments will be required and no losses will be incurred by the Company under such guarantees.

Concentrations of Credit Risk

As of December 31, 2005, one customer comprised more than 10% but less than 16% of our outstanding receivable balance. All receivables with this customer were current. As of December 31, 2004, one customer comprised more than 10% but less than 13% of our outstanding receivable balance. All receivables with this customer were current.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Fair Value of Financial Instruments

The following methods and assumptions were used to determine the fair value of each category of financial instruments:

Cash and short-term financial instruments

The carrying amount approximates fair value due to the short maturity of these instruments.

Restricted cash - asbestos and insurance related

The fair values of cash and marketable securities classified as restricted cash have been determined by traded market values or by obtaining quotations from brokers.

Restricted cash, securities and other - Fibreboard

The fair values of cash and marketable securities in the Fibreboard Settlement Trust have been determined by traded market values or by obtaining quotations from brokers.

Long-term notes receivable

The fair value has been calculated using the expected future cash flows discounted at market interest rates.

Long-term debt

The fair value of the Company’s long-term debt that is not subject to compromise has been calculated based on quoted market prices for the same or similar issues, or on the current rates offered to the Company for debt of the same remaining maturities. The Company is unable to estimate the fair value of long-term debt of the Debtors that is subject to compromise at December 31, 2005, due to the uncertainties associated with the Filing.

The Company believes that the carrying amount reasonably approximates fair values of financial instruments. These financial instruments include long-term notes receivable of $16 million and $12 million as of December 31, 2005 and 2004, respectively, and long-term debt of $36 million and $38 million as of December 31, 2005 and 2004, respectively.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Fair Value of Derivative Financial Instruments

Foreign currency swaps and interest rate swaps

The fair values of foreign currency swaps and interest rate swaps have been estimated by traded market values or by obtaining quotations from brokers.

Forward currency exchange contracts, option contracts, and financial guarantees

The fair values of forward currency exchange contracts, option contracts, and financial guarantees are based on the estimated cost to acquire similar agreements or on the estimated cost to terminate these agreements or otherwise settle the obligations with the counter parties at the reporting date.

Diesel fuel and natural gas commodity contracts

The fair values of diesel fuel and natural gas commodity contracts are calculated based on traded market values.

The carrying value for all derivative financial instruments approximates the Company’s estimates of fair value.

As of December 31, 2005 and 2004, the Company is contingently liable for guarantees of indebtedness owed by certain unconsolidated affiliates. There is no market for these guarantees and they were issued without explicit cost. Therefore, establishing their fair values is not practicable.

24. QUARTERLY FINANCIAL INFORMATION (unaudited)

	Quarter
	First	Second	Third	Fourth
	(In millions of dollars, except share data)
2005
Net sales	$1,402	$1,590	$1,618	$1,713
Cost of sales	1,167	1,278	1,315	1,405

Gross margin	$235	$312	$303	$308

Provision (credit) for asbestos litigation claims (recoveries)	$4,342	$—	$(1)	$(74)

Income (loss) from operations	$(4,281)	$169	$139	$230

Interest expense, net	$1	$—	$539	$199

Income tax expense (benefit)	$(48)	$99	$(134)	$(304)

Net income (loss)	$(4,237)	$67	$(267)	$338

Net income (loss) per share:
Basic net income (loss) per share	$(76.59)	$1.22	$(4.82)	$6.11

Diluted net income (loss) per share	$(76.59)	$1.13	$(4.82)	$5.64

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

24. QUARTERLY FINANCIAL INFORMATION (unaudited) (continued)

	Quarter
	First	Second	Third	Fourth
	(In millions of dollars, except share data)
2004
Net sales	$1,209	$1,441	$1,541	$1,484
Cost of sales	1,037	1,178	1,244	1,190

Gross margin	$172	$263	$297	$294

Income from operations	$34	$94	$153	$146

Income tax expense	$27	$56	$71	$73

Net income	$5	$33	$94	$72

Net income per share:
Basic net income per share	$0.09	$0.59	$1.70	$1.30

Diluted net income per share	$0.09	$0.55	$1.57	$1.20

25. ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43 and clarifies accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement became effective for the Company as of January 1, 2006. The effect of adoption of this standard is not material.

In December 2004, the Financial Accounting Standards Board issued a revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment”. This statement eliminates the intrinsic value method as an allowed method for valuing stock options granted to employees. Under the intrinsic value method, compensation expense was generally not recognized for the issuance of stock options. The revised statement requires compensation expense to be recognized in exchange for the services received based on the fair value of the equity instruments on the grant-date. The Company adopted the provisions of this statement during 2005. The effect of adoption of this standard was not material as none of the Company’s previously issued stock-based awards were materially impacted. Additionally, the Company does not expect to issue stock-based compensation while it remains in Chapter 11 proceedings.

In March 2005, the Financial Accounting Standards Board issued Interpretation Number 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). This statement clarifies the meaning of the term “conditional asset retirement” as used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, and clarifies when an entity has sufficient information to reasonably estimate the fair value of an asset retirement obligation. The statement requires the accelerated recognition of certain asset retirement obligations when a fair value of such obligations can be estimated. This statement became effective for the Company in the fourth quarter of 2005. The effect of adoption of this standard was not material.

OWENS CORNING AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

		Additions
Classification	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts	Deductions		Balance at End of Period
	(In millions of dollars)
FOR THE YEAR ENDED DECEMBER 31, 2005:
Allowance deducted from asset to which it applies -
Doubtful accounts	$18	$3		$—	$3	(A)	$18
Tax valuation allowance	995	1,393	(B)	—	—		$2,388
FOR THE YEAR ENDED DECEMBER 31, 2004:
Allowance deducted from asset to which it applies -
Doubtful accounts	$19	$5		$—	$6	(A)	$18
Tax valuation allowance	1,000	(5)		—	—		$995
FOR THE YEAR ENDED DECEMBER 31, 2003:
Allowance deducted from asset to which it applies -
Doubtful accounts	$29	$(4)		$(2)	$4	(A)	$19
Tax valuation allowance	998	2		—	—		1,000

Notes:

(A)	Uncollectible accounts written off, net of recoveries.
(B)	This increase relates primarily to the establishment of an additional valuation allowance of $4.267 billion for deferred taxes related to additional asbestos provisions net of asbestos-related insurance recoveries recorded during 2005.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (LOSS)

(unaudited)

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions, except per share data)
NET SALES	$3,323	$2,992
COST OF SALES	2,758	2,445

Gross margin	565	547

OPERATING EXPENSES
Marketing and administrative expenses	271	265
Science and technology expenses	31	28
Chapter 11 related reorganization items	27	32
Provision (recoveries) for asbestos litigation claims – Owens Corning	(3)	3,435
Provision for asbestos litigation claims – Fibreboard	—	907
Gain on sales of fixed assets and other	(44)	(8)

Total operating expenses	282	4,659

INCOME (LOSS) FROM OPERATIONS	283	(4,112)

Interest expense, net	151	1

INCOME (LOSS) BEFORE INCOME TAX (BENEFIT) EXPENSE	132	(4,113)
Income tax (benefit) expense	(179)	51

INCOME (LOSS) BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	311	(4,164)
Minority interest and equity in net earnings of affiliates	3	(6)

NET INCOME (LOSS)	$314	$(4,170)

NET INCOME (LOSS) PER COMMON SHARE
Basic net income (loss) per share	$5.67	$(75.38)

Diluted net income (loss) per share	$5.24	$(75.38)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING AND COMMON EQUIVALENT SHARES DURING THE PERIOD
Basic	55.3	55.3
Diluted	59.9	55.3

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30, 2006	December 31, 2005
	(Dollars in millions)
ASSETS
CURRENT
Cash and cash equivalents	$1,493	$1,559
Receivables, less allowances of $19 million in 2006 and $18 million in 2005	826	608
Inventories	528	477
Other current assets	48	61

Total current	2,895	2,705

OTHER
Restricted cash - asbestos and insurance related	204	189
Restricted cash, securities, and other – Fibreboard	1,441	1,433
Deferred income taxes	1,653	1,432
Pension-related assets	441	471
Goodwill	215	215
Investment in affiliates	79	77
Other noncurrent assets	209	201

Total other	4,242	4,018

PLANT AND EQUIPMENT, at cost
Land	86	85
Buildings and leasehold improvements	813	796
Machinery and equipment	3,394	3,346
Construction in progress	203	177

	4,496	4,404
Accumulated depreciation	(2,414)	(2,392)

Net plant and equipment	2,082	2,012

TOTAL ASSETS	$9,219	$8,735

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (continued)

(unaudited)

	June 30, 2006	December 31, 2005
	(Dollars in millions)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT
Accounts payable and accrued liabilities	$1,008	$1,032
Accrued post-petition interest/fees	890	735
Short-term debt	8	6
Long-term debt – current portion	13	13

Total current	1,919	1,786

LONG-TERM DEBT	42	36

OTHER
Pension plan liability	702	684
Other employee benefits liability	405	410
Other	215	199

Total other	1,322	1,293

LIABILITIES SUBJECT TO COMPROMISE	13,515	13,520

COMPANY OBLIGATED SECURITIES OF ENTITIES HOLDING SOLELY PARENT DEBENTURES – SUBJECT TO COMPROMISE	200	200

COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)
MINORITY INTEREST	48	47

STOCKHOLDERS’ DEFICIT
Preferred stock, no par value 8.0 million shares authorized; none issued or outstanding at June 30, 2006 and December 31, 2005	—	—
Common stock, par value $0.10 per share 100.0 million shares authorized; 55.3 million issued and outstanding at June 30, 2006 and December 31, 2005	6	6
Additional paid in capital	692	692
Accumulated deficit	(8,232)	(8,546)
Accumulated other comprehensive loss	(292)	(297)
Other	(1)	(2)

Total stockholders’ deficit	(7,827)	(8,147)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$9,219	$8,735

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions)
NET CASH FLOW FROM OPERATIONS
Net income (loss)	$314	$(4,170)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Provision for asbestos litigation claims	—	4,342
Depreciation and amortization	124	121
Gain on sale of fixed assets	(35)	(1)
Impairment of fixed assets	2	5
Change in deferred income taxes	(204)	18
Provision for pension and other employee benefits	48	58
Provision for post-petition interest/fees on pre-petition obligations	155	—
Increase in receivables	(162)	(186)
Increase in inventories	(31)	(100)
Decrease in accounts payable and accrued liabilities	(95)	(3)
Proceeds from insurance for asbestos litigation claims, excluding Fibreboard	17	1
Pension fund contribution	(5)	(6)
Payments for other employee benefits	(14)	(15)
Increase in restricted cash – asbestos and insurance related	(15)	—
Increase in restricted cash, securities, and other – Fibreboard	(9)	(8)
Other	(11)	(2)

Net cash provided by operating activities	79	54

NET CASH FLOW FROM INVESTING
Additions to plant and equipment	(189)	(114)
Investment in subsidiaries, net of cash acquired	(13)	(2)
Proceeds from the sale of assets or affiliate	44	1

Net cash used for investing activities	(158)	(115)

NET CASH FLOW FROM FINANCING
Proceeds from issuing long-term debt	10	7
Payments on long-term debt	(4)	(13)
Net increase (decrease) in short-term debt	2	(2)
Net decrease in liabilities subject to compromise	—	(3)
Other	—	2

Net cash provided by (used for) financing activities	8	(9)

Effect of exchange rate changes on cash	5	(7)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(66)	(77)
Cash and cash equivalents at beginning of period	1,559	1,125

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,493	$1,048

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11

On October 5, 2000 (the “Petition Date”), Owens Corning and the 17 United States subsidiaries listed below (collectively with Owens Corning, the “Debtors”) filed voluntary petitions for relief (the “Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “USBC”):

CDC Corporation	Integrex Testing Systems LLC
Engineered Yarns America, Inc.	HOMExperts LLC
Falcon Foam Corporation	Jefferson Holdings, Inc.
Integrex	Owens-Corning Fiberglas Technology, Inc.
Fibreboard Corporation	Owens Corning HT, Inc.
Exterior Systems, Inc.	Owens-Corning Overseas Holdings, Inc.
Integrex Ventures LLC	Owens Corning Remodeling Systems, LLC
Integrex Professional Services LLC	Soltech, Inc.
Integrex Supply Chain Solutions LLC

The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors (collectively, the “Chapter 11 Cases”) are being jointly administered under Case No. 00-3837 (JKF).

The referenced Chapter 11 cases do not include any other United States or foreign subsidiaries of Owens Corning (collectively, the “Non-Debtor Subsidiaries”). As described more fully below under the heading “The Plan of Reorganization”, it is possible that certain of such Non-Debtor Subsidiaries that issued guarantees with respect to Owens Corning’s primary pre-petition bank credit facility (the “Pre-Petition Credit Facility”), may initiate Chapter 11 proceedings in order to be covered by the terms of the Plan (as defined below). The timing of any such filing would permit the inclusion of such entities as part of the Plan confirmation process.

The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from its multi-billion dollar asbestos liability. This liability is discussed in greater detail in Note 9 to the Consolidated Financial Statements.

Overseeing Federal District Court

In late 2001, all of the asbestos-related Chapter 11 cases pending in the District of Delaware (the Chapter 11 Cases of Owens Corning and the cases of Armstrong World Industries, Inc., W.R. Grace & Co., Federal-Mogul Global, Inc., and USG Corporation) were ordered transferred to the United States District Court for the District of Delaware (the “District Court”) before Judge Alfred M. Wolin to facilitate development and implementation of a coordinated plan for management (the “Administrative Consolidation”). The District Court entered an order referring the Chapter 11 Cases back to the USBC, where they were previously pending, subject to its ongoing right to withdraw such referral with respect to any proceedings or issues (the applicable court from time to time responsible for any particular aspect of the Chapter 11 Cases being hereinafter referred to as the “Bankruptcy Court”).

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

On May 27, 2004, the United States Court of Appeals for the Third Circuit (the “Third Circuit”) assigned Judge John P. Fullam of the United States District Court, Eastern District of Pennsylvania, to replace Judge Wolin in the Chapter 11 Cases. In addition, the Third Circuit assigned other judges to sit on other of the cases that had previously been consolidated under the terms of the Administrative Consolidation, effectively terminating the consolidation.

Consequence of the Filing

As a consequence of the Filing, all pending litigation against the Debtors was stayed automatically by section 362 of the Bankruptcy Code and, absent further order of the Bankruptcy Court, no party may take any action to recover on pre-petition claims against the Debtors. In addition, pursuant to section 365 of the Bankruptcy Code, the Debtors may reject or assume pre-petition executory contracts and unexpired leases, and other parties to contracts or leases that are rejected may assert rejection damages claims as permitted by the Bankruptcy Code.

Two creditors’ committees, one representing asbestos claimants (the “Official Committee of Asbestos Claimants”) and the other representing unsecured creditors (the “Official Committee of Unsecured Creditors”), have been appointed as official committees in the Chapter 11 Cases. In addition, the Bankruptcy Court has appointed James J. McMonagle as Legal Representative for the class of future asbestos personal injury claimants against one or more of the Debtors. The two committees and the Legal Representative have the right to be heard on all matters that come before the Bankruptcy Court.

Owens Corning anticipates that substantially all liabilities of the Debtors as of the Petition Date will be resolved under the Plan (as defined below) or some other Chapter 11 plan of reorganization to be voted on in the Chapter 11 Cases in accordance with the provisions of the Bankruptcy Code. On January 17, 2003, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed a proposed joint plan of reorganization in the USBC. The same proponents filed a proposed amended joint plan of reorganization in the USBC on March 28, 2003, a proposed second amended joint plan of reorganization in the USBC on May 23, 2003, a proposed third amended joint plan of reorganization in the USBC on August 8, 2003, a proposed fourth amended joint plan of reorganization (the “Fourth Amended Plan”) in the USBC on October 24, 2003, a proposed fifth amended joint plan of reorganization in the USBC on December 31, 2005, and certain proposed modifications to such proposed fifth amended plan in the USBC on March 29, 2006 (as so amended, the “Fifth Amended Plan”).

As described in further detail below, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed on June 5, 2006 a proposed sixth amended joint plan of reorganization in the USBC along with a related disclosure statement and, on July 10, 2006, filed a sixth amended joint plan of reorganization (as modified) and certain proposed modifications to such disclosure statement (as so amended through such modified sixth amended joint plan and such modified disclosure statement, such documents are referred to herein as the “Plan” and the “Disclosure Statement”, respectively). As further discussed below, the Plan is consistent with the terms of the Settlement Term Sheet dated as of May 8, 2006 (as defined below) agreed to by and among the Debtors, the Official Committee of Asbestos Claimants, the Legal Representative for the class of future asbestos claimants, the official representatives of bondholders and trade creditors, the ad hoc bondholders’ committee, and the ad hoc equity holders’ committee. The Plan was also supported by the steering committee of holders of obligations under the Pre-Petition Credit Facility pursuant to the terms of the letter, dated December 30, 2005, appended as Appendix K to the Disclosure Statement.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

On July 10, 2006, the USBC held a hearing on, and on July 11, 2006 the USBC entered an order approving, the Disclosure Statement for use in soliciting votes on the Plan. In the order approving the Disclosure Statement, the USBC scheduled the hearing on the confirmation of the Plan to commence on September 18, 2006. The Debtors have the exclusive right to file and solicit acceptances of a plan of reorganization through October 31, 2006. The Plan (and any other plan of reorganization) is subject to confirmation by the Bankruptcy Court. There can be no assurance that the Plan or any other plan supported by Owens Corning and less than all of the major creditor groups will be ultimately confirmed by the Bankruptcy Court and consummated.

The Plan has been significantly amended from the Fourth Amended Plan. In particular, the Plan is not premised upon the substantive consolidation of Owens Corning and certain of its direct and indirect subsidiaries for the purposes of voting, determining which claims and interests will be entitled to vote to accept or reject the Plan, confirmation of the Plan, and the resultant discharge of and cancellation of claims and interests and distribution of assets, interests and other property under the Plan. On October 5, 2004, the District Court issued a Memorandum and Order Concerning Substantive Consolidation (the “Substantive Consolidation Order”). In the Substantive Consolidation Order, the District Court granted the Debtors’ motion for substantive consolidation. On October 13, 2004, the holders of the debt under the Pre-Petition Credit Facility filed an appeal of the Substantive Consolidation Order with the Third Circuit. On August 15, 2005, the Third Circuit reversed the Substantive Consolidation Order. The Legal Representative for the class of future asbestos personal injury claimants and certain designated members of the Official Committee of Unsecured Creditors subsequently filed petitions for rehearing en banc of the Third Circuit’s decision. Those petitions for rehearing were denied by the Third Circuit on September 28, 2005. The Legal Representative for the class of future asbestos personal injury claimants and certain bondholders subsequently filed petitions for certiorari with the United States Supreme Court with respect to the Third Circuit’s decision on the Substantive Consolidation Order. These petitions for writ of certiorari were denied by the Supreme Court on May 1, 2006.

As previously disclosed, as a result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order on August 15, 2005, Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, and consistent with the terms of the Fifth Amended Plan, Owens Corning previously (beginning with the period ending September 30, 2005) has recorded expenses with respect to the Pre-Petition Credit Facility for the period from the Petition Date through March 31, 2006 in the amount of $801 million relating to post-petition interest and certain other post-petition fees. The Plan provides that the holders of debt under the Pre-Petition Credit Facility are deemed to be unimpaired and shall be paid an amount in cash equal to the amount of their allocated claims plus the sum of (i) the amount of interest accrued through the date of delivery of the initial distribution under the Plan to holders of claims under the Pre-Petition Credit Facility (the “Initial Bank Holders’ Distribution”) on the amounts outstanding under the Pre-Petition Credit Facility as of the Petition Date, at the Base Rate plus 2% (as defined below) on a compounding basis (compounded quarterly), and (ii) the amount of any accrued and unpaid post-petition fees payable under the Pre-Petition Credit Facility through the date of delivery of the Initial Bank Holders’ Distribution, including letter of credit fees and Facility Fees (as defined in the Pre-Petition Credit Facility), plus accrued interest thereon pursuant to the Pre-Petition Credit Facility calculated on a compounding basis (compounded quarterly). In light of such terms of the Plan, Owens Corning has recorded, for the quarter ended June 30, 2006, additional expenses of $59 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including letter of credit fees and Facility Fees, plus accrued interest thereon calculated on a compounding basis (compounded quarterly). However, Owens Corning reserves its rights with respect to the amount of such interest and other fees in the Chapter 11 Cases (or other

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

proceedings), subject to the terms and conditions of the Final Bank Unimpairment Order (as defined below). Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including letter of credit fees and Facility Fees, plus accrued interest thereon calculated on a compounding basis (compounded quarterly). The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum.

On April 7, 2006, upon motion of the agent for the holders of claims under the Pre-Petition Credit Facility (which motion was subsequently joined by certain of the Debtors and Non-Debtor Subsidiaries), the USBC issued an interim order providing among other things that, if claims under the Pre-Petition Credit Facility are paid in full and in cash as provided in the Plan, then (i) such claims are rendered unimpaired and the classes of such claims are conclusively presumed to have accepted the Plan and (ii) such claims shall be paid in full and all claims and remedies arising under or related to the Pre-Petition Credit Facility, including any guarantees executed or delivered in connection therewith, shall be extinguished. Following a hearing on May 10, 2006, the USBC entered a final bank unimpairment order (the “Final Bank Unimpairment Order”).

The Plan also provides that certain holders of allowed unsecured trade claims against Debtors other than Owens Corning shall be paid post-petition interest on their claims calculated at the applicable federal judgment rate under certain circumstances set forth in the Plan. In light of such terms of the Plan, Owens Corning has recorded, for the period ended June 30, 2006, additional expenses of (i) $28 million for the period from the Petition Date through March 31, 2006, and (ii) $2 million for the quarter ended June 30, 2006, in each case reflecting post-petition interest with respect to such unsecured trade claims. However, this estimate is based on numerous factual and legal uncertainties, and Owens Corning reserves its rights with respect to the amount of such interest in the Chapter 11 Cases (or other proceedings). Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of allowed unsecured trade claims against Debtors other than Owens Corning, Owens Corning expects to continue to accrue interest on such unsecured trade claims in future periods, to the extent required under applicable law.

A six-day claims estimation hearing was held before the District Court beginning January 13, 2005 to establish the amount of Owens Corning’s and Fibreboard’s current and future asbestos liability in the Chapter 11 Cases. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of such asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that such asbestos liability should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Consistent with the Settlement Term Sheet, on May 18, 2006, the holders of the debt under the Pre-Petition Credit Facility and certain other appellants filed a stipulation dismissing their respective appeals, subject to reinstatement under certain circumstances set forth more fully in the stipulation.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

As a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court (see Note 9 to the Consolidated Financial Statements). Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005.

Related Developments

PROPOSED ASBESTOS LEGISLATION

Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (as subsequently amended or modified, the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 14, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation. The proposed legislation has since been removed from the floor and recommitted to the Senate Judiciary Committee. On or about May 26, 2006, Senators Specter and Leahy introduced an amended version of the FAIR Act, entitled the Fairness in Asbestos Resolution Act of 2006, to incorporate certain amendments which had been offered with respect to the prior version of the bill.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements. In light of these uncertainties, and as further detailed below, the Plan provides for certain contingent payments to be made to the 524(g) Trust (defined below) depending on, among other things, whether the FAIR Act has been enacted into law within ten days after the conclusion of the 109th Congress.

OTHER MATTERS FILED IN THE USBC

On or about October 17, 2003, the Official Committee of Unsecured Creditors filed a motion in the USBC requesting appointment of a Chapter 11 trustee to assume control of the Chapter 11 Cases due to alleged breach of the Debtors’ fiduciary duty of undivided loyalty to act in the best interest of all creditors. After such motion was dismissed by the USBC for failure to comply with local court rules, the Official

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Committee of Unsecured Creditors re-filed such motion on October 30, 2003. A supplement to the motion of the Official Committee of Unsecured Creditors was filed on May 28, 2004, and various filings in opposition to such supplemented motion were filed by the Debtors, the Legal Representative for the class of future asbestos claimants, and the Official Committee of Asbestos Claimants. Subsequently, further proceedings on this matter were voluntarily continued by the movants on a monthly basis. On March 23, 2006, the Official Committee of Unsecured Creditors authorized the withdrawal of the motion.

On or about May 24, 2004, Credit Suisse First Boston, Kensington International Limited, Springfield Associates LLC and Angelo Gordon filed a motion in the USBC requesting the appointment of a Chapter 11 examiner to examine (i) allegations of improper conduct by management of the Debtors, (ii) alleged breaches of fiduciary duty by management of the Debtors resulting from the influence of the Legal Representative for the class of future asbestos claimants and the Official Committee of Asbestos Claimants on the process of developing a plan and the tort estimation process, (iii) alleged connections between the asbestos plaintiffs’ interests, a Court appointed mediator, and the Debtors’ asbestos liability estimation firm, and (iv) other alleged improper conduct. Owens Corning, the Legal Representative for the class of future asbestos claimants, and the Official Committee of Asbestos Claimants have each filed responsive pleadings to the motion. The USBC has continued further proceedings on the motion pending issuance of a final order on the motion (described in the preceding paragraph) requesting appointment of a Chapter 11 trustee. The Debtors believe that the motion requesting appointment of an examiner is without merit and intend to continue to vigorously oppose it in appropriate proceedings.

The Plan of Reorganization

On or about May 10, 2006, the Debtors, the Official Committee of Asbestos Claimants, the Legal Representative for the class of future asbestos claimants, the official representatives of bondholders and trade creditors, the ad hoc bondholders’ committee and the ad hoc equity holders’ committee executed a settlement term sheet, dated as of May 8, 2006, outlining the principal terms of a plan of reorganization to be proposed by Owens Corning, including the treatment to be provided to the various classes of creditors (the “Settlement Term Sheet”), which terms are now incorporated in the Plan and described in the Disclosure Statement. Additionally, on or about May 10, 2006, Owens Corning, the Official Committee of Asbestos Claimants, the Legal Representative for the class of future asbestos claimants, and certain holders of pre-petition bonds issued by Owens Corning entered into a plan support agreement (the “Plan Support Agreement”) in connection with a plan incorporating the terms set forth in the Settlement Term Sheet. The Plan Support Agreement generally provides that the holders of pre-petition bonds issued by Owens Corning that are party to the Plan Support Agreement have agreed to accept the treatment provided for their claims in the Settlement Term Sheet and, subject to the terms of the Plan Support Agreement and the Bankruptcy Code, to support a plan of reorganization consistent with the terms of the Settlement Term Sheet, which obligations shall bind any successors or assigns of such holders. On June 29, 2006, the USBC entered an order authorizing the Debtors and the other parties thereto to enter into and implement the terms of the Plan Support Agreement.

As described above, consistent with the terms of the Settlement Term Sheet, on July 10, 2006, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed the Plan and Disclosure Statement. On July 11, 2006, the USBC entered an order approving the Disclosure Statement. The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended to the Disclosure Statement as Appendix K. In light of the Third Circuit’s earlier reversal of the Substantive Consolidation Order described above, the current Plan is premised upon non-consolidation of the Debtors, including separate classification and treatment of the claims against and

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

interests in each of the Debtors. In addition, as part of the Plan, Owens Corning intends to effect an internal restructuring in order to adopt a holding company structure. This internal restructuring is expected to be refined further as steps are taken to implement it. The USBC has set September 18, 2006 as the hearing date on the confirmation of the Plan. At this time, Owens Corning is unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

As set forth in the Plan and the Disclosure Statement, the Plan currently provides that all of Owens Corning’s previously issued stock, options and warrants will be cancelled, and up to 131.4 million shares of new common stock of reorganized Owens Corning will be distributed to certain creditors, directors and employees, including 28.2 million shares that will be held in treasury for potential distribution to the 524(g) Trust and 72.9 million shares that are subject to the $2.187 billion rights offering described in the immediately succeeding paragraph. Pursuant to the Plan, the holders of Owens Corning pre-petition bonds and certain other unsecured creditors will receive 27.0 million shares of new common stock, plus cash and the opportunity to participate in the rights offering. The Plan also provides that, subject to certain conditions, holders of Owens Corning’s previously issued stock and holders of certain subordinated claims will receive warrants to obtain new common stock of reorganized Owens Corning. With certain exceptions, in the event the FAIR Act is enacted into law on or before the tenth day after the conclusion of the 109th Congress and is not subject to a constitutional challenge to its validity on or before March 31, 2007, such holders will have the right under the Plan to exchange the aforementioned warrants for an amount of new common stock of reorganized Owens Corning. As to Fibreboard, the Plan contemplates that the assets available to satisfy Fibreboard liabilities (which are primarily asbestos-related liabilities) will be limited to the assets of the Fibreboard Settlement Trust and certain other specified assets.

Also on May 10, 2006, consistent with the terms of the Settlement Term Sheet and the Plan, Owens Corning and J.P. Morgan Securities Inc. (“J.P. Morgan” or the “Investor”) executed an Equity Commitment Agreement. The Equity Commitment Agreement contemplates a $2.187 billion rights offering, whereby certain holders of eligible Owens Corning bond and other unsecured claims would be offered the opportunity to subscribe for up to their pro rata share of 72.9 million shares of new common stock of Reorganized Owens Corning at a purchase price of $30.00 per share. On June 29, 2006, the Bankruptcy Court entered an order authorizing the Debtors, the Investor, and certain other parties to enter into and implement the terms of the Equity Commitment Agreement and a corresponding Syndication Agreement by and among the Investor and certain bondholders and other backstop parties, which order, pursuant to its terms, became final and binding upon the parties on or about July 10, 2006.

In addition to the foregoing rights offering, the Plan provides, as contemplated by the Settlement Term Sheet, that as a condition to the occurrence of the Plan’s effective date, the Debtors shall have entered into and shall have credit availability under an exit financing facility in an amount sufficient to meet the needs of the reorganized Debtors, as determined by the Debtors, the Official Committee of Asbestos Claimants, and the Legal Representative for the class of future asbestos claimants. In furtherance of this requirement, Owens Corning, Citigroup Global Markets Inc., Bank of America, N.A. and Banc of America Securities LLC entered into a Senior Credit Facilities Commitment Letter on or about June 29, 2006, pursuant to which Citigroup, Bank of America, and Banc of America Securities have committed, subject to the ultimate approval of the USBC, definitive credit documentation and certain other terms and conditions, to provide reorganized Owens Corning (or one or more of its affiliates) with post-emergence financing, consisting of a $1.4 billion term loan facility and a $1.0 billion revolving credit facility (cumulatively, the “Exit Facility”). In addition, Owens Corning entered into an Engagement Letter with Citigroup Global Markets Inc. on or about June 29, 2006 pursuant to which Owens Corning engaged Citigroup to

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

underwrite one or more potential securities offerings within six months after the effective date of the Plan. Pursuant to the Plan, the proceeds of the Exit Facility shall be used to fund, among other things, certain distributions provided under the Plan, provided, however, that as of the effective date, the aggregate amount outstanding under the Exit Facility shall not exceed $1.8 billion. On July 20, 2006, the USBC entered an order authorizing Owens Corning to enter into and implement the terms and conditions of the Senior Credit Facilities Commitment Letter and certain letters and agreements ancillary thereto.

As described in greater detail in the Plan and Disclosure Statement, and consistent with the terms of the Final Bank Unimpairment Order, the holders of debt under the Pre-Petition Credit Facility are deemed to be unimpaired, and the Plan provides that they will be paid cash in an aggregate amount equal to the amount of their allowed claims plus post-petition interest on a compounding basis (compounded quarterly) and post-petition fees, including letter of credit fees and Facility Fees (as defined in the Pre-Petition Credit Facility), plus interest thereon calculated on a compounding basis (compounded quarterly) under the Pre-Petition Credit Facility. As previously disclosed, as of June 30, 2006, Owens Corning has recorded expenses of $860 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including letter of credit fees and Facility Fees, plus interest thereon calculated on a compounding basis (compounded quarterly). However, Owens Corning reserves its rights with respect to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings), subject to the terms and conditions of the Final Bank Unimpairment Order. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including letter of credit fees and Facility Fees, plus accrued interest thereon calculated on a compounding basis (compounded quarterly). The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum.

On April 7, 2006, upon motion of the agent for the holders of claims under the Pre-Petition Credit Facility (which motion was subsequently joined by certain of the Debtors and Non-Debtor Subsidiaries), the USBC issued an interim unimpairment order providing among other things that, if claims under the Pre-Petition Credit Facility are paid in full and in cash as provided in the Plan, then (i) such claims are rendered unimpaired and the classes of such claims are conclusively presumed to have accepted the Plan and (ii) such claims shall be paid in full and all claims and remedies arising under or related to the Pre-Petition Credit Facility, including any guarantees executed or delivered in connection therewith, shall be extinguished. Following a hearing on May 10, 2006, the Bankruptcy Court entered the Final Bank Unimpairment Order.

The Plan also provides that certain holders of allowed unsecured trade claims against Debtors other than Owens Corning shall be paid post-petition interest on their claims calculated at the applicable federal judgment rate under certain circumstances set forth in the Plan. In light of such terms of the Plan, Owens Corning has recorded, for the period ended June 30, 2006, additional expenses of (i) $28 million for the period from the Petition Date through March 31, 2006, and (ii) $2 million for the quarter ended June 30, 2006, in each case reflecting post-petition interest with respect to such unsecured trade claims. However, this estimate is based on numerous factual and legal uncertainties, and Owens Corning reserves its rights with respect to the amount of such interest in the Chapter 11 Cases (or other proceedings). Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of allowed unsecured trade claims against Debtors other than Owens Corning, Owens Corning expects to continue to accrue interest on such unsecured trade claims in future periods, to the extent required under applicable law.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

In order to estimate the amount of the current and future asbestos personal injury claims in the Chapter 11 Cases, a six-day claims estimation hearing was held before the District Court beginning January 13, 2005. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of the Company’s current and future asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that such asbestos liability should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. As a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s estimation ruling to the Third Circuit. Consistent with the Settlement Term Sheet, on May 18, 2006, the holders of the debt under the Pre-Petition Credit Facility and certain other appellants filed a stipulation dismissing their respective appeals, subject to reinstatement under certain circumstances set forth more fully in the stipulation.

Under the Plan, a trust, which is intended to qualify under section 524(g) of the Bankruptcy Code (the “524(g) Trust”), will be created from which asbestos claimants will be paid. The Plan provides that cash, the assets of the existing Fibreboard Settlement Trust (see Note 10 to the Consolidated Financial Statements) and specified other assets, will fund the 524(g) Trust. Additionally, the Plan contemplates that the 524(g) Trust will receive a contingent right to (i) payment by reorganized Owens Corning (or one of its affiliates) of $1.390 billion in cash, plus 7% simple interest from the Plan effective date to the payment date, and (ii) issuance and delivery by reorganized Owens Corning (or one of its affiliates) to the 524(g) Trust of 28.2 million shares of new common stock that, on the Plan effective date, will be reserved and held in treasury for future issuance and potential distribution. Pursuant to the Plan, these contingent rights will be payable and the reserved shares will be distributed to the 524(g) Trust depending upon, among other things, whether the FAIR Act has been enacted into law within ten days after the conclusion of the 109th Congress. With certain exceptions, if the FAIR Act has been enacted into law on or before the tenth day after the conclusion of the 109th Congress and is not subject to a constitutional challenge to its validity on or before March 31, 2007, the contingent right to payment will be cancelled and no reserved shares will be issued or distributed to the 524(g) Trust.

The 524(g) Trust will, through separate sub-accounts for Owens Corning and Fibreboard, assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan and will, through those separate sub-accounts, make payments to claimants in accordance with the trust distribution procedures included as part of the Plan. The Plan contemplates that the assets of the Fibreboard Settlement Trust and certain other specified assets will fund only the separate Fibreboard sub-account and, as a result, those amounts will not be available under the Plan to pay claims against Owens Corning. Conversely, only the assets in the Fibreboard sub-account will be available to pay claims against

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Fibreboard. In addition, the Plan provides for an injunction by the Bankruptcy Court pursuant to section 524(g) of the Bankruptcy Code that will enjoin actions against the reorganized Debtors, their respective subsidiaries, and certain of their affiliates, for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on, or with respect to any asbestos claims which will be subject to the 524(g) Trust. Similar plans of reorganization have been confirmed in the Chapter 11 cases of other companies involved in asbestos-related litigation. Section 524(g) of the Bankruptcy Code provides that, if certain specified conditions are satisfied, a court may issue a permanent injunction barring the assertion of asbestos-related claims or demands against the reorganized company and channeling those claims to an independent trust.

As previously noted, the Plan currently contemplates that most classes of pre-petition unsecured creditors of Owens Corning will be impaired. Therefore, the Plan provides that the existing common stock of Owens Corning will be cancelled. Subject to certain conditions, however, current shareholders and holders of certain subordinated claims will receive warrants to obtain new common stock of reorganized Owens Corning.

In general, in light of the Third Circuit’s reversal of the Substantive Consolidation Order, intercompany claims are classified separately under the Plan but receive treatment similar to that of other unsecured claims. However, as described more fully in the Plan, holders of allowed intercompany claims do not receive distributions of new common stock and cash on account of such claims but, instead, are credited with value on account of such claims. In addition, the arrangements, transactions and relationships that gave rise to certain intercompany claims may be challenged by various parties in the Chapter 11 Cases and payments and other obligations in respect thereof may be restricted or modified by order of, or subject to review and approval by, the Bankruptcy Court. The outcome of such challenges and other actions, if any, may have an impact on the treatment of various claims under the Plan or any other plan ultimately confirmed and on the respective assets, liabilities and results of operations of Owens Corning and its direct and indirect subsidiaries.

Although they have not filed Chapter 11 Cases at the present time, Owens Corning reserves the right to initiate Chapter 11 proceedings on behalf of three subsidiaries, IPM Inc., Vytec Corporation and Owens-Corning Fiberglas Sweden, Inc., that issued guarantees with respect to the Pre-Petition Credit Facility, in the event Owens Corning deems it necessary to do so in order for such subsidiaries to be covered by the terms of the Plan. The timing of any such filing would permit the inclusion of such entities as part of the Plan confirmation process.

Pursuant to the Bankruptcy Code, schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the Petition Date. Differences between amounts recorded by the Debtors and claims filed by creditors will be investigated and resolved as part of the proceedings in the Chapter 11 Cases.

Any disagreements raised by creditors with the terms of the Plan are expected to be handled through negotiation or litigation as part of the confirmation process. Owens Corning is unable to predict the timing or outcome of such negotiation or litigation.

The Bankruptcy Court may confirm a plan of reorganization only upon making certain findings required by the Bankruptcy Code, and a plan may be confirmed over the dissent of non-accepting creditors and equity security holders if certain requirements of the Bankruptcy Code are met. In this respect, the Plan provides for certain “cramdown” provisions, whereby the Plan may be confirmed over the objections of one or more classes of unapproving creditors in the event that certain percentages in dollar amount and in number of specified classes of creditors accept the plan and vote in favor of it.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Bar Dates for Filing Claims

GENERAL BAR DATE

In connection with the Chapter 11 Cases, the Bankruptcy Court set April 15, 2002 as the last date by which holders of certain pre-petition claims against the Debtors must file their claims (the “General Bar Date”). The General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Generally, any holder of a claim that was required to file a claim by the General Bar Date and did not do so will be barred from asserting such claim against any of the Debtors and will not participate in any distribution in any of the Chapter 11 Cases on account of such claim.

Approximately 25,000 proofs of claim (including late-filed claims), totaling approximately $16.6 billion, alleging a right to payment from a Debtor were filed with the Bankruptcy Court in response to the General Bar Date. As to the Pre-Petition Credit Facility, the claim total reflects only a single claim (in the amount of approximately $1.6 billion) although the holders have asserted this claim against Owens Corning and each of six other Debtors that issued a guarantee with respect to the facility. Owens Corning continues to investigate the filed claims to determine their validity. The Bankruptcy Court will ultimately determine liability amounts that will be allowed for claims in the Chapter 11 Cases.

In its review of the filed claims, Owens Corning identified approximately 15,600 claims, totaling approximately $8.6 billion, which it believed should be disallowed by the Bankruptcy Court, primarily because they appeared to be duplicate claims or claims that were not related to the indicated Debtor (the “Objectionable Claims”). Owens Corning filed omnibus objections to certain of these Objectionable Claims and likely will file additional objections. As of June 30, 2006, approximately 13,200 of the Objectionable Claims, totaling approximately $5.9 billion, had either been withdrawn by the claimants or disallowed by the Bankruptcy Court, and other of such claims had been reduced by the claimants by approximately $1.8 billion. While the Bankruptcy Court will ultimately determine liability amounts, if any, that will be allowed as part of the Chapter 11 Cases, Owens Corning believes that all or substantially all of the remaining Objectionable Claims will be disallowed.

In addition to the Objectionable Claims described above, the remaining filed proofs of claim included approximately 9,400 claims, totaling approximately $8.0 billion. As of June 30, 2006, approximately 1,700 of these claims, totaling approximately $0.5 billion, had either been withdrawn by the claimants, disallowed by the Bankruptcy Court, or otherwise resolved, and other of such claims had been reduced by the claimants by approximately $0.3 billion. The remaining claims consist of:

•	Approximately 2,800 claims, totaling approximately $1.4 billion, associated with asbestos-related contribution, indemnity, reimbursement, or subrogation claims. Owens Corning will address all asbestos-related personal injury and wrongful death claims in the future as part of the Chapter 11 Cases. See Note 9 to the Consolidated Financial Statements for additional information concerning asbestos-related liabilities.

•

Approximately 100 claims, totaling approximately $0.6 billion, alleging asbestos-related property damage. Most of these claims were submitted with insufficient documentation to assess their validity. Owens Corning expects to vigorously defend any asserted asbestos-related property

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

damage claims in the Bankruptcy Court. Based upon its historic experience in respect of asbestos-related property damage claims, Owens Corning does not anticipate significant liability from any such claims.

•	Approximately 4,800 claims, totaling approximately $5.2 billion, alleging rights to payment for financing, environmental, trade debt and other matters (the “General Claims”). The Company has recorded approximately $3.5 billion in liabilities for these claims. Based upon the claims information submitted, the General Claims with the largest variance from the recorded amounts are: claims by the United States Department of Treasury, totaling approximately $534 million, in connection with taxes (see discussion regarding the tax claims and related settlement under the heading “Tax Claim” in Note 9 to the Consolidated Financial Statements); a contingent claim for approximately $458 million by the Pension Benefit Guaranty Corporation, as described more fully under the heading “PBGC Claim” in Note 9 to the Consolidated Financial Statements; a $275 million class action claim involving alleged problems with a specialty roofing product (see discussion of this claim and pending settlement under the heading “Specialty Roofing Claim” in Note 9 to the Consolidated Financial Statements); environmental claims totaling approximately $111 million; and claims for contract rejections, totaling approximately $95 million, of which approximately $28 million are protective claims covering contracts which have not been rejected by the Debtors as of June 30, 2006.

Owens Corning has recorded liability amounts for those claims that can be reasonably estimated and which it believes are probable of being allowed by the Bankruptcy Court. At this time, it is impossible to reasonably estimate the value of all the claims that will ultimately be allowed by the Bankruptcy Court, due to the uncertainties of the Chapter 11 process, the in-progress state of Owens Corning’s investigation of submitted claims, and the lack of documentation submitted in support of many claims. Owens Corning continues to evaluate claims filed in the Chapter 11 Cases and will make such adjustments as may be appropriate. Any such adjustments could be material to the Company’s consolidated financial position and results of operations in any given period. For a discussion of liability amounts in respect of asbestos personal injury claims, see Note 9 to the Consolidated Financial Statements.

ASBESTOS BAR DATE

A bar date for filing proofs of claim against the Debtors with respect to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation) has not been set. On April 11, 2003, the Official Committee of Unsecured Creditors filed a motion seeking establishment of a bar date for such asbestos-related claims. On April 25, 2003, the District Court entered an order withdrawing the reference of the Chapter 11 Cases to the USBC with respect to such motion, and staying all proceedings on such motion pending further order of the District Court.

As indicated above, the General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Despite this, approximately 3,300 proofs of claim (in addition to claims described above under “General Bar Date”), totaling approximately $2.6 billion, with respect to asbestos-related personal injury or wrongful death were filed with the Bankruptcy Court in response to the General Bar Date. Of these claims, Owens Corning has identified approximately 1,200, totaling approximately $0.5 billion, as Objectionable Claims. Of the remaining claims, Owens Corning believes that a substantial majority represent claimants that had previously asserted asbestos-related claims against the Company.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

As noted above, under the Plan, all asbestos-related personal injury and wrongful death claims will be channeled to the section 524(g) trust, subject to approval by the Bankruptcy Court. See Note 9 to the Consolidated Financial Statements for additional information concerning asbestos-related liabilities.

As described above, on March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. Consistent with the Settlement Term Sheet, on May 18, 2006, the holders of the debt under the Pre-Petition Credit Facility and certain other appellants filed a stipulation dismissing their respective appeals, subject to reinstatement under certain circumstances set forth more fully in the stipulation. The Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard. In addition, the Memorandum and Order did not address whether a bar date would be established for asbestos-related personal injury or wrongful death claims as to either Owens Corning or Fibreboard.

Avoidance Actions

Under the Bankruptcy Code, October 4, 2002 was the deadline by which the Debtors, on behalf of the bankruptcy estates, could bring adversary actions seeking the return of potentially avoidable transfers made by the Debtors to certain parties within a prescribed period prior to the commencement of the Chapter 11 Cases. As part of their review of potentially avoidable transactions, the Debtors (1) negotiated tolling agreements with some of the recipients of the preferential transfers in order to toll the time period in which to bring an avoidance action; (2) determined not to prosecute certain of those potential avoidance actions that were not the subject of tolling agreements; and (3) instituted, prior to the October 4, 2002 deadline, a total of 19 adversarial actions, including 3 preference actions, 1 turnover action, and 15 avoidance actions, as described further below. All such actions were commenced in the USBC.

Among the parties who were identified by the Debtors as having received potentially avoidable transfers were (a) 12 present and former officers that received certain pre-petition incentive payments exceeding a threshold in the aggregate per officer; (b) one director that received a pre-petition pension payment; and (c) a joint venture affiliate of the Company that received approximately $3.8 million in the one-year period prior to the commencement of the Chapter 11 Cases.

The Debtors have executed tolling agreements with all 12 present and former officers and the director, as well as with certain other parties identified as having received potentially avoidable transfers. After initially being covered by a tolling agreement, the claim against the joint venture affiliate was subsequently released as part of a Bankruptcy Court approved settlement with the affiliate, entered into in connection with the affiliate’s separate bankruptcy proceedings.

The adversary actions were commenced against various other defendants seeking, among other things, (a) avoidance of certain guarantees and certain preferential payments made in connection with Owens Corning’s Pre-Petition Credit Facility (the “Pre-Petition Credit Facility Action”); (b) the return of up to approximately $515 million paid by the Company to shareholders of Fibreboard in connection with the Company’s purchase of Fibreboard in 1997 (the “FBD Shareholder Action”); (c) the return of up to approximately $61.8 million paid by the Company to shareholders in dividends in the period 1996 through 2000 (the “Dividend Action”); and (d) the return of approximately $133 million paid by the Company to Bank of America Corp. in connection with Owens Corning’s purchase of Fibreboard in 1997. Both the FBD Shareholder Action and the Dividend Action are defendant class actions. Certain present or former officers or directors of the Company may be members of either or both defendant classes.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Certain holders of Owens Corning debt securities filed a Complaint in Intervention in connection with the Pre-Petition Credit Facility Action, seeking to assert securities fraud related claims against five subsidiaries of Owens Corning that issued guarantees in connection with the Pre-Petition Credit Facility. The Company has opposed such intervention. On January 20, 2006, the official representatives of the bondholder and trade creditor constituencies of Owens Corning filed a motion for leave to file an amended complaint in intervention in connection with the Pre-Petition Credit Facility Action and to seek authority to prosecute existing claims and commence others on behalf of the Debtors’ estates (the “Derivative Complaint”). Pursuant to the Settlement Term Sheet, the Derivative Complaint and the Pre-Petition Credit Facility Action have been stayed pending Plan confirmation and shall be dismissed with prejudice on the effective date of the Plan.

The Plan contemplates that the claims belonging to the Debtors under the Pre-Petition Credit Facility Action, which are the subject of the Derivative Complaint, will be released. Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization), including the applicable release provisions, as may ultimately be confirmed.

Separately, and at the request of the Official Committee of Unsecured Creditors and the direction of the Bankruptcy Court, the Debtors either obtained tolling agreements from, or filed actions against, approximately 115 law firms that entered into NSP or non-NSP agreements (see Note 9 to the Consolidated Financial Statements) with the Debtors on behalf of claimants asserting asbestos-related personal injury or wrongful death claims. Lawsuits were brought initially against the 11 law firms that did not sign tolling agreements, seeking two forms of relief: (a) first, a declaratory judgment as to whether payments made, or obligations incurred, under NSP and non-NSP agreements were in exchange for reasonably equivalent value; and (b) second, in the event reasonably equivalent value was not received, the recovery or avoidance of payments made and obligations incurred under the relevant NSP and non-NSP agreements pursuant to applicable state and federal fraudulent conveyance law. On or before September 29, 2003, similar lawsuits were brought against 5 additional law firms whose tolling agreements were about to expire. On or about October 3, 2005 similar lawsuits were brought against 2 additional law firms whose tolling agreements were about to expire and who could not be contacted to extend the tolling agreements because of Hurricane Katrina. The Official Committee of Unsecured Creditors was named as a defendant in all such lawsuits, solely with respect to the declaratory relief sought. During the first quarter of 2004, the lawsuit against one of the law firms was dismissed with the consent of the Official Committee of Unsecured Creditors and Bankruptcy Court approval. By motions filed on various dates, the Debtors have requested a stay of the foregoing litigation pending its disposition in the Plan (or any other plan of reorganization). Pursuant to rulings of the Bankruptcy Court, all of the foregoing litigation, other than the Pre-Petition Credit Facility Action and two commercial preference actions, has been stayed until August 31, 2006.

Under the Plan, all avoidance actions shall be dismissed with prejudice on the effective date of the Plan, unless otherwise expressly preserved with the consent of the Debtors, the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants. Similarly, the Plan contemplates that, upon the Plan effective date, all NSP avoidance actions shall also be released.

Certain Post-Petition Matters

The Debtors have received approval from the Bankruptcy Court to pay or otherwise honor certain of their pre-petition obligations, including employee wages, salaries, benefits and other employee obligations, pre- petition claims of critical vendors, and certain other pre-petition claims including certain customer program and warranty claims.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

While operating in Chapter 11 proceedings, a debtor company is generally prohibited from paying interest on unsecured pre-petition debts. As a result of the Filing, contractual interest expense on pre-petition debt of the Debtors other than the Pre-Petition Credit Facility and certain allowed unsecured trade claims against Debtors other than Owens Corning has not been accrued or recorded since the Petition Date. From the Petition Date through June 30, 2006, the contractual interest expense not accrued or recorded on such pre-petition debt (calculated using ordinary, non-default interest rates and without regard to debt maturity) totaled approximately $590 million, of which $26 million relate to the second quarter of 2006, $52 million relate to the first six months of 2006, and $26 million and $52 million, respectively, relate to the second quarter and first six months of 2005. As previously disclosed, as a result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order on August 15, 2005, Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, and consistent with the terms of the proposed Plan, Owens Corning previously (beginning with the period ending September 30, 2005) has recorded expenses with respect to the Pre-Petition Credit Facility for the period from the Petition Date through March 31, 2006 in the amount of $801 million relating to post-petition interest and certain other post-petition fees. Owens Corning notes that the Plan provides that holders of debt under the Pre-Petition Credit Facility are deemed to be unimpaired and shall be paid an amount in cash equal to the amount of their allowed claims plus the sum of (i) the amount of interest accrued through the date of delivery of the Initial Bank Holders’ Distribution on the amounts outstanding under the Pre-Petition Credit Facility as of the Petition Date, at the Base Rate plus 2% (as defined below) on a compounding basis (compounded quarterly), and (ii) the amount of any accrued and unpaid post-petition fees payable under the Pre-Petition Credit Facility through the date of delivery of the Initial Bank Holders’ Distribution, including letter of credit fees and Facility Fees (as defined in the Pre-Petition Credit Facility), plus accrued interest thereon pursuant to the Pre-Petition Credit Facility calculated on a compounding basis (compounded quarterly). In light of such terms of the Plan, Owens Corning has recorded, for the quarter ended June 30, 2006, additional expenses of $59 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including letter of credit fees and Facility Fees, plus accrued interest thereon calculated on a compounding basis (compounded quarterly). However, Owens Corning reserves its rights with respect to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings), subject to the terms and conditions of the Final Bank Unimpairment Order. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including letter of credit fees and Facility Fees, plus accrued interest thereon calculated on a compounding basis (compounded quarterly). The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum

The Plan also provides that certain holders of allowed unsecured trade claims against Debtors other than Owens Corning shall be paid post-petition interest on their claims calculated at the applicable federal judgment rate under certain circumstances set forth in the Plan. In light of such terms of the Plan, Owens Corning has recorded, for the period ended June 30, 2006, additional expenses of (i) $28 million for the period from the Petition Date through March 31, 2006, and (ii) $2 million for the quarter ended June 30, 2006, in each case reflecting post-petition interest with respect to such unsecured trade claims. However, this estimate is based on numerous factual and legal uncertainties, and Owens Corning reserves its rights

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

with respect to the amount of such interest in the Chapter 11 Cases (or other proceedings). Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of allowed unsecured trade claims against Debtors other than Owens Corning, Owens Corning expects to continue to accrue interest on such unsecured trade claims in future periods, to the extent required under applicable law.

At June 30, 2006, the Company had $1.493 billion of cash and cash equivalents.

In connection with the Filing, the Debtors obtained a $500 million debtor-in-possession credit facility from a group of lenders led by Bank of America, N.A. (the “DIP Financing”), which was originally scheduled to expire November 15, 2002. Effective October 31, 2002, the DIP Financing was amended to, among other things, reduce the maximum available credit amount to $250 million and extend the scheduled expiration to November 15, 2004. Effective September 20, 2004, the DIP Financing was further amended by a Second Amendment which, among other things, extended the scheduled expiration to November 15, 2006. There were no borrowings outstanding under the DIP Financing at June 30, 2006; however, approximately $171 million of the availability under this credit facility was utilized as a result of the issuance of standby letters of credit and similar uses.

As a consequence of the Filing and the impact of certain provisions of the Company’s DIP Financing and in a cash management order entered by the Bankruptcy Court, the Company and its subsidiaries are now subject to certain restrictions, including on their ability to pay dividends and to transfer cash and other assets to each other and to their affiliates.

The Company believes, based on information presently available to it, that its cash and cash equivalents, and cash available from operations, will provide sufficient liquidity to allow it to continue as a going concern for the foreseeable future. However, the ability of the Company to continue as a going concern (including its ability to meet post-petition obligations of the Debtors and to meet obligations of the Non-Debtor Subsidiaries) and the appropriateness of using the going concern basis for its financial statements are dependent upon, among other things, (i) the Company’s ability to comply with the terms of any cash management order entered by the Bankruptcy Court from time to time in connection with the Chapter 11 Cases, (ii) the ability of the Company to maintain adequate cash on hand, (iii) the ability of the Company to generate cash from operations, (iv) the ability of the Non-Debtor Subsidiaries to obtain necessary financing, (v) confirmation of the Plan (or any other plan of reorganization) under the Bankruptcy Code, and (vi) the Company’s ability to maintain profitability following such confirmation.

As described above the USBC has scheduled a hearing on the confirmation of the Company’s currently proposed Plan to commence on September 18, 2006. The timing of cash inflows and outflows related to the Plan will depend on whether and when the Plan becomes effective and the outcome of the FAIR Act.

If the Plan is confirmed and becomes effective, the Company’s cash obligations under the Plan include the following:

•

The 524(g) Trust will receive: (1) $1,250 million in cash, (ii) all amounts held in the Fibreboard Settlement Trust and certain asbestos-related escrow and administrative accounts, and (iii) a contingent right to payment in the amount of approximately $1.39 billion. The contingent right to payment will be payable to the 524(g) Trust depending upon whether the FAIR Act is enacted into law on or before the date occurring ten days after the conclusion of the 109th Congress (the “Trigger Date”). With certain exceptions, if the FAIR Act has been enacted into law on or before the Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, the contingent right to payment will be cancelled without any payment. If the FAIR Act has not been enacted into law by the Trigger Date, the Company will be obligated to satisfy the

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

contingent right to payment by cash payment no later than January 8, 2007. If, as of the Trigger Date, the FAIR Act has been enacted into law but is subject to legal challenge, payment under the contingent right to payment will be suspended until the legal challenge has been resolved by final non-appealable judgment.

•	$2.423 billion in cash (calculated as of June 30, 2006) payable to holders of debt under the Pre-Petition Credit Facility.

•	$284 million in cash (calculated as of June 30, 2006) payable to general unsecured creditors.

Other than amounts payable with respect to the Fibreboard Settlement Trust and the asbestos-related escrow and administrative accounts, which would be paid directly from those sources, the Company expects to fund its cash obligations under the Plan from its accumulated cash and cash equivalents, cash available from operations, a rights offering of reorganized Owens Corning common stock that is expected to raise gross proceeds of approximately $2.187 billion, and new debt financing. In connection with the referenced rights offering, the Company has entered into an Equity Commitment Agreement with J.P. Morgan Securities Inc. (“JPMSI”), whereby JPMSI, subject to certain terms and conditions, has committed to purchase from the Company any of the shares of reorganized Owens Corning common stock not subscribed for and purchased pursuant to the rights offering. The Equity Commitment Agreement obligated the Company to pay JPMSI a fee of $100 million. Such fee was paid on July 10, 2006, following the entry of an order by the USBC authorizing the Company’s entry into and implementation of the Equity Commitment Agreement. With respect to the referenced new debt financing, the Company has entered into a Senior Credit Facilities Commitment Letter with Citigroup Global Markets Inc., Bank of America, N.A. and Banc of America Securities LLC pursuant to which such entities have committed, subject to the ultimate approval of the USBC, definitive credit documentation and certain other terms and conditions, to provide reorganized Owens Corning (or one or more of its affiliates) with post-emergence financing, consisting of a $1.4 billion term loan facility and a $1.0 billion revolving credit facility. In addition, the Company has entered into an Engagement Letter with Citigroup Global Markets Inc. pursuant to which the Company engaged Citigroup to underwrite one or more potential securities offerings within six months after the effective date of the Plan. There can be no assurance that financing or other funding will become available on terms currently contemplated or otherwise on commercially reasonable terms.

The Company believes, based on information currently available to it, that its cash and cash equivalents, cash available from operations, and cash available from external sources will provide sufficient liquidity to meet its obligations in connection with its emergence from Chapter 11 and to satisfy its normal course cash requirements following emergence.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Financial Statement Presentation

The Company’s Consolidated Financial Statements have been prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to Bankruptcy Court approval or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the Consolidated Financial Statements. Further, the Plan (or any other plan of reorganization) could materially change the amounts and classifications reported in the consolidated historical financial statements.

Substantially all of the Company’s pre-petition debt is now in default due to the Filing. As described below, the accompanying Consolidated Financial Statements present the Debtors’ pre-petition debt under the caption “Liabilities Subject to Compromise”. This includes debt under the Pre-Petition Credit Facility and approximately $1.5 billion of other outstanding debt. As required by SOP 90-7, at the Petition Date the Company recorded the Debtors’ pre-petition debt instruments at the allowed amount, as defined by SOP 90-7.

As reflected in the Consolidated Financial Statements, “Liabilities Subject to Compromise” refers to Debtors’ liabilities incurred prior to the commencement of the Chapter 11 Cases. The amounts of the various liabilities that are subject to compromise are set forth below following the debtor-in-possession financial statements. These amounts represent Owens Corning’s estimate of known or potential pre-petition claims to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments. Adjustments may result from (1) negotiations; (2) actions of the Bankruptcy Court; (3) further developments with respect to disputed claims; (4) rejection of executory contracts and unexpired leases; (5) the determination as to the value of any collateral securing claims; (6) proofs of claim; or (7) other events. Payment terms for these amounts will be established in connection with the Chapter 11 Cases.

As noted above, the Consolidated Financial Statements reflect expenses with respect to (i) the Pre-Petition Credit Facility in the amount of $860 million relating to post-petition interest and certain other post-petition fees and (ii) certain unsecured trade claims against Debtors other than Owens Corning in the amount of $30 million relating to post petition interest, in each case for the period from the Petition Date through June 30, 2006. Since the Company is in default on the obligations underlying these amounts, the accrual is recorded as a current liability on the Consolidated Financial Statements.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION STATEMENT OF INCOME (LOSS)

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions)
NET SALES	$2,817	$2,567
COST OF SALES	2,373	2,151

Gross margin	444	416

OPERATING EXPENSES
Marketing and administrative expenses	226	231
Science and technology expenses	27	25
Chapter 11 related reorganization items	27	32
Provision (credit) for asbestos litigation claims – Owens Corning	(3)	3,435
Provision for asbestos litigation claims – Fibreboard	—	907
Other	(74)	(43)

Total operating expenses	203	4,587

INCOME (LOSS) FROM OPERATIONS	241	(4,171)

Interest expense, net	156	1

Interest income from non-Debtors	(29)	(28)

INCOME (LOSS) BEFORE INCOME TAX (BENEFIT) EXPENSE	114	(4,144)
Income tax (benefit) expense	(199)	44

INCOME (LOSS) BEFORE EQUITY IN NET EARNINGS OF AFFILIATES	313	(4,188)
Equity in net earnings of affiliates	1	1

NET INCOME (LOSS)	$314	$(4,187)

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION BALANCE SHEET

	June 30, 2006	December 31, 2005
	(Dollars in millions)
ASSETS
CURRENT
Cash and cash equivalents	$1,107	$1,126
Receivables (net of allowance for doubtful accounts)	599	458
Receivables – non-Debtors	1,212	1,165
Inventories	352	320
Other current assets	30	46

Total current	3,300	3,115

OTHER
Restricted cash – asbestos and insurance related	204	189
Restricted cash, securities, and other – Fibreboard	1,441	1,433
Deferred income taxes	1,534	1,326
Pension-related assets	353	387
Goodwill	67	66
Investment in affiliates	34	31
Investment in non-Debtor subsidiaries	765	762
Other noncurrent assets	133	154

Total other	4,531	4,348

PLANT AND EQUIPMENT, at cost
Land	37	37
Buildings and leasehold improvements	597	593
Machinery and equipment	2,330	2,342
Construction in progress	134	121

	3,098	3,093
Accumulated depreciation	(1,699)	(1,723)

Net plant and equipment	1,399	1,370

TOTAL ASSETS	$9,230	$8,833

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION BALANCE SHEET (continued)

	June 30, 2006	December 31, 2005
	(Dollars in millions)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT
Accounts payable and accrued liabilities	$732	$797
Accounts payable and accrued liabilities – non-Debtors	27	19
Accrued post-petition interest/fees on pre-petition obligations	890	735
Long-term debt – current portion	1	1

Total current	1,650	1,552

LONG-TERM DEBT	12	12

OTHER
Pension plan liability	577	577
Other employee benefits liability	387	393
Other	197	184

Total other	1,161	1,154

LIABILITIES SUBJECT TO COMPROMISE	14,175	14,180

STOCKHOLDERS’ DEFICIT
Common stock	6	6
Additional paid in capital	692	692
Accumulated deficit	(8,115)	(8,430)
Accumulated other comprehensive loss	(345)	(328)
Other	(6)	(5)

Total stockholders’ deficit	(7,768)	(8,065)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$9,230	$8,833

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions)
NET CASH FLOW FROM OPERATIONS
Net income (loss)	$314	$(4,187)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Provision for asbestos litigation claims	—	4,342
Depreciation and amortization	89	87
Gain on sale of fixed assets	(35)	—
Impairment of fixed assets	1	5
Change in deferred income taxes	(207)	32
Provision for pension and other employee benefits	43	53
Provision for post-petition interest/fees on pre-petition obligations	155	—
Increase in receivables	(187)	(157)
Increase in inventories	(32)	(75)
Increase (decrease) in accounts payable and accrued liabilities	(64)	10
Proceeds from insurance for asbestos litigation claims, excluding Fibreboard	17	1
Pension fund contribution	(1)	—
Payments for other employee benefits	(13)	(14)
Increase in restricted cash – asbestos and insurance related	(15)	—
Increase in restricted cash, securities, and other – Fibreboard	(9)	(8)
Other	20	(4)

Net cash provided by operating activities	76	85

NET CASH FLOW FROM INVESTING
Additions to plant and equipment	(135)	(80)
Investment in subsidiaries, net of cash acquired	(4)	(1)
Proceeds from the sale of assets or affiliate	44	—

Net cash used for investing activities	(95)	(81)

NET CASH FLOW FROM FINANCING
Net decrease in subject to compromise	—	(3)

Net cash used for financing activities	—	(3)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(19)	1
Cash and cash equivalents at beginning of period	1,126	725

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,107	$726

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

The amounts subject to compromise in the Consolidated and Debtor-in-Possession Balance Sheets consist of the following items:

	June 30, 2006	December 31, 2005
	(Dollars in millions)
Accounts payable	$228	$227
Accrued interest payable	40	40
Debt	2,952	2,952
Income taxes payable	79	85
Reserve for asbestos litigation claims – Owens Corning	7,000	7,000
Reserve for asbestos-related claims – Fibreboard	3,216	3,216

Total consolidated	13,515	13,520

Payables to non-Debtors	660	660

Total Debtor	$14,175	$14,180

The amounts for Chapter 11 related reorganization items in the Consolidated and Debtor-in-Possession Statements of Income (Loss) consist of the following:

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions)
Professional fees	$50	$40
Payroll and compensation	8	10
Investment loss (income)	(31)	(15)
Other, net	—	(3)

Total	$27	$32

2.	SEGMENT DATA

The Company discloses its segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”). The Company’s business operations fall within two general product categories, building materials and composites. Consistent with SFAS No. 131, historically the Company has aggregated its operating segments into two reportable segments consistent with those product categories. The Company has conducted business evaluations during the second quarter of 2006 in conjunction with preparation for the Company’s emergence from Chapter 11 bankruptcy proceedings and implementation of adoption of a holding company structure. The Company has also reviewed its operating segments in light of SFAS No. 131 and facilitation of management and investor evaluation and determined (i) that the operating segments comprising the building materials product category be aggregated into three reportable segments: (1) Insulating Systems; (2) Roofing and Asphalt; and (3) Other Building Materials and Services, and (ii) that the operating segments comprising the composites product category remain aggregated in a single reportable segment: Composite Solutions. Accounting policies for the segments are the same as those for the Company.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

2.	SEGMENT DATA (continued)

The Company has reported financial and descriptive information about each of the Company’s four reportable segments below on a basis that is used internally for evaluating segment performance and deciding how to allocate resources to those segments.

The Company’s four reportable segments are defined as follows:

Insulating Systems

Manufactures and sells glass thermal insulation into residential, commercial, industrial and acoustical insulation markets. Also manufactures and sells glass fiber pipe insulation, energy efficient flexible duct media, and foam insulation used in above and below grade construction applications.

Roofing and Asphalt

Manufactures and sells residential roofing shingles, and oxidized asphalt materials used in residential and commercial construction and specialty applications.

Other Building Materials and Services

Manufactures and sells vinyl siding and accessories and manufactured stone veneer building products. Also provides construction services and franchise opportunities for the home remodeling and new construction industries. The Company’s distribution network also sells other building material products, such as windows and doors, not manufactured by Owens Corning. The operating segments comprising this segment individually do not meet the threshold for reporting separately.

Composite Solutions

Manufactures, fabricates and sells glass fiber reinforcements, mat, veil, and specialized products worldwide that are used in a wide variety of composites material systems. Primary end uses are in the transportation, building construction, telecommunications and electronics markets.

As noted in the segment financial data below, the Company records inter-segment sales from the Composite Solutions segment to the Roofing and Asphalt segment for sales of glass-reinforced mat materials used in the manufacture of residential roofing materials. All other inter-segment sales are not material to any segment.

Income (loss) from operations by segment consists of net sales less related costs and expenses and is presented on a basis that is used internally for evaluating segment performance. Certain categories of expenses - such as cost of borrowed funds, general corporate expenses or income, and certain other expense or income items - are excluded from the internal evaluation of segment performance. Accordingly, these items are not reflected in income (loss) from operations for the Company’s reportable segments. Reference is made to the reconciliation of reportable segment income from operations to consolidated income (loss) before income taxes below for additional information about such items.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

2.	SEGMENT DATA (continued)

External customer sales are attributed to geographic region based upon the location from which the product is shipped to the external customer.

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions)
NET SALES
Reportable Segments
Insulating Systems	$1,041	$911
Roofing and Asphalt	962	861
Other Building Materials and Services	639	567
Composite Solutions	784	751

Total reportable segments	3,426	3,090

Corporate Eliminations (1)	(103)	(98)

Consolidated	$3,323	$2,992

External Customer Sales by Geographic Region
United States	$2,767	$2,503
Europe	211	208
Canada and other	345	281

NET SALES	$3,323	$2,992

(1)	Included in corporate eliminations are inter-segment sales from the Composite Solutions segment to the Roofing and Asphalt segment. Those eliminations were approximately $84 million and $80 million for the six months ended June 30, 2006 and 2005, respectively. The remaining inter-segment sales eliminations are immaterial to any other segment.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

2.	SEGMENT DATA (continued)

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions)
INCOME FROM OPERATIONS
Reportable Segments
Insulating Systems	$235	$190
Roofing and Asphalt	78	63
Other Building Materials and Services	5	(2)
Composite Solutions	65	63

Total reportable segments	$383	$314

Reconciliation to Consolidated Income Before Income Tax Expense
Chapter 11 related reorganization items	(27)	(32)
(Provision) credit for asbestos litigation (claims) recoveries	3	(4,342)
Other credits	—	13
General corporate expense	(76)	(65)
Interest expense, net	(151)	(1)

CONSOLIDATED INCOME BEFORE INCOME TAX EXPENSE	$132	$(4,113)

3.	GENERAL

The consolidated financial statements included in this Report are unaudited, pursuant to certain rules and regulations of the Securities and Exchange Commission, and include, in the opinion of the Company, adjustments necessary for a fair statement of the results for the periods indicated, which, however, are not necessarily indicative of results which may be expected for the full year. The Company has made certain reclassifications in 2006 to move the glass reinforced mat business from the Roofing and Asphalt segment to the Composite Solutions segment. All periods presented have been adjusted to conform with the current period. Certain other reclassifications have been made to the period presented for 2005 to conform to the classifications used in the period presented for 2006.

In connection with the consolidated financial statements and notes included in this Report, reference is made to the consolidated financial statements and notes thereto contained in the Company’s 2005 annual report on Form 10-K, as filed with the Securities and Exchange Commission on February 22, 2006, as recast in the Company’s Form 8-K, as filed on August 4, 2006.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

4.	INVENTORIES

Inventories are summarized as follows:

	June 30, 2006	December 31, 2005
	(Dollars in millions)
Finished goods	$478	$457
Materials and supplies	215	166

FIFO inventory	693	623
Excess of FIFO over LIFO	(165)	(146)

Total inventories	$528	$477

Approximately $335 million and $310 million of total inventories were valued using the LIFO method at June 30, 2006 and December 31, 2005, respectively.

5.	GOODWILL AND OTHER INTANGIBLES

The Company complies with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), to account for goodwill and other intangibles. SFAS No. 142 requires at least an annual review for impairment using a fair value methodology. The Company conducts its annual review for impairment in the second quarter. No impairments were identified during the 2006 and the 2005 reviews.

The only significant change in goodwill during the six month period ended June 30, 2006 was the result of fluctuations in currency. The $215 million balance of goodwill at June 30, 2006 was comprised of $158 million for the Insulating Systems segment, $48 million for the Composite Solutions segment and $9 million for the Roofing and Asphalt segment.

Substantially all of the Company’s acquired other intangible assets are subject to amortization. Other intangible asset amortization expense was approximately $1 million in the first six months of 2006 and 2005. The Company estimates that amortization of intangibles will be approximately $2 to $3 million annually for each of the next five years. As of June 30, 2006, the weighted average lives of intangibles ranged between 7 and 13 years, with a net carrying amount of approximately $10 million.

6.	ACQUISITIONS

On May 1, 2006, the Company completed its previously announced acquisition of Asahi Glass Co. Ltd.’s composite manufacturing facility located near Tokyo, Japan. The purchase price was approximately $8 million, subject to adjustment up to an additional $5 million, to be paid out in the future, if certain income thresholds are met. The pro-forma effect of this acquisition on revenues and earnings was not material.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

7.	WARRANTIES

The Company records a liability for warranty obligations at the date the related products are sold. Adjustments are made as new information becomes available. A reconciliation of the warranty liabilities for the six months ended June 30, 2006 is as follows:

(Dollars in millions)
Balance at December 31, 2005	$62
Amounts accrued for current year	8
Adjustment of preexisting accrual estimates	3
Settlements of warranty claims	(8)

Balance at June 30, 2006	$65

8.	PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Pension Plans

The Company has several defined benefit pension plans covering most employees. Under the plans, pension benefits are based on an employee’s years of service and, for certain categories of employees, qualifying compensation. Company contributions to these pension plans are determined by an independent actuary. Contributions to the U.S. pension plan are based on amounts needed to meet or exceed minimum funding requirements. The unrecognized cost of retroactive amendments and actuarial gains and losses are amortized over the average future service period of plan participants expected to receive benefits.

The following table provides information regarding pension expense recognized during the year:

	Six Months Ended June 30,
	2006			2005
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(Dollars in millions)
Components of Net Periodic Pension Cost
Service cost	$11	$2	$13	$10	$2	$12
Interest cost	29	10	39	29	10	39
Expected return on plan assets	(29)	(11)	(40)	(30)	(10)	(40)
Amortization of loss	21	4	25	21	4	25
Amortization of prior service cost	3	—	3	2	—	2

Net periodic pension cost	$35	$5	$40	$32	$6	$38

The Company made cash contributions of approximately $5 million to the pension plans through the second quarter of 2006, and approximately $5 million to the U.S. plan in July 2006. The Company expects to make additional cash contributions of $35 to $50 million during the remainder of the year.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Postretirement Benefits Other than Pension Plans

The Company and its subsidiaries maintain health care and life insurance benefit plans for certain retired employees and their dependents. The health care plans in the U.S. are non-funded and pay either (1) stated percentages of covered medically necessary expenses, after subtracting payments by Medicare or other providers and after stated deductibles have been met, or (2) fixed amounts of medical expense reimbursement.

The following table provides the components of net periodic benefit cost for aggregated U.S. and Non-U.S. Plans for the year:

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions)
Components of Net Periodic Benefit Cost
Service cost	$2	$5
Interest cost	10	13
Amortization of loss	1	1
Amortization of prior service cost	(7)	(3)

Net periodic benefit cost	$6	$16

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS

Asbestos Liabilities

ITEM A. - OWENS CORNING (EXCLUDING FIBREBOARD)

Numerous claims have been asserted against Owens Corning alleging personal injuries arising from inhalation of asbestos fibers. Virtually all of these claims arise out of Owens Corning’s manufacture, distribution, sale or installation of an asbestos-containing calcium silicate, high temperature insulation product, the manufacture and distribution of which was discontinued in 1972. Owens Corning received approximately 18,000 asbestos personal injury claims during 2000, approximately 32,000 such claims during 1999 and approximately 69,000 such claims during 1998. Owens Corning cautions that it has limited information about many of such claims, and the actual numbers of claims asserted remain subject to adjustment.

Prior to October 5, 2000, when the Debtors, including Fibreboard (see Item B below), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, the vast majority of asserted asbestos personal injury claims were in the process of being resolved through the National Settlement Program described below. As a result of the Filing, all pre-petition asbestos claims and pending litigation against the Debtors, including without limitation claims arising under the National Settlement Program, were automatically stayed (see Note 1 to the Consolidated Financial Statements).

As more fully discussed in Note 1 to the Consolidated Financial Statements, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed on June 5, 2006 a proposed sixth amended joint plan of reorganization for the Debtors along with a related disclosure statement and, on July 10, 2006, filed a sixth amended joint plan of reorganization (as modified) and certain proposed modifications to such disclosure statement (as so amended through such modified sixth amended joint plan and such modified disclosure statement, such documents are referred to herein as the “Plan” and the “Disclosure Statement”, respectively). The Plan was also supported by the steering committee of holders of obligations under the Pre-Petition Credit Facility pursuant to the terms of the letter, dated December 30, 2005, appended as Appendix K to the Disclosure Statement. Owens Corning expects that all pending and future asbestos claims against Owens Corning and Fibreboard will be resolved pursuant to the Plan (or another plan of reorganization).

A six-day claims estimation hearing to establish the amount of current and future asbestos liability in the Chapter 11 Cases was held before the District Court beginning January 13, 2005. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of the Company’s current and future asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that it should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Consistent with the Settlement Term Sheet, on May 18, 2006, the holders of the debt under the Pre-Petition Credit Facility and certain other appellants filed a stipulation dismissing their respective appeals, subject to reinstatement under certain circumstances set forth more fully in the stipulation.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

The $7 billion asbestos liability estimated by the District Court for Owens Corning exceeded the high end of the range of estimates of Owens Corning’s liability for asbestos claims that had been provided by Owens Corning’s asbestos valuation experts but was below the range of estimates of such liability provided by the valuation experts of the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants. As described more fully under the heading “Reserve” below, as a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005.

National Settlement Program Claims

Beginning in late 1998, Owens Corning implemented a National Settlement Program (“NSP”) to resolve personal injury asbestos claims through settlement agreements with individual plaintiffs’ law firms. The NSP was intended to better manage the asbestos liabilities of Owens Corning and Fibreboard (see Item B below), and to help Owens Corning better predict the timing and amount of indemnity payments for both pending and future asbestos claims.

The number of law firms participating in the NSP expanded from approximately 50 when the NSP was established to approximately 120 as of the Petition Date. Each of these participating law firms agreed to a long-term settlement agreement which varied by firm (“NSP Agreement”) extending through at least 2008 which provided for the resolution of their existing asbestos claims, including unfiled claims pending with the participating law firm at the time it entered into an NSP Agreement (“Initial Claims”). The NSP agreements also established procedures and fixed payments for resolving, without litigation, claims against either Owens Corning or Fibreboard, or both, arising after a participating firm entered into an NSP Agreement (“Future Claims”).

As of the Petition Date, the NSP covered approximately 239,000 Initial Claims against Owens Corning, approximately 150,000 of which had satisfied all conditions to final settlement, including receipt of executed releases, or other resolution (the “Final NSP Settlements”) at an average cost per claim of approximately $9,300. As of the Petition Date, approximately 89,000 of such Final NSP Settlements had been paid in full or otherwise resolved, and approximately 61,000 were unpaid in whole or in part. As of such date, the remaining balance payable under NSP Agreements in connection with these unpaid Final NSP Settlements was approximately $510 million. Through the Petition Date, Owens Corning had received approximately 6,000 Future Claims under the NSP.

The claims covered by the NSP Agreements were taken into account by the District Court in estimating the amount of Owens Corning’s current and future asbestos liability at $7 billion. Pursuant to the Plan, a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan. In general, under the terms of the Plan, asbestos personal injury claims against Owens Corning, including claims previously covered by the NSP Agreements, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Non-NSP Claims

As of the Petition Date, approximately 29,000 asbestos personal injury claims were pending against Owens Corning outside the NSP. This compares to approximately 25,000 such claims pending on December 31, 1999. The information needed for a critical evaluation of pending claims, including the nature and severity of disease and definitive identifying information concerning claimants, typically becomes available only through the discovery process or as a result of settlement negotiations, neither of which have occurred since the Filing. As a result, Owens Corning has limited information about many of such claims.

Owens Corning resolved (by settlement or otherwise) approximately 10,000 asbestos personal injury claims outside the NSP during 1998, 5,000 such claims during 1999 and 3,000 such claims during 2000 prior to the Petition Date. The average cost of resolution was approximately $35,900 per claim for claims resolved during 1998, $34,600 per claim for claims resolved during 1999, and $44,800 per claim for claims resolved during 2000 prior to the Petition Date. Generally, these claims were settled as they were scheduled for trial, and they typically involved more serious injuries and diseases. Accordingly, Owens Corning does not believe that such average costs of resolution are representative of the value of the non-NSP claims then pending against the Company.

In general, under the terms of the current Plan, asbestos personal injury claims against Owens Corning, including non-NSP claims, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Asbestos-Related Payments

As a result of the Filing, Owens Corning has not made any asbestos-related payments since the Petition Date except for approximately $20 million paid on its behalf by third parties pursuant to appeal bonds issued prior to the Petition Date. During 1999 and 2000 (prior to the Petition Date), Owens Corning (excluding Fibreboard) made asbestos-related payments falling within four major categories: (1) Settlements in respect of verdicts incurred or claims resolved prior to the implementation of the NSP (“Pre-NSP Settlements”); (2) NSP settlements; (3) Non-NSP settlements covering cases not resolved by the NSP; and (4) Defense, claims processing and administrative expenses, as follows:

	1999	2000 (through October 4, 2000)
	(dollars in millions)
Pre-NSP Settlements	$170	$51
NSP Settlements	570	538
Non-NSP Settlements	30	42
Defense, Claims Processing and Administrative Expenses	90	54

	$860	$685

All amounts discussed above are before tax and application of insurance recoveries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Prior to the Petition Date, Owens Corning deposited certain amounts in escrow accounts to facilitate claims processing under the NSP (“Administrative Deposits”). Amounts deposited into escrow in Administrative Deposits during a reporting period are included in the payments shown for NSP Settlements during the period. At June 30, 2006, approximately $106 million of Administrative Deposits previously made by Owens Corning had not been finally distributed to claimants (“Undistributed Administrative Deposits”) and, accordingly, are reflected in Owens Corning’s Consolidated Balance Sheet as restricted assets (under the caption “Restricted cash - asbestos and insurance related”) and have not been subtracted from Owens Corning’s reserve for asbestos personal injury claims (discussed below).

In 2001, the holder of approximately $49 million of Undistributed Administrative Deposits for Owens Corning (and approximately $28 million of similar Undistributed Administrative Deposits for Fibreboard) filed a motion with the Bankruptcy Court requesting an order authorizing distribution of the deposits it holds (“Subject Deposits”) to the escrow beneficiaries. As the result of hearings held on June 20 and July 22, 2002, the Bankruptcy Court has ruled that escrow beneficiaries that had received both written notice of approval for payment and an initial payment from the Subject Deposits prior to the Petition Date would be entitled to receive their remaining payments (plus post-judgment interest after June 20, 2002) from the principal of the Subject Deposits, with the balance of the Subject Deposits, if any, plus any other investment proceeds to be returned to Owens Corning (or Fibreboard, as appropriate) as contributor of the deposits. The Official Committee of Unsecured Creditors and the Legal Representative for the class of future asbestos claimants have each filed a notice of appeal from the order, and the matter has been fully briefed but has not been decided by the District Court. The Plan currently contemplates that any funds held in Undistributed Administrative Deposits will ultimately be administered for the benefit of the escrow beneficiaries subject to, among other conditions, the delivery of an appropriate release. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

Reserve

Owens Corning estimates a reserve in accordance with generally accepted accounting principles to reflect asbestos-related liabilities that have been asserted or are probable of assertion, in which liabilities are probable and reasonably estimable. This reserve was established initially through a charge to income in 1991, with additional charges to income of approximately $1.1 billion in 1996, $1.4 billion in 1998, $1.0 billion in 2000 and $1.4 billion in 2002. For the reasons stated below, as a result of the Memorandum and Order of the District Court issued on March 31, 2005, estimating the total asbestos-related liability of Owens Corning at $7 billion, Owens Corning increased its reserve for potential asbestos-related liabilities by $3.435 billion for the first quarter of 2005, so that its recorded reserve for Owens Corning’s asbestos-related liabilities equaled the District Court’s estimate. Consequently, as of June 30, 2006, a reserve of $7 billion in respect of Owens Corning’s asbestos-related liabilities was one of the items included in Owens Corning’s Consolidated Balance Sheet under the category “Liabilities Subject to Compromise”.

As Owens Corning has discussed in previous public filings, and as the District Court emphasized in its March 31, 2005 Memorandum and Order, any estimate of its liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict. Prior to the Petition Date, such variables included, among others, the cost of resolving pending non-NSP claims; the disease mix and severity of disease of pending NSP claims; the number, severity of disease, and jurisdiction of claims filed in the future (especially the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

number of mesothelioma claims); how many future claimants were covered by an NSP Agreement; the extent, if any, to which individual claimants exercised a right to opt out of an NSP Agreement and/or engage counsel not participating in the NSP; the extent, if any, to which counsel not bound by an NSP Agreement undertook the representation of asbestos personal injury plaintiffs against Owens Corning; the extent, if any, to which Owens Corning exercised its right to terminate one or more of the NSP Agreements due to excessive opt-outs or for other reasons; and Owens Corning’s success in controlling the costs of resolving future non-NSP claims.

The Chapter 11 Cases significantly increased the inherent difficulties and uncertainties involved in estimating the number and cost of resolution of present and future asbestos-related claims against Owens Corning. As described more fully below in Items A and B, however, the District Court’s order on March 31, 2005, estimating Owens Corning’s personal injury asbestos-related liability has served to narrow the range of possible values of asbestos-related liabilities for both Owens Corning and Fibreboard.

In connection with the process of negotiating the Plan, or other resolution of the Chapter 11 Cases by the Bankruptcy Court, a number of interested constituencies, including the representatives of the pre-petition and future asbestos claimants and other pre-petition creditors, have developed analyses of liability for both pre-petition and future asbestos claims. Owens Corning and Fibreboard also developed their own analyses in connection with the Chapter 11 Cases. Such analyses by the Debtors and other interested constituencies are required in connection with the establishment, as part of the Plan, of a section 524(g) trust for the benefit of asbestos claimants. In this regard, in October 2002, Owens Corning and Fibreboard completed analyses of liability for pre-petition and future asbestos claims, which, as to future asbestos claims, were prepared by an outside consultant experienced in estimating asbestos-related claims in asbestos-related bankruptcies. These analyses indicated net present values for pre-petition and future asbestos claims of Owens Corning and Fibreboard combined of approximately $5.874 billion, if NSP settlement values were assumed, and $8.547 billion, if 5-year historical settlement values for Owens Corning and Fibreboard, respectively, were used. Based upon these analyses and the information then available from Owens Corning’s discussions and negotiations with the various creditor constituencies concerning their relative positions on the terms of an acceptable plan of reorganization, Owens Corning decided, in connection with its financial statements for the third quarter of 2002, to increase its and Fibreboard’s aggregate asbestos-related reserve to the lower of the two net present value numbers indicated by Owens Corning’s and Fibreboard’s analyses. In addition, since the reserve for Fibreboard asbestos-related liabilities exceeded the funds held in the Fibreboard Settlement Trust, the residual amount payable to charity under the terms of the Trust (see Note 10 to the Consolidated Financial Statements) was reduced to zero as of September 30, 2002.

As part of the District Court’s order scheduling the estimation hearing for January 13, 2005, the District Court ordered that all parties intending to present expert testimony at such hearing file any expert reports by October 15, 2004. In response, in addition to the analyses of liability prepared on behalf of Owens Corning and Fibreboard (described above), asbestos liability estimates were filed with the District Court on behalf of various interested parties, including the Official Committee of Asbestos Claimants, the Legal Representative for the class of future asbestos claimants, and the holders of the debt under the Pre-Petition Credit Facility. The net present values of the aggregate asbestos liabilities estimated in such filings ranged from approximately $2.2 billion to approximately $11.1 billion for Owens Corning, and up to approximately $7.5 billion for Fibreboard.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Owens Corning notes that the amounts estimated in the above analyses of asbestos liabilities varied substantially from one another, and certain of them varied substantially from the amounts then recorded in Owens Corning’s and Fibreboard’s respective asbestos reserves. Owens Corning further notes that such analyses generally do not involve the same type of estimation process required in connection with the preparation of financial statements under generally accepted accounting principles. In general, such accounting principles require accruals with respect to contingent liabilities (including asbestos liabilities) only to the extent that such liabilities are both probable and reasonably estimable. With respect to such liabilities that are probable as to which a reasonable estimate can be made only in terms of a range (with no point within the range determined to be more probable than any other point in such range), such accounting principles require only the accrual of the amount representing the low point in such range. In contrast, analyses prepared by interested constituencies in asbestos-related bankruptcy cases (including those developed by Owens Corning and Fibreboard) customarily cover potential liabilities over a 50-year period (at the end of which it is anticipated that potential asbestos claimants would in any event have died as a result of other non-asbestos-related causes). Owens Corning believes, and the District Court emphasized in its March 31, 2005 Memorandum and Order, that any such analyses, and any assumptions utilized in the preparation of such analyses, are inherently speculative for a number of reasons, including the variables and uncertainties described in this Note. Moreover, because such analyses are prepared solely for use in the negotiation of a plan of reorganization or otherwise resolving the Chapter 11 Cases, they naturally reflect the respective interests of the different constituencies putting them forward. Certain constituencies, for example, may have an interest in presenting an analysis that estimates such liability at the highest level that can arguably be justified; others may have an interest in estimating such liability at the lowest possible level; while others may have an interest in estimating such liability at a point between the two extremes, in an effort to achieve consensus in the negotiation of the plan of reorganization or otherwise facilitate resolution of the Chapter 11 Cases. In addition, interested constituencies in the Chapter 11 Cases may also take into account the implications of any such analyses prepared for use in the Chapter 11 Cases on their position in one or more of the other asbestos-related bankruptcy cases pending in the District of Delaware or elsewhere.

On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. In its March 31, 2005 Memorandum and Order, the District Court observed that the range of projected liabilities that were reflected in the various expert reports submitted to it resulted from the attempt to make predictions based upon other predictions and assumptions, and that relatively minor variations in underlying assumptions can skew the end result enormously. The District Court further noted that it was estimating not how much each potential claimant would actually be entitled to receive but rather the total amount that the claimants, as a group, could legitimately have claimed as compensation (or, in the case of future claimants, what their claims would have been worth in the tort system) as of the Petition Date. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Consistent with the Settlement Term Sheet, on May 18, 2006, the holders of the debt under the Pre-Petition Credit Facility and certain other appellants filed a stipulation dismissing their respective appeals, subject to reinstatement under certain circumstances set forth more fully in the stipulation.

Despite the District Court’s estimation order, Owens Corning notes that there continues to be uncertainty about the ultimate size of Owens Corning’s asbestos-related liabilities, including due to the possibility of consensual agreement of the parties or asbestos reform legislation. However, Owens Corning believes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

that the District Court’s estimation serves to establish an amount within the range of possible values of Owens Corning’s asbestos liability that is more probable than other possible values in the context of Chapter 11 cases. Accordingly, as a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005 (see Item B below).

As described above, since Owens Corning believes that the District Court’s estimation serves to establish an amount within the range of possible values of Owens Corning’s asbestos liability for personal injury or death that is more probable than the other possibilities, Owens Corning’s reserve for asbestos-related liabilities has been set equal to such estimate. Given the nature of the Chapter 11 proceedings, described above, Owens Corning cautions that the total asbestos-related liability ultimately established in the Chapter 11 Cases may be either higher or lower than the Company’s reserve. Owens Corning will continue to review its asbestos reserve on a periodic basis and make such adjustments as may be appropriate in light of such information and future developments in the Chapter 11 Cases. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (as subsequently amended or modified, the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 14, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation. The proposed legislation has since been removed from the floor and recommitted to the Senate Judiciary Committee. On or about May 26, 2006, Senators Specter and Leahy introduced an amended version of the FAIR Act, entitled the Fairness in Asbestos Resolution Act of 2006, to incorporate certain amendments which had been offered with respect to the prior version of the bill.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

for in Owens Corning’s financial statements. In light of these uncertainties, the Plan provides for certain contingent payments to be made to the 524(g) Trust depending on, among other things, whether the FAIR Act has been enacted into law within ten days after the conclusion of the 109th Congress.

ITEM B. - FIBREBOARD (EXCLUDING OWENS CORNING)

Prior to 1972, Fibreboard manufactured asbestos containing products, including insulation products. Fibreboard has since been named as defendant in many thousands of personal injury claims for injuries allegedly caused by asbestos exposure. Fibreboard received approximately 22,000 asbestos personal injury claims during 2000. Prior to the Petition Date, the vast majority of Fibreboard asbestos personal injury claims were in the process of being resolved through the NSP, as described below. As a result of the Filing, all pre-petition asbestos claims and pending litigation against the Debtors were automatically stayed (see Note 1 to the Consolidated Financial Statements).

As more fully discussed in Item A above, the Debtors (including Fibreboard), together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed on June 5, 2006 a proposed sixth amended joint plan of reorganization for the Debtors (including Fibreboard) along with a related disclosure statement and, on July 10, 2006, filed a sixth amended joint plan of reorganization (as modified) and certain proposed modifications to such disclosure statement (as so amended through such modified sixth amended joint plan and such modified disclosure statement, such documents are referred to herein as the “Plan” and the “Disclosure Statement”, respectively). The Plan was also supported by the steering committee of holders of obligations under the Pre-Petition Credit Facility pursuant to the terms of the letter, dated December 30, 2005, appended as Appendix K to the Disclosure Statement. Owens Corning expects that all pending and future asbestos claims against Owens Corning and Fibreboard will be resolved pursuant to the Plan (or another plan of reorganization).

National Settlement Program Claims

Fibreboard is a participant in the NSP and is a party to the NSP Agreements discussed in Item A. The NSP Agreements became effective as to Fibreboard in the fourth quarter of 1999, when the Insurance Settlement (discussed below) became effective. The NSP Agreements settled asbestos personal injury claims that had been filed against Fibreboard by participating plaintiffs’ law firms and claims that could have been filed against Fibreboard by such firms following the lifting, in the third quarter of 1999, of an injunction which had barred the filing of asbestos personal injury claims against Fibreboard.

As of the Petition Date, the NSP covered approximately 206,000 Initial Claims against Fibreboard, approximately 118,000 of which had satisfied all conditions to final settlement, including receipt of executed releases, or other resolution as Final NSP Settlements at an average cost per claim of approximately $7,400. As of the Petition Date, approximately 62,000 of such Final NSP Settlements had been paid in full or otherwise resolved and approximately 56,000 were unpaid in whole or in part. As of such date, the remaining balance payable under NSP Agreements in connection with these unpaid Final NSP Settlements was approximately $330 million. The NSP Agreements also provided for the resolution of Future Claims against Fibreboard through the administrative processing arrangement described in Item A. Through the Petition Date, Fibreboard had received approximately 6,000 Future Claims under the NSP.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Pursuant to the Plan, a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liabilities of Owens Corning, Fibreboard, and the other entities set forth in the Plan. In general, under the terms of the Plan, asbestos personal injury claims against Fibreboard, including claims previously covered by the NSP Agreements, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Non-NSP Claims

As of the Petition Date, approximately 9,000 asbestos personal injury claims were pending against Fibreboard outside the NSP. This compares to approximately 1,000 such claims pending on December 31, 1999. Fibreboard resolved (by settlement or otherwise) approximately 2,000 asbestos personal injury claims outside the NSP during 2000 prior to the Petition Date at an average cost of resolution of approximately $45,000 per claim. Generally, these claims were settled as they were scheduled for trial, and they typically involved more serious injuries and diseases. Accordingly, Owens Corning does not believe that such average cost of resolution is representative of the value of the non-NSP claims then pending against Fibreboard.

In general, under the terms of the current Plan, asbestos personal injury claims against Fibreboard, including Fibreboard non-NSP claims, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Insurance Settlement

In 1993, Fibreboard and two of its insurers, Continental Casualty Company (“Continental”) and Pacific Indemnity Company (“Pacific”), entered into the Insurance Settlement. The Insurance Settlement became effective in the fourth quarter of 1999.

Since 1993, Continental and Pacific paid, either directly or through an escrow account funded by them, for substantially all settlements of asbestos claims reached prior to the initiation of the NSP. Under the Insurance Settlement, Continental and Pacific provided $1.873 billion during the fourth quarter of 1999 to fund costs of resolving pending and future Fibreboard asbestos-related liabilities, whether under the NSP, in the tort system, or otherwise.

As of June 30, 2006, the remaining Insurance Settlement funds were held in and invested by the Fibreboard Settlement Trust. As of that date, $1.314 billion was held in the Fibreboard Settlement Trust and $127 million was held in Undistributed Administrative Deposits in respect of Fibreboard claims. On an ongoing basis, the funds held in the Fibreboard Settlement Trust will be subject to investment earnings/losses and will be reduced if and as applied to satisfy asbestos-related liabilities. Under the terms of the Fibreboard Settlement Trust, any of such assets that ultimately are not used to fund Fibreboard’s asbestos-related liabilities must be distributed to charity. However, since the reserve for Fibreboard asbestos-related liabilities exceeds the funds held in the Fibreboard Settlement Trust, the residual amount payable to charity under the terms of the Trust (see Note 10 to the Consolidated Financial Statements) was reduced to zero as of September 30, 2002.

Funds held in the Fibreboard Settlement Trust and Fibreboard’s Undistributed Administrative Deposits are reflected on Owens Corning’s Consolidated Balance Sheet as restricted assets. At June 30, 2006,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

these assets were reflected as non-current assets, under the category “Restricted cash, securities and other - Fibreboard”. See Note 10 to the Consolidated Financial Statements for additional information concerning the Fibreboard Settlement Trust.

The Plan currently contemplates that any funds held in Undistributed Administrative Deposits will ultimately be administered for the benefit of the escrow beneficiaries subject to, among other conditions, the delivery of an appropriate release. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

Asbestos-Related Payments

As a result of the Filing, Fibreboard has not made any asbestos-related payments since the Petition Date. During 2000 (prior to the Petition Date), gross payments for asbestos-related claims against Fibreboard, all of which were paid/reimbursed by the Fibreboard Settlement Trust, fell within four major categories, as follows:

2000 (through October 4, 2000)
(dollars in millions)
Pre-NSP Settlements	$29
NSP Settlements	705
Non-NSP Settlements	41
Defense, Claims Processing and Administrative Expenses	45

Total	$820

The payments for NSP Settlements include Administrative Deposits during the reporting period in respect of Fibreboard claims.

Reserve

Owens Corning estimates a reserve for Fibreboard in accordance with generally accepted accounting principles to reflect asbestos-related liabilities. As described in Item A above, on March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos. The amount estimated by the District Court exceeded the high end of the range of estimates of Owens Corning’s liability for asbestos claims that had been provided by Owens Corning’s asbestos valuation experts but was below the range of estimates of such liability provided by the valuation experts of the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million during the quarter ended March 31, 2005, so that it equaled the high end of the range of estimates of Fibreboard’s liability for asbestos claims that had been provided by Owens Corning’s valuation experts for use in the estimation hearing. Consequently, as of June 30, 2006, a reserve of approximately $3.216 billion in respect of Fibreboard’s asbestos-related liabilities was one of the items included in Owens Corning’s Consolidated Balance Sheet under the category “Liabilities Subject to Compromise”.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

As noted in Item A above as to Owens Corning, the estimate of Fibreboard’s liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict. Ultimately, it is anticipated that the aggregate distributions with respect to Fibreboard’s current and future asbestos personal injury claims will be determined through the plan of reorganization confirmation process.

The Plan provides that a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan. The Plan also provides that distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan. Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

Owens Corning believes that Fibreboard’s reserve for asbestos claims represents at least a minimum in a range of possible outcomes of the plan negotiation process as to the amount of Fibreboard’s total liability for asbestos-related claims against it as determined through the Chapter 11 process. Given the nature of the Chapter 11 proceedings, described above, Owens Corning cautions that the total asbestos-related liability ultimately established in the Chapter 11 Cases may be either higher or lower than Fibreboard’s reserve. Owens Corning will continue to review Fibreboard’s asbestos reserve on a periodic basis and make such adjustments as may be appropriate in light of such information and future developments in the Chapter 11 Cases. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

As noted in Item A above, Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (as subsequently amended or modified, the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 14, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation. The proposed legislation has since been removed from the floor and recommitted to the Senate Judiciary Committee. On or about May 26, 2006, Senators Specter and Leahy introduced an amended version of the FAIR Act, entitled the Fairness in Asbestos Resolution Act of 2006, to incorporate certain amendments which had been offered with respect to the prior version of the bill.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements. In light of these uncertainties, the Plan provides for certain contingent payments to be made to the 524(g) Trust depending on, among other things, whether the FAIR Act has been enacted into law within ten days after the conclusion of the 109th Congress.

ITEM C. - OTHER ASBESTOS-RELATED MATTERS

Other Asbestos-Related Litigation

As previously reported, the Company believes that it has spent significant amounts to resolve claims of asbestos claimants whose injuries were caused or exacerbated by cigarette smoking. As described below, Owens Corning and Fibreboard instituted litigation against tobacco companies to obtain payment of monetary damages (including punitive damages) for payments made by Owens Corning and Fibreboard to asbestos claimants who developed smoking-related diseases.

In October 1998, the Circuit Court for Jefferson County, Mississippi granted leave to file an amended complaint in an existing action to add claims by Owens Corning against seven tobacco companies and several other tobacco industry defendants. On June 17, 2001, the Jefferson court entered an order dismissing Owens Corning’s case in response to the defendants’ motion for summary judgment on the basis that Owens Corning’s injuries were indirect and thus too remote under Mississippi law to allow recovery. The Supreme Court of Mississippi issued an opinion upholding the dismissal on March 18, 2004.

In addition to the Mississippi lawsuit, a lawsuit brought in December 1997 by Owens Corning and Fibreboard has been pending in the Superior Court for Alameda County, California against the same tobacco companies. In August 2001, the defendants filed motions to dismiss Owens Corning’s and Fibreboard’s claims on the basis of the decision in the Mississippi lawsuit as well as California law. As the result of a hearing on these motions on November 20, 2001, the California court denied the motion to dismiss Fibreboard’s claims on the basis of the decision in the Mississippi lawsuit and otherwise stayed the proceeding pending the outcome of the Mississippi suit. Following the dismissal of the Mississippi lawsuit, on or about May 10, 2006, the Debtors filed a motion in the USBC to approve an Agreement to Dismiss Suit and Related Claims, dated May 10, 2006, between the Debtors and the defendants in the California litigation, pursuant to which the parties agreed to dismiss the California litigation and certain related claims. On June 16, 2006, the USBC entered an order approving the settlement.

Insurance

Since the Filing, Owens Corning has reached settlements with more than ten excess level insurance carriers with respect to non-products insurance coverage applicable to asbestos personal injury claims. A portion of the insurance payments to be made pursuant to such settlements are deferred. Under the settlements, the insurance payments paid have been made, and the deferred insurance payments when paid will be made, into escrow accounts, to be disbursed in accord with an approved plan of reorganization. The escrowed funds, including earnings, are reflected on Owens Corning’s Consolidated Balance Sheet as restricted assets, under the category “Restricted cash - asbestos and insurance related”.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

The receivables relating to the deferred insurance payments, in the amount of $66 million as of June 30, 2006, along with $4 million of unconfirmed potential non-products coverage as to which Owens Corning has estimated probable recovery, are reflected on Owens Corning’s Consolidated Balance Sheet under the category “Other noncurrent assets”.

Other Matters

SECURITIES AND CERTAIN OTHER LITIGATION

On or about April 30, 2001, certain of the Company’s current and former directors and officers, as well as certain underwriters, were named as defendants in a lawsuit captioned John Hancock Life Insurance Company, et al. v. Goldman, Sachs & Co., et al. in the United States District Court for the District of Massachusetts. An amended complaint was filed by the plaintiffs on or about July 5, 2001. Owens Corning is not named in the lawsuit. The suit purports to be a securities class action on behalf of purchasers of certain unsecured debt securities of Owens Corning in offerings occurring on or about April 30, 1998 and July 23, 1998. The complaint alleges that the registration statements pursuant to which the offerings were made contained untrue and misleading statements of material fact and omitted to state material facts which were required to be stated therein and which were necessary to make the statements therein not misleading, in violation of sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The amended complaint seeks an unspecified amount of damages or, where appropriate, rescission of the plaintiffs’ purchases. The defendants filed a motion to dismiss the action on November 20, 2001. A hearing was held on this motion on April 11, 2002, and the Court issued a decision denying the motion on August 26, 2002. On March 9, 2004, the Court granted class certification as to those claims relating to written representations but denied certification as to claims relating to alleged oral representations. A status conference was held on this matter on November 8, 2005 and a trial has been scheduled for January 22, 2007, as to certain defendants. Owens Corning believes that the claim is without merit.

On or about January 27, 2003, certain of the Company’s current and former directors and officers were named as defendants in a lawsuit captioned Robert Greenburg, et al. v. Glen Hiner, et al. in the United States District Court for the Northern District of Ohio, Western Division. Subsequent to January 27, 2003, three substantially similar actions, with named plaintiffs Nicholas Radosevich, Howard E. Leppla, and William Benanchietti, respectively, were filed against the same defendants in the same court. On July 30, 2003, the court consolidated the four cases under the caption Robert Greenburg, et al. v. Glen Hiner, et al., and appointed lead plaintiffs JKF Investment Co., Icarus Trading, Inc. and HGK Asset Management. An amended complaint was filed by the plaintiffs on or about September 8, 2003. Owens Corning was not named in the lawsuit. The suit purported to be a class action for securities fraud under sections 10(b) and 20(a) of the Securities Exchange Act of 1934, on behalf of a class comprised of persons who purchased stock of Owens Corning during the period from September 20, 1999, through October 4, 2000. The complaint sought an unspecified amount of damages and/or, where appropriate, rescission. On March 3, 2005, the Court granted the defendants’ motion to dismiss the action, on the grounds that the plaintiffs’ claims are time-barred under the applicable statute of limitations. The plaintiffs appealed the dismissal to the United States Court of Appeals for the Sixth Circuit. On February 24, 2006, the Court of Appeals affirmed the dismissal.

On or about September 2, 2003, certain of the Company’s current and former directors and officers were named as defendants in a lawsuit captioned Kensington International Limited, et al. v. Glen Hiner, et al. in the Supreme Court of the State of New York, County of New York. Owens Corning is not named in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

the lawsuit. The suit, which was brought by Kensington International Limited and Springfield Associates, LLC, two assignees of lenders under the Pre-Petition Credit Facility, alleges causes of action (1) against all defendants for breach of fiduciary duty, and (2) against certain defendants for fraud in connection with certain loans made under the Pre-Petition Credit Facility. The complaint seeks an unspecified amount of damages. On October 6, 2003, the Company filed in the USBC a Complaint for Temporary Restraining Order, Preliminary Injunction and Enforcement of the Automatic Stay, requesting a preliminary injunction against further prosecution of the suit until after confirmation of a plan of reorganization for the Company. By order of the USBC, the New York action was preliminarily enjoined, with limited exceptions, until the earlier of the entry of an order confirming a plan of reorganization for the Company or further order of the USBC. On February 7, 2005, all defendants filed a joint motion to dismiss. A hearing on the motion to dismiss was held on May 2, 2005. No decision has been issued. Owens Corning believes that the claim is without merit.

Owens Corning holds an indirect ownership interest in ServiceLane.com, Inc. (“ServiceLane”), which is in Chapter 7 bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case No. 01-36044-HCA-7 (Abrahamson, B.J.). Two former employees of ServiceLane (the “SL Plaintiffs”) have filed proofs of claim (Claims No. 8651 and 8622) against Owens Corning in the Chapter 11 Cases, alleging fraud and misrepresentation. Additionally, on July 24, 2003, the SL Plaintiffs, along with ServiceLane’s Chapter 7 trustee, brought suit against two Owens Corning officers, who also were directors of ServiceLane, in the United States District Court for the Northern District of Ohio, Western Division, under the caption ServiceLane.com, Inc., et al. v. Stein, et al. In the complaint, ServiceLane alleged a breach of fiduciary duty against both officers and the SL Plaintiffs alleged fraud against one officer. Owens Corning was not named in the lawsuit. On September 10, 2003, Owens Corning filed in the USBC an objection to the proofs of claim filed by the SL Plaintiffs as well as a counterclaim seeking declaratory relief in the form of a declaration that neither Owens Corning nor the two officers harmed the SL Plaintiffs. On October 1, 2003, the two officers filed a similar adversary proceeding in the USBC. In October 2003, the SL Plaintiffs filed a motion to dismiss Owens Corning’s counterclaim and, in November 2003, the SL Plaintiffs filed a motion to dismiss the adversary proceeding by the two officers. Hearings on both motions to dismiss were held on January 23, 2004. The USBC denied the motion to dismiss Owens Corning’s counterclaim and deferred action on the other motion to dismiss. Subsequently, the SL Plaintiffs and the two officers agreed to a dismissal of the Ohio action and a refiling in the USBC. As a result, all such proceedings are now pending in the USBC. On January 19, 2005, the USBC denied the motion of the SL Plaintiffs for leave to amend their complaint. On December 21, 2005, the USBC issued an order dismissing the breach of fiduciary duty claim against the two officers. Owens Corning believes that the remaining claim of the SL Plaintiffs (alleging fraud against one officer) is without merit.

The named officer and director defendants in each of the above proceedings have each filed contingent indemnification claims with respect to such litigation against Owens Corning pursuant to the General Bar Date process described below.

On or about January 6, 2006, the official representatives of the bondholders and trade creditors of Owens Corning filed, without leave of Court, the Complaint of Official Representatives of the Owens Corning Bondholder and Trade Creditor Constituencies for Equitable Subordination and to Pierce the Corporate Veil (the “Bond/Trade Complaint”). The Bond/Trade Complaint seeks, among other things, to (i) subordinate the claims of holders of debt under the Pre-Petition Credit Facility against Owens Corning to the claims of certain bondholders and trade creditors of Owens Corning and to subordinate the claims

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

of holders of debt under the Pre-Petition Credit Facility against the guarantors of the Pre-Petition Credit Facility to claims of Owens Corning, (ii) subordinate the claims of certain Non-Debtor Subsidiaries that are guarantors of the Pre-Petition Credit Facility against Owens Corning to the claims of certain bondholders and trade creditors of Owens Corning and (iii) pierce the corporate veil of certain Non-Debtor Subsidiaries that are guarantors of the Pre-Petition Credit Facility. On or about March 22, 2006, the holders of debt under the Pre-Petition Credit Facility filed a motion to dismiss the Bond/Trade Complaint. A pre-trial conference in the USBC was held on March 27, 2006 and, on March 28, 2006, Owens Corning filed a motion to dismiss the Bond/Trade Complaint. Consistent with the Settlement Term Sheet, the Bond/Trade Complaint has been stayed pending confirmation of the Plan, and pursuant to the Plan, shall be dismissed with prejudice on the effective date of the Plan.

GENERAL BAR DATE CLAIMS

In connection with the Chapter 11 Cases, the Bankruptcy Court set April 15, 2002 as the last date by which holders of certain pre-petition claims against the Debtors must file their claims (the “General Bar Date”). The General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Approximately 25,000 proofs of claim (including the claims described below under the headings “PBGC Claim”, “Tax Claim” and “Specialty Roofing Claim”), totaling approximately $16.6 billion, alleging a right to payment from a Debtor were filed with the Bankruptcy Court in response to the General Bar Date. As to the Pre-Petition Credit Facility, the claim total reflects only a single claim (in the amount of approximately $1.6 billion) although the holders have asserted this claim against Owens Corning and each of six other Debtors that issued a guarantee with respect to the facility. For further information concerning the filed claims, see Note 1 to the Consolidated Financial Statements, under the heading “General Bar Date”.

PBGC CLAIM

In connection with the General Bar Date described above, the Pension Benefit Guaranty Corporation (“PBGC”), an agency of the United States, has filed a claim, in the amount of approximately $458 million, in connection with statutory liability for unfunded benefit liabilities of the Owens Corning Merged Retirement Plan (the “Pension Plan”). The claim states that it is contingent upon termination of the Pension Plan. Since Owens Corning does not anticipate that the Plan (or any other plan of reorganization) as ultimately confirmed by the Bankruptcy Court will provide for termination of the Pension Plan, it believes that this claim ultimately will become moot.

TAX CLAIM

Owens Corning’s federal income tax returns typically are audited by the Internal Revenue Service (“IRS”) in multi-year audit cycles. The audit for the years 1992-1995 was completed in late 2000. Due to the Filing, the IRS also accelerated and completed the audit for the years 1996-1999 by March of 2001. As the result of these audits and unresolved issues from prior audit cycles, the IRS asserted claims for unpaid income taxes plus interest thereon. As the result of settlement negotiations, in the fourth quarter of 2004 the Company and the IRS reached an agreement in principle to settle such claims in return for total settlement payments by the Company of approximately $69 million, plus interest. The settlement was approved by the Bankruptcy Court by order dated November 15, 2004 and by the Congressional Joint Committee on Taxation on May 17, 2005. The Company has calculated the interest applicable to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

settlement to be approximately $30 million. The Company understands that, based on preliminary calculations, the IRS has computed such interest to be in the range of $69 million. The Company is in the process of reviewing the basis and validity of the IRS computations.

Pending audit of Owens Corning’s federal income tax return for the year 2000, the IRS has also filed a protective claim in the amount of approximately $50 million plus interest, covering a tax refund received by Owens Corning for such year.

As described in Note 1 to the Consolidated Financial Statements, under the heading “General Bar Date”, the United States Department of Treasury has filed proofs of claim, totaling approximately $534 million, in connection with these tax claims. As part of the implementation of the settlement described above, the filed proofs of claim will be amended appropriately.

In accordance with generally accepted accounting principles, Owens Corning maintains tax reserves to cover audit issues. While Owens Corning believes that the existing reserves are appropriate in light of the audit issues involved, its defenses, its prior experience in resolving audit issues, and its ability to realize certain challenged deductions in subsequent tax returns if the IRS were successful, there can be no assurance that such reserves will be sufficient. Owens Corning will continue to review its tax reserves on a periodic basis and make such adjustments as may be appropriate. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

SPECIALTY ROOFING CLAIM

Three purchasers of a specialty roofing product have filed proofs of claim in the aggregate amount of $275 million on behalf of themselves individually and on behalf of a purported class of pre-petition claimants with respect to such product, and have moved the USBC to certify such class. In addition, Owens Corning has been named a defendant in a purported class action, originally filed in the Superior Court for the County of San Joaquin, California, on behalf of post-petition claimants with respect to such product. Subsequently, Owens Corning removed the California proceeding to the United States Bankruptcy Court for the Eastern District of California (“CBC”), and the CBC, upon Owens Corning’s motion, ordered that the proceeding be transferred to the USBC. In late October, 2005, Owens Corning reached an agreement in principle to settle both purported class actions for a total of $11 million. Final documentation concerning the settlement has been signed by the parties and a motion for approval has been filed with the USBC. The settlement amount is fully reserved in the Consolidated Financial Statements as of June 30, 2006.

AVOIDANCE ACTIONS

Under the Bankruptcy Code, October 4, 2002 was the deadline by which the Debtors, on behalf of the bankruptcy estates, could bring adversary actions seeking the return of potentially avoidable transfers made by the Debtors to certain parties within a prescribed period prior to the commencement of the Chapter 11 Cases. As part of their review of potentially avoidable transactions, the Debtors (1) negotiated tolling agreements with some of the recipients of the preferential transfers in order to toll the time period in which to bring an avoidance action; (2) determined not to prosecute certain of those potential avoidance actions that were not the subject of tolling agreements; and (3) instituted, prior to the October 4, 2002 deadline, a total of 19 adversarial actions, including 3 preference actions, 1 turnover action, and 15 avoidance actions, as described further below. All such actions were commenced in the USBC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Among the parties who were identified by the Debtors as having received potentially avoidable transfers were (a) 12 present and former officers that received certain pre-petition incentive payments exceeding a threshold in the aggregate per officer; (b) one director that received a pre-petition pension payment; and (c) a joint venture affiliate of the Company that received approximately $3.8 million in the one-year period prior to the commencement of the Chapter 11 Cases.

The Debtors have executed tolling agreements with all 12 present and former officers and the director, as well as with certain other parties identified as having received potentially avoidable transfers. After initially being covered by a tolling agreement, the claim against the joint venture affiliate was subsequently released as part of a Bankruptcy Court approved settlement with the affiliate, entered into in connection with the affiliate’s separate bankruptcy proceedings.

The adversary actions were commenced against various other defendants seeking, among other things, (a) avoidance of certain guarantees and certain preferential payments made in connection with Owens Corning’s Pre-Petition Credit Facility (the “Pre-Petition Credit Facility Action”); (b) the return of up to approximately $515 million paid by the Company to shareholders of Fibreboard in connection with the Company’s purchase of Fibreboard in 1997 (the “FBD Shareholder Action”); (c) the return of up to approximately $61.8 million paid by the Company to shareholders in dividends in the period 1996 through 2000 (the “Dividend Action”); and (d) the return of approximately $133 million paid by the Company to Bank of America Corp. in connection with Owens Corning’s purchase of Fibreboard in 1997. Both the FBD Shareholder Action and the Dividend Action are defendant class actions. Certain present or former officers or directors of the Company may be members of either or both defendant classes.

Certain holders of Owens Corning debt securities filed a Complaint in Intervention in connection with the Pre-Petition Credit Facility Action, seeking to assert securities fraud related claims against five subsidiaries of Owens Corning that issued guarantees in connection with the Pre-Petition Credit Facility. The Company has opposed such intervention. On January 20, 2006, the official representatives of the bondholder and trade creditor constituencies of Owens Corning filed a motion for leave to file an amended complaint in intervention in connection with the Pre-Petition Credit Facility Action and to seek authority to prosecute existing claims and commence others on behalf of the Debtors’ estates (the “Derivative Complaint”). Pursuant to the Settlement Term Sheet, the Derivative Complaint and the Pre-Petition Credit Facility Action have been stayed pending Plan confirmation and shall be dismissed with prejudice on the effective date of the Plan.

The Plan contemplates that the claims belonging to the Debtors under the Pre-Petition Credit Facility Action, which are the subject of the Derivative Complaint, will be released. Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization), including the applicable release provisions, as may ultimately be confirmed.

Separately, and at the request of the Official Committee of Unsecured Creditors and the direction of the Bankruptcy Court, the Debtors either obtained tolling agreements from, or filed actions against, approximately 115 law firms that entered into NSP or non-NSP agreements with the Debtors on behalf of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

9.	CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

claimants asserting asbestos-related personal injury or wrongful death claims. Lawsuits were brought initially against the 11 law firms that did not sign tolling agreements, seeking two forms of relief: (a) first, a declaratory judgment as to whether payments made, or obligations incurred, under NSP and non-NSP agreements were in exchange for reasonably equivalent value; and (b) second, in the event reasonably equivalent value was not received, the recovery or avoidance of payments made and obligations incurred under the relevant NSP and non-NSP agreements pursuant to applicable state and federal fraudulent conveyance law. On or before September 29, 2003, similar lawsuits were brought against 5 additional law firms whose tolling agreements were about to expire. On or about October 3, 2005 similar lawsuits were brought against 2 additional law firms whose tolling agreements were about to expire and who could not be contacted to extend the tolling agreements because of Hurricane Katrina. The Official Committee of Unsecured Creditors was named as a defendant in all such lawsuits, solely with respect to the declaratory relief sought. During the first quarter of 2004, the lawsuit against one of the law firms was dismissed with the consent of the Official Committee of Unsecured Creditors and Bankruptcy Court approval. By motions filed on various dates, the Debtors have requested a stay of the foregoing litigation pending its disposition in the Plan (or any other plan of reorganization). Pursuant to rulings of the Bankruptcy Court, all of the foregoing litigation, other than the Pre-Petition Credit Facility Action and two commercial preference actions, has been stayed until August 31, 2006.

Under the Plan, all avoidance actions shall be dismissed with prejudice on the effective date of the Plan, unless otherwise expressly preserved with the consent of the Debtors, the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants. Similarly, the Plan contemplates that, upon the Plan effective date, all NSP avoidance actions shall also be released.

OTHER BANKRUPTCY RELATED MATTERS

See Note 1 to the Consolidated Financial Statements for a discussion of other bankruptcy related matters.

TALOJA, INDIA MANUFACTURING FACILITY

During the week of July 24, 2005, the Company experienced a flood at its Taloja, India manufacturing facility, a 60% owned joint venture. This facility is insured for property damage and business interruption losses related to such events, subject to deductibles and policy limits. The Company estimates it has incurred, and expects to recover, approximately $25 million to $35 million of property damage costs and business interruption losses in 2005 and in the first quarter of 2006 associated with the Taloja flood. In the second quarter of 2006, the Company finalized settlement of its insurance claim with the policy maintained by the joint venture, resulting in a gain of approximately $8 million, which was recorded as gain on sale of fixed assets and other on the Consolidated Statement of Income (Loss). The Company is in the process of settling the remaining claim under its global insurance policy.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

10.	FIBREBOARD SETTLEMENT TRUST

Under the Insurance Settlement described in Note 9 to the Consolidated Financial Statements, two of Fibreboard’s insurers provided $1.873 billion during the fourth quarter of 1999 to fund the costs of resolving pending and future Fibreboard asbestos-related liabilities. As of June 30, 2006 and December 31, 2005, the remaining Insurance Settlement funds were held in and invested by the Fibreboard Settlement Trust (the “Trust”). On an ongoing basis, the funds held in the Trust will be subject to investment earnings/losses and will be reduced if and as applied to satisfy Fibreboard asbestos-related liabilities. Under the terms of the Trust, any Trust assets that ultimately are not used to fund Fibreboard’s asbestos-related liabilities must be distributed to charity. Based on currently available information, Owens Corning does not believe that any such assets will remain for distribution at the conclusion of the Chapter 11 Cases.

The Trust is a qualified settlement fund for federal income tax purposes, and is taxed separately from Owens Corning on its net taxable income, after deduction for related administrative expenses.

The Plan currently contemplates that all amounts held in the Fibreboard Settlement Trust will be distributed to the 524(g) Trust. The Plan also contemplates that any funds held in Undistributed Administrative Deposits will ultimately be administered for the benefit of the escrow beneficiaries subject to, among other conditions, the delivery of an appropriate release. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

General Accounting Treatment

The assets of the Trust are comprised of cash and marketable securities (collectively, the “Trust Assets”) and, with Fibreboard’s Undistributed Administrative Deposits, are reflected on Owens Corning’s consolidated balance sheet as restricted assets. At June 30, 2006 and December 31, 2005, these assets were reflected as non-current assets, under the category “Restricted cash, securities and other - Fibreboard”. Owens Corning estimates a reserve for Fibreboard in accordance with generally accepted accounting principles to reflect asbestos-related liabilities (see Note 9, Item B, to the Consolidated Financial Statements). As of June 30, 2006 and December 31, 2005, these liabilities were one of the items included in Owens Corning’s consolidated balance sheet under the category “Liabilities Subject to Compromise”. At June 30, 2006 and December 31, 2005, the Consolidated Financial Statements reflect Fibreboard’s reserve for asbestos litigation claims of $3.216 billion.

For accounting purposes, the Trust Assets are classified as “trading securities” and are reported in the Consolidated Financial Statements in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Accordingly, marketable securities classified as trading securities are recorded at fair market value.

Any earnings, realized gains/losses and unrealized increases/decreases in fair market value of the Trust Assets are reflected as an increase/decrease in the carrying amount of such assets on the Consolidated Balance Sheet as well as a decrease/increase in Chapter 11 related reorganization items on the Consolidated Statement of Income (Loss). Cost for purposes of computing realized gains/losses is determined using the specific identification method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

10.	FIBREBOARD SETTLEMENT TRUST (continued)

The residual obligation to charity is included within Fibreboard’s reserve for asbestos litigation claims as the asbestos-related liabilities have exceeded the Trust Assets. Consequently, no amounts have been recorded to the residual obligation to charity, and earnings/losses on Trust Assets have been recorded as Chapter 11 related reorganization items.

Results for the Periods Ended June 30, 2006 and 2005

The Trust Assets generated interest/dividend earnings of approximately $31 million and $30 million for the first six months of 2006 and 2005, respectively. These amounts were recorded as Chapter 11 related reorganization items in the Consolidated Statement of Income (Loss).

During the six month periods ended June 30, 2006 and 2005, the fair market value adjustment for those securities designated as trading securities resulted in an unrealized loss of approximately $16 million and $17 million, respectively, recorded as a change in the carrying amount of the assets on the Consolidated Balance Sheet. These adjustments were recorded as Chapter 11 related reorganization items in the Consolidated Statement of Income (Loss).

As a result of the Filing, there were no payments for asbestos litigation claims from the Trust during the six month periods ended June 30, 2006 or 2005. No payments were made for taxes during the six month periods ended June 30, 2006 or 2005. The sale of securities resulted in realized losses of approximately $16 million and $6 million during the first six months of 2006 and 2005, respectively. Realized gains or losses from the sale of securities are reflected on the Company’s financial statements in the same manner as actual returns on Trust Assets, described above.

During the first quarter of 2005, the Company increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million, to an aggregate $3.216 billion.

At June 30, 2006, the fair value of Trust Assets and Administrative Deposits was $1.441 billion, which was comprised of Trust Assets of $1.314 billion of marketable securities and Administrative Deposits of $127 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

10.	FIBREBOARD SETTLEMENT TRUST (continued)

The table below summarizes Trust and Administrative Deposits activity for the six months ended June 30, 2006:

	Balance 12/31/05	Interest and Dividends	Unrealized Loss	Realized Loss	Balance 6/30/06
Assets
Trust Assets:
Marketable securities – trading	$1,306	$31	$(7)	$(16)	$1,314

Administrative Deposits	127	—	—	—	127

Total assets	$1,433	$31	$(7)	$(16)	$1,441

Liabilities
Accounts payable	$19	$—	$—	$—	$19
Asbestos litigation claims	3,216	—	—	—	3,216

Total Trust liabilities	3,235	—	—	—	3,235

Liabilities in excess of assets	(1,802)	31	(7)	(16)	(1,794)

Total Trust liabilities net of liabilities in excess of assets	$1,433	$31	$(7)	$(16)	$1,441

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

11.	EARNINGS PER SHARE

The following table reconciles the weighted average number of shares used in the basic earnings per share calculation to the weighted average number of shares used to compute diluted earnings per share.

	Six Months Ended June 30,
	2006	2005
Net income (loss) used for basic and diluted earnings per share (millions)	$314	$(4,170)

Weighted-average number of shares outstanding used for basic earnings per share (thousands)	55,337	55,322
Non-vested restricted shares (thousands)	4	—
Deferred awards (thousands)	24	—
Shares from assumed conversion of preferred securities (thousands)	4,566	—

Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings per share (thousands)	59,931	55,322

Net income (loss) per common share:
Basic net income (loss) per share	$5.67	$(75.38)

Diluted net income (loss) per share	$5.24	$(75.38)

The number of shares used in the calculation of diluted earnings per share for the six months ended June 30, 2005 did not include 20 thousand common equivalent shares of non-vested restricted shares, 24 thousand common equivalent shares of deferred awards, and 4,566 thousand common equivalent shares from assumed conversion of preferred securities due to their anti-dilutive effect.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

12.	COMPREHENSIVE INCOME/LOSS

The following table presents comprehensive income (loss).

	Six Months Ended June 30,
	2006	2005
	(Dollars in millions)
Net income (loss)	$314	$(4,170)
Other comprehensive income (loss)	5	(24)

Comprehensive income (loss)	$319	$(4,194)

The Company’s other comprehensive income (loss) for periods presented includes foreign currency adjustments and deferred gains and losses on certain hedging transactions to record at fair value.

13.	INCOME TAXES

On an on-going basis, the Company records valuation allowances related to realization of certain tax assets, including deferred tax assets related to asbestos-related liabilities. In light of the Company’s financial position and Chapter 11 proceedings, including the current plan of reorganization, the Company decreased its valuation allowance for tax assets related to asbestos-related liabilities by $40 million during the first quarter of 2006, resulting in a $40 million tax benefit in the quarter and an effective tax rate of negative 20%. In the second quarter of 2006, the Company further decreased its valuation allowance, due to an additional change in the current plan of reorganization, by an additional $225 million for tax assets related to asbestos-related liabilities, resulting in a $225 million tax benefit in the quarter. As a result of these items, the Company had an effective tax rate of negative 136% for the first six months of 2006.

In the first quarter of 2005, the Company increased its asbestos-related reserves through charges to income of $3.435 billion for Owens Corning asbestos-related liabilities and $907 million for Fibreboard asbestos-related liabilities, for an aggregate charge of $4.342 billion. Management evaluated the realization of the $1.720 billion deferred tax assets resulting from the aggregate $4.342 billion charge in light of the Company’s financial position and the Chapter 11 proceedings. As a result of such assessment, management increased its valuation allowance related to charges for asbestos-related liabilities by $1.645 billion, resulting in a $75 million net tax benefit in the first quarter of 2005.

On May 18, 2006, new Texas state tax legislation, which substantially changes the state’s tax system, was enacted. The legislation impacted the Company’s ability to utilize its deferred tax assets, including previously recorded state of Texas net operating loss carry forwards. As a result of this new legislation, the Company incurred $10 million of additional tax expense during the second quarter to record its deferred tax assets and net operating loss carry forwards at realizable value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

14.	ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43 and clarifies accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement became effective for the Company as of January 1, 2006. The effect of adoption of this standard was not material.

In June 2006, the FASB issued Statement of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return and it will likely cause greater volatility in the consolidated statement of income as more items are recognized discretely within income tax expense. This statement becomes effective for annual periods beginning after December 15, 2006. The Company is still evaluating the impact of the adoption of FIN 48 on its consolidated financial statements.

15.	SUBSEQUENT EVENTS

On July 25, 2006, the Company announced it has signed a purchase agreement to acquire the Modulo™/ParMur Group, a market-leading producer and distributor of manufactured stone veneer in Europe. The acquisition will further the global expansion of the Company’s manufactured stone veneer business in the European building products market. The transaction, valued at approximately $32 million (Euro 25.5 million), is expected to close in September.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Expenses payable by the Company in connection with the sale of the common stock being registered, other than underwriting discount and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee		$411,201
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing of Registration Statement, Prospectus, etc.		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Article XI of our amended and restated certificate of incorporation will eliminate the personal liability of Reorganized Owens Corning’s directors to the fullest extent permitted by the General Corporation Law of Delaware. Such section will eliminate or limit the personal liability of a director to Reorganized Owens Corning or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Reorganized Owens Corning or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of our amended and restated bylaws will provide that Reorganized Owens Corning shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of Reorganized Owens Corning or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of Delaware.

Item 15. Recent Sales of Unregistered Securities.

On the Effective Date of the Plan, Reorganized Owens Corning intends to:

•	issue 27.0 million shares of common stock to holders of certain bond claims against OCD;

•	issue 72.9 million shares of common stock for subscription pursuant to the Rights Offering; and

•	reserve 28.2 million shares of common stock for possible issuance to the Asbestos Trust established under the Bankruptcy Code.

Based upon the exemption provided by Section 1145 of the Bankruptcy Code, on July 11, 2006, the USBC entered a final order approving the rights offering subscription procedures and ordering that the rights, and the offering and sale of securities under the Rights Offering that are conducted in accordance with the Rights Offering Procedures and Subscription Distribution Procedures described in the related motion, are, and shall be deemed to be, pursuant to Section 1145 of the Bankruptcy Code, Section 4(2) of the Securities Act of 1933, or any other applicable state or federal securities law, exempt from Section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker dealer in, a security.

Additionally, on the Effective Date, Reorganized Owens Corning intends to issue 3.3 million shares of common stock to management, directors and employees of the Company pursuant to the Plan. We intend to register these shares on Form S-8.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Sixth Amended Joint Plan of Reorganization (as Modified) (incorporated by reference to Exhibit 2 of Owens Corning’s Form 8-K, dated July 14, 2006).

3.1	Form of Amended and Restated Certificate of Incorporation.#

3.2	Form of Amended and Restated Bylaws.#

4.1	Registration Rights Agreement, dated as of July 7, 2006, by and among Owens Corning, J.P. Morgan Securities Inc. and any parties identified on the signature pages of any Joinder Agreements executed pursuant thereto.

4.2	Form of Registration Rights Agreement, dated as of July 7, 2006, by and between Owens Corning and the Owens Corning/Fibreboard Asbestos Personal Injury Trust.

5.1	Opinion of Sidley Austin LLP.

10.1	Settlement Term Sheet by and among Owens Corning, the Official Committee of Asbestos Claimants, the Legal Representative for Future Claimants, the Official Representatives of Bondholders and Trade Creditors, the Ad Hoc Bondholders Committee, and the Ad Hoc Equity Holders Committee (incorporated by reference to Exhibit 10.1 of Owens Corning’s Form 8-K, dated May 11, 2006).

10.2	Plan Support Agreement, dated as of May 10, 2006, by and between Owens Corning, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, and certain holders of pre-petition bonds issued by Owens Corning (incorporated by reference to Exhibit 10.2 of Owens Corning’s Form 8-K, dated May 11, 2006).

10.3	Equity Commitment Agreement, dated May 10, 2006, by and between Owens Corning and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 2 of Owens Corning’s Form 8-K, dated July 14, 2006).

10.4	License Agreement, made as of October 1, 1991, between Owens Corning and Owens-Corning Fiberglas Technology Inc., and Amendment thereto, dated as of December 8, 1993 (incorporated by reference to Exhibit (4) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2000).

10.5	Standstill Agreement, dated as of January 30, 2001, between Owens Corning and Owens-Corning Fiberglas Technology Inc. (incorporated by reference to Exhibit (4) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2000).

10.6	License Agreement, made as of April 27, 1999, between Owens-Corning Fiberglas Technology Inc. and AmeriMark Building Products, Inc. (now Exterior Systems, Inc.) (incorporated by reference to Exhibit (4) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2000).

10.7	Standstill Agreement, dated as of January 30, 2001, between Exterior Systems, Inc. and Owens-Corning Fiberglas Technology Inc. (incorporated by reference to Exhibit (4) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2000).

10.8	Amended and restated Key Management Severance Agreement with David T. Brown (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2005).

10.9	Amended and restated Key Management Severance Agreement with Michael H. Thaman (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2005).

10.10	Owens Corning Key Employee Retention Plan (2006) (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2005).

10.11	Key Management Severance Agreement with Joseph C. High (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2004).

10.12	Owens Corning Key Employee Retention Incentive Plan (2005) (incorporated by reference to Exhibit (10) to Owens Corning’s current report on Form 8-K filed February 23, 2005).

10.13	Standard Retainer/Meeting Fee Arrangement for Non-Employee Directors, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended September 30, 2004).

10.14	Owens Corning Long Term Incentive Plan (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended June 30, 2003).

10.15	Executive Supplemental Benefit Plan, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended March 31, 2003).

10.16	Owens Corning 1995 Stock Plan (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2002).

10.17	Director’s Charitable Award Program, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2001).

10.18	Key Management Severance Agreement with David L. Johns (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2001).

10.19	Director’s Charitable Award Program, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2001).

10.20	Corporate Incentive Plan Terms Applicable to Key Employees Other Than Certain Executive Officers (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended June 30, 1999).

10.21	Owens Corning Deferred Compensation Plan (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended March 31, 1999).

10.22	Corporate Incentive Plan Terms Applicable to Certain Executive Officers (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended March 31, 1999).

10.23	Stock Performance Incentive Plan, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 1998).

10.24	Owens Corning Supplemental Executive Retirement Plan, effective as of January 1, 1998 (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended June 30, 1998).

10.25	Form of Directors’ Indemnification Agreement (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 1989).

10.26	Deferred Compensation Plan for Directors, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 1987).

10.27	Letter agreements between Owens Corning and each of JPMorgan Chase Bank N.A., Bear Stearns International Limited, Deutsche Bank AG, Lehman Brothers OTC Derivatives, Inc. and Bank of America, N.A., which we refer to throughout the registration statement as the Collar Agreements (incorporated by reference to Exhibit J to the Sixth Amended Joint Plan of Reorganization (as Modified) which was filed as Exhibit 2 of Owens Corning’s Form 8-K, dated July 14, 2006).

21.1	Subsidiaries of Owens Corning (Reorganized) Inc.#

23.1	Consent of PricewaterhouseCoopers LLP.

#	To be filed by amendment

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on August 7, 2006.

Owens Corning (Reorganized) Inc.

By:	/s/ David T. Brown
David T. Brown
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David T. Brown	Chief Executive Officer and Director	August 7, 2006
David T. Brown

/s/ Michael H. Thaman	Chief Financial Officer and Director	August 7, 2006
Michael H. Thaman

/s/ Stephen K. Krull	Director	August 7, 2006
Stephen K. Krull

/s/ Ronald Ranallo	Vice President and Corporate Controller	August 7, 2006
Ronald Ranallo

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Sixth Amended Joint Plan of Reorganization (as Modified) (incorporated by reference to Exhibit 2 of Owens Corning’s Form 8-K, dated July 14, 2006).

3.1	Form of Amended and Restated Certificate of Incorporation.#

3.2	Form of Amended and Restated Bylaws.#

4.1	Registration Rights Agreement, dated as of July 7, 2006, by and among Owens Corning, J.P. Morgan Securities Inc. and any parties identified on the signature pages of any Joinder Agreements executed pursuant thereto.

4.2	Form of Registration Rights Agreement, dated as of July 7, 2006, by and between Owens Corning and the Owens Corning/Fibreboard Asbestos Personal Injury Trust.

5.1	Opinion of Sidley Austin LLP.

10.1	Settlement Term Sheet by and among Owens Corning, the Official Committee of Asbestos Claimants, the Legal Representative for Future Claimants, the Official Representatives of Bondholders and Trade Creditors, the Ad Hoc Bondholders Committee, and the Ad Hoc Equity Holders Committee (incorporated by reference to Exhibit 10.1 of Owens Corning’s Form 8-K, dated May 11, 2006).

10.2	Plan Support Agreement, dated as of May 10, 2006, by and between Owens Corning, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, and certain holders of pre-petition bonds issued by Owens Corning (incorporated by reference to Exhibit 10.2 of Owens Corning’s Form 8-K, dated May 11, 2006).

10.3	Equity Commitment Agreement, dated May 10, 2006, by and between Owens Corning and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 2 of Owens Corning’s Form 8-K, dated July 14, 2006).

10.4	License Agreement, made as of October 1, 1991, between Owens Corning and Owens-Corning Fiberglas Technology Inc., and Amendment thereto, dated as of December 8, 1993 (incorporated by reference to Exhibit (4) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2000).

10.5	Standstill Agreement, dated as of January 30, 2001, between Owens Corning and Owens-Corning Fiberglas Technology Inc. (incorporated by reference to Exhibit (4) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2000).

10.6	License Agreement, made as of April 27, 1999, between Owens-Corning Fiberglas Technology Inc. and AmeriMark Building Products, Inc. (now Exterior Systems, Inc.) (incorporated by reference to Exhibit (4) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2000).

10.7	Standstill Agreement, dated as of January 30, 2001, between Exterior Systems, Inc. and Owens-Corning Fiberglas Technology Inc. (incorporated by reference to Exhibit (4) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2000).

10.8	Amended and restated Key Management Severance Agreement with David T. Brown (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2005).

10.9	Amended and restated Key Management Severance Agreement with Michael H. Thaman (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2005).

10.10	Owens Corning Key Employee Retention Plan (2006) (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2005).

10.11	Key Management Severance Agreement with Joseph C. High (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2004).

10.12	Owens Corning Key Employee Retention Incentive Plan (2005) (incorporated by reference to Exhibit (10) to Owens Corning’s current report on Form 8-K filed February 23, 2005).

10.13	Standard Retainer/Meeting Fee Arrangement for Non-Employee Directors, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended September 30, 2004).

10.14	Owens Corning Long Term Incentive Plan (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended June 30, 2003).

10.15	Executive Supplemental Benefit Plan, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended March 31, 2003).

10.16	Owens Corning 1995 Stock Plan (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2002).

10.17	Director’s Charitable Award Program, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2001).

10.18	Key Management Severance Agreement with David L. Johns (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2001).

10.19	Director’s Charitable Award Program, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 2001).

10.20	Corporate Incentive Plan Terms Applicable to Key Employees Other Than Certain Executive Officers (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended June 30, 1999).

10.21	Owens Corning Deferred Compensation Plan (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended March 31, 1999).

10.22	Corporate Incentive Plan Terms Applicable to Certain Executive Officers (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended March 31, 1999).

10.23	Stock Performance Incentive Plan, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 1998).

10.24	Owens Corning Supplemental Executive Retirement Plan, effective as of January 1, 1998 (incorporated by reference to Exhibit (10) to Owens Corning’s quarterly report on Form 10-Q for the quarter ended June 30, 1998).

10.25	Form of Directors’ Indemnification Agreement (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 1989).

10.26	Deferred Compensation Plan for Directors, as amended (incorporated by reference to Exhibit (10) to Owens Corning’s annual report on Form 10-K for the year ended December 31, 1987).

10.27	Letter agreements between Owens Corning and each of JPMorgan Chase Bank N.A., Bear Stearns International Limited, Deutsche Bank AG, Lehman Brothers OTC Derivatives, Inc. and Bank of America, N.A., which we refer to throughout the registration statement as the Collar Agreements (incorporated by reference to Exhibit J to the Sixth Amended Joint Plan of Reorganization (as Modified) which was filed as Exhibit 2 of Owens Corning’s Form 8-K, dated July 14, 2006).

21.1	Subsidiaries of Owens Corning (Reorganized) Inc.#

23.1	Consent of PricewaterhouseCoopers LLP.

#	To be filed by amendment